                                                    RULE NO. 424(b)(4)
                                                    REGISTRATION NO. 333-45647
PROSPECTUS
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                               14,200,000 Shares
                           LASALLE HOTEL PROPERTIES
                     Common Shares of Beneficial Interest
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LaSalle Hotel Properties (together with its subsidiaries, the "Company") was formed on January 15, 1998 to own hotel properties and to continue and expand the hotel investment activities of LaSalle Partners Incorporated, and certain of its affiliates (collectively "LaSalle"). The Company will be managed and advised by LaSalle Hotel Advisors, Inc. (the "Advisor"), a wholly owned subsidiary of LaSalle, and will be the exclusive vehicle for LaSalle's hotel property investment activities in the United States. See "REIT Management-- Advisory Agreement." Upon completion of this offering (the "Offering"), the Company, which intends to operate as a real estate investment trust ("REIT"), will own, through an operating partnership (the "Operating Partnership"), three convention, two resort, and five business oriented full service hotels, in eight states containing an aggregate of 3,379 guest rooms (the "Initial Hotels") and will seek to selectively acquire and develop additional hotel properties, particularly upscale and luxury full service hotels located in convention, resort and major urban business markets.

All of the common shares of beneficial interest, $0.01 par value per share (the "Common Shares"), offered hereby are being sold by the Company. Upon completion of the Offering, LaSalle is expected to own approximately 10.5% of the equity of the Company in the form of Common Shares and interests exchangeable for Common Shares. The Company intends to make regular quarterly distributions to its shareholders, commencing with a pro rata distribution with respect to the quarter ending June 30, 1998. Prior to the Offering, there has been no public market for the Common Shares. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Common Shares have been approved for listing on the New York Stock Exchange ("NYSE") under the symbol "LHO", subject to official notice of issuance.

SEE "RISK FACTORS" ON PAGES 21 TO 32 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON SHARES OFFERED HEREBY, INCLUDING:
  . Dependence on rent payments from Lessees for all of the Company's income and the Company's limited control over the operations of hotels it owns due to tax restrictions that prevent REITs from operating hotels;
  . The Company's anticipated annual distributions represent 111.6% of its estimated Cash Available for Distribution, resulting in the possibility that the Company may be required to fund distributions from working capital or borrowings or reduce such distributions;
  . The lack of appraisals for the Initial Hotels, including the possibility that the purchase prices paid by the Company for the Initial Hotels may exceed the market value of such hotels;
  . Conflicts of interest with and the receipt of material benefits by the
    Advisor and the Contributors (as defined herein);
  . Risks affecting the hotel industry generally, and the Company's hotels specifically, including competition, increases in operating costs, dependence on business and leisure travelers and the need for future capital expenditures in excess of budgeted amounts;
  . The Company has been recently organized and has no operating history; and . The Company's use of debt financing and absence of limitation on indebtedness could adversely affect its financial condition.

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 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
     PASSED  UPON  THE  ACCURACY  OR ADEQUACY  OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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                                                      Underwriting
                                          Price to   Discounts and  Proceeds to
                                           Public    Commissions(1)  Company(2)
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Per Common Share......................     $18.00        $1.125       $16.875
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Total(3)..............................  $255,600,000  $15,975,000   $239,625,000
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(1) The Company and the Operating Partnership have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated to be approximately $5,500,000.
(3) The Company has granted the Underwriters a 30-day over-allotment option to purchase up to 2,130,000 additional Common Shares on the same terms and conditions as set forth above. If all such additional Common Shares are purchased by the Underwriters, the total Price to Public will be $293,940,000, the total Underwriting Discounts and Commissions will be $18,371,250 and the total Proceeds to Company will be $275,568,750. See "Underwriting."

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The Common Shares are being offered by the several Underwriters, subject to delivery by the Company and acceptance by the Underwriters, to prior sale and to withdrawal, cancellation or modification of the offer without notice. Delivery of the shares to the Underwriters is expected to be made through the facilities of the Depository Trust Company, New York, New York, on or about April 29, 1998.

PRUDENTIAL SECURITIES INCORPORATED
      DONALDSON, LUFKIN & JENRETTE
              SECURITIES CORPORATION
                    LEGG MASON WOOD WALKER
                             INCORPORATED
                                 MORGAN STANLEY DEAN WITTER
                                         NATIONSBANC MONTGOMERY SECURITIES LLC
                                               RAYMOND JAMES & ASSOCIATES, INC.
April 23, 1998

                           LASALLE HOTEL PROPERTIES

  LaSalle Hotel Properties is focused on the ownership of upscale and luxury full service hotels located in convention, resort and urban business markets. The initial portfolio consists of ten full service hotels totalling 3,379 rooms, located in ten different markets in eight states.

  Geographic and Market Diversification: [Map of U.S. indicating location and category of each Initial Hotel]

  The Company will seek to grow through relationships with premier internationally recognized hotel operating companies which currently include:
[Graphic of Operating Relationships with logos of Le Meridien, Marriott, Radisson, Outrigger Lodging Services and Durbin Companies, Inc.]

  LaSalle Hotel Properties has been formed to exclusively continue and expand the full service hotel ownership and investment activities of LaSalle Partners Incorporated in the United States. The Company will be managed and advised by a wholly owned subsidiary of LaSalle Partners Incorporated, a worldwide real estate investment and services firm.

  [Pictures of the following Initial Hotels with captions indicating their category and location: Le Meridien Dallas, Radisson South Hotel & Plaza Tower, Le Meridien New Orleans, Marriott Seaview Resort, Holiday Inn Beachside Resort, Le Montrose All Suite Hotel, Radisson Tampa East, LaGuardia Airport Marriott.]


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CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES INCLUDING PURCHASES OF THE COMMON SHARES TO STABILIZE THEIR MARKET PRICE, PURCHASES OF THE COMMON SHARES TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON SHARES MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
PROSPECTUS SUMMARY........................................................    3
 The Company..............................................................    3
 The Advisor..............................................................    5
 Conflicts of Interest....................................................    5
 Risk Factors.............................................................    6
 Business and Growth Strategies...........................................    8
 The Initial Hotels.......................................................    9
 Structure and Formation of the Company...................................   11
 The Offering.............................................................   15
 Distribution Policy......................................................   15
 Tax Status of the Company................................................   16
SUMMARY FINANCIAL INFORMATION.............................................   17
RISK FACTORS..............................................................   21
 The Company's Ability to Make Distributions to its Shareholders will
  Depend Solely Upon the Ability of the Lessees to Make Rent Payments
  Under the Participating Leases..........................................   21
 The Return on the Company's Investment in Each Initial Hotel will be
  Dependent Upon the Ability of the Lessees and the Operators to Operate
  and Manage the Initial Hotels...........................................   21
 Estimated Initial Cash Available for Distribution May Not be Sufficient
  to Make Distributions at Expected Levels................................   21
 There is No Assurance that the Company is Paying Fair Market Value for
  the Initial Hotels Being Acquired by the Company........................   22
 Conflicts of Interest in the Formation Transactions and the Business of
  the Company and Dependence on Advisor Could Adversely Affect the
  Company.................................................................   22
 The Advisor, the Contributors and an Underwriter will Receive Material
  Benefits from the Formation Transactions................................   23
 The Company's Performance and Value are Subject to Risks Associated with
  the Hotel Industry......................................................   23
 Lack of Operating History Could Affect Performance.......................   24
 The Company's Use of Debt Financing and Absence of Limitation on
  Indebtedness Could Adversely Affect its Financial Condition.............   25
 The Company's Dependence on External Sources of Capital Could Adversely
  Affect Cash Flow........................................................   25
 Potential Liabilities Assumed by the Company Could Adversely Affect Cash
  Flow....................................................................   25
 Absence of Prior Public Market for Common Shares Could Adversely Affect
  the Price of the Common Shares..........................................   26
 The Company's Performance and Value are Subject to Real Estate Industry
  Conditions..............................................................   26
 Failure to Qualify as a REIT Would Cause the Company to be Taxed as a
  Corporation.............................................................   28
 The Ability of Shareholders to Effect a Change in Control of the Company
  is Limited..............................................................   29
 Changes in Market Interest Rates Could Adversely Affect the Market Price
  of the Common Shares....................................................   31
 Purchasers of Common Shares in the Offering will Experience Immediate and
  Substantial Book Value Dilution.........................................   31
 Availability of Common Shares for Future Sale Could Adversely Affect the
  Price of the Common Shares..............................................   31

                                                                           PAGE
                                                                           ----
 Shareholder Approval is Not Required to Change Policies of the Company..   32
THE COMPANY..............................................................   33
BUSINESS AND GROWTH STRATEGIES...........................................   34
 Acquisition Strategies for Future Growth................................   34
 Internal Growth Strategies..............................................   36
 Development.............................................................   37
 Financing Strategies....................................................   38
USE OF PROCEEDS..........................................................   39
DISTRIBUTION POLICY......................................................   40
CAPITALIZATION...........................................................   42
DILUTION.................................................................   43
SELECTED FINANCIAL INFORMATION...........................................   44
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS...........................................................   47
 Pro Forma Results of Operations for the Company.........................   47
 Results of Operations--Historical.......................................   48
 Results of Operations of Predecessor....................................   48
 Results of Operations of the Acquired Hotels............................   49
 Predecessor.............................................................   49
 Acquired Hotels.........................................................   50
 Liquidity and Capital Resources.........................................   52
 Inflation...............................................................   53
 Seasonality.............................................................   53
 Year 2000 Compliance....................................................   53
THE HOTEL INDUSTRY.......................................................   55
THE INITIAL HOTELS.......................................................   56
 Descriptions of Initial Hotels..........................................   56
 The Participating Leases................................................   66
 Property Leases.........................................................   71
 Condominium Declaration.................................................   71
 Certain Information Regarding the Participating Leases..................   72
 Participating Lease Terms...............................................   73
 Franchise and Brand Agreements..........................................   74
 Affiliated Lessee.......................................................   75
 Operator Agreements.....................................................   75
 Excluded Properties.....................................................   76
 Employees...............................................................   76
 Environmental Matters...................................................   77
 Competition.............................................................   77
 Insurance...............................................................   78
 Legal Proceedings.......................................................   78
REIT MANAGEMENT..........................................................   79
 Advisory Agreement......................................................   79
 Conflicts Between the Company and the Advisor...........................   81
 Trustees and Officers of the Company, the Advisor and Relevant
  Affiliates.............................................................   82
 Share Option and Incentive Plan.........................................   85
STRUCTURE AND FORMATION OF THE COMPANY...................................   86
 Benefits to Related Parties.............................................   87

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES..............................   89
 Investment Policies.....................................................   89
 Financing...............................................................   89
 Policies and Procedures for Addressing Conflicts........................   90
 Policies with Respect to Other Activities...............................   91
CERTAIN RELATIONSHIPS AND TRANSACTIONS...................................   92
 Advisory Agreement......................................................   92
 The Affiliated Lessee...................................................   92
 Relationships Among Officers, Trustees and Contributors.................   92
 Acquisition of Interests in the Initial Hotels..........................   92
 The Participating Leases................................................   92
 The Operator Agreements.................................................   92
PARTNERSHIP AGREEMENT....................................................   93
 Operational Matters.....................................................   93
 Liability and Indemnification...........................................   95
 Transfers of Interests..................................................   95
 Extraordinary Transactions..............................................   96
PRINCIPAL SHAREHOLDERS...................................................   98
SHARES OF BENEFICIAL INTEREST............................................   99
 General.................................................................   99
 Common Shares...........................................................   99
 Preferred Shares........................................................  100
 Power To Issue Additional Common Shares and Preferred Shares............  100
 Restrictions on Ownership and Transfer..................................  100
 Transfer Agent and Registrar............................................  102
CERTAIN PROVISIONS OF MARYLAND LAW AND THE COMPANY'S DECLARATION OF TRUST
 AND BYLAWS..............................................................  103

                                                                            PAGE
                                                                            ----
 Number of Trustees; Classification and Removal of Board of Trustees;
  Other Provisions........................................................  103
 Changes in Control Pursuant to Maryland Law..............................  104
 Amendments to the Declaration of Trust and Bylaws........................  104
 Advance Notice of Trustee Nominations and New Business...................  105
 Meetings of Shareholders.................................................  105
 Anti-Takeover Effect of Certain Provisions of Maryland Law and of the
  Declaration of Trust and Bylaws.........................................  105
 Maryland Asset Requirements..............................................  105
SHARES ELIGIBLE FOR FUTURE SALE...........................................  106
 General..................................................................  106
 Registration Rights......................................................  106
FEDERAL INCOME TAX CONSEQUENCES...........................................  108
 General..................................................................  108
 Taxation of the Company..................................................  108
 Taxation of Shareholders.................................................  116
 Other Tax Considerations.................................................  119
 State and Local Tax......................................................  120
UNDERWRITING..............................................................  121
EXPERTS...................................................................  123
LEGAL MATTERS.............................................................  123
ADDITIONAL INFORMATION....................................................  124
GLOSSARY OF SELECTED TERMS................................................  G-1
INDEX TO FINANCIAL STATEMENTS.............................................  F-1

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial data, including the financial statements and notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes (i) the completion of the transactions described under "Formation Transactions," and (ii) the Underwriters' over-allotment option will not be exercised. Unless the context requires otherwise, (i) the term "Company," as used herein, includes LaSalle Hotel Properties, a Maryland real estate investment trust and LaSalle Hotel Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership") or, as the context may require, LaSalle Hotel Properties or the Operating Partnership only and (ii) the term "Advisor," as used herein, includes LaSalle Hotel Advisors, Inc., a Maryland corporation and the entities through which LaSalle Partners Incorporated has conducted its hotel investment activities. See "Glossary of Selected Terms" beginning on page G-1 for the definitions of certain terms used in this Prospectus.

                                  THE COMPANY

  The Company, which intends to operate as a real estate investment trust ("REIT") for Federal income tax purposes, has been formed to own hotel properties and to continue and expand the hotel investment activities of LaSalle Partners Incorporated and certain of its affiliates (collectively, "LaSalle"). The Company will be managed and advised by the Advisor, a wholly owned subsidiary of LaSalle. Pursuant to an exclusivity agreement, the Company will become the exclusive vehicle for LaSalle's hotel property investment activities in the United States. See "REIT Management--Advisory Agreement." Upon completion of the Offering and the Formation Transactions, the Company will own three convention, two resort, and five business oriented full service hotels, located in ten different markets in eight states containing an aggregate of 3,379 guest rooms (the "Initial Hotels") and will seek to selectively acquire and develop additional hotel properties, particularly upscale and luxury full service hotels located in convention, resort and major urban business markets. See "The Initial Hotels--Descriptions of the Initial Hotels." Seven of the Initial Hotels will be leased to unaffiliated lessees (affiliates of whom will also operate those Initial Hotels) and three of the Initial Hotels will be leased to the affiliated lessee (together, the "Lessees") under participating leases ("Participating Leases") which provide for the payment of the greater of a base rent or participating rent and are designed to allow the Company to achieve substantial participation in revenue growth at the Initial Hotels. See "The Initial Hotels--The Participating Leases." All ten of the Initial Hotels will be managed by independent, unaffiliated operators (the "Operators"). See "The Initial Hotels--Operator Agreements."

  The Initial Hotels are primarily upscale or luxury full service hotels, diversified by location in convention, resort and business oriented markets and by brand or franchise affiliation with premier internationally recognized hotel companies. The Company's Initial Hotels include two Le Meridiens(R), three Marriotts(R), two Radissons(R), two Holiday Inns(R) and one independent luxury all-suite hotel. For the year ended December 31, 1997, the Initial Hotels had a weighted average occupancy of 72.9%, average daily room rate ("ADR") of $112.72, and room revenue per available room ("REVPAR") of $82.19.

  The Initial Hotels have achieved significant growth in occupancy, ADR and REVPAR for the past three years as set forth in the following chart.

                                            YEAR ENDED DECEMBER 31,
                                           -----------------------------
                                             1995     1996        1997
                                           -------- --------    --------
Number of Rooms...........................    3,365    3,374(1)    3,379(1)
Occupancy.................................    71.6%    72.5%       72.9%
ADR....................................... $ 102.34 $ 108.14    $ 112.72
REVPAR.................................... $  73.23 $  78.37    $  82.19
Total Revenue ($ in thousands)............ $148,808 $159,593    $166,862

--------
(1) Adjusted to reflect actual expansions of certain of the Initial Hotels.

  For 1995, 1996 and 1997, average occupancy rates, ADR and REVPAR for the U.S. lodging industry were 65.1%, 65.0% and 64.5%, $66.39, $70.81 and $75.16, and
$43.25, $46.06 and $48.50, respectively, according to Smith Travel Research, Inc. ("Smith Travel Research"). See "The Hotel Industry." Management believes the growth in occupancy, ADR and REVPAR at the Initial Hotels is due to: the strength of the continuing recovery of the hotel industry in general and, more specifically, the strength of the convention, resort and urban business markets for upscale and luxury hotels; renovation and repositioning strategies and aggressive asset management by LaSalle; and superior management and marketing by the Operators.

  Nine of the Initial Hotels have been renovated since January 1, 1995, and the tenth Initial Hotel is scheduled for renovation in 1998. Capital improvements at the Initial Hotels since January 1, 1995 have aggregated approximately $27.9 million. One of the Initial Hotels is currently undergoing further renovation and two of the Initial Hotels have plans for further renovation in the near term. Following completion of the Offering, the Company expects to have approximately $9.9 million reserved to supplement annual capital expenditure reserves and to fund planned renovations at certain of the Initial Hotels. The Company believes that the renovations at the Initial Hotels will promote further gains in REVPAR. Additionally, the Company is reviewing plans to expand the number of rooms and/or meeting space at five of the Initial Hotels.

  The Company believes that it can be distinguished from other real estate companies and REITs that are focused on the acquisition and ownership of hotel properties in the following major respects:

  . Reputation, Experience and Resources of LaSalle. LaSalle is an institutionally respected real estate services and investment firm which has extensive experience in the acquisition, investment management, finance, development and disposition of hotel properties, including over $500 million of hotel acquisitions and investments since 1994 and over $500 million of new hotel development. Through the Advisor, LaSalle will provide the Company with hotel investment advisory services on an exclusive basis, including domestic and international acquisitions, research, due diligence, investment management, accounting, finance, risk management and human resources.

  . Focus on Convention, Resort and Major Urban Business Markets. Consistent with the historical focus of the Advisor and with the Initial Hotels, the Company will be primarily focused on investments in hotels located in convention, resort and major urban business markets, which management believes will continue to benefit from the recovery in the hotel sector. Within these markets, the Company will be primarily focused on upscale and luxury full service hotels. Convention, resort and urban business hotels, the full service sector of these hotel markets generally, and the upscale and luxury segments in particular, have experienced the least amount of new supply and have the highest barriers to entry as a result of high per property costs, high per room development costs (relative to the price per room at which such hotels can be purchased) and long lead times for new development.

  . Multiple Independent, Unaffiliated Operators. The Company believes that the exclusive use of independent, unaffiliated hotel operators eliminates the potential for serious conflicts of interest which have existed in other hotel REITs. Additionally, the use of multiple operators provides diversification and creates a network of operators that is expected to continue to generate acquisition opportunities for the Company. The Company intends to continue to develop its relationships with premier internationally recognized hotel operating companies such as Marriott(R), Radisson(R), Le Meridien(R) and other nationally respected operating companies.

  . Acquisition of Hotel Properties Subject to Long-Term Agreements. The Company believes that many of its competitors for hotels are focused primarily on properties that can be acquired free of long-term management and/or franchise agreements. Unlike these competitors, the Company intends to use a variety of unaffiliated operators, and as a result will pursue acquisitions of hotel properties solely based on their investment potential. The Company believes there will be less competition for the acquisition of hotel properties subject to long-term management and/or franchise agreements, enabling such properties to be acquired at relatively attractive multiples of cash flow and discounts to replacement cost. Generally, the Company will seek to have the operators of these and its other hotels become lessees and invest in Units or in the Common Shares of the Company.

  The Company's executive offices are located at 220 East 42nd Street, New York, New York 10017, and its telephone number is (212) 661-6161.

                                  THE ADVISOR

  The Advisor is a New York based wholly owned subsidiary of LaSalle. LaSalle is a leading real estate services and investment firm that provides investment management services, real estate management services and corporate and financial services to corporations and other real estate owners, users and investors worldwide. LaSalle believes it is the fourth largest manager of institutional equity capital invested in U.S. real estate properties and securities as well as the fourth largest manager of institutional real estate equity investments in the United Kingdom. For the year ended December 31, 1997, LaSalle had approximately $15.0 billion of real estate assets under management. In July 1997, LaSalle completed an initial public offering of its common stock, which is listed on the NYSE.

  LaSalle, through the Advisor, will conduct all of its future hotel property investment activities in domestic hotels exclusively for the benefit of the Company. See "REIT Management--Advisory Agreement." The Advisor is led by a dedicated team of experienced hotel investment professionals which has overseen numerous acquisitions, renovations, brand conversions, operator selections, management contract negotiations, lease and franchise negotiations, property repositionings and successful dispositions of hotel investments. Management of the Advisor also oversaw the completion of the development and opening of the 370 room super-luxury Four Seasons New York Hotel, and is currently responsible for the development of a 259 room luxury full service hotel in Philadelphia on behalf of the University of Pennsylvania.

  In order to provide incentives to the Advisor and align its interests with those of the shareholders of the Company, the Company has entered into an incentive-based advisory agreement with the Advisor (the "Advisory Agreement"). The Advisor will receive a base fee to be paid in cash, calculated as a percentage of the Company's net operating income ("NOI") and an incentive fee to be paid in Common Shares of the Company based on growth in the Company's Funds from Operations (as defined herein) per share, to manage and advise the Company, providing resources and a scope of services not otherwise available or affordable to the Company. In addition, upon completion of the Offering, LaSalle will own approximately 10.5% of the equity of the Company in the form of Common Shares and Units, thereby further aligning the interests of LaSalle and the Advisor with those of the Company's shareholders.

                             CONFLICTS OF INTEREST

  The interests of the Company and the Advisor potentially may conflict due to the ongoing relationships between the two entities. Because the timing and amount of incentive and other fees received by the Advisor may be affected by various determinations, including the sale or disposition of properties, the Advisor may have a conflict of interest with respect to such determinations.
In addition, LaSalle is a significant shareholder of the Company and could influence decisions regarding the Advisory Agreement and fees relating to such agreement. The failure of the Advisor or the Company to enforce the material terms of the Advisory Agreement could result in a monetary loss to the Company, which loss could have a material adverse effect on the Company's financial condition or results of operations. In addition, certain situations could arise where actions taken by the Advisor in its capacity as manager or advisor of the Excluded Properties (as defined herein) or, to the limited extent permitted under the Advisory Agreement, by its affiliates with respect to Competitive Hotels (as defined herein), would not necessarily be in the best interests of the Company. Nevertheless, the Company believes that there is sufficient mutuality of interest between the Company and the Advisor to result in a mutually productive relationship. Pursuant to the terms of the Advisory Agreement, conflicts that may arise between the Company and the Advisor will be resolved by a majority of the independent trustees. See "Risk Factors--Conflicts" and "REIT Management-- Advisory Agreement and --Conflicts between the Company and the Advisor."

  The Company has adopted certain policies designed to eliminate or minimize potential conflicts of interest. The Company's Board of Trustees is subject to certain provisions of Maryland law which are designed to eliminate or minimize certain potential conflicts of interest. Similarly, the Bylaws of the Company provide that a majority of the Board of Trustees (and a majority of each committee of the Board of Trustees) must not be "affiliates" of the Advisor, and that the investment policies of the Company must be reviewed annually by a majority of the independent trustees. In addition, the Company may terminate the Advisory Agreement without termination fees or penalties upon notice given at least 180 days prior to the expiration of the then current term of the Advisory Agreement. See "REIT Management--Conflicts between the Company and the Advisor."

                                  RISK FACTORS

  An investment in the Common Shares involves various material risks, and prospective investors should carefully consider the matters discussed under "Risk Factors" prior to making an investment decision. Such risks include, among others:

  . Dependence upon rental payments from the Lessees for all of the Company's income, including risks related to the ability of the Lessees to make rent payments sufficient to permit the Company to make distributions to its shareholders, the failure or delay in making rent payments, the failure of the Lessees or the Operators to effectively manage the Initial Hotels, to meet obligations under the franchise or brand licensing agreements and the limited operating history of the Lessees.

  . Dependence upon the ability of the Lessees and the Operators to manage the Initial Hotels and, because of REIT qualification requirements, restrictions on the Company's ability to operate the Initial Hotels.

  . The Company's anticipated initial annual distributions represent 111.6% of its estimated Cash Available for Distribution, resulting in the possibility that the Company may be required to fund distributions from working capital or borrowings or reduce such distributions.

  . The lack of appraisals for the Initial Hotels and the possibility that the purchase price paid by the Company for interests in the Initial Hotels, including interests acquired from the Contributors (as defined herein) and certain of their affiliates, may exceed the market value of such hotels.

  . Because the timing and amount of incentive and other fees received by the Advisor may be affected by various determinations, including the sale or disposition of properties, the Advisor may have a conflict of interest with respect to such determinations. LaSalle is a significant shareholder of the Company and could influence decisions regarding the Advisory Agreement and fees relating to such agreement, and regarding enforcement of the Company's rights against the Affiliated Lessee (as defined herein). Also, there may be conflicts of interest between the Company and certain members of the Board of Trustees and certain executive officers of the Company who are also officers and directors of the Advisor and shareholders, officers and/or directors of LaSalle. The Advisor may retain interests in or advise with respect to the Excluded Properties and affiliates of the Advisor may, under limited circumstances, acquire interests in or advise with respect to Competitive Hotels.

  . Receipt by the Advisor and the Contributors of material benefits from the Formation Transactions, including, but not limited to (i) receipt by the Contributors of an aggregate of 4,093,845 Common Shares and units of limited partnership interest in the Operating Partnership ("Units") (approximately $73.7 million), repayment of approximately $202.3 million of indebtedness associated with the

     Contributors' interests in the Initial Hotels, rights to purchase 823,223 Common Shares and approximately $47.2 million in cash in exchange for their interests in the Initial Hotels and in connection with the Formation Transactions, (ii) the grant to the Advisor of options to acquire 457,346 Common Shares or, at the election of the Company, Units, (iii) receipt by the Advisor of the right to appoint two members of the initial Board of Trustees of the Company and receipt by one of the Contributors of the right to appoint one member of the initial Board of Trustees of the Company and (iv) ownership by LaSalle of a 45.5% interest in the Affiliated Lessee.

  . An affiliate of Prudential Securities Incorporated will receive a portion of the net proceeds of the Offering in repayment of the $48.0 million outstanding under the Bridge Loan (as defined herein).

  . Competition for guests, increases in operating costs due to inflation and other factors, dependence on business, commercial and leisure travelers, increases in energy costs and other expenses of travel, seasonality, potential loss of franchise or brand licenses and the need for future expenditures for capital improvements and for replacement of furniture, fixtures and equipment ("FF&E") in excess of budgeted amounts and other risks that may affect the hotel industry generally, or the Initial Hotels specifically.

  . The Company has been recently organized, has no operating history or employees and is dependent on the Advisor for its management and administration.

  . The Company's use of debt financing and absence of limitation on indebtedness in its organizational documents could adversely affect its financial condition.

  . Potential unavailability of adequate financing to fund acquisitions and development activities under the Line of Credit (as defined herein), extensions of the Line of Credit and any replacement credit facilities.

  . Potential contingent liabilities assumed by the Company as a result of its acquisition of all of the partnership interests in the entities that own certain of the Initial Hotels.

  . The absence of a prior public market for the Common Shares and the lack of assurance that an active trading market for the Common Shares will develop.

  . The Company's performance and value are subject to real estate industry conditions.

  . Taxation of the Company as a corporation if it fails to qualify as a REIT, and taxation of the Operating Partnership as a corporation if it were deemed not to be a partnership for income tax purposes and the Company's liability for Federal and state taxes on its income in either such event, which could have a material adverse effect on Cash Available for Distribution.

  . Limitations contained in the Company's organizational documents, including restrictions on ownership of more than 9.8% of the outstanding Common Shares, may make a change in control of the Company more difficult to achieve.

  . Changes in market interest rates could adversely affect the price of the Common Shares.

  . Immediate and substantial dilution of $2.13 per share in the net tangible book value of the Common Shares acquired by purchasers in the Offering upon completion of the Offering and the Formation Transactions.

  . The potential adverse effect on the market price of the Common Shares of future or potential sales of Common Shares by LaSalle and the other Contributors and the Advisor.

  .  Shareholder approval is not required to change policies of the Company.

                         BUSINESS AND GROWTH STRATEGIES

  The Company's primary objectives are to maximize current returns to its shareholders through increases in Cash Available for Distribution and to increase long-term total returns to shareholders through appreciation in the value of its Common Shares. As further discussed below, to achieve these objectives, the Company will seek to (i) invest in or acquire additional hotel properties on favorable terms and (ii) enhance the return from, and the value of, the Initial Hotels and any additional hotels. The Initial Hotels and any additional hotels will be subject to Participating Leases which will allow the Company to participate in any increased revenues from the hotels pursuant to participating rent payments.

  The Company will seek to achieve revenue growth principally through (i) acquisitions of full service hotel properties located in convention, resort and major urban business markets in the U.S. and abroad, especially upscale and luxury full service hotels in such markets and where the Company, through LaSalle's extensive research and local market experience, perceives strong demand growth or significant barriers to entry, (ii) renovations and/or expansions at certain of the Initial Hotels, and (iii) selective development of hotel properties, particularly upscale and luxury full service hotel properties in high demand markets where development economics are favorable.

  The Company's hotel investment strategy has been developed with the benefit of the proprietary research and experience of LaSalle's investment research group. Utilizing this research, the Company intends to acquire additional hotel properties in targeted markets, consistent with the growth strategies outlined above and which:

  . possess unique competitive advantages in the form of location, physical facilities or other attributes;

  . are available at significant discounts to replacement cost, including when such discounts result from reduced competition for properties with long-term management and/or franchise agreements;

  . would benefit from brand or franchise conversion, new management, renovations or redevelopment or other active and aggressive asset management strategies; or

  .  have expansion opportunities.

  The Company believes its acquisition capabilities will be enhanced by the considerable experience, resources and relationships of LaSalle in the hotel industry specifically and the real estate industry generally. Additionally, the Company believes that having multiple independent hotel operators creates a network that will continue to generate significant acquisition opportunities. See "Business and Growth Strategies--Acquisition Strategies" and "Policies with Respect to Certain Activities--Investment Policies."

  The Company will also selectively undertake development and redevelopment of hotel properties, particularly upscale and luxury full service hotel properties, as well as expansion of certain of the Initial Hotels. Of the Initial Hotels, one has a major expansion opportunity of 100 rooms and 9,800 square feet of meeting space and four have minor expansion opportunities aggregating 28 rooms and 10,000 square feet of meeting space. Of these expansion opportunities, the Company anticipates initiating or completing construction of 119 rooms and 9,800 square feet of meeting space in 1998. See "Business and Growth Strategies--Internal Growth Strategies."

  Upon completion of the Offering and the Formation Transactions, the debt to total market capitalization ratio of the Company will be approximately 16.9%. The Company currently has a policy, subject to the discretion of the Board of Trustees, of incurring debt only if upon such incurrence the Company's debt-to-total market capitalization ratio would be 45% or less. The Company has entered into an unsecured $200 million revolving credit facility (the "Line of Credit") from Societe Generale, Southwest Agency and The Bank of Montreal (collectively, the "Banks"), the borrowings from which will be utilized primarily for the acquisition and renovation of additional hotels and the renovation and expansion of certain of the Initial Hotels. See "Policies with Respect to Certain Activities--Investment Policies."

                               THE INITIAL HOTELS

  The Initial Hotels consist of ten full service hotels containing an aggregate of 3,379 guest rooms with an average ADR of $112.72 for the year ended December 31, 1997, which target both business and leisure travelers, including groups and those attending meetings and conventions, who prefer a full range of high quality facilities, services and amenities. The Company's Initial Hotels include two Le Meridiens(R), three Marriotts(R), two Radissons(R), two Holiday Inns(R) and one independent luxury all-suite hotel. Full service hotels generally provide a significant array of guest services and offer a full range of meeting and conference facilities and banquet space. Facilities also typically include restaurants and lounge areas, gift shops and recreational facilities, including swimming pools. As a result, full service hotels often generate significant revenue from sources other than guest room revenue.

  The Initial Hotels include three luxury, six upscale and one mid-price full service hotel located in three convention, two resort and five business oriented markets in eight states. The Company's categorization of each of the Initial Hotels as luxury, upscale or mid-price is based upon the corresponding lodging industry segments as defined by Smith Travel Research which groups hotels according to their market average daily rate or brand affiliation. The Company believes that the quality and diversity of its initial portfolio will moderate any potential effect on the Company of regional economic conditions or local market competition affecting specific hotel brands or markets. No assurance can be given, however, regarding the future performance of the Initial Hotels.

  For the period January 1, 1995 through December 31, 1997, approximately $27.9 million of capital improvements have been made at the Initial Hotels. In addition, upon completion of the Offering, the Company will have cash reserves of approximately $9.9 million to supplement annual capital reserves and to fund planned renovations at certain of the Initial Hotels. The Company believes that the Initial Hotels will continue to benefit from favorable market conditions, recent and planned capital improvements and repositionings and planned expansions. See "The Initial Hotels--Descriptions of the Initial Hotels" and "--Participating Lease Terms."

  The table on the following page sets forth certain information with respect to the Initial Hotels. The Lessees are obligated to pay the Company the greater of Base or Participating Rent at each of the Initial Hotels.

                              THE INITIAL HOTELS

                                                                             RENOVATIONS
                                                                             AND CAPITAL
                                                                   YEAR      IMPROVEMENT
                                          NUMBER                 ACQUIRED   EXPENDITURES,
                                         OF GUEST YEAR BUILT/     BY THE       1/1/95-
INITIAL HOTELS(1)         LOCATION       ROOMS(2) RENOVATED(3) CONTRIBUTORS  12/31/97(4)
-----------------         --------       -------- ------------ ------------ -------------
CONVENTION
ORIENTED:
Radisson Hotel
South and Plaza
Tower
(Predecessor)(14)..  Bloomington, MN        580    1969/1997       1995        $ 5,331
Le Meridien New
Orleans.........     New Orleans, LA        494    1984/1997       1996          2,849
Le Meridien
Dallas..........     Dallas, TX             396    1980/(8)        1997            817
RESORT ORIENTED:
Marriott Seaview     Galloway Twnshp.
Resort(9).......     (Atlantic City), NJ    300    1912/1997       1997          4,414
Holiday Inn
Beachside
Resort(10)......     Key West, FL           222    1960/1997       1997          2,108
BUSINESS
ORIENTED:
LaGuardia
Airport
Marriott(9)(11)..    New York, NY           436    1981/1996       1998          5,535
Omaha Marriott
Hotel(9)........     Omaha, NE              301    1982/1997       1996          2,075
Radisson Tampa
East Hotel(12)..     Tampa, FL              265    1987/1996       1995          1,345
Holiday Inn
Plaza Park......     Visalia, CA            257    1976/1995       1994          1,758
Le Montrose All
Suite Hotel
De Gran
Luxe(13)........     West Hollywood, CA     128    1976/1997       1994          1,686
                                          -----                                -------
Total/Weighted
Average.........                          3,379                                $27,918
                                            TWELVE MONTHS ENDED DECEMBER 31, 1997
                     -----------------------------------------------------------------------------------
                                               PRO FORMA
                              --------------------------------------------
                                                                LESSEE
                                                                INCOME                          ROOM
                      TOTAL                                  BEFORE LESSEE                     REVENUE
                     REVENUE                                 EXPENSES AND            AVERAGE     PER
                      OF THE                                 PARTICIPATING            DAILY   AVAILABLE
                     INITIAL   BASE   INTEREST PARTICIPATING     LEASE      AVERAGE   RATE      ROOM
INITIAL HOTELS(1)     HOTELS  RENT(5)  INCOME      RENT       PAYMENTS(6)  OCCUPANCY  (ADR)  (REVPAR)(7)
-----------------    -------- ------- -------- ------------- ------------- --------- ------- -----------
                                  (DOLLARS IN THOUSANDS, EXCEPT ADR AND REVPAR)
CONVENTION
ORIENTED:
Radisson Hotel
South and Plaza
Tower
(Predecessor)(14)..  $ 26,217 $ 5,300   $ 84      $ 7,336       $ 8,881      71.2%   $ 91.93   $ 65.48
Le Meridien New
Orleans.........       23,396   6,600     25        8,406         9,196      71.8%    132.46     95.16
Le Meridien
Dallas..........       15,500   2,655     52        3,360         3,951      69.1%    107.97     74.64
RESORT ORIENTED:
Marriott Seaview
Resort(9).......       29,321   4,700     34        6,636         8,709      67.6%    151.91    102.63
Holiday Inn
Beachside
Resort(10)......        7,916   2,108      8        2,815         3,042      76.5%    105.24     80.46
BUSINESS
ORIENTED:
LaGuardia
Airport
Marriott(9)(11)..      26,509   4,730     17        6,265         8,326      80.1%    137.99    110.53
Omaha Marriott
Hotel(9)........       14,695   2,615     17        4,010         4,883      77.7%    103.67     80.61
Radisson Tampa
East Hotel(12)..       10,327   2,200     12        3,036         3,403      76.1%     89.25     67.87
Holiday Inn
Plaza Park......        5,982     975      6        1,252         1,479      62.5%     61.12     38.18
Le Montrose All
Suite Hotel
De Gran
Luxe(13)........        6,999   2,300      7        2,965         3,159      81.5%    137.11    111.76
                     -------- ------- -------- ------------- ------------- --------- ------- -----------
Total/Weighted
Average.........     $166,862 $34,183   $262      $46,081       $55,029      72.9%   $112.72   $ 82.19

----
 (1) Each of the Initial Hotels will be wholly owned by the Company following the Offering.
 (2) As of December 31, 1997.
 (3) The Company defines a renovation as a significant upgrade of guest rooms or common areas with capital expenditures averaging at least $2,700 per guest room. In some cases, renovations occurred over more than one calendar year. Year renovated reflects the calendar year in which the most recent of such renovations was completed.
 (4) Represents total capital expenditures at each hotel from January 1, 1995 through December 31, 1997; dollars in thousands; except that with respect to Le Meridien Dallas and Omaha Marriott Hotel, information is not available for periods prior to acquisition by the Contributors.
 (5) Under the terms of the Participating Leases, the Lessees are obligated to pay the greater of Base or Participating Rent.
 (6) Represents pro forma Lessee net income before pro forma Participating Lease payments and pro forma management fees of $8,073 paid to the Operators. Management fees are subordinate to Participating Lease payments to the Company, for all properties except the LaGuardia Airport Marriott ($2,025 management fee), the Omaha Marriott Hotel ($1,105 management fee), and the Marriott Seaview Resort ($1,985 management fee). See "Selected Financial Information--Lessees."
 (7) REVPAR is determined by dividing room revenue by available rooms for the applicable period.
 (8) Le Meridien Dallas is anticipated to be renovated in 1998 at a cost of approximately $9,400 per room.
 (9) Figures for the hotels are through January 2, 1998, the end of the hotels' fiscal periods.
(10) Holiday Inn Beachside Resort was originally built in 1960, with its most recent addition completed in 1989.
(11) LaGuardia Airport Marriott is expected to be acquired by the Company contemporaneously with the completion of the Offering or shortly thereafter.
(12) The hotel is currently operated as Camberley Plaza Sable Park Hotel; it is anticipated that the hotel will be converted to a Radisson prior to or contemporaneously with the completion of the Offering.
(13) Le Montrose All Suite Hotel De Gran Luxe was built in 1976 as an apartment building and was converted to a hotel in 1989.
(14) The acquisition of the Acquired Hotels and the LaGuardia Airport Marriott from certain Existing Partnerships will be accounted for as a purchase transaction. The Existing Partnership that will retain the largest number and percentage of voting rights of the Company after the Formation Transactions will be designated as the acquirer or Predecessor for accounting purposes. The remaining Initial Hotels (excluding the LaGuardia Airport Marriott) are referred to as the Acquired Hotels.

                     STRUCTURE AND FORMATION OF THE COMPANY

  The chart below depicts the structure of the Company upon completion of the Offering and the Formation Transactions.


                                   [CHART]

  The Company will be managed by the Advisor in accordance with the terms of the Advisory Agreement. The Initial Hotels will be leased by the Operating Partnership to the Lessees and will be operated by the Operators pursuant to the terms of the Operator Agreements (as defined herein). See "REIT Management" and "The Initial Hotels."

  The principal transactions in connection with the formation of the Company as a REIT and the acquisition of the Initial Hotels ("Formation Transactions") will be as follows:

  . The Company was formed as a Maryland real estate investment trust on January 15, 1998.

  . The Operating Partnership was formed as a Delaware limited partnership on January 13, 1998.

  .  The Advisor was formed as a Maryland corporation on January 23, 1998.

  . The partnerships which originally acquired three of the Initial Hotels (Radisson Tampa East Hotel in June 1995, Holiday Inn Plaza Park in October 1994 and Le Montrose All Suite Hotel De Gran Luxe in November
     1994) entered into a loan agreement on January 30, 1998 with an affiliate of Prudential Securities Incorporated (the "Bridge Loan") pursuant to which the three partnerships collectively borrowed an aggregate of $48.0 million, the proceeds of which were used to purchase the interest of Cargill Financial Services Corporation and its affiliates ("Cargill") in those three Initial Hotels which it did not wish to contribute to the Company and to repay outstanding mortgage and other indebtedness on such Initial Hotels and certain expenses in connection therewith. Cargill's interest in each hotel partnership was acquired as if each hotel had been separately sold with the proceeds distributed based upon the terms of the partnership agreements. Amounts outstanding under the Bridge Loan will be repaid with a portion of the net proceeds from the Offering.

  . The Company will use a portion of the net proceeds of the Offering to repay an affiliate of Prudential Securities Incorporated the $48.0 million outstanding under the Bridge Loan.

  . The Company will sell 14,200,000 Common Shares in the Offering. Approximately $237.7 million of the net proceeds to the Company from the Offering, 912,122 Common Shares, and rights to purchase 823,223 Common Shares will be contributed to the Operating Partnership in exchange for an approximate 82.6% equity interest in the Operating Partnership (which will be accounted for as a purchase transaction). The Company will be the sole general partner of the Operating Partnership.

  . Each of the Initial Hotels, excluding the LaGuardia Airport Marriott, is owned by one or more contributors (the "Contributors") consisting of: LaSalle, affiliates of Steinhardt Group, Inc. ("Steinhardt"), Cargill, Radisson Group, Inc. ("Radisson"), Outrigger Lodging Services ("OLS") and an affiliate of the Durbin Companies, Inc. ("Durbin"). Pursuant to Contribution Agreements entered into in January 1998, the Operating Partnership will acquire a 100% interest in each of the Initial Hotels excluding the LaGuardia Airport Marriott, (which will be accounted for as a purchase transaction), for an aggregate of 3,181,723 Units, 912,122 Common Shares, rights to purchase 823,223 Common Shares, approximately $47.2 million in cash and the repayment of approximately $202.3 million of outstanding mortgage and other indebtedness on such Initial Hotels (including the $48.0 million outstanding under the Bridge
     Loan) and certain expenses in connection therewith.

  . Contemporaneously with the completion of the Offering, or shortly thereafter, the Company will acquire the LaGuardia Airport Marriott (which will be accounted for as a purchase transaction) for approximately $45.5 million.

  . LaSalle has formed LaSalle Hotel Lessee, Inc., an Illinois corporation (the "Affiliated Lessee"), to serve as lessee for the three Initial Hotels for which the Operator has declined on account of internal policy reasons to serve as lessee. The Affiliated Lessee is owned as follows: 9.0% by the Company, 45.5% by LaSalle and 45.5% by LPI Charities, a charitable corporation organized under the laws of the state of Illinois. For Federal tax purposes, the Company may not own 10% or more of the Affiliated Lessee. Rather than retaining 100% of its allocable portion of the Affiliated Lessee's net income, LaSalle has formed LPI Charities under Section 501(c)(3) of the Internal Revenue Code of

     1986, as amended (the "Code"), to enable it to make charitable contributions with a portion of this net income. LPI Charities will conduct fund raising activities and LaSalle will also contribute additional funds to LPI Charities as a conduit for LaSalle's charitable activities. The Company believes that the use of LPI Charities has no adverse consequences to it or the shareholders. The Affiliated Lessee has not entered into and will not enter into any leases of hotel properties except leases for hotels owned by the Company.

  . The Operating Partnership will lease the Initial Hotels to the Lessees for terms of between six and 11 years pursuant to separate Participating Leases, which provide for rent equal to the greater of Base Rent or Participating Rent. The Lessees will contract with the Operators to operate the Initial Hotels under separate Operator Agreements providing, with respect to seven of the Initial Hotels, for the subordination of the payment of all management fees to the Lessees' obligations to pay rent to the Operating Partnership. Each of the Lessees has not entered into and will not enter into any leases of hotel properties except leases for hotels owned by the Company.

  . As a result of the foregoing transactions, LaSalle will own 912,122 Common Shares, and the public shareholders (excluding LaSalle) will own 14,200,000 Common Shares, respectively, representing approximately a 6.0% and a 94.0% interest, respectively, in the Company. Additionally, LaSalle and the other Contributors will own 1,016,361, and 2,165,362 Units, respectively, representing an approximately 5.5% and 11.9% interest, respectively in the Operating Partnership. The Company will own the approximately 82.6% remaining interest in the Operating Partnership. LaSalle will have an approximate 10.5% economic interest in the Initial Hotels through its ownership of 912,122 Common Shares and 1,016,361 Units, and the remaining Contributors will collectively have an approximate 11.9% economic interest in the Initial Hotels, through their ownership of 2,165,362 Units. The Company will have an approximate 82.6% economic interest in the Initial Hotels through its ownership of 15,112,122 Units.

  . The Company entered into an unsecured $200 million Line of Credit and will initially borrow approximately $66.7 million thereunder.

  . Upon consummation of the Offering, the Advisor will receive options to acquire 457,346 Common Shares at the initial public offering price per share or, at the election of the Company, Units, as a structuring fee incurred in connection with the promotion and formation of the Company, and the consummation of the Formation Transactions, the Offering and Line of Credit.

  See "Structure and Formation of the Company."

  As a result of the Formation Transactions, LaSalle, the Advisor, the Contributors, certain trustees and Prudential Securities Incorporated will receive the following benefits:

  . The Advisor will enter into the Advisory Agreement pursuant to which the Advisor will receive annual base and incentive fees based upon the performance of the Company. See "REIT Management--Advisory Agreement."

  . The Advisor will have the right to appoint two members of the initial Board of Trustees of the Company (the Advisor has appointed Stuart L. Scott and Jon E. Bortz pursuant to this right).

  . The Advisor will receive options to acquire 457,346 Common Shares at the initial public offering price per share, or at the election of the Company, Units.

  .  LaSalle will own a 45.5% interest in the Affiliated Lessee.

  . In connection with the acquisition of Radisson Tampa East Hotel, Holiday Inn Plaza Park, Le Montrose All Suite Hotel De Gran Luxe and LaGuardia Airport Marriott, LaSalle will receive brokerage commissions and acquisition fees of approximately $0.6 million in the aggregate.

  . The Operating Partnership will acquire interests with an aggregate book value of $8.9 million in the Initial Hotels (excluding LaGuardia Airport Marriott) from LaSalle in exchange for 1,016,361 Units valued at approximately $18.3 million and 912,122 Common Shares valued at approximately $16.4 million, representing aggregate consideration of $34.7 million.

  . The Operating Partnership will acquire interests with an aggregate book value of $27.5 million in six of the Initial Hotels (excluding LaGuardia Airport Marriott) from Steinhardt in exchange for 1,565,983 Units valued at approximately $28.2 million, rights to purchase 662,237 Common Shares at the initial public offering price per share, the right to appoint one member of the initial Board of Trustees of the Company and $19.1 million in cash, representing aggregate consideration of $47.3 million.

  . The Operating Partnership will acquire interests with an aggregate book value of $32.3 million in five of the Initial Hotels (excluding LaGuardia Airport Marriott) from Cargill in exchange for 180,636 Units valued at approximately $3.3 million, rights to purchase 160,986 Common Shares at the initial public offering price per share and $28.1 million in cash, representing aggregate consideration of $31.4 million.

  . The Operating Partnership will acquire interests with an aggregate book value of $0.5 million in two of the Initial Hotels from OLS, the Operator and partial owner of such hotels, in exchange for 78,350 Units valued at approximately $1.4 million.

  . The Operating Partnership will acquire interests with a book value of $1.6 million in one of the Initial Hotels from Radisson, the Operator and partial owner of such hotel, in exchange for 332,893 Units valued at approximately $6.0 million.

  . The Operating Partnership will acquire interests with a book value of $0.1 million in one of the Initial Hotels from Durbin, the Operator and partial owner of such hotel, in exchange for 7,500 Units valued at approximately $0.1 million.

  . As a result of the foregoing transactions, Common Shares and Units will be owned as follows: LaSalle will own 912,122 Common Shares and 1,016,361 Units; the other Contributors will own 2,165,362 Units; and public shareholders will own 14,200,000 Common Shares. Consequently, LaSalle will have an approximate 10.5% economic interest in the Initial Hotels and the remaining Contributors and the public shareholders (excluding LaSalle) will have an approximate 11.9% and 77.6% economic interest in the Initial Hotels, respectively.

  . Certain tax consequences to the Contributors from the conveyance of their interests in the Initial Hotels to the Operating Partnership will be deferred.

  . Contributors receiving Units and/or rights to purchase Common Shares, and the Advisor which is receiving Common Shares or, at the election of the Company, Units in the Formation Transactions will have registration rights with respect to Common Shares issued in exchange for Units or upon exercise of such rights or options.

  . An affiliate of Prudential Securities Incorporated will receive a portion of the net proceeds from the Offering in repayment of the $48.0 million outstanding under the Bridge Loan.

  . Each non-employee trustee of the Company will receive options to acquire 5,000 Common Shares.

                                  THE OFFERING

 Common Shares Offered Hereby.................... 14,200,000 shares
 Common Shares to be Outstanding After the
  Offering....................................... 18,293,845 shares(1)
 Use of Proceeds................................. To acquire an 82.6%
                                                  partnership interest in the
                                                  Operating Partnership. The
                                                  Operating Partnership will
                                                  use such funds to acquire the
                                                  Initial Hotels, to repay
                                                  certain mortgage and other
                                                  existing indebtedness in
                                                  connection with the
                                                  acquisition of the Initial
                                                  Hotels, to establish cash
                                                  reserves for capital
                                                  improvements at certain of
                                                  the Initial Hotels and to pay
                                                  certain fees and expenses in
                                                  connection with the Offering
                                                  and the Formation
                                                  Transactions. See "Use of
                                                  Proceeds."
 Proposed NYSE Symbol............................ LHO

--------
(1) Includes the Common Shares being offered hereby, and 912,122 Common Shares and 3,181,723 Units expected to be issued in connection with the Formation Transactions that may be exchanged for cash or, at the option of the Company, Common Shares on a one-for-one basis. Assumes that the Underwriters' over-allotment option to purchase up to 2,130,000 shares will not be exercised and excludes 1,305,569 shares reserved for issuance upon the exercise of options and rights to be granted pursuant to the Company's share purchase rights, the option grant to the Advisor and the Share Option Plan (as defined herein) concurrently with the Offering.

                              DISTRIBUTION POLICY

  The Company presently intends to make regular quarterly distributions to its shareholders. The Company intends to declare and pay a pro rata distribution with respect to the period commencing on the completion of the Offering and ending on June 30, 1998, based upon $0.375 per share for a full quarter. On an annualized basis, this would be $1.50 per share, or an annual distribution rate of approximately 8.3%. This estimated distribution represents approximately 111.6% of estimated Cash Available for Distribution for the twelve month period ending April 30, 1999. The holders of Units will be entitled to distributions per Unit which are equal to the distributions payable on a per share basis with respect to the Common Shares. See "Partnership Agreement." The Company does not intend to reduce the expected distribution per share if the Underwriters' over-allotment option is exercised, resulting in an increase in the number of Common Shares outstanding on account of such exercise.

  The Board of Trustees, in its sole discretion, will determine the actual distribution rate based on the Company's actual results of operations, Cash Available for Distribution, economic conditions, tax considerations (including those related to REITs) and other factors. See "Distribution Policy."

                           TAX STATUS OF THE COMPANY

  The Company intends to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 1998, and believes its organization and proposed method of operation will enable it to meet the requirements for qualification as a REIT. REITs are subject to a number of organizational and operational requirements, including a requirement that they currently distribute at least 95% of their taxable income (excluding net capital gain).

  If the Company qualifies for taxation as a REIT, the Company generally will not be subject to Federal income tax on that portion of its ordinary income or net capital gain that is currently distributed to shareholders. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. See "Federal Income Tax Considerations--Failure to Qualify" for a more detailed discussion of the consequences of a failure of the Company to qualify as a REIT. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain foreign state and local taxes on its income and property and to Federal income and excise taxes on its undistributed income and certain other categories of income. See "Federal Income Tax Consequences."

                         SUMMARY FINANCIAL INFORMATION

  The following tables set forth unaudited summary pro forma consolidated financial data for the Company and summary combined historical financial data for the Initial Hotels (excluding LaGuardia Airport Marriott). This information should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this Prospectus. The pro forma operating data is presented as if the consummation of the Offering and the related Formation Transactions, the acquisition of the Acquired Hotels and the LaGuardia Airport Marriott, and the application of the net proceeds of the Offering and the initial borrowings under the Line of Credit (as described under "Use of Proceeds") had occurred on January 1, 1997 and all the Initial Hotels had been leased pursuant to the Participating Leases as of that date and carried forward through each period presented. The pro forma balance sheet data is presented as if the aforementioned transactions had occurred on December 31, 1997.

                SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA(1)
            (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   YEAR ENDED
                                                                   DECEMBER 31,
                                                                      1997
                                                                  -------------
OPERATING DATA:
Participating Lease revenue:(2)
  Affiliated Lessee..............................................   $ 16,911
  Other Lessees..................................................     29,170
Interest Income:
  Affiliated Lessee..............................................         68
  Other Lessees..................................................        194
                                                                    --------
Total revenues...................................................     46,343
Depreciation.....................................................     16,128
Real estate and personal property taxes, property and casualty
 insurance.......................................................      6,183
General and administrative(3)....................................        700
Interest(4)......................................................      5,355
Advisory fees(5).................................................      2,343
Other............................................................        414
Minority interest(6).............................................      2,648
                                                                    --------
Total expenses and minority interest.............................   $ 33,771
Net income applicable to common shareholders.....................   $ 12,572
Basic and diluted net income per share...........................   $   0.83
Weighted average number of Common Shares outstanding.............     15,112
                                                                      AS OF
                                                                  DECEMBER 31,
                                                                      1997
                                                                  -------------
BALANCE SHEET DATA:
Investment in hotel properties, net..............................   $341,547
Total assets.....................................................   $358,702
Borrowings against Line of Credit................................   $ 66,736
Minority interest(6).............................................   $ 50,802
Shareholders' equity.............................................   $241,164
Number of Common Shares outstanding..............................     15,112
                                                                   YEAR ENDED
                                                                   DECEMBER 31,
                                                                      1997
                                                                  -------------
CASH FLOW DATA:
Net cash provided by operating activities(7).....................   $ 25,894
Net cash used in investing activities(8).........................   $ (6,138)
Net cash used in financing activities(9).........................   $(22,668)
OTHER DATA:
Funds from Operations(10)........................................   $ 25,894
Funding of capital expenditure reserves(8).......................     (6,138)
Amortization of debt issuance costs..............................        550
                                                                    --------
Cash Available for Distribution(11)..............................   $ 20,306
Distributions(11)................................................   $ 22,668

                            COMBINED INITIAL HOTELS

                 SUMMARY COMBINED HISTORICAL FINANCIAL DATA(12)
                     (EXCLUDING LAGUARDIA AIRPORT MARRIOTT)
                       (UNAUDITED, DOLLARS IN THOUSANDS)

                                                          YEAR ENDED DECEMBER 31,
                      ---------------------------------------------------------------------------------------------------
                                   1995                             1996                              1997
                      -------------------------------- -------------------------------- ---------------------------------
                                              TOTAL                            TOTAL                             TOTAL
                                             INITIAL                          INITIAL                           INITIAL
                                              HOTELS                           HOTELS                            HOTELS
                                            (EXCLUDING                       (EXCLUDING                        (EXCLUDING
                                            LAGUARDIA                        LAGUARDIA                         LAGUARDIA
                                  ACQUIRED   AIRPORT               ACQUIRED   AIRPORT               ACQUIRED    AIRPORT
                      PREDECESSOR  HOTELS   MARRIOTT)  PREDECESSOR  HOTELS   MARRIOTT)  PREDECESSOR  HOTELS    MARRIOTT)
                      ----------- --------  ---------- ----------- --------  ---------- ----------- ---------  ----------
OPERATING DATA:
Revenues:
 Room revenue.......   $    587   $  9,808   $ 10,395    $13,419   $ 15,539   $ 28,958    $13,863   $  48,145  $  62,008
 Food and beverage
  revenue...........        682      3,957      4,639      9,276      6,277     15,553     10,214      18,620     28,834
 Telephone
  revenue...........         26        555        581        523        735      1,258        491       2,242      2,733
 Other revenue......         76        735        811      1,399      1,001      2,400      1,649       3,130      4,779
                       --------   --------   --------    -------   --------   --------    -------   ---------  ---------
   Total revenue....   $  1,371   $ 15,055   $ 16,426    $24,617   $ 23,552   $ 48,169    $26,217   $  72,137  $  98,354
Operating expenses:
 Departmental and
  operating
  expenses..........   $  1,219   $ 11,208   $ 12,427    $16,462   $ 16,307   $ 32,769    $17,404   $  48,793  $  66,197
 Management fees....         55        407        462      1,053        808      1,861      1,111       3,390      4,501
 Property taxes.....         97        307        404      1,191        635      1,826      1,240       2,184      3,424
 Interest expense...        212      1,369      1,581      2,601      2,101      4,702      2,658       8,088     10,746
 Depreciation and
  amortization......        375      1,143      1,518      2,718      2,307      5,025      3,123       7,084     10,207
 Advisory fees......         13        218        231        159        292        451        159         747        906
                       --------   --------   --------    -------   --------   --------    -------   ---------  ---------
   Total expenses...   $  1,971   $ 14,652   $ 16,623    $24,184   $ 22,450   $ 46,634    $25,695   $  70,286  $  95,981
Net income (loss)...   $   (600)  $    403   $   (197)   $   433   $  1,102   $  1,535    $   522   $   1,851  $   2,373
BALANCE SHEET DATA:
Investment in hotel
 properties, net....   $ 31,824   $ 28,729   $ 60,553    $30,783   $102,321   $133,104    $29,465   $ 192,801  $ 222,266
Total assets........   $ 35,887   $ 31,670   $ 67,557    $34,894   $112,417   $147,311    $33,600   $ 217,922  $ 251,522
Long-term debt......   $ 25,169   $ 17,568   $ 42,737    $24,529   $ 69,936   $ 94,465    $23,667   $ 143,276  $ 166,943
Partners'
 capital(13)........   $  8,500   $ 12,274   $ 20,774    $ 8,033   $ 37,653   $ 45,686    $ 7,405   $  63,980  $  71,385
CASH FLOW DATA:
Net cash provided by
 (used in) operating
 activities.........   $ (1,007)  $  2,740   $  1,733    $ 2,216   $  4,733   $  6,949    $ 4,317   $  11,946  $  16,263
Net cash used in
 investing
 activities.........   $(32,989)  $(15,968)  $(48,957)   $(1,020)  $(78,768)  $(79,788)   $(1,010)  $(106,195) $(107,205)
Net cash provided by
 (used in) financing
 activities.........   $ 34,704   $ 13,334   $ 48,038    $(1,558)  $ 75,703   $ 74,145    $(1,909)  $  97,341  $  95,432
OTHER DATA:
Available room
 nights.............     18,011    188,472    206,483    212,280    258,659    470,939    211,700     627,281    838,981

-------
(1) The pro forma information does not purport to represent what the Company's or the Initial Hotels' financial position or results of operations would actually have been if the consummation of the Formation Transactions had, in fact, occurred on such dates, or to project the Company's or the Initial Hotels' financial position or the results of operations at any future date or for any future period.
(2) Represents lease payments from Lessees calculated on a pro forma basis by applying the rent provisions of the Participating Leases to the historical operating revenues of the Initial Hotels, as though the hotels were acquired January 1, 1997 and leased pursuant to the Participating Leases since that date. See "The Initial Hotels--The Participating Leases" for the Participating Lease formulas.

(3) Represents general and administrative expenses for professional fees, trustees' and officers' insurance, trustee's fees and expenses, and other expenses associated with operating as a public company.
(4) Represents (i) interest expense at an assumed interest rate of 7.2% on approximately $66.7 million of pro forma borrowings under the Line of Credit in connection with the completion of the Formation Transactions, and
    (ii) amortization of debt issuance costs associated with the Line of Credit over the term of the facility.
(5) Represents advisory fees to be paid to the Advisor for management, advisory and administrative services to be provided to the Company. The Advisor will receive an annual base fee up to 5% of the Company's net operating income, as defined, and an annual incentive fee which prior to January 1, 1999 will be limited to 1% of the Company's net operating income based on growth in Funds from Operations per share.
(6) Minority interest represents the interest in the Operating Partnership that will not be owned by the Company and is calculated at approximately 17.4% of the pro forma net income of the Operating Partnership.
(7) Represents net income applicable to common shareholders plus the Company's share of depreciation and amortization.
(8) Pro forma cash used in investing activities is the Company's share of the annual reserve for capital improvements at the Initial Hotels required by the Participating Leases.
(9) Represents estimated initial distributions to be made based on the estimated dividend rate of $1.50 per share and an aggregate of 15,112,122 Common Shares outstanding.
(10) Funds from Operations ("Funds from Operations" or "FFO"), as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), represents net income applicable to common shareholders (computed in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring and sales of property (including furniture and equipment), plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. Funds from Operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income as an indication of performance or to cash flow as a measure of liquidity. The Company considers FFO to be an appropriate measure of the performance of an equity REIT in that such calculation is a measure used by the Company to evaluate its performance against its peer group and is a basis for making the determination as to the allocation of its resources and reflects the Company's ability to meet general operating expenses. Additionally, the incentive compensation payable to the Advisor is based upon growth in FFO per share. Although Funds from Operations has been computed in accordance with the current NAREIT definition, Funds from Operations as presented may not be comparable to other similarly titled measures used by other REITs. Funds from Operations does not reflect cash expenditures for capital improvements or principal amortization of indebtedness on the Initial Hotels.

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1997
                                                                    ------------
   Pro forma net income applicable to common shareholders..........   $12,572
   Pro forma depreciation, net of minority interest................   $13,322
                                                                      -------
   Pro forma Funds from Operations.................................   $25,894

(11) For the calculation of Cash Available for Distribution and Distributions see "Distribution Policy."

(12) The acquisition of the Acquired Hotels and the LaGuardia Airport Marriott from certain Existing Partnerships will be accounted for as a purchase transaction. The Existing Partnership that will retain the largest number and percentage of voting rights of the Company after the Formation Transactions will be designated as the acquirer or Predecessor for accounting purposes. The remaining Initial Hotels (excluding the LaGuardia Airport Marriott) are referred to as the Acquired Hotels.

     The Initial Hotels (not including the Predecessor or the LaGuardia Airport Marriott, which is expected to be acquired after December 31, 1997) were acquired by the Existing Partnerships at various times over the reporting period such that the number of hotels owned at the end of each reporting period were as follows:

                                                                     NUMBER OF
   PERIOD:                                                          HOTELS OWNED
   -------                                                          ------------
   Year ended 1994.................................................       2
   Year ended 1995.................................................       3
   Year ended 1996.................................................       5
   Year ended 1997.................................................       8

     The following table sets forth certain summary unaudited pro forma operating data as if the aforementioned hotel acquisitions had been consummated as of the beginning of the previous respective period. These amounts do not include the Predecessor or the LaGuardia Airport Marriott, which was not acquired by the Company prior to December 31, 1997.

                                                        YEAR ENDED DECEMBER 31,
                                                        ------------------------
                                                         1995    1996     1997
                                                        ------- ------- --------
   Total revenues...................................... $57,204 $80,155 $114,136
   Total depreciation.................................. $ 5,702 $ 7,641 $ 11,635
   Total interest...................................... $ 6,486 $10,127 $ 13,218
   Total expenses...................................... $55,418 $78,665 $111,935
   Net income.......................................... $ 1,786 $ 1,490 $  2,201

(13) Partners' capital represents the interests of the Contributors and their predecessors (excluding the LaGuardia Airport Marriott).

                                 RISK FACTORS

  In addition to the other information presented in this Prospectus, prospective investors should carefully consider the following matters before purchasing Common Shares in the Offering.

  When used in this Prospectus, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend" and similar expressions are intended to identify forward-looking statements regarding events, conditions and financial trends that may affect the Company's future plans of operations, business strategy, results of operations and financial position. Prospective investors are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors. Factors that could cause or contribute to such differences include, but are not limited to, those described below, under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Initial Hotels," "Business and Growth Strategies" and elsewhere in this Prospectus.

  THE COMPANY'S ABILITY TO MAKE DISTRIBUTIONS TO ITS SHAREHOLDERS WILL DEPEND SOLELY UPON THE ABILITY OF THE LESSEES TO MAKE RENT PAYMENTS UNDER THE PARTICIPATING LEASES. The Company's income is dependent upon rental payments from the Lessees which in turn depend upon the ability of the Lessees to generate sufficient revenues from the Initial Hotels in excess of operating expenses. Any failure or delay by the Lessees in making rent payments would adversely affect the Company's ability to make anticipated distributions to its shareholders. Such failure or delay by the Lessees may be caused by reductions in revenue from the Initial Hotels or in the net operating income of the Lessees or otherwise. In addition, all but two of the Lessees are newly organized limited purpose entities and all of the Lessees have limited assets. Although failure on the part of a Lessee to materially comply with the terms of a Participating Lease (including failure to pay rent when due) would give the Company the right to terminate such lease, repossess the applicable property and enforce the payment obligations under the Participating Lease, the Company would then be required to find another lessee to lease such property. There can be no assurance that the Company would be able to enforce the payment obligations of the defaulting Lessee, find another lessee or, if another lessee were found, that the Company would be able to enter into a new lease on favorable terms.

  THE RETURN ON THE COMPANY'S INVESTMENT IN EACH INITIAL HOTEL WILL BE DEPENDENT UPON THE ABILITY OF THE LESSEES AND THE OPERATORS TO OPERATE AND MANAGE THE INITIAL HOTELS. To maintain its status as a REIT, the Company will not be able to operate the Initial Hotels or any subsequently acquired hotels. As a result, the Company will be unable to directly implement strategic business decisions with respect to the operation and marketing of its hotels, such as decisions with respect to the setting of room rates, repositioning of a hotel, change of franchise and brand affiliation, food and beverage prices and certain similar matters. Although the Company, through the Advisor, intends to consult with the Lessees and Operators with respect to strategic business plans (including capital improvements, hotel repositionings, expansions, renovations and improvements to food and beverage facilities) affecting the Initial Hotels, the Lessees and Operators will be under no obligation to implement any of the Company's recommendations with respect to such matters. No assurance can be given that the Lessees and Operators will operate the Initial Hotels successfully or in a manner which will maximize the Company's return on its investment in each Initial Hotel.

  ESTIMATED INITIAL CASH AVAILABLE FOR DISTRIBUTION MAY NOT BE SUFFICIENT TO MAKE DISTRIBUTIONS AT EXPECTED LEVELS. The Company's anticipated initial annual distributions represent approximately 111.6% of the Company's estimated Cash Available for Distribution for the twelve month period ending April 30, 1999. Accordingly, the Company initially may be unable to pay its anticipated initial annual distribution of $1.50 per share to shareholders out of Cash Available for Distribution as calculated under "Distribution Policy" below. Under such circumstances, the Company could be required to fund distributions from working capital, utilize borrowings under the Line of Credit, if available, to provide funds for such distribution, or to reduce the amount of such distribution. There can be no assurance that revenues generated by the Company's hotels will not decline and that future Cash Available for Distribution will be sufficient to make expected distributions to the Company's shareholders. If expected distributions are not made, the market price of the Common Shares likely would be adversely affected. In the event the Underwriters' over-allotment option is exercised, pending investment of the proceeds therefrom, the Company's ability to pay such distribution out of Cash Available for Distribution may be further adversely affected.

  THERE IS NO ASSURANCE THAT THE COMPANY IS PAYING FAIR MARKET VALUE FOR THE INITIAL HOTELS BEING ACQUIRED BY THE COMPANY. In establishing the purchase prices of the Initial Hotels, no independent appraisals were obtained. In addition, there were no arm's-length negotiations with respect to the Company's acquisition of interests in the Initial Hotels from the Contributors. Accordingly, there can be no assurance that the price paid by the Company for the Initial Hotels, including interests acquired from the Contributors, does not exceed the value of the hotels and other assets acquired by the Company.

  The valuation of the Company has been determined based upon a capitalization of the Company's estimated Cash Available for Distribution (as described in "Summary Financial Information") and the other factors discussed under "Underwriting" rather than an asset-by-asset valuation based on historical cost or current market value. This methodology has been used because the Company's management believes it appropriate to value the Company as an ongoing business rather than with the view to values that could be obtained from a liquidation of the Company or of individual assets owned by the Company.

  CONFLICTS OF INTEREST IN THE FORMATION TRANSACTIONS AND THE BUSINESS OF THE COMPANY AND DEPENDENCE ON ADVISOR COULD ADVERSELY AFFECT THE COMPANY. The Company does not have any employees and is dependent on the Advisor for all strategic business direction, management and administrative services. While the employees of the Advisor will devote substantially all of their time and efforts on behalf of the Company, certain employees of the Advisor will allocate a limited portion of their time and efforts to other activities on behalf of LaSalle. See "REIT Management-Advisory Agreement." In the event that the Advisor does not perform its obligations under the Advisory Agreement or if the Advisory Agreement were to be terminated, the Company would not have any employees to provide such services and no assurance can be given that a satisfactory replacement advisor could be engaged on acceptable terms; the failure to do so could have a material adverse effect on the Company's financial condition or results of operations.

  LaSalle is a full service real estate firm that provides investment management services, management services and corporate and financial services. Although the Advisory Agreement will limit LaSalle's ability to engage in any activities that would compete with the business of the Company, no assurance can be given that LaSalle's activities will not be in competition with or otherwise conflict with the business of the Company.

  The interests of the Company and the Advisor potentially may conflict due to the ongoing relationships between the two entities. Because the timing and amount of incentive and other fees received by the Advisor may be affected by various determinations, including the sale or disposition of properties, the Advisor may have a conflict of interest with respect to such determinations. In addition, LaSalle is a significant shareholder of the Company and could influence decisions regarding the Advisory Agreement and fees relating to such agreement. Although all agreements with the Advisor must be approved by a majority of the Company's Independent Trustees, no assurance of arm's-length negotiations can be given. With respect to the various contractual arrangements between the two entities, the potential exists for disagreement as to the quality of services provided by the Advisor and as to contractual compliance. Under the Advisory Agreement, in addition to certain Excluded Properties, the Advisor is permitted to acquire interests, directly or indirectly, in Competitive Hotels or advise with respect to Competitive Hotels to the extent that such Affiliate (i) is a "registered investment adviser" under the Investment Advisers Act of 1940, as amended, and makes such acquisition or gives such advice in the ordinary course of management activities for securities investments, (ii) acquires a company or other entity which owns or provides asset management services with respect to Competitive Hotels, provided that is not a material activity of such company or entity and that such company or entity does not engage in activities relating to additional Competitive Hotels, (iii) invests in debt or debt securities, or
(iv) is engaged in consulting, development, financing, disposition or facility related services with respect to Competitive Hotels. In addition, certain situations could arise where actions taken by the Advisor in its capacity as manager or adviser of Competitive Hotels or the Excluded Properties in its conduct of other activities permitted under the Advisory

Agreement would not necessarily be in the best interests of the Company. The failure of the Advisor or the Company, as the case may be, to enforce the material terms of the Advisory Agreement could result in a monetary loss to the Company, which loss could have a material adverse effect on the Company's financial condition or results of operations.

  In addition, Stuart L. Scott and Jon E. Bortz serve as Trustees of the Company and also serve as officers and directors of LaSalle and the Advisor. Mr. Bortz and Michael Barnello (who is also an officer and director of the Advisor) also serve as officers of the Company. Messrs. Scott, Bortz and Barnello, as well as certain other officers and Trustees of the Company and directors of the Advisor, also own shares (and/or options or other rights to acquire shares) in LaSalle, either directly or indirectly.

  The Company will have limited recourse for indemnification claims against certain of the Contributors under the contribution agreements pursuant to which the Company acquired the Initial Hotels; the Units received by LaSalle as consideration for contributing its interests in the Initial Hotels will be pledged for one year to secure indemnification obligations under these contribution agreements. Also, certain holders of Units, consisting of the Contributors who hold Units, may experience different and more adverse tax consequences compared to those experienced by holders of Common Shares or other holders of Units upon the sale of any of the Initial Hotels. Therefore, such holders and the Company may have different objectives regarding the appropriate pricing and timing of any sale of the Initial Hotels and regarding the appropriate characteristics of additional hotels to be considered for acquisition, and their status as holders of Units may influence the Company not to sell particular properties even though such sales might otherwise be financially advantageous to the Company and its shareholders.

  THE ADVISOR, THE CONTRIBUTORS AND AN UNDERWRITER WILL RECEIVE MATERIAL BENEFITS FROM THE FORMATION TRANSACTIONS. Such benefits include, but are not limited to, (i) receipt by the Contributors of an aggregate of 4,093,845 Common Shares and Units (approximately $73.7 million), repayment of approximately $202.3 million of indebtedness associated with the Contributors' interests in the Initial Hotels, rights to purchase 823,223 Common Shares and approximately $47.2 million in cash in exchange for their interests in the Initial Hotels and in connection with the Formation Transactions, (ii) the grant to the Advisor of options to acquire 457,346 Common Shares, or, at the election of the Company, Units (iii) receipt by the Advisor of the right to appoint two members of the initial Board of Trustees of the Company and by one of the Contributors of the right to appoint one member of the initial Board of Trustees of the Company, (iv) ownership by LaSalle of a 45.5% interest in the Affiliated Lessee and (v) an affiliate of Prudential Securities Incorporated will receive a portion of the net proceeds of the Offering in repayment of the $48.0 million outstanding under the Bridge Loan.

  THE COMPANY'S PERFORMANCE AND VALUE ARE SUBJECT TO RISKS ASSOCIATED WITH THE HOTEL INDUSTRY

  Competition for Guests, Increases in Operating Costs, Dependence on Travel and Economic Conditions Could Affect the Company's Cash Flow. The Initial Hotels will be subject to all operating risks common to the hotel industry. These risks include, among other things, (i) competition for guests from other hotels, some of which may have greater marketing and financial resources than the Company, the Lessees and the Operators; (ii) increases in operating costs due to inflation and other factors, which increases may not have been offset in recent years, and may not be offset in the future by increased room rates;
(iii) dependence on business and leisure travelers, which demand may fluctuate and be seasonal; (iv) increases in energy costs, airline fares and other expenses related to travel, which may deter travelling; and (v) adverse effects of general and local economic conditions. These factors could adversely affect the ability of the Lessees to generate revenues and to make rent payments and therefore the Company's ability to make expected distributions to its shareholders.

  Unexpected Operating Costs Could Adversely Affect the Company's Cash
Flow. Hotels require ongoing renovations and other capital improvements, including periodic replacement or refurbishment of FF&E. Under the terms of the Participating Leases, the Company is obligated to establish a reserve to pay the cost of certain capital expenditures at the Initial Hotels and to pay for periodic replacement or refurbishment of FF&E. The Company, in consultation with the Lessees and the Operators, will control the use of funds in this reserve; provided, however, with respect to the Initial Hotels which are operated by Marriott, the Company together with the Affiliated Lessee and Marriott will jointly agree upon the use of funds in this reserve. If capital expenditures exceed the Company's expectations, there can be no assurance that sufficient sources of financing will be available to fund such expenditures. The additional cost of such expenditures could have an adverse effect on Cash Available for Distribution. In addition, the Company may acquire hotels in the future that require significant renovation. Renovation of hotels involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other hotels.

  The Company May Compete for Investment Opportunities with Entities that Have Substantially Greater Financial Resources than the Company, Including Lodging Companies and Other REITs. These entities generally may be able to accept more risk than the Company can prudently manage, including risks with respect to the creditworthiness of a hotel operator or the geographic proximity of its investments. Competition generally may reduce the number of suitable investment opportunities offered to the Company and increase the bargaining power of property owners seeking to sell.

  Seasonality of the Hotel Industry Could Affect the Company's Cash
Flow. Generally, hotel revenue for business hotels is greater in the second and third quarters of a calendar year, although this may not be true for hotels in major tourist destinations. Revenue for hotels in tourist areas generally is substantially greater during the tourist season than during other times of the year. Seasonal variations in revenue at the Initial Hotels may cause quarterly fluctuations in the Company's lease revenue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Seasonality."

  Conditions of Franchise Agreements and Brand Licensing Agreements Could Adversely Affect the Company. Two of the Initial Hotels are subject to franchise agreements and seven are subject to brand licensing agreements. In addition, hotels in which the Company invests subsequently may be operated pursuant to franchise and brand agreements. The continuation of such franchise or brand agreements is subject to specified operating standards and other terms and conditions. Licensors typically inspect licensed properties periodically to confirm adherence to operating standards. Action or inaction on the part of any of the Company, the Lessees or the Operators could result in a breach of such standards or other terms and conditions of the franchise or brand licenses and could result in the loss or cancellation of a franchise or brand license. It is possible that a licensor could condition the continuation of a franchise or brand license on the completion of capital improvements which the Board of Trustees determines are too expensive or otherwise unwarranted in light of general economic conditions or the operating results or prospects of the affected hotel. In that event, the Board of Trustees may elect to allow the franchise or brand license to lapse. In any case, if a license is terminated, the Company and the Lessee may seek to obtain a suitable replacement license or to operate the hotel independent of a franchise or brand license. The loss of a franchise or brand license could have a material adverse effect upon the operations or the underlying value of the hotel covered by the license because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the licensor, or due to any penalties payable upon early termination of a license.

  The Company's Dependence Upon a Limited Number of Properties Could Adversely Affect the Company's Ability to Make Distributions to Shareholders. The Company initially will own interests in only ten hotels. Significant adverse changes in the operations of any property could have a material adverse effect on lease revenues and the Company's ability to make expected distributions to its shareholders.

  The Company's Exclusive Focus on the Hotel Industry Could Adversely Affect its Operating Results. The Company's current strategy is to acquire interests only in hotels. As a result, the Company will be subject to risks inherent in investments in a single industry. The effects on Cash Available for Distribution resulting from a downturn in the hotel industry may be more pronounced than if the Company had investments in more than one industry.

  LACK OF OPERATING HISTORY COULD AFFECT PERFORMANCE. The Company, the Advisor and certain of the Lessees have been recently organized and have no operating history. There can be no assurance that the Company will be able to generate sufficient Cash Available for Distribution to make anticipated distributions to shareholders. The Company, the Advisor and the Lessees also will be subject to the risks generally associated with the formation of any new business.

  THE COMPANY'S USE OF DEBT FINANCING AND ABSENCE OF LIMITATION ON INDEBTEDNESS COULD ADVERSELY AFFECT ITS FINANCIAL CONDITION. The Company, through the Operating Partnership, has entered into the Line of Credit. Borrowings under the Line of Credit bear interest at variable rates based upon a specified spread over 30-day, 60-day or 90-day London Interbank Offered Rate ("LIBOR") or a spread over a specified adjusted base rate, at the Company's election. Upon the completion of the Offering and the Formation Transactions, the Company will have approximately $66.7 million outstanding under the Line of Credit, and the debt to total market capitalization ratio of the Company will be approximately 16.9%. The Company currently has a policy of incurring debt only if upon such incurrence the Company's debt to total market capitalization ratio would be 45% or less. However, the organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. Accordingly, the Board of Trustees could alter or eliminate this policy and would do so, for example, if it were necessary in order for the Company to continue to qualify as a REIT. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's Cash Available for Distribution to shareholders and could increase the risk of default on the Company's indebtedness. See "Policies with Respect to Certain Activities--Financing Policies."

  The Company has established its debt policy relative to the total market capitalization of the Company rather than relative to the book value of its assets. The Company has used total market capitalization because it believes that the book value of its assets (which to a large extent is the depreciated original cost of real property, the Company's primary tangible assets) does not accurately reflect its ability to borrow and to meet debt service requirements. The market capitalization of the Company, however, is more variable than book value, and does not necessarily reflect the fair market value of the underlying assets of the Company at all times. The Company also will consider factors other than market capitalization in making decisions regarding the incurrence of indebtedness, such as the purchase price of properties to be acquired with debt financing, the estimated market value of its properties upon refinancing and the ability of particular properties and the Company as a whole to generate cash flow to cover expected debt service.

  There can be no assurance that the Company will be able to meet its debt service obligations and, to the extent that it cannot, the Company risks the loss of some or all of its assets to foreclosure. Adverse economic conditions could result in higher interest rates which could increase debt service requirements on floating rate debt and could reduce the amounts available for distribution to shareholders. The Company may obtain one or more forms of interest rate protection (swap agreements, interest rate cap contracts, etc.) to hedge against the possible adverse effects of interest rate fluctuations. Adverse economic conditions could cause the terms on which borrowings become available to be unfavorable. In such circumstances, if the Company is in need of capital to repay indebtedness in accordance with its terms or otherwise, it could be required to liquidate one or more investments in hotel properties at times which may not permit realization of the maximum return on such investments.

  THE COMPANY'S DEPENDENCE ON EXTERNAL SOURCES OF CAPITAL COULD ADVERSELY AFFECT CASH FLOW. The Company anticipates that it will finance its acquisitions and development activities in part with the proceeds from the Line of Credit, extensions of the Line of Credit and replacement credit facilities. There can be no assurance that the Company will continue to be able to obtain such financing on acceptable terms.

  POTENTIAL LIABILITIES ASSUMED BY THE COMPANY COULD ADVERSELY AFFECT CASH FLOW. Because the Company is acquiring all the partnership interests in the entities that own certain of the Initial Hotels, the Company may become liable for certain liabilities, including contingent liabilities of such selling entities. There is, therefore, a risk that unforeseen liabilities could exist for which the Company could be liable and which could materially and adversely affect Cash Available for Distribution. Each of the Contributors which are LaSalle affiliates (each, a "LaSalle Contributor") will execute a Supplemental Representations, Warranties and Indemnity Agreement (the "Supplemental Agreement") whereby each of the LaSalle Contributors will indemnify the Company against certain losses resulting from the inaccuracy of certain representations or warranties. The maximum liability of each LaSalle Contributor under the Supplemental Agreement is limited to the number of Units or Shares received by such entity for its respective interests in the Initial Hotels; provided, however, that each LaSalle Contributor shall have no liability for any such losses unless such losses exceed $100,000 in the aggregate.

  ABSENCE OF PRIOR PUBLIC MARKET FOR COMMON SHARES COULD ADVERSELY AFFECT THE PRICE OF THE COMMON SHARES. Prior to the Offering, there has been no public market for the Common Shares. The Common Shares have been approved for listing on the NYSE, subject to official notice of issuance. See "Underwriting." The initial public offering price may not be indicative of the market price for the Common Shares after the Offering, and there can be no assurance that an active public market for the Common Shares will develop or continue after the Offering. See "Underwriting" for a discussion of factors considered in determining the initial public offering price. There also can be no assurance that the Company will continue to meet the criteria for continued listing of the Common Shares on the NYSE.

  THE COMPANY'S PERFORMANCE AND VALUE ARE SUBJECT TO REAL ESTATE INDUSTRY CONDITIONS

  Adverse Changes in Economic Conditions, Competition, Legal Requirements or Tax Rates or other Unanticipated Events Could Adversely Affect the Company's Performance. The Company's purchase of the Initial Hotels is subject to varying degrees of risk generally incident to the ownership of real property. The value of the Initial Hotels, and therefore the Company's income and ability to make distributions to its shareholders, is dependent upon the abilities of the Lessees and Operators to operate the properties in a manner sufficient to maintain or increase revenues and to generate sufficient income in excess of operating expenses to make rent payments under the Participating Leases. Income from the Initial Hotels may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, competition from other hotel properties, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws, and other factors which are beyond the control of the Company.

  The Relative Illiquidity of Real Estate Investments Could Adversely Affect the Price of the Common Shares. Real estate investments are relatively illiquid. The ability of the Company to vary its portfolio in response to changes in economic and other conditions is limited. No assurance can be given that the market value of any of the Initial Hotels will not decrease in the future. Because management believes it is appropriate to value the Company as an ongoing business rather than through liquidation values of the Company or the Initial Hotels, the valuation of the Company has been determined based primarily upon a capitalization of the estimated Cash Available for Distribution and the other factors set forth in the section captioned "Underwriting," rather than on a property by property basis considering historical cost or current market value. There can be no assurance that the Company will be able to dispose of an investment when it finds disposition advantageous or necessary or that the sale price of any disposition will recoup or exceed the amount of the Company's investment.

  Uninsured Losses Could Adversely Affect the Company's Cash Flow. Each Participating Lease specifies comprehensive insurance to be maintained on each of the Initial Hotels, including liability, fire and extended coverage. The Company believes such specified coverage is of the type and amount customarily obtained for or by an owner on real property assets. Leases for subsequently acquired hotels will contain similar provisions. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, hurricanes and floods, that may be uninsurable or not economically insurable. The Company's Board of Trustees and the Advisor will use their discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on the Company's interest in the hotel properties at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the Company's lost investment. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it unfeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such property.

  Liability for Environmental Matters Could Adversely Affect the Company's Financial Condition. Under various United States Federal, state, and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to remediate such contaminated property properly, may adversely affect the owner's ability to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles could be used to impose liability for release of asbestos-containing materials ("ACMs") into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require expenditures.

  In connection with the acquisition of its interests in the Initial Hotels, the Company or the Operating Partnership potentially may be liable for any such costs. The cost of defending against claims of liability or remediating the contaminated property could materially adversely affect the Cash Available for Distribution to the Company's shareholders.

  Phase I environmental assessments have been obtained on all of the Initial Hotels from various qualified independent environmental engineers. The most recent Phase I reports for the Initial Hotels were prepared in 1997. The purpose of Phase I audits is to identify potential environmental contamination for which the Initial Hotels may be responsible and the potential for other environmental liabilities. The Phase I audit reports have not revealed any environmental liability that the Company believes would have a material adverse effect on the Company's business, assets, results of operations or liquidity, nor is the Company aware of any such liability. Nevertheless, it is possible that these reports do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware.

  Increases in Property Taxes Could Adversely Affect the Company's Cash
Flow. Each Initial Hotel is subject to real and personal property taxes. The real and personal property taxes on the Initial Hotels may increase or decrease as property tax rates change and as the properties are reassessed by taxing authorities. If property taxes increase, the Company's ability to make expected distributions to its shareholders could be adversely affected.

  Certain Leases and Rights of First Refusal may Constrain the Company from Acting in the Best Interests of Shareholders. Le Meridien New Orleans is subject to a ground lease with a third party lessor. Any proposed sale of Le Meridien New Orleans by the Operating Partnership or any proposed assignment of the Operating Partnership's leasehold interest in the ground lease will require the consent of the third party lessor. As a result, the Company and the Operating Partnership may not be able to sell, assign, transfer or convey the Operating Partnership's interest in Le Meridien New Orleans without the consent of such third party lessor, even if such transactions may be in the best interests of the shareholders of the Company. Le Meridien Dallas is subject to a right of first refusal for the sale of this Initial Hotel in favor of the owner of the balance of the condominium units. In addition, the Company will be subject to certain rights of first refusal with respect to the following Initial Hotels: Radisson Hotel South and Plaza Tower, Marriott Seaview Resort and LaGuardia Airport Marriott. See "The Initial Hotels-- Operator Agreements." Future hotels acquired by the Company may be subject to similar restrictions.

  The Costs of Compliance with the Americans with Disabilities Act Could Adversely Affect the Company's Cash Flow. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain Federal requirements related to access and use by disabled persons. A determination that the Company is not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. If the Company were required to make modifications to comply with the ADA, the Company's ability to make expected distributions to its shareholders could be adversely affected.

  Failure of Acquisitions to Perform as Expected or Unanticipated Development Costs May Adversely Affect the Company's Cash Flow. The Company intends to pursue acquisitions of additional hotels and, under appropriate circumstances, may pursue development opportunities. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that estimates of the costs of acquisition and of renovation will prove inaccurate, as well as general investment risks associated with any new real estate investment. New project development is subject to numerous risks, including risks of construction delays or cost overruns that may increase project costs, new project commencement risks such as receipt of zoning, occupancy and other required governmental approvals and permits and the incurrence of development costs in connection with projects that are not pursued to completion. The fact that the Company must in general, distribute 95% of its net taxable income in order to maintain its qualification as a REIT may limit the Company's ability to rely upon lease income from the Initial Hotels or subsequently acquired hotels to finance acquisitions or new developments. As a result, if debt or equity financing were not available on acceptable terms, further acquisitions or development activities might be curtailed or Cash Available for Distribution might be adversely affected.

  FAILURE TO QUALIFY AS A REIT WOULD CAUSE THE COMPANY TO BE TAXED AS A CORPORATION

  The Company Will Be Taxed as a Corporation if it Fails to Qualify as a
REIT. The Company intends to operate so as to qualify as a REIT for Federal income tax purposes commencing with its taxable year ending December 31, 1998.

  A REIT generally is not taxed at the corporate level on income it currently distributes to its shareholders, as long as it distributes at least 95% of its REIT taxable income. Although the Company believes that it will be organized and will operate in such a manner so as to qualify as a REIT, no assurance can be given that the Company will be organized or will be able to operate in a manner so as to qualify as a REIT or remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to qualify and to continue to qualify as a REIT. The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Code is greater in the case of a REIT that holds its assets through a partnership, such as the Company. Moreover, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the Federal income tax consequences of such qualification. The Company will rely on the opinion of Brown & Wood LLP, counsel to the Company, to the effect that, based on various assumptions relating to the organization and operation of the Company and representations made by the Company as to certain factual matters, the Company's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT. Such legal opinion will not be binding on the IRS. Moreover, Brown & Wood LLP has undertaken no obligation to update such opinion nor will Brown & Wood LLP monitor the Company's compliance with the Code's REIT provisions. See "Federal Income Tax Consequences."

  If the Company fails to qualify as a REIT in any taxable year, the Company will not be allowed a deduction for distributions to its shareholders in computing its taxable income and will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at the applicable corporate rate. In addition, unless it were entitled to relief under certain statutory provisions, the Company would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This disqualification would reduce the funds of the Company available for investment or distribution to shareholders because of the additional tax liability of the Company for the year or years involved.

  If the Company were to fail to qualify as a REIT, it no longer would be subject to the distribution requirements of the Code and, to the extent that distributions to shareholders would have been made in anticipation of the Company's qualifying as a REIT, the Company might be required to borrow funds or to liquidate certain of its assets to pay the applicable corporate income tax. Although the Company currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Company's Board of Trustees to decide to revoke the REIT election. See "Federal Income Tax Consequences."

  To Qualify as a REIT the Company Must Meet Minimum Distribution Requirements. In order to qualify as a REIT, the Company generally will be required each year to distribute to its shareholders at least 95% of its taxable income (excluding net capital gain). In addition, the Company may be subject to income and excise tax if the Company does not meet certain distribution requirements. See "Federal Income Tax Consequences--Taxation of the Company--Annual Distribution Requirements."

  The Company intends to make distributions to its shareholders to comply with the 95% distribution requirement and to avoid Federal income tax and excise tax. The Company's income will consist primarily of the Company's share of the income of the Operating Partnership, and the Company's cash flow will consist primarily of its share of distributions from the Operating Partnership. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income of the Company and the effect of nondeductible capital expenditures, the creation of reserves or required debt amortization payments could require the Company to borrow funds through the Operating Partnership on a short term or long-term basis to meet the distribution requirements that are necessary to continue to qualify as a REIT and to avoid Federal income and excise tax. The requirement to distribute a substantial portion of the Company's net taxable income could cause the Company to distribute amounts that otherwise would be spent on future acquisitions, capital expenditures or repayment of debt, which could require the Company to borrow funds or to sell assets to fund the cost of these items.

  THE ABILITY OF SHAREHOLDERS TO EFFECT A CHANGE IN CONTROL OF THE COMPANY IS LIMITED

  Potential Anti-Takeover Effect of Certain Provisions of Maryland Law and the Company's Declaration of Trust and Bylaws. Certain provisions of Maryland law and of the Company's Declaration of Trust and Bylaws may have the effect of discouraging a third party from making an acquisition proposal for the Company and could delay, defer or prevent a transaction or a change in control of the Company under circumstances that could give the holders of Common Shares the opportunity to realize a premium over the then prevailing market prices of the Common Shares. Such provisions include the following:

  Stock Ownership Limit in the Declaration of Trust Could Inhibit Changes in Control. In order for the Company to maintain its qualification as a REIT under the Code, not more than 50% in value of the outstanding shares of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of the Company's taxable year (other than the first year for which the election to be treated as a REIT has been made). Furthermore, if the holder of 10% or more of the shares or interests in assets or net profits of any lessee were to own, actually or constructively, 10% or more in value of the shares of the Company, the lessee could become a Related Party Tenant (as defined in "Federal Income Tax Consequences--Requirements for Qualification as a REIT-- Income Tests") of the Company, which could result in loss of REIT status for the Company. For the purpose of preserving the Company's REIT qualification, among other reasons, the Company's Declaration of Trust prohibits direct or indirect ownership (taking into account applicable ownership provisions of the Code) of more than 9.8% of any class of the Company's outstanding shares by any person (the "Ownership Limitation"). Generally, the shares owned by affiliated owners will be aggregated for purposes of the Ownership Limitation. Although the Board of Trustees presently has no intention of doing so, the Board of Trustees could waive these restrictions if evidence satisfactory to the Board of Trustees and the Company's tax counsel were presented that the changes in ownership would not then or in the future jeopardize the Company's status as a REIT and the Board of Trustees otherwise decided such action would be in the best interests of the Company. Shares acquired or transferred in breach of the limitation will be automatically transferred to a trust for the exclusive benefit of one or more charitable organizations and the purchaser-transferee shall not be entitled to vote or to participate in dividends or other distributions. In addition, Common Shares acquired or transferred in breach of the limitation may be purchased from such trust by the Company for the lesser of the price paid and the average closing price for the ten trading days immediately preceding redemption. A transfer of shares to a person who, as a result of the transfer, violates the Ownership Limitation will be void.

  The Ownership Limitation could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company in which holders of some, or a majority, of the Common Shares might receive a premium for their Common Shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests. See "Shares of Beneficial Interest--Restrictions on Transfer" and "Federal Income Tax Consequences--Requirements for Qualification as a REIT."

  Potential Effects of Staggered Board Could Inhibit Changes in Control. The Board of Trustees will be divided into three classes of trustees. The initial terms of the first, second and third classes will expire in 1999, 2000 and 2001, respectively. Trustees of each class will be chosen for three year terms upon the expiration of the current class terms, and, beginning in 1999 and each year thereafter, one class of trustees will be elected by the shareholders. A trustee may be removed, with or without cause, by the affirmative vote of 75.0% of the votes entitled to be cast for the election of trustees, which super-majority vote may have the effect of delaying, deferring or preventing a change of control of the Company. The staggered terms of trustees may reduce the possibility of a tender offer or an attempt to change control of the Company even though a tender offer or change in control might be in the best interests of the shareholders. See "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws--Number of Trustees; Classification of the Board of Trustees."

  Issuances of Preferred Stock Could Inhibit Changes in Control. The Declaration of Trust authorizes the Board of Trustees to issue up to 20 million preferred shares, $.01 par value per share (the "Preferred Shares"), to reclassify unissued shares, and to establish the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption for each such class or series of any Preferred Shares issued. No Preferred Shares will be issued or outstanding as of the closing of the Offering.

  Certain Provisions of Maryland Law Could Inhibit Changes in Control. Under the Maryland General Corporation Law, as amended (the "MGCL"), certain "business combinations" (including certain issuances of equity securities) between a Maryland REIT such as the Company and any person who owns 10% or more of the voting power of the REIT's shares or an affiliate thereof are prohibited for five years after the most recent date on which the interested shareholder became an interested shareholder. Thereafter, any such business combination must be approved by two super-majority votes unless, among other conditions, the REIT's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its common shares. See "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws--Business Combinations."

  Effect of Maryland Control Share Acquisition Statute. In addition to certain provisions of the Declaration of Trust, the Maryland control share acquisition statutes may have the effect of discouraging a third party from making an acquisition proposal for the Company. The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible under the statute to be cast on the matter. "Control shares" are voting shares, which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

  If voting rights are not approved at a meeting of shareholders then, subject to certain conditions and limitations, the issuer may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. If voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

  The Company's Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any persons of shares of the Company. There can be no assurance that such provision will not be amended or eliminated at any point in the future. If the foregoing exemption in the Company's Bylaws is rescinded, the control share acquisition statute could have the effect of delaying, deferring, preventing or otherwise discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer.

  Approval of Unitholders Required for Certain Business Combinations. The Partnership Agreement provides that the Company may not generally engage in any merger, consolidation or other combination with or into another person or sale of all or substantially all of its assets, or any reclassification, or any recapitalization or change of outstanding Common Shares (a "Business Combination"), unless the holders of Units will receive, or have the opportunity to receive, the same consideration per Unit as holders of Common Shares receive per Common Share in the transaction; if holders of Units will not be treated in such manner in connection with a proposed Business Combination, the Company may not engage in such transaction unless Unitholders holding more than 50% of the Units vote to approve the Business Combination. In addition, as provided in the Partnership Agreement, the Company will not consummate a Business Combination with respect to which the Company conducted a vote of the shareholders unless the matter would have been approved had holders of Units been able to vote together with the shareholders on the transaction. The foregoing provisions of the Partnership Agreement would under no circumstances enable or require the Company to engage in a Business Combination which required the approval of the Company's shareholders if the Company's shareholders did not in fact give the requisite approval. Rather, if the Company's shareholders did approve a Business Combination, the Company would not consummate the transaction unless (i) the Company as general partner first conducts a vote of Unitholders (including the Company) on the matter,
(ii) the Company votes the Units held by it in the same proportion as the shareholders of the Company voted on the matter at the shareholder vote and
(iii) the result of such vote of the Unitholders (including the proportionate vote of the Company's Units) is that had such vote been a vote of shareholders, the Business Combination would have been approved by the shareholders. As a result of these provisions of the Partnership Agreement, a third party may be inhibited from making an acquisition proposal that it would otherwise make, or the Company, despite having the requisite authority under its Declaration of Trust, may not be authorized to engage in a proposed Business Combination.

  CHANGES IN MARKET INTEREST RATES COULD ADVERSELY AFFECT THE MARKET PRICE OF THE COMMON SHARES. One of the factors that may influence the price of the Common Shares in public trading markets will be the annual yield from distributions by the Company on the Common Shares as compared to yields on certain financial instruments. Thus, an increase in market interest rates will result in higher yields on certain financial instruments, which could adversely affect the market price of the Common Shares.

  PURCHASERS OF COMMON SHARES IN THE OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL BOOK VALUE DILUTION. As set forth more fully under "Dilution," the pro forma net tangible book value per Common Share of the assets of the Company after the Offering will be substantially less than the expected initial public offering price per Common Share in the Offering. Accordingly, purchasers of the Common Shares offered hereby will experience immediate and substantial dilution of $2.13 per share in the net tangible book value of the Common Shares from the initial public offering price. See "Dilution."

  AVAILABILITY OF COMMON SHARES FOR FUTURE SALE COULD ADVERSELY AFFECT THE PRICE OF THE COMMON SHARES. Upon the completion of the Offering, the Company will have outstanding 15,112,122 Common Shares (17,242,122 Common Shares if the Underwriters' over-allotment option is exercised in full). In addition, 3,181,723 Common Shares are reserved for issuance upon exchange of Units issued to the Contributors. The

Common Shares issued in the Offering will be freely tradable by persons other than "affiliates" of the Company without restriction under the Securities Act, subject to the limitations on ownership set forth in this Prospectus.

  Following the Offering, the Company intends, subject to market conditions, to increase its capital resources through additional offerings of Common Shares. Such offerings may result in dilution of the equity of shareholders of the Company or reduction of the market price of the Common Shares, or both. The amount, timing or nature of future sales of Common Shares will depend upon the general economic environment, market conditions and numerous other factors, none of which can be predicted.

  Sales of a substantial number of Common Shares (including Common Shares issued upon the exercise of options or share purchase rights or in redemption of Units issued to the Contributors), or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Shares. In connection with the Formation Transactions approximately 912,122 restricted Common Shares and 3,181,723 Units will be issued in addition to the Common Shares sold by the Company in the Offering. None of the Contributors may exchange such Units for Common Shares for one year from the closing of the Offering. See "Structure and Formation of the Company." The Company, its officers and trustees, the Advisor and the Contributors have agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any Units or Common Shares of the Company, or any securities convertible or exercisable or exchangable for any Units or Common Shares of the Company for the applicable holding period (other than pursuant to the Share Option Plan and the share purchase rights granted to the Contributors), for a period of 180 days in the case of the Company, and one year in the case of the Company's officers and trustees, the Advisor and the Contributors, from the closing of the Offering, without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, subject to certain limited exceptions. Prudential Securities Incorporated may, in its sole discretion, at any time and without notice, release all or any portion of the Common Shares or Units subject to the foregoing lock-up agreements. See "Shares Eligible for Future Sale." At the conclusion of such period, the restricted Common Shares, any Common Shares issued upon redemption of Units and the shares purchased in the Offering may be sold in the public market pursuant to registration rights granted by the Company or available exemptions from registration. In addition, approximately 1,305,569 Common Shares will be reserved for issuance pursuant to the Company's share purchase rights, the option grant to the Advisor and the Share Option Plan and, when issued, these shares will be available for sale in the public markets from time to time pursuant to exemptions from registration requirements or upon registration. Certain of such Common Shares are required to be registered under registration rights agreements. No prediction can be made about the effect, if any, that future sales of Common Shares will have on the market price of the Common Shares.

  All Common Shares (including Common Shares that are issuable upon the exchange of Units) and Units issued to the Contributors in connection with the Formation Transactions will be deemed to be "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be transferred unless such Common Shares are registered under the Securities Act or an exemption from registration is available, including any exemption from registration provided under Rule 144. In general, upon satisfaction of certain conditions, Rule 144 permits the sale of certain amounts of restricted securities one year following the date of acquisition of the restricted securities from the Company and, after two years, permits unlimited sales by persons unaffiliated with the Company.

  SHAREHOLDER APPROVAL IS NOT REQUIRED TO CHANGE POLICIES OF THE
COMPANY. Shareholders will have no right or power to take part in the management of the Company except through the exercise of voting rights on certain specified matters. The Board of Trustees will be responsible for directing the management of the business and affairs of the Company. The major policies of the Company, including its policies with respect to acquisitions, financing, growth, operations, debt capitalization and distributions, will be determined by its Board of Trustees. The Board of Trustees may amend or revise these and other policies from time to time without a vote of the shareholders of the Company. See "Policies and Objectives with Respect to Certain Activities."

                                  THE COMPANY

  The Company, which intends to operate as a REIT for Federal income tax purposes, has been formed to own hotel properties and to continue and expand the hotel property investment activities of LaSalle on an exclusive basis. The Company will be managed and advised by the Advisor, a wholly owned subsidiary of LaSalle. Upon completion of the Offering and the Formation Transactions, the Company will own, through the Operating Partnership, three convention, two resort, and five business oriented full service hotels, located in ten different markets in eight states containing an aggregate of 3,379 guest rooms, and will seek to selectively acquire and develop additional hotel properties, particularly upscale and luxury full service hotels located in convention, resort and major urban business markets. Seven of the Initial Hotels will be leased to independent lessees (affiliates of whom will also operate those Initial Hotels) and three of the Initial Hotels will be leased to an Affiliated Lessee under Participating Leases which provide for the payment of the greater of a base rent or participating rent and are designed to allow the Company to achieve substantial participation in revenue growth at the Initial Hotels. All ten of the Initial Hotels will be managed by independent, unaffiliated Operators.

  The Company believes that it can be distinguished from other real estate companies and REITs that are focused on the ownership of hotel properties in the following major respects:

  . Reputation, Experience and Resources of LaSalle. LaSalle is an institutionally respected real estate services and investment firm which has extensive experience in the acquisition, investment management, finance, development and disposition of hotel properties, including over $500 million of hotel acquisitions and investments since 1994 and over $500 million of new hotel development. Through the Advisor, LaSalle will provide the Company with hotel investment advisory services on an exclusive basis, including domestic and international acquisitions, research, due diligence, investment management, accounting, finance, risk management and human resources.

  . Focus on Convention, Resort and Major Urban Business Markets. Consistent with the historical focus of the Advisor and with the Initial Hotels, the Company will be primarily focused on investments in hotels located in convention, resort and major urban business markets, which management believes will continue to benefit from the recovery in the hotel sector. Within these markets, the Company will be primarily focused on upscale and luxury full service hotels. Convention, resort and urban business hotels, the full service sector of these hotel markets generally, and the upscale and luxury segments in particular, have experienced the least amount of new supply and have the highest barriers to entry as a result of high per property costs, high per room development costs (relative to the price per room at which such hotels can be purchased) and long lead times for new development.

  . Multiple Independent, Unaffiliated Operators. The Company believes that the exclusive use of independent, unaffiliated hotel operators eliminates the potential for serious conflicts of interest which have existed in other hotel REITs. Additionally, the use of multiple operators provides diversification and creates a network of operators that is expected to continue to generate acquisition opportunities for the Company. The Company intends to continue to develop its relationships with premier internationally recognized hotel operating companies such as Marriott(R), Radisson(R) and Le Meridien(R) and other nationally respected operating companies.

  . Acquisition of Hotel Properties Subject to Long-Term Agreements. The Company believes that many of its competitors for hotels are focused primarily on properties that can be acquired free of long-term management and/or franchise agreements. Unlike these competitors, the Company intends to use a variety of unaffiliated operators, and as a result will pursue acquisitions of hotel properties solely based on their investment potential. The Company believes there will be less competition for the acquisition of hotel properties subject to long-term management and/or franchise agreements, enabling such properties to be acquired at relatively attractive multiples of cash flow and discounts to replacement cost. Generally, the Company will seek to have the operators of these and its other hotels become lessees and invest in Units of the Operating Partnership or in the Common Shares of the Company. All of the independent unaffiliated Lessees/Operators of the Initial Hotels will own Common Shares or Units which upon completion of the Offering will total 661,048 Common Shares and Units. Where the Operator declines to serve as the lessee for a hotel on account of internal policy or other reasons (as with three of the Initial Hotels operated by Marriott), the Company will lease the hotel to an affiliated lessee on terms designed to maximize the Company's participation in the revenue growth of the hotel in a manner consistent with the Company's status as a REIT.

                        BUSINESS AND GROWTH STRATEGIES

  The Company's primary objectives are to maximize current returns to its shareholders through increases in Cash Available for Distribution and to increase long-term total returns to shareholders through appreciation in the value of its Common Shares. To achieve these objectives, the Company will seek to (i) invest in or acquire additional hotel properties on favorable terms and
(ii) enhance the return from, and the value of, the Initial Hotels and any additional hotels. The Initial Hotels and any additional hotels will be subject to Participating Leases which will allow the Company to participate in increased revenues from the hotels pursuant to participating rent payments.

  The Company will seek to achieve revenue growth principally through (i) acquisitions of full service hotel properties located in convention, resort and major urban business markets in the U.S. and abroad, especially upscale and luxury full service hotels in such markets and where the Company, through LaSalle's extensive research and local market experience, perceives strong demand growth or significant barriers to entry, (ii) renovations and/or expansions at certain of the Initial Hotels, and (iii) selective development of hotel properties, particularly upscale and luxury full service properties in high demand markets where development economics are favorable.

ACQUISITION STRATEGIES FOR FUTURE GROWTH

  The Company's hotel acquisition strategies for future growth have been developed with the benefit of the proprietary research and experience of LaSalle's investment research group. LaSalle's research group assists the Company in the formulation of its acquisition and investment management strategies through the research and analysis of four interrelated areas which are likely to affect the future performance of hotel properties. These areas of research are:

  .socioeconomic, business and technological trends;

  .capital markets flows;

  .regional economic trends; and

  .property market fundamentals.

Utilizing this research the Company has created hotel acquisition strategies and identified specific markets for future investment. In creating this future investment strategy and identifying potential future markets the Company has focused on:

  . Convention Markets and Convention Oriented Hotels. Convention markets and convention oriented hotels have benefited from the growth in room demand generated by the increases in the number of conventions and convention attendees since 1991. From 1991 to 1995, the most recent period for which information is available, the number of conventions held increased by 6.9% and the number of convention attendees increased by 51.2%, according to Meetings and Conventions Magazine. As a result of this growth and to accommodate projected growth, the number and size of convention facilities in the U.S. are projected to continue to increase. Hotels in convention markets are direct beneficiaries of this growth.

  . Resort Markets and Resort Hotels. Resorts have experienced increased demand resulting from higher levels of discretionary spending devoted to travel and leisure activities. The higher levels of leisure spending have been fueled by the demographic shift in the U.S. population, resulting in a growing number and percentage of individuals in the higher leisure spending age groups as well as by the sustained economic recovery in the U.S. The Company believes that the projected demographics in the U.S. will continue to benefit resort markets. Many resort markets also have significant barriers to entry, including limited availability of land for hotel development and environmental impact issues.

  . Major Urban Business Markets. Major urban business markets are continuously identified and ranked by LaSalle's research, based on factors which are expected to favorably impact hotel room demand, including projections of: growth in gross metropolitan product ("GMP") and employment; the breadth and diversification of the components of the GMP; migration of population and businesses in and out of the market area; local infrastructure investment; and the frequency and capacity of the airline service to each market. Initially, the Company's efforts will be primarily focused on acquiring urban hotels located in its targeted business markets.

  . Upscale and Luxury Full Service Sectors. Convention, resort and urban business hotels, the full service hotel sector generally, and the upscale and luxury segments thereof in particular, have experienced the least amount of new supply and have the highest barriers to entry as a result of high per property costs, high per room development costs (relative to the price per room at which such hotels can be purchased) and long lead times for new development.

  The Company intends to finance the acquisition of additional hotel properties with borrowings under the Line of Credit, other borrowings or from the proceeds of additional issuances of Common Shares or other securities. There can be no assurance that the Company will be able to obtain such financing on acceptable terms.

  While no assurance can be given as to future results, based on the research described above, the Company believes that upscale and luxury full service hotels located in selected convention, resort and major urban business markets will outperform all other sectors of the hotel industry over the next several years. These sectors and markets are regularly analyzed to determine the likelihood and amount of new hotel room supply. By comparing the room demand and supply and balancing the risks of each market, the Company will target markets where it will focus its acquisition efforts. The Company intends to acquire additional hotel properties in its targeted markets consistent with the investment fundamentals outlined above and which meet one or more of the following criteria:

  . hotels that benefit from unique competitive advantages in the form of location, physical facilities or other attributes which cannot be easily or affordably replicated;

  . hotels available at significant discounts to replacement cost, including when such discounts result from reduced competition for properties with long-term management and/or franchise agreements;

  . hotels that the Company believes possess sound operating fundamentals but are underperforming and would benefit from brand or franchise conversion, new management, renovation or redevelopment or other active and aggressive asset management strategies;

  . hotels that offer significant expansion opportunities on a basis that the Company believes will provide an attractive return on its investment;

  . portfolios of hotels that exhibit some or all of the criteria discussed above, where purchasing several hotels in one transaction would enable the Company to obtain a favorable price or to purchase attractive hotels that otherwise would not be available to the Company; and

  . upscale and luxury full service hotel properties located outside of the United States (initially Canada, Mexico, Europe and Central and South America, in particular) that are available for purchase in a joint venture or alliance with major independent or hotel brand operating companies.

  The Company intends to capitalize on LaSalle's significant industry and national presence and relationships with numerous hotel operators and franchisors, institutional investors and other hotel owners and brokers, in order to access acquisition opportunities not readily available or widely marketed. Since the beginning of 1994, the Advisor has completed 15 hotel acquisitions or investments aggregating over $500 million, most of which were negotiated transactions or were marketed on a limited basis. Many of these opportunities resulted from the Advisor's relationships with different operators who sought a relationship with LaSalle. The Company believes that having multiple operators will facilitate the implementation of its growth strategy. In addition to the five different Operators of the Initial Hotels, the Company believes that there are a number of other capable operators who desire to have a relationship with the Company and who could generate acquisition opportunities for the Company. Also, the Company believes that certain additional hotel brand owners who also operate their hotels are interested in developing a relationship with the Company and may become lessees as a means of expanding their brands.

INTERNAL GROWTH STRATEGIES

  The Initial Hotels have demonstrated strong internal growth, resulting from improved market conditions as well as from active asset management by LaSalle. Management believes that, based on the favorable historical operating results of the Initial Hotels, the strength of LaSalle's and the Lessee/Operators' existing management teams and the structure of the Participating Leases, the Initial Hotels should provide the Company with the opportunity for significant revenue growth. In addition, the Company believes that the Initial Hotels will continue to benefit from favorable market conditions, recent and planned capital improvements, repositionings and expansions. The Company believes that it has structured and negotiated its business relationships with the Lessees and the Operators, including the investments by certain Lessees in the Company, as well as the Participating Leases, to provide incentives to the Lessees/Operators to operate and maintain the Initial Hotels in a manner that will maximize revenue growth and the Company's Cash Available for Distribution. As a number of factors could affect revenue growth at the Initial Hotels, however, no assurance can be given that any such revenue growth will occur.

  For the period January 1, 1995 through December 31, 1997, approximately $27.9 million of capital improvements have been made at the Initial Hotels. In addition, upon completion of the Offering the Company expects to have approximately $9.9 million reserved to supplement annual capital reserves and to fund planned renovations at certain of the Initial Hotels. In addition to planned expansions, recent, ongoing and planned major improvements include:

  . During the past three years, at the Holiday Inn Plaza Park, substantial upgrades were completed to its rooms, corridors and public areas in excess of $1.8 million, and the Company plans to invest an additional $586,000 in 1998 to complete the repositioning of the hotel;

  . Over $1.6 million was expended at Le Montrose All Suite Hotel De Gran Luxe during the past three years to reposition and upgrade the hotel, and convert long-term tenant units to hotel use;

  . During the period 1995 through 1997, $5.2 million was expended at the LaGuardia Airport Marriott to replace guest room soft goods, renovate bathrooms and public spaces, and replace windows throughout the hotel;

  . During the period 1996 through 1997, the Holiday Inn Beachside Resort benefitted from the completion of a $1.8 million refurbishment of the public space, guest rooms and exterior of the buildings;

  . Over $1.0 million was expended in 1997 and the first quarter of 1998 to reconcept and renovate the restaurant, and upgrade the ballroom/meeting spaces and the lobby at the Omaha Marriott Hotel;

  . During the period 1996 through 1997, $2.8 million was spent at the Radisson Hotel South and Plaza Tower to renovate 166 guest rooms, complete the conversion of over 11,000 square feet of retail space to upscale meeting space, renovate one food and beverage outlet and to enhance the main entrance;

  . In 1997, an extensive three-year $6.4 million renovation at Le Meridien New Orleans began, including significant technological enhancements, a complete renovation of the guest rooms and suites and upgrades to the public areas;

  . During 1998, over $3.9 million is expected to be spent at Le Meridien Dallas to complete the renovation of the guest rooms and upgrade the physical plant;

  . In 1998 and 1999, the Company plans to invest over $8.0 million to upgrade the golf courses and renovate the interior spaces of the Marriott Seaview Resort, including the guest rooms, ballroom and meeting spaces, lobby and public areas; and

  . In 1998 and 1999, the Company plans to invest over $3.2 million at the Radisson Tampa East Hotel to provide for technological enhancements and the refurbishment of the guest rooms, public spaces, meeting spaces, exterior of the building, and landscaping. The Company also expects to make improvements in connection with the change in the hotel's chain affiliation.

  Additionally, the Company is reviewing plans to expand certain of the Initial Hotels. Management believes that such expansions generally represent relatively lower risk, lower cost and higher yielding investment opportunities than new development due to the Company's ability to leverage off existing hotel infrastructure, established market presence and operational economies of scale. Of the Initial Hotels, one has a major expansion opportunity consisting of 100 rooms and 9,800 square feet of meeting space, and three have minor expansion opportunities aggregating approximately 28 rooms and 10,000 square feet of meeting space.

  More specifically, LaSalle has completed a feasibility analysis and initial plans, and anticipates initiating construction in the next 12 months, of an expansion to the Omaha Marriott Hotel, consisting of 100 rooms and approximately 9,800 square feet of meeting space. The expansion is currently projected to cost approximately $15.0 million, including a remaining fee of $429,000 which will be paid to LaSalle for its development services, pursuant to its contract with the existing owners of the hotel, which contract will be assigned to the Company. Management believes that the expansion will enhance the competitiveness of the hotel in the market, increase revenues and provide an attractive return on investment.

  The minor expansion opportunities include up to 20 rooms in the Le Meridien Dallas (11 of which have been completed in the first quarter of 1998); four suites at Le Montrose All Suite Hotel De Gran Luxe in West Hollywood, California; four rooms at the Radisson Tampa East Hotel (all of which are expected to be completed in 1998); and 10,000 square feet of meeting space at the Marriott Seaview Resort outside of Atlantic City, New Jersey. The Company anticipates that such expansions will cost approximately $6.1 million in the aggregate.

  The Company believes a regular program of capital improvements, including replacement and refurbishment of FF&E at the Initial Hotels, as well as the periodic renovation and redevelopment of certain of the Initial Hotels will maintain the competitiveness of the Initial Hotels and maximize revenue growth.

  Each Participating Lease requires the Company to establish and fund monthly reserves of between 4.0% and 5.5% of total revenues which, for the year ended December 31, 1997, aggregated approximately 7.3% of room revenue or an average of approximately $2,200 per guest room for the Initial Hotels. The reserves will be utilized by the Lessees in the replacement and refurbishment of FF&E and other capital expenditures necessary to maintain the competitive position of the Initial Hotels. The Company and the Lessees and Operators will agree on the use of the funds in this reserve, and the Company will have the right to approve the Lessees'/Operators' annual and long-term capital expenditure budgets; provided, however, with respect to the Initial Hotels which are operated by Marriott International Inc. ("Marriott"), the Company together with the Affiliated Lessee and Marriott will jointly agree upon the annual and long-term capital expenditure budgets. While the Company expects its reserves to be adequate to fund recurring capital needs, the Company may use Cash Available for Distribution in excess of distributions paid (subject to Federal income tax restrictions on the Company's ability to retain earnings) or funds drawn under the Line of Credit to fund additional capital improvements, as necessary, including major renovations or expansions at the Company's hotels.

DEVELOPMENT

  While the Company does not currently anticipate undertaking a substantial amount of new development, management has significant experience in the development and renovation of hotels and other real estate properties, gathered over the last 17 years. Jon E. Bortz, the Chief Executive Officer and President of the Company and the Chairman and Chief Executive Officer of the Advisor, has overseen over $1 billion of development and redevelopment projects, including upscale and luxury full service hotel development or renovation projects representing over $500 million of new investment dollars. Mr. Bortz's hotel development experience includes the successful completion and opening of the 370 room super-luxury Four Seasons New York Hotel in New York City and the 259 room luxury full service Inn at Penn currently under construction on the campus of the University of Pennsylvania in Philadelphia.

  The Advisor believes its senior management is well qualified to identify and underwrite new hotel development opportunities, but anticipates utilizing outside development specialists, including LaSalle, to implement such development activities, and paying fair market compensation for such services. LaSalle has overseen and implemented over 90 million square feet of new development or redevelopment projects in the last 30 years throughout the United States.

  Should the Company retain LaSalle to provide development services, the terms, conditions and pricing of these services will be subject to approval by a majority of the independent trustees of the Company.

FINANCING STRATEGIES

  Upon completion of the Offering, the Company will have a debt to total market capitalization ratio of approximately 16.9% and, accordingly, believes it will have access to various types of financing, including debt and equity securities offerings and secured and unsecured borrowings sufficient to enable it to actively pursue growth opportunities. The Company has obtained from the Banks an unsecured $200 million Line of Credit. The Line of Credit is intended primarily to fund future acquisitions, renovations and expansions of hotel properties and for working capital requirements. While its organizational documents contain no limitation on the amount of debt it may incur, the Company, subject to the discretion of the Board of Trustees, currently has a policy of incurring debt only if upon such incurrence the Company's debt to total market capitalization ratio would be 45% or less. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of Common Shares in the Offering, after the deduction of underwriting discounts and commissions and financial advisory fees are approximately $237.7 million (approximately $273.4 million if the Underwriters' over-allotment option is exercised in full). In connection with the Formation Transactions, the Company will contribute the net proceeds from the Offering to the Operating Partnership and the Operating Partnership will borrow approximately $66.7 million under the Line of Credit. The Operating Partnership will use the estimated net proceeds of the Offering, the initial borrowings under the Line of Credit and the other funds identified below as follows:

  . Approximately $202.3 million (including repayment fees aggregating approximately $3.3 million) will be used to repay certain mortgage and other indebtedness related to the Initial Hotels and held by third-party lenders ($66.7 million of which will be funded from borrowings under the Line of Credit);

  . Approximately $47.2 million to acquire the ownership interests in the Initial Hotels (excluding the LaGuardia Airport Marriott) from third parties;

  .  Approximately $45.5 million to acquire the LaGuardia Airport Marriott;

  . Approximately $9.9 million for deposit into capital expenditure reserve accounts to fund property renovations (approximately $7.8 million of which will be supplied by reserve accounts of the Initial Hotels acquired in the Formation Transactions); and

  . Approximately $7.3 million will be used to pay expenses in connection with the Offering and the Formation Transactions, including commitment fees relating to the Line of Credit, and for working capital purposes.

  If the Underwriters' over-allotment option is exercised in full, the Company will use the net proceeds to acquire additional Units, and the Operating Partnership will use the funds it receives from the Company for working capital and general corporate purposes, including future acquisitions and renovations and expansions of certain Initial Hotels, or to repay indebtedness under the Line of Credit. See the Pro Forma Consolidated Balance Sheet and the Pro Forma Consolidated Statement of Operations included elsewhere in this Prospectus for the pro forma effects of the foregoing transactions and debt reduction under certain assumptions described therein.

  The following table sets forth certain information concerning the indebtedness expected to be outstanding and repaid with the net proceeds of the Offering:

                                                          EXPECTED BALANCE TO BE
                                                           REPAID WITH THE NET
                                                         PROCEEDS OF THE OFFERING
INITIAL HOTEL             INTEREST RATE(1) MATURITY DATE (DOLLARS IN MILLIONS)(2)
-------------             ---------------- ------------- ------------------------
Radisson Hotel South and
 Plaza Tower............   LIBOR + 4.25%   December 2000          $ 26.8
Le Meridien New Or-
 leans..................   LIBOR + 3.50%       June 2000            38.3
Le Meridien Dallas......   LIBOR + 3.25%    October 2000            12.1
Marriott Seaview Re-
 sort...................   LIBOR + 3.00%   December 2000            42.9
Holiday Inn Beachside
 Resort.................   LIBOR + 3.25%     August 2000            18.1
Omaha Marriott Hotel....   LIBOR + 2.50%   December 2001            16.1
Radisson Tampa East Ho-
 tel....................   LIBOR + 2.00%   February 1999            21.3(3)
Holiday Inn Plaza Park..   LIBOR + 2.00%   February 1999             7.4(3)
Le Montrose All Suite De
 Gran Luxe..............   LIBOR + 2.00%   February 1999            19.3(3)
                                                                  ------
    Total...............                                          $202.3
                                                                  ======

--------
(1) London Interbank Offered Rates ("LIBOR"), refers to one-month LIBOR except for Radisson Hotel South and Plaza Tower, which is based on three-month LIBOR.
(2) Amounts may change due to amortization.
(3) To be received by an affiliate of Prudential Securities Incorporated in repayment of amounts outstanding under the Bridge Loan.

  Pending application of the net proceeds of the Offering, the Operating Partnership will invest such proceeds in short-term interest-bearing investment grade securities which will be selected to permit the Company to qualify as a REIT for Federal income tax purposes.

                              DISTRIBUTION POLICY

  The Company presently intends to make regular quarterly distributions to its shareholders. The Company intends to declare and pay a pro rata distribution with respect to the period commencing on the completion of the Offering and ending on June 30, 1998, based upon $0.375 per share for a full quarter. On an annualized basis, this would equal $1.50 per share, or an annual distribution rate of approximately 8.3%. This anticipated initial distribution represents approximately 111.6% of estimated Cash Available for Distribution for the twelve month period ending April 30, 1999. The holders of Units will be entitled to distributions per Unit which are equal to the distributions payable on a per share basis with respect to the Common Shares. The Company does not intend to reduce the expected distribution per share if the Underwriters' over-allotment option is exercised in whole or in part resulting in an increase in the number of Common Shares outstanding on account of such exercise. See "Partnership Agreement."

  The following table sets forth certain financial information for the Company for the year ended December 31, 1997:

                                                         (DOLLARS IN THOUSANDS,
                                                         EXCEPT PER SHARE DATA)
   Pro forma net income applicable to common sharehold-
    ers.................................................        $12,572
   Depreciation, net of minority interest...............        $13,322
                                                                -------
   Pro forma Funds from Operations......................        $25,894
   Less: Additions to capital expenditure reserves(1)...        $(6,138)
   Amortization of debt issuance costs included in in-
    terest expense......................................        $   550
                                                                -------
   Estimated Cash Available for Distribution(2).........        $20,306
                                                                -------
   Estimated initial annual distribution(3).............        $22,668
   Estimated initial annual distribution per share......        $  1.50
   Estimated payout ratio of Cash Available for Distri-
    bution(4)...........................................          111.6%

--------

(1) Represents the Company's obligation under the Participating Leases (adjusted to exclude the minority interest obligation and to reflect the Company's ownership percentage in the Operating Partnership of 82.6%) to reserve and pay for capital improvements (including the replacement or refurbishment of FF&E) on a pro forma basis for the 12 months ending April 30, 1999. The Company anticipates that cash flow from operations and reserves will be sufficient and therefore no shortfalls are anticipated.
(2) The amount of Cash Available for Distribution if the Operating Partnership received only the Base Rent paid under the Participating Leases is estimated to equal $10.9 million.
(3) Based on 15,112,122 Common Shares outstanding upon completion of the Formation Transactions. Represents 87.5% of FFO. FFO, as defined by NAREIT, represents net income applicable to common shareholders (computed in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring and sales of property (including furniture and equipment), plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. Funds from Operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income as an indication of performance or to cash flow as a measure of liquidity. The Company considers FFO to be an appropriate measure of the performance of an equity REIT in that such calculation is a measure used by the Company to evaluate its performance against its peer group and is a basis for making the determination as to the allocation of its resources and reflects the Company's ability to meet general operating expenses. Additionally, the incentive compensation payable to the Advisor is based upon growth in FFO per share. Although Funds from Operations has been computed in accordance with the current NAREIT definition, Funds from Operations as presented may not be comparable to other similarly titled measures used by other REITs.
(4) Represents the anticipated initial aggregate annual distribution divided by estimated Cash Available for Distribution.

  The primary source of proceeds to be used for distributions to shareholders is the Company's share of the rents due the Operating Partnership pursuant to the Participating Leases. The anticipated revenue may or may not be realized or collected. Accordingly, the statements set forth above with regard to distributions are forward-looking statements involving certain risks and uncertainties that could cause actual results to differ materially from those expressed in such statements. Important factors that could cause such different results include, but are not limited to, competition from other hotels, increases in operating costs, seasonality effects in hotel occupancy and revenues, and the potential loss of a franchise or brand license in respect of any Initial Hotel or acquired hotel. See "Risk Factors."

  The Company anticipates maintaining its expected initial annual distribution rate unless actual results of operations, economic conditions or other factors differ from the estimated Cash Available for Distribution for the 12 months ended December 31, 1997. The Company's actual Cash Available for Distribution will be affected by a number of factors, including changes in occupancy, ADR or other revenues at the Initial Hotels.

  The Company anticipates that Cash Available for Distribution will exceed earnings and profits due to non-cash expenses, primarily depreciation and amortization, to be incurred by the Company. Distributions by the Company to the extent of its current or accumulated earnings and profits for Federal income tax purposes, other than capital gain distributions, will be taxable to shareholders as ordinary dividend income. Any distributions designated by the Company as capital gain dividends generally will give rise to capital gain tax treatment for shareholders. Distributions in excess of the Company's current or accumulated earnings and profits generally will be treated as a non-taxable reduction of a shareholder's basis in the Common Shares to the extent thereof, and thereafter as capital gain. Distributions treated as a non-taxable reduction in basis will have the effect of deferring taxation until the sale of a shareholder's Common Shares or future distributions in excess of the shareholder's basis in the Common Shares. The Company believes that approximately 16.0% of the Company's expected initial annual distributions for the 12 month period immediately following the Offering to holders of Common Shares after the Offering would represent a return of capital for Federal income tax purposes. If actual Cash Available for Distribution or taxable income varies from these amounts, the percentage of distributions that represents a return of capital may be materially different.

  In order to maintain its qualification as a REIT, the Company must make annual distributions to its shareholders of at least 95% of its net taxable income (excluding net capital gains). Under certain circumstances, the Company may be required to make distributions in excess of Cash Available for Distribution in order to meet such distribution requirements. In such event, the Company would seek to borrow the amount of the deficiency or sell assets to obtain the cash necessary to make distributions to retain its qualification as a REIT for Federal income tax purposes.

  The Board of Trustees, in its sole discretion, will determine the actual distribution rate based on a number of factors, including the amount of Cash Available for Distribution, the Company's financial condition, capital expenditure requirements for the Company's hotels, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Trustees deems relevant. For a discussion of the tax treatment of distributions to holders of Common Shares, see "Federal Income Tax Considerations."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company (based on the historical combined financial statements of the Predecessor and the Acquired Hotels) as of December 31, 1997 and pro forma as adjusted to reflect the Formation Transactions, the Offering and the use of the net proceeds therefrom and the initial borrowings under the Line of Credit, as described under "Use of Proceeds."

                                                    AS OF DECEMBER 31, 1997
                                                 ------------------------------
                                                    HISTORICAL(4)
                                                 --------------------
                                                             ACQUIRED
                                                 PREDECESSOR  HOTELS  PRO FORMA
                                                 ----------- -------- ---------
                                                     (UNAUDITED, DOLLARS IN
                                                           THOUSANDS)
Debt:
  Short-term debt...............................   $   863   $    806      --
  Line of Credit(1).............................       --         --  $ 66,736
  Mortgage notes payable........................    23,667    143,276      --
Minority interest...............................       --         --    50,802
Shareholders' equity:
  Preferred Shares, 20.0 million shares
   authorized, no shares issued and
   outstanding..................................       --         --       --
  Common Shares, 100.0 million shares
   authorized, 15,112,122 shares issued and
   outstanding, as adjusted(2)..................       --         --       151
  Additional paid-in capital....................       --         --   244,334
  Retained earnings.............................     7,404     63,980   (3,321)
                                                   -------   -------- --------
  Total partners' capital/shareholders'
   equity(3)....................................     7,404     63,980  241,164
                                                   -------   -------- --------
  Total capitalization..........................   $31,934   $208,062 $358,702
                                                   =======   ======== ========

--------
(1) The Company has entered into a $200 million revolving Line of Credit and anticipates an initial borrowing of $66.7 million.
(2) Does not include Common Shares reserved for issuance in exchange for 3,181,723 Units issued and outstanding after the Offering and 2,130,000 Common Shares issuable upon exercise of the Underwriters' over-allotment option. A total of 1,305,569 Common Shares also will be reserved for issuance pursuant to the Company's purchase rights, the option grant to the Advisor and the Share Option Plan. See "REIT Management." If all such shares are included, the total number of Common Shares outstanding would be 21,729,414.
(3) Partners' capital represents the interests of the Contributors and their predecessors (excluding LaGuardia Airport Marriott).
(4) The acquisition of the Acquired Hotels and the LaGuardia Airport Marriott from certain Existing Partnerships will be accounted for as a purchase transaction. The Existing Partnership that will retain the largest number and percentage of voting rights of the Company after the Formation Transactions will be designated as the acquirer or Predecessor for accounting purposes. The remaining Initial Hotels (excluding the LaGuardia Airport Marriott) are referred to as the Acquired Hotels.

                                   DILUTION

  Purchasers of the Common Shares offered hereby will experience an immediate and substantial dilution in the pro forma net tangible book value of the Common Shares from the initial public offering price. Net tangible book value per share represents the Company's total tangible assets less total liabilities divided by the total number of Common Shares outstanding. After further giving effect to the sale by the Company of the 14,200,000 Common Shares to be sold by the Company in the Offering (after deducting underwriting discounts and commissions and estimated expenses of the Offering to be paid by the Company), the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds", the Formation Transactions and the initial borrowings under the Line of Credit, the Company's adjusted pro forma net tangible book value per Common Share as of December 31, 1997 would have been $4.81, representing an immediate increase of $11.06 in pro forma net tangible book value per share to existing shareholders and an immediate and substantial dilution of $2.13 per share to persons purchasing shares in the Offering. The following table illustrates this dilution per Common Share:

   Initial public offering price(1)..............................        $18.00
     Pro forma net tangible book value as of December 31, 1997... $ 4.81
     Increase in pro forma net tangible book value attributable to the Offering(2).........................................  11.06
                                                                  ------
   Pro forma net tangible book value after the Offering(3).......         15.87
                                                                         ------
   Dilution to new investors(4)..................................        $ 2.13
                                                                         ======

--------
(1) Before deducting the underwriting discounts and commissions and estimated expenses of the Offering.
(2) Based upon the initial public offering price after the deduction of the underwriting discounts and commissions and estimated expenses of the Offering.
(3) Pro forma net tangible book value after the Offering, the Formation Transactions and the initial borrowings under the Line of Credit, is determined by dividing the Company's consolidated net tangible book value of approximately $290.3 million at December 31, 1997 by 18,293,845 Common Shares and Units outstanding. There is no impact on dilution attributable to the exchange of Common Shares outstanding.
(4) Dilution is determined by subtracting pro forma net tangible book value after giving effect to the Offering, the Formation Transactions and the initial borrowings under the Line of Credit, from the initial public offering price paid by a new investor for a Common Share.

  The following table sets forth the number of Common Shares offered hereby, the total price to be paid for the Common Shares hereby, the number of Common Shares and Units to be issued to the Contributors in connection with the Formation Transactions, the pro forma net book value as of December 31, 1997 attributable to the restricted Common Shares and Units issued to the Contributors, the book value as of December 31, 1997 of the assets contributed to the Operating Partnership and the purchase price per Common Share in the Offering and book value of the contributions per restricted Common Share or Unit.

                            COMMON SHARES/
                             UNITS ISSUED                             PURCHASE PRICE/
                          BY THE COMPANY(1)                            BOOK VALUE OF
                         --------------------    CASH/BOOK VALUE OF    CONTRIBUTIONS
                            COMMON              TOTAL CONTRIBUTIONS     PER COMMON
                         SHARES/UNITS PERCENT      TO THE COMPANY       SHARE/UNIT
                         ------------ -------  ---------------------- ---------------
                                               (AMOUNTS IN THOUSANDS)
Common Shares sold by
 the Company in the
 Offering...............  14,200,000    77.6%         $255,600            $18.00
Restricted Common
 Shares.................     912,122     5.0%           16,418             18.00
Rights and options
 issued by the Company..         --      --              2,997               --
Units to be issued to
 the Contributors.......   3,181,723    17.4%           15,301(2)           4.81
                          ----------  ------          --------
                          18,293,845  100.00%         $290,316
                          ==========  ======          ========

--------
(1) Includes Units exchangeable into Common Shares.
(2) Based upon the December 31, 1997 pro forma net tangible book value of the assets contributed to the Company as adjusted by the underwriting discounts and commissions and estimated expenses of the Offering and Formation Transactions.

                        SELECTED FINANCIAL INFORMATION

  The following tables set forth unaudited selected pro forma consolidated financial data for the Company and selected combined historical financial data for the Initial Hotels (excluding LaGuardia Airport Marriott). This information should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this Prospectus. The pro forma operating data is presented as if the consummation of the Offering and the related Formation Transactions, the acquisition of the Acquired Hotels and the LaGuardia Airport Marriott, and the application of the estimated net proceeds of the Offering and the initial borrowings under the Line of Credit (as defined under "Use of Proceeds") had occurred on January 1, 1997 and all the Initial Hotels had been leased pursuant to the Participating Leases as of that date and carried forward through each period presented. The pro forma balance sheet data is presented as if the aforementioned transactions had occurred on December 31, 1997.

               SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA(1)
           (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                      1997
                                                                  ------------
OPERATING DATA:
Participating Lease revenue:(2)
  Affiliated Lessee..............................................   $ 16,911
  Other Lessees..................................................     29,170
Interest income
  Affiliated Lessee..............................................         68
  Other Lessees..................................................        194
                                                                    --------
Total revenues...................................................     46,343
Depreciation.....................................................     16,128
Real estate and personal property taxes, property and casualty
 insurance.......................................................      6,183
General and administrative(3)....................................        700
Interest(4)......................................................      5,355
Advisory fees(5).................................................      2,343
Other............................................................        414
Minority interest(6).............................................      2,648
                                                                    --------
Total expenses and minority interest.............................   $ 33,771
Net income applicable to common shareholders.....................   $ 12,572
Basic and diluted net income per share...........................   $   0.83
Weighted average number of Common Shares outstanding.............     15,112
                                                                      AS OF
                                                                  DECEMBER 31,
                                                                      1997
                                                                  ------------
BALANCE SHEET DATA:
Investment in hotel properties, net..............................   $341,547
Total assets.....................................................   $358,702
Borrowings against Line of Credit................................   $ 66,736
Minority interest(6).............................................   $ 50,802
Shareholders' equity.............................................   $241,164
Number of Common Shares outstanding..............................     15,112
                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                      1997
                                                                  ------------
CASH FLOW DATA:
Net cash provided by operating activities(7).....................   $ 25,894
Net cash used in investing activities(8).........................   $ (6,138)
Net cash used in financing activities(9).........................   $(22,668)
OTHER DATA:
Funds from Operations(10)........................................   $ 25,894
Funding of capital expenditure reserves(8).......................     (6,138)
Amortization of debt issuance costs..............................        550
                                                                    --------
Cash Available for Distribution(11)..............................   $ 20,306
Distributions(11)................................................   $ 22,668

                            COMBINED INITIAL HOTELS

                SELECTED COMBINED HISTORICAL FINANCIAL DATA(12)
                    (EXCLUDING LAGUARDIA AIRPORT MARRIOTT)
                       (UNAUDITED, DOLLARS IN THOUSANDS)

                                                          YEAR ENDED DECEMBER 31,
                      ---------------------------------------------------------------------------------------------------
                                   1995                             1996                              1997
                      -------------------------------- -------------------------------- ---------------------------------
                                              TOTAL                            TOTAL                             TOTAL
                                             INITIAL                          INITIAL                           INITIAL
                                              HOTELS                           HOTELS                            HOTELS
                                            (EXCLUDING                       (EXCLUDING                        (EXCLUDING
                                            LAGUARDIA                        LAGUARDIA                         LAGUARDIA
                                  ACQUIRED   AIRPORT               ACQUIRED   AIRPORT               ACQUIRED    AIRPORT
                      PREDECESSOR  HOTELS   MARRIOTT)  PREDECESSOR  HOTELS   MARRIOTT)  PREDECESSOR  HOTELS    MARRIOTT)
                      ----------- --------  ---------- ----------- --------  ---------- ----------- ---------  ----------
OPERATING DATA:
Revenues:
 Room revenue.......   $    587   $  9,808   $ 10,395    $13,419   $ 15,539   $ 28,958    $13,863   $  48,145  $  62,008
 Food and beverage
  revenue...........        682      3,957      4,639      9,276      6,277     15,553     10,214      18,620     28,834
 Telephone
  revenue...........         26        555        581        523        735      1,258        491       2,242      2,733
 Other revenue......         76        735        811      1,399      1,001      2,400      1,649       3,130      4,779
                       --------   --------   --------    -------   --------   --------    -------   ---------  ---------
   Total revenue....   $  1,371   $ 15,055   $ 16,426    $24,617   $ 23,552   $ 48,169    $26,217   $  72,137  $  98,354
Operating expenses:
 Departmental and
  operating
  expenses..........   $  1,219   $ 11,208   $ 12,427    $16,462   $ 16,307   $ 32,769    $17,404   $  48,793  $  66,197
 Management fees....         55        407        462      1,053        808      1,861      1,111       3,390      4,501
 Property taxes.....         97        307        404      1,191        635      1,826      1,240       2,184      3,424
 Interest expense...        212      1,369      1,581      2,601      2,101      4,702      2,658       8,088     10,746
 Depreciation and
  amortization......        375      1,143      1,518      2,718      2,307      5,025      3,123       7,084     10,207
 Advisory fees......         13        218        231        159        292        451        159         747        906
                       --------   --------   --------    -------   --------   --------    -------   ---------  ---------
   Total expenses...   $  1,971   $ 14,652   $ 16,623    $24,184   $ 22,450   $ 46,634    $25,695   $  70,286  $  95,981
Net income (loss)...   $   (600)  $    403   $   (197)   $   433   $  1,102   $  1,535    $   522   $   1,851  $   2,373
BALANCE SHEET DATA:
Investment in hotel
 properties, net....   $ 31,824   $ 28,729   $ 60,553    $30,783   $102,321   $133,104    $29,465   $ 192,801  $ 222,266
Total assets........   $ 35,887   $ 31,670   $ 67,557    $34,894   $112,417   $147,311    $33,600   $ 217,922  $ 251,522
Long-term debt......   $ 25,169   $ 17,568   $ 42,737    $24,529   $ 69,936   $ 94,465    $23,667   $ 143,276  $ 166,943
Partners'
 capital(13)........   $  8,500   $ 12,274   $ 20,774    $ 8,033   $ 37,653   $ 45,686    $ 7,405   $  63,980  $  71,385
CASH FLOW DATA:
Net cash provided by
 (used in) operating
 activities.........   $ (1,007)  $  2,740   $  1,733    $ 2,216   $  4,733   $  6,949    $ 4,317   $  11,946  $  16,263
Net cash used in
 investing
 activities.........   $(32,989)  $(15,968)  $(48,957)   $(1,020)  $(78,768)  $(79,788)   $(1,010)  $(106,195) $(107,205)
Net cash provided by
 (used in) financing
 activities.........   $ 34,704   $ 13,334   $ 48,038    $(1,558)  $ 75,703   $ 74,145    $(1,909)  $  97,341  $  95,432
OTHER DATA:
Available room
 nights.............     18,011    188,472    206,483    212,280    258,659    470,939    211,700     627,281    838,981

-------
(1) The pro forma information does not purport to represent what the Company's or the Initial Hotels' financial position or results of operations would actually have been if the consummation of the Formation Transactions had, in fact, occurred on such dates, or to project the Company's or the Initial Hotels' financial position or the results of operations at any future date or for any future period.
(2) Represents lease payments from Lessees calculated on a pro forma basis by applying the rent provisions of the Participating Leases to the historical operating revenues of the Initial Hotels, as though the hotels were acquired January 1, 1997 and leased pursuant to the Participating Leases since that date. See "The Initial Hotels--The Participating Leases" for the Participating Lease formulas.
(3) Represents general and administrative expenses for professional fees, trustees' and officers' insurance, trustee's fees and expenses, and other expenses associated with operating as a public company.
(4) Represents (i) interest expense at an assumed interest rate of 7.2% on approximately $66.7 million of pro forma borrowings under the Line of Credit in connection with the completion of the Formation Transactions, and (ii) amortization of debt issuance costs associated with the Line of Credit over the term of the facility.
(5) Represents advisory fees to be paid to the Advisor for management, advisory and administrative services to be provided to the Company. The Advisor will receive an annual base fee up to 5% of the Company's net operating income, as defined, and an annual incentive fee which prior to January 1, 1999 will be limited to 1% of the Company's net operating income based on growth in Funds from Operations per share.
(6) Minority interest represents the interest in the Operating Partnership that will not be owned by the Company and is calculated at approximately 17.4% of the pro forma net income of the Operating Partnership.

(7) Represents net income applicable to common shareholders plus the Company's share of depreciation and amortization.
(8) Pro forma cash used in investing activities is the Company's share of the annual reserve for capital improvements at the Initial Hotels required by the Participating Leases.
(9) Represents estimated initial distributions to be made based on the estimated dividend rate of $1.50 per share and an aggregate of 15,112,122 Common Shares outstanding.
(10) Funds from Operations, as defined by NAREIT, represents net income applicable to common shareholders (computed in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring and sales of property (including furniture and equipment), plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. Funds from Operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income as an indication of performance or to cash flow as a measure of liquidity. The Company considers FFO to be an appropriate measure of the performance of an equity REIT in that such calculation is a measure used by the Company to evaluate its performance against its peer group and is a basis for making the determination as to the allocation of its resources and reflects the Company's ability to meet general operating expenses. Additionally, the incentive compensation payable to the Advisor is based upon growth in FFO per share. Although Funds from Operations has been computed in accordance with the current NAREIT definition, Funds from Operations as presented may not be comparable to other similarly titled measures used by other REITs. Funds from Operations does not reflect cash expenditures for capital improvements or principal amortization of indebtedness on the Initial Hotels.

                                                                    YEAR ENDED
                                                                    DECEMBER 31,
                                                                       1997
                                                                   -------------
   Pro forma net income applicable to common shareholders.........    $12,572
   Pro forma depreciation, net of minority interest...............    $13,322
                                                                      -------
   Pro forma Funds from Operations................................    $25,894
                                                                      =======

(11) For the calculation of Cash Available for Distribution and Distributions see "Distribution Policy."
(12) The acquisition of the Acquired Hotels and the LaGuardia Airport Marriott from certain Existing Partnerships will be accounted for as a purchase transaction. The Existing Partnership that will retain the largest number and percentage of voting rights of the Company after the Formation Transactions will be designated as the acquirer or Predecessor for accounting purposes. The remaining Initial Hotels (excluding the LaGuardia Airport Marriott) are referred to as the Acquired Hotels.
  The Initial Hotels (not including the Predecessor or the LaGuardia Airport Marriott, which is expected to be acquired after December 31, 1997) were acquired by the Existing Partnerships at various times over the reporting period such that the number of hotels owned at the end of each reporting period were as follows:

                                                                     NUMBER OF
     PERIOD:                                                        HOTELS OWNED
     -------                                                        ------------
   Year ended 1994.................................................       2
   Year ended 1995.................................................       3
   Year ended 1996.................................................       5
   Year ended 1997.................................................       8

  The following table sets forth certain selected unaudited pro forma operating data as if the aforementioned hotel acquisitions had been consummated as of the beginning of each respective period. These amounts do not include the Predecessor or the LaGuardia Airport Marriott, which was not acquired by the Company prior to December 31, 1997.

                                                        YEAR ENDED DECEMBER 31,
                                                        ------------------------
                                                         1995    1996     1997
                                                        ------- ------- --------
   Total revenues...................................... $57,204 $80,155 $114,136
   Total depreciation.................................. $ 5,702 $ 7,641 $ 11,635
   Total interest...................................... $ 6,486 $10,127 $ 13,218
   Total expenses...................................... $55,418 $78,665 $111,935
   Net income.......................................... $ 1,786 $ 1,490 $  2,201

(13) Partners' capital represents the interests of the Contributors and their predecessors in the Initial Hotels (excluding the LaGuardia Airport Marriott).

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The Company and the Operating Partnership are both newly organized entities and neither has a prior operating history. Upon completion of the Offering and the Formation Transactions, the Company will own an 82.6% interest in the Initial Hotels through its interest in the Operating Partnership. The Operating Partnership must lease the Initial Hotels to the Lessees in order to qualify as a REIT, as neither the Company nor the Operating Partnership can operate hotels under applicable regulations. The Lessees currently have not entered into and will not enter into any leases of hotel properties except for leases relating to hotels owned by the Company. The Operating Partnership's, and therefore the Company's, principal sources of funds will be lease revenue under the Participating Leases. Rent under the Participating Leases will be based on the Initial Hotels' revenues, and the Lessee's ability to make payments to the Operating Partnership under the Participating Leases will be dependent on the Lessees' abilities to generate cash flow from the operation of the Initial Hotels.

  Occupancy, ADR, and REVPAR provide the best overview of the results of operations. Occupancy is the quotient obtained by dividing the number of guest rooms sold by the number of guest rooms available on an annual basis; ADR is the quotient obtained by dividing aggregate guest room revenue by the number of guest rooms sold on an annual basis; and REVPAR is the quotient obtained by dividing aggregate guest room revenue by the total number of guest rooms available on an annual basis. Increases in REVPAR caused by increases in occupancy are accompanied by increases in most categories of variable operating costs. Increases in REVPAR attributable to increases in ADR are usually accompanied by increases in certain categories of operating costs such as management fees, license fees, credit card processing fees and travel agent commissions.

PRO FORMA RESULTS OF OPERATIONS FOR THE COMPANY

  The following table sets forth key indicators for all of the Initial Hotels as if all of the Initial Hotels had been leased pursuant to the Participating Leases at January 1, 1995 and is useful in understanding the underlying changes in the participating rent for the Company during periods presented.

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1995     1996     1997
                                                      -------  -------  -------
Key Factors:
  Occupancy..........................................    71.6%    72.5%    72.9%
  ADR................................................ $102.34  $108.14  $112.72
  REVPAR............................................. $ 73.23  $ 78.37  $ 82.19

  For the year ended December 31, 1997, the Company had pro forma revenues of $46.3 million from the Participating Leases that would have been in place at the Initial Hotels. For the year ended December 31, 1996, the Company had pro forma revenues of $44.0 million from the Participating Leases that would have been in place at the Initial Hotels. This 5.2% increase of $2.3 million is attributable to a 0.6% improvement in occupancy from 72.5% for the year ended December 31, 1996 to 72.9% for the year ended December 31, 1997, and a 4.2% improvement in ADR from $108.14 for the year ended December 31, 1996 to $112.72 for the year ended December 31, 1997.

RESULTS OF OPERATIONS--HISTORICAL

  The acquisition of the Acquired Hotels and the La Guardia Airport Marriott from certain Existing Partnerships will be accounted for as a purchase transaction. The Existing Partnership that will retain the largest number and percentage of voting rights of the Company after the Formation Transactions will be designated as the acquirer or Predecessor for accounting purposes. The remaining Initial Hotels (excluding the La Guardia Airport Marriott) are referred to as the Acquired Hotels.

RESULTS OF OPERATIONS OF PREDECESSOR (ALSO REFERRED TO AS LRP BLOOMINGTON LIMITED PARTNERSHIP OR RADISSON HOTEL SOUTH AND PLAZA TOWER)

  The following table sets forth historical financial information for the Predecessor as a percentage of total revenues, for the periods indicated.

                                                  PERIOD FROM
                                                  DECEMBER 1,    YEAR ENDED
                                                    1995 TO     DECEMBER 31,
                                                  DECEMBER 31, ----------------
FINANCIAL DATA                                        1995      1996     1997
--------------                                    ------------ -------  -------
Room revenue....................................        42.8%     54.5%    52.9%
Food and beverage revenue.......................        49.8%     37.7%    39.0%
Other revenue...................................         7.4%      7.8%     8.1%
                                                    --------   -------  -------
    Total revenue...............................         100%      100%     100%
Operating expenses:
  Departmental and operating expenses...........        88.9%     66.9%    66.4%
  Management fees...............................         4.0%      4.3%     4.2%
  Property taxes................................         7.1%      4.8%     4.8%
  Advisory fees.................................         0.9%      0.6%     0.6%
                                                    --------   -------  -------
    Total expenses..............................       100.9%     76.6%    76.0%
Income (loss) before depreciation, amortization
 and interest expense(1)........................        (0.9%)    23.4%    24.0%
  Depreciation..................................        27.4%     11.0%    11.9%
  Interest......................................        15.4%     10.6%    10.1%
                                                    --------   -------  -------
Net Income (loss)...............................       (43.7%)     1.8%     2.0%
                                                    ========   =======  =======
CASH FLOW
---------
Net cash provided by (used in) operating activi-
 ties...........................................    $ (1,007)  $ 2,216  $ 4,317
Net cash used in investing activities...........     (32,989)   (1,020)  (1,010)
Net cash provided by (used in) financing activi-
 ties...........................................      34,704    (1,558)  (1,909)
Key Factors(2)
  Occupancy.....................................        43.6%     71.5%    71.2%
  ADR...........................................    $  74.82   $ 88.47  $ 91.93
  REVPAR........................................    $  32.62   $ 63.21  $ 65.48

RESULTS OF OPERATIONS OF THE ACQUIRED HOTELS

  The following table sets forth certain combined historical financial information for the Acquired Hotels, as a percentage of total revenues, for the periods indicated.

                                                   YEAR ENDED DECEMBER 31,
                                                 -----------------------------
FINANCIAL DATA                                     1995      1996      1997
--------------                                   --------  --------  ---------
Room revenue....................................     65.1%     66.0%      66.7%
Food and beverage revenue.......................     26.3%     26.6%      25.8%
Other revenue...................................      8.6%      7.4%       7.5%
                                                 --------  --------  ---------
    Total revenue...............................    100.0%    100.0%     100.0%
Operating expenses:
  Departmental and operating expenses...........     74.4%     69.2%      67.7%
  Management fees...............................      2.7%      3.5%       4.7%
  Property taxes................................      2.0%      2.7%       3.0%
  Advisory fees.................................      1.5%      1.2%       1.0%
                                                 --------  --------  ---------
    Total expenses..............................     80.6%     76.6%      76.4%
                                                 --------  --------  ---------
Income before depreciation, amortization and
 interest expense(1)............................     19.4%     23.4%      23.6%
  Depreciation..................................      7.6%      9.8%       9.8%
  Interest......................................      9.1%      8.9%      11.2%
                                                 --------  --------  ---------
Net Income......................................      2.7%      4.7%       2.6%
                                                 ========  ========  =========
CASH FLOW
---------
Net cash provided by operating activities....... $  2,740  $  4,733  $  11,946
Net cash used in investing activities...........  (15,968)  (78,768)  (106,195)
Net cash provided by financing activities.......   13,334    75,703     97,341
Key Factors(2)
  Occupancy.....................................     62.8%     68.5%      71.9%
  ADR........................................... $  82.88  $  87.42  $  106.80
  REVPAR........................................ $  52.04  $  59.87  $   76.75

--------
(1) The Company believes that income before interest, depreciation and amortization is a measure of the ability of the Lessees' to make lease payments to the Operating Partnership since it is unaffected by the debt structure of the lessees. Industry analysts generally consider this to be an appropriate measure of the performance of hotels. Therefore the Company believes this indicator will (1) be used to monitor the performance of its Lessees relative to their peer group and (2) contribute to its ability to monitor profitability of its Lessees' operations including effective cost management. However, this indicator should not be considered as an alternative to net income as an indication of the Lessees' performance or to cash flow as a measure of liquidity. Except with respect to Marriott, the Operator Agreements are subordinate to the Leases and accordingly the Operating Partnership is entitled to the payment of rent prior to the payment of management fees.
(2) No assurance can be given that the trends reflected in this table will continue or that occupancy, ADR and REVPAR will not decrease as a result of changes in national or local economic or hotel industry conditions.

PREDECESSOR

  Comparison of the year ended December 31, 1997 with the year ended December 31, 1996.

  Revenue increased from $24.6 million to $26.2 million for the year ended December 31, 1997, for a 6.5% increase or $1.6 million. This increase is primarily a result of a $0.9 million increase in food and beverage revenue in 1997 and higher ADR in 1997 offset by slightly lower occupancy.

  Departmental and operating expenses increased $0.9 million or 5.6% between the periods. This increase was primarily caused by the higher food and beverage expenses related to the increase in food and beverage revenues noted above.

  Income before depreciation, amortization and interest expense grew 9.8%, from $5.8 million in 1996 to $6.3 million for the year ended December 31, 1997. The increase was primarily caused by the increase in revenues noted above offset by the increase in departmental and operating expenses.

  Depreciation expense increased $0.4 million to $3.1 million. The increase was primarily caused by capital expenditures made during 1996 and 1997.

  Net income increased 23.8% to $0.5 million for the year ended December 31, 1997 from $0.4 million for the year ended December 31, 1996. This increase was primarily caused by the reasons indicated above.

 Comparison of the year ended December 31, 1996 with the period ended December 31, 1995.

  The Predecessor hotel was acquired December 1, 1995, as a result the historical financial information for 1995 contains only one month of operations.

  Revenues increased $23.2 million for the year ended December 31, 1996 from the year earlier period. This is a result of the hotel being owned for the entire year in 1996 and only owned for one month in 1995. December has historically been a very slow month (see "Seasonality") so the increase in revenue also is impacted by the seasonality of the property.

  Total expenses increased $17.5 million in 1996 from the year-earlier period. This increase was primarily the result of the reason noted above.

  Income before depreciation, amortization and interest expense increased to $5.8 million in 1996 from $0.0 million in 1995. This increase, as noted above, was primarily the result of having owned the hotel for the entire year in 1996.

  Depreciation expense increased by $2.3 million in 1996 to $2.7 million for the year ended December 31, 1996 from $0.4 million for the year earlier period. This increase is also primarily due to the short ownership period in 1995.

  Interest expense increased by $2.4 million in 1996 from the year earlier period. This increase was caused by the short ownership period in 1995.

  Net income increased by $1.0 million to a positive $0.4 million in 1996 from a loss of $0.6 million for the period ended December 31, 1995. This increase was caused by the factors indicated above.

ACQUIRED HOTELS

 Comparison of the year ended December 31, 1997 with the year ended December 31, 1996.

  Revenue increased from $23.6 million for the year ended December 31, 1996 to $72.1 million for the year ended December 31, 1997, for a 206.3% increase of $48.5 million. This increase was mostly attributable to the acquisitions of five of the Acquired Hotels since November 1996. The hotels acquired since November 1996 accounted for 67.7% of the revenue for the year ended December 31, 1997. The revenue of the hotels owned for both years increased 8.1%.

  REVPAR grew from $59.87 for the year ended December 31, 1996 to $76.75 for the year ended December 31, 1997 for a 28.2% increase of $16.88. This increase was mostly attributable to the strong REVPAR of the recently acquired hotels offset by the seasonality impact of the Marriott Seaview Resort. Occupancy improved from 68.5% in 1996 to 71.9% in 1997, representing a 5.0% increase. In addition, ADR increased from $87.42 in 1996 to $106.80 in 1997, a 22.2% increase. The occupancy growth was attributable to the continuation of the increase in occupancy in the hotel industry in general along with the strong operating results of the recently acquired hotels offset by the seasonality impact of the Marriott Seaview Resort. Future occupancy can be affected by many factors, such as the number of available rooms in a given market and economic conditions, neither of which can be predicted by the Company. The increase in ADR is attributed to the strong brand names of the hotels acquired in the year ended December 31, 1997 and the fourth quarter of 1996 as well as a general increase for the entire hotel industry.

  Departmental and operating expenses also grew by 199.2% between the periods. This was caused primarily by the acquisition of certain hotels since December 31, 1996 and by the growth in occupancy, which was accompanied by increases in most categories of variable expenses.

  Income before depreciation, amortization and interest expense (also shown as EBITDA) grew $11.5 million or 208.9%, from the year ended December 31, 1996 to the year ended December 31, 1997. This growth was attributable to the positive effect of the $48.5 million growth in revenues while expenses grew by $37.0 million, mostly due to the operating results of the hotels acquired since November 1, 1996.

  Depreciation expense increased $4.8 million or 207.0% for the year ended December 31, 1997 from the year ended December 31, 1996. This increase was attributable to the acquisitions completed since November 1, 1996.

  Interest expense increased $6.0 million or 285.0% between the periods primarily because of the acquisitions completed since November 1, 1996.

  Net income increased 68.0% or $0.7 million for the year ended December 31, 1997 from the comparable period of 1996. Net income decreased as a percentage of revenue from 4.7% to 2.6% between the years. This decrease is a direct result of the higher debt service related to the hotels acquired since November 1, 1996 offset by the increase in REVPAR.

 Comparison of the year ended December 31, 1996 with the year ended December 31, 1995

  Total revenues increased $8.5 million, or 56.5%, from 1995 to 1996. The majority of this increase was attributable to the acquisition completed in 1995. The revenues of the hotel acquired in 1995 was $5.5 million higher in 1996 than in 1995 as a result of being included for a full year in 1996. Also, the two acquisitions in late 1996 accounted for $2.0 million of the increase. As can be seen by the growth in REVPAR, revenues as reported were also driven by increases in the ADR at almost all of the hotels. This was attributable in part to the general improvement in business and leisure travel.

  Departmental and operating expenses grew by $5.1 million, or 45.5%, between the years primarily because of the 1995 acquisition being included for a full year in 1996. These expenses declined as a percentage of revenues from 74.4% in 1995 to 69.2% in 1996, because of revenues growing at a faster pace than expenses primarily related to the impact of the 1995 acquisition.

  The resulting income before depreciation, amortization and interest expense grew from $2.9 million in 1995 to $5.5 million in 1996 for an increase of $2.6 million or 89.1%. This line item also grew from 19.4% of revenues in 1995 to 23.4% of revenues in 1996, which resulted from the 56.5% growth in revenues while operating expenses grew by only 48.6%.

  Depreciation expense increased $1.2 million between the years primarily as a result of the 1995 acquisition being included for a full year in 1996.

  Interest expense increased $0.7 million between the years due to the additional interest on the mortgage loans used to acquire the 1995 and 1996 acquisitions.

  Net income increased $0.7 million to $1.1 million between the years. This increase relates to the strong operating results of the 1995 and 1996 acquisitions as well as stronger REVPAR of the hotels acquired in 1994.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's principal source of cash to meet its cash requirements, including distributions to shareholders, will be its share of the Operating Partnership's cash flow. The Operating Partnership's principal source of revenue will be rent payments under the Participating Leases. Except for the security deposits required under the Participating Leases, the Lessees' obligations under the Participating Leases are unsecured and the Lessees' abilities to make rent payments to the Operating Partnership under the Participating Leases, and the Company's liquidity, including its ability to make distributions to shareholders, will be dependent on the Lessees' abilities to generate sufficient cash flow from the operation of the Initial Hotels.

  The Company intends to acquire and develop additional hotels and expand certain of the Initial Hotels and will incur indebtedness to fund acquisitions, developments and expansions. The Company may also incur indebtedness to meet distribution requirements imposed on a REIT under the Code to the extent that working capital and cash flow from the Company's investments are insufficient to make the required distributions.

  The Company has entered into an unsecured $200 million Line of Credit through the Banks, the borrowings from which will be utilized primarily for the acquisition and renovation of additional hotels, the renovation and expansion of certain of the Initial Hotels and for working capital requirements. The Line of Credit is not secured by the Initial Hotels or any other assets of the Company. While the Line of Credit permits borrowings of up to $200 million, the Company's aggregate advances under the Line of Credit may not exceed an amount equal to 50% of the "Borrowing Base," which is defined as the sum of the following: (i) for eligible properties which have been owned for four quarters or more, the amount derived from a ten times multiple of trailing 12-month EBITDA less a deduction for FF&E equal to 4% of gross hotel revenues, unless a greater FF&E deduction is contractually required, in which case the actual amount shall be used, plus (ii) for properties owned for less than four quarters ("New Properties"), 100% of the Company's purchase price plus 95% of any amounts in excess of annual reserves used for renovations and expansions, provided that if the Company commences renovations of such property within 180 days of its acquisition thereof and completes such renovation within 18 months of its acquisition thereof ("Renovating Property"), such Renovating Property shall be treated as a New Property until the end of the sixth fiscal quarter from the date of acquisition for borrowing base calculation purposes. No more than 20% of the Borrowing Base may be attributed to any one eligible property, and no more than 20% of the Borrowing Base may be attributed to Renovating Properties or joint venture properties.

  Upon the completion of the Offering, the Company will have approximately $133.3 million available under the Line of Credit after an initial borrowing of approximately $66.7 million. Except for borrowings under the Line of Credit, the Company and its subsidiaries may not incur any additional unsecured debt in excess of $50 million in the aggregate. The Line of Credit will have an initial term of three years. Borrowings under the Line of Credit will bear interest at 30-day, 60-day or 90-day LIBOR, at the option of the Company, from 1.40% to 1.75% above LIBOR depending on the leverage ratio, plus a fee on the unutilized commitment ranging from 0.125% to 0.250% per annum, payable quarterly in arrears. Economic conditions could result in higher actual interest rates, which could increase debt service requirements on borrowings under the Line of Credit and which could reduce the amount of Cash Available for Distribution. The Company may also seek to increase the amount of the Line of Credit, negotiate additional credit facilities or issue debt instruments. Any debt incurred or issued by the Company may be secured or unsecured, long-term, medium-term or short-term, bear interest at a fixed or variable rate, and be subject to such other terms as the Board of Trustees considers prudent.

  The Company will acquire or develop additional hotels only as suitable opportunities arise, and the Company will not undertake acquisition or development of properties unless adequate sources of financing are available. Funds for future acquisitions or development of hotels are expected to be derived, in whole or in part, from borrowings under the Line of Credit or other borrowings or from the proceeds of additional issuance of Common Shares or other securities. See "Business and Growth Strategies--Acquisition Strategies."

  The Company believes that it will have sufficient capital resources to satisfy its obligations during the 12 month period following completion of the Offering. Thereafter, the Company expects that capital needs will be met through a combination of net cash provided by operations, additional borrowings and additional equity issuances.

  The Company will initially deposit approximately $9.9 million into the capital expenditure reserves. The Company will also contribute to the capital expenditures reserves on a continuing basis, from the rent paid under the Participating Leases, amounts of the Lessees' revenues from operation of the Initial Hotels. The Company intends to use the capital expenditure reserves ranging from 4.0% to 5.5% for capital improvements to the Initial Hotels and refurbishment and replacement of FF&E, but may make other uses of amounts in the reserves that it considers appropriate from time to time. To the extent such reserves are insufficient for capital expenditures, the Operating Partnership, as lessor, will be obligated to fund the shortfall. Purchase orders totaling approximately $2.0 million have been issued for the renovation of 317 guest rooms and 13 corridors at Le Meridien Dallas and purchase orders totaling $1.5 million have been issued for the renovation of 240 guest rooms and 10 corridors at Le Meridien New Orleans. The Company anticipates making similar arrangements with respect to future hotels that it may acquire or develop. Any mortgages or other encumbrances on the Initial Hotels will be paid off with the proceeds of the offering. See "Use of Proceeds."

  Each Participating Lease requires comprehensive insurance to be maintained on each of the Initial Hotels, including liability, fire and extended coverage. The Company believes such specified insurance coverage is adequate.

INFLATION

  The Company's revenues initially will be based on the Participating Leases, which will result in changes in the Company's revenues based on changes in the underlying Initial Hotels' revenues. Therefore, the Company initially will be relying entirely on the performance of the Initial Hotels and the Lessees' abilities to increase revenues to keep pace with inflation. Operators of hotels in general, and the Lessees, can change room rates quickly, but competitive pressures may limit the Lessees' abilities to raise rates faster than inflation. The annual growth rate in ADR for the Initial Hotels for the three years ended December 31, 1997 was approximately 4.9%, which was higher than the rate of inflation as measured by the Consumer Price Index for such period. However, according to industry statistics, industry-wide annual increases in ADR failed to keep pace with inflation from 1987 to 1992.

  The Company's variable expenses, which are subject to inflation, represent approximately 14.2% of pro forma revenues. These variable expenses (real estate and personal property taxes, property and casualty insurance and ground rent) are expected to grow with the general rate of inflation.

SEASONALITY

  The Initial Hotels' operations historically have been seasonal. Six of the Initial Hotels maintain higher occupancy rates during the second and third quarters. The Marriott Seaview Resort generates a large portion of its revenue from golf related business and, as a result, revenues fluctuate according to the season and the weather. Holiday Inn Beachside Resort, Radisson Tampa East Hotel and Le Meridien New Orleans experience their highest occupancies in the first quarter. This seasonality pattern can be expected to cause fluctuations in the Company's quarterly lease revenue under the Participating Leases. The Company will use cash flow from the Lessees' operations of the Initial Hotels to make quarterly distributions of at least 95% of its net taxable income, on a yearly basis, as recommended by the Board of Trustees. See "Distributions." To the extent that cash flow from operations is insufficient during the year, because of seasonal fluctuations in lease revenue or capital expenditures, the Company expects to utilize other cash on hand or borrowings to fund the distributions.

YEAR 2000 COMPLIANCE

  Many computer systems were designed using only two digits to designate years. These systems may not be able to distinguish the year 2000 from the year 1900 (commonly known as the "Year 2000 Problem"). Like other organizations, the Company could be adversely affected if the computer systems used by it or service providers do not properly address this problem prior to January 1, 2000. Currently, the Company does not anticipate that the transition to the 21st century will have any material impact on its performance. In addition, the Company has sought assurances from the Lessees and other service providers that they are taking all necessary steps to ensure that their computer systems will accurately reflect the year 2000, and the Company will continue to monitor the situation. At this time, however, no assurance can be given that the Company's other service providers have anticipated every step necessary to avoid any adverse effects on the Company attributable to the Year 2000 Problem.

                              THE HOTEL INDUSTRY

  According to Smith Travel Research, the United States lodging industry is currently experiencing a significant recovery from an extended downturn in the late 1980's and early 1990's. The Company believes that this broad industry recovery will continue and will contribute to the growth in total revenues and REVPAR at the Initial Hotels (and hotels subsequently acquired by the Company) which, through the Participating Leases, will result in increases in the Company's Cash Available for Distribution.

  While demand for hotel rooms in the U.S. increased in 12 out of the last 13 years, the poor performance of the hotel industry during the late 1980's and early 1990's resulted from a dramatic increase in the supply of hotel rooms that significantly outpaced the growth in room demand. According to Smith Travel Research, this relationship reversed, with industry-wide room demand exceeding growth in room supply each year between 1992 and 1996. As might be expected in such a favorable supply/demand environment, hotel industry occupancy and ADR rose, resulting in an increase from 62.6% and $59.27 in 1992 to 64.5% and $75.16 in 1997, respectively. Most recently, from 1996 to 1997, industry-wide ADR and REVPAR increased by 6.1% and 5.3%, respectively. These positive overall industry fundamentals followed increases in ADR and REVPAR of 6.7% and 6.5% for the year ended December 31, 1996 as compared to year end 1995.

  Hotels located in urban and resort markets have outperformed the overall lodging industry, as shown in the chart below, due to strong demand generated by business and leisure travel to these markets, and limited new supply.

                              THE HOTEL INDUSTRY

                                 YEAR ENDED               YEAR ENDED
                                DECEMBER 31,             DECEMBER 31,
                               ---------------          ---------------
                                1995    1996   % CHANGE  1996    1997   % CHANGE
                               ------- ------- -------- ------- ------- --------
Occupancy
  U.S.........................   65.1%   65.0%  (0.2)%    65.0%   64.5%  (0.8)%
  Urban.......................   68.5%   69.7%   1.8 %    69.7%   69.8%   0.1 %
  Resort......................   67.5%   69.1%   2.4 %    69.1%   69.7%   0.9 %
ADR
  U.S......................... $ 66.39 $ 70.81   6.7 %  $ 70.81 $ 75.16   6.1 %
  Urban....................... $ 98.66 $106.56   8.0 %  $106.56 $114.80   7.7 %
  Resort...................... $102.79 $108.69   5.7 %  $108.69 $114.85   5.7 %
REVPAR
  U.S......................... $ 43.25 $ 46.06   6.5 %  $ 46.06 $ 48.50   5.3 %
  Urban....................... $ 67.55 $ 74.27   9.9 %  $ 74.27 $ 80.14   7.9 %
  Resort...................... $ 69.42 $ 75.13   8.2 %  $ 75.13 $ 80.01   6.5 %

--------
(Source: Smith Travel Research)

  In addition to leisure and business travel, national and regional conventions have been an important generator of U.S. hotel room demand. The conventions, expositions, meetings, and incentive travel industry accounts for more than $80 billion in annual spending, making it the twenty-second largest industry in the U.S. economy. According to Meeting and Conventions Magazine, the number of attendees and total expenditures at conventions grew by more than 50% from 1991 to 1995. Most top convention centers are generally located in major metropolitan areas, with 23 of the top 30 largest convention centers located in urban markets.

  The Company expects the Initial Hotels to benefit from the continuing improvement in performance of the convention, urban business and resort markets as well as recent and planned renovations and improvements at a number of the Initial Hotels. In addition, since the Company expects the greatest continuing improvements in occupancy and room rates to occur in the upscale and luxury full service segments of these markets, the Company intends to focus its acquisition activities primarily on upscale and luxury full service hotels.

                              THE INITIAL HOTELS

  The Initial Hotels consist of ten full service hotels containing an aggregate of 3,379 guest rooms which target both business and leisure travelers, including groups and those attending meetings and conventions, who prefer a full range of high quality facilities, services and amenities. The Initial Hotels include three luxury, six upscale and one mid-price full service hotel located in three convention, two resort and five business oriented markets in eight states. The Company's categorization of each of the Initial Hotels as luxury, upscale or mid-price is based upon the corresponding lodging industry segments as defined by Smith Travel Research which groups hotels according to their market average daily rate or brand affiliation. In addition to its published ratings of hotels by brand affiliation, Smith Travel considers hotels with an ADR of $124.20 and above as luxury, ADR of $86.31 to $124.19 as upscale and $67.07 to $86.30 as midprice. Each of the Initial Hotels (excluding LaGuardia Airport Marriott) was acquired by the Contributors during the period 1994 through 1997. The Company expects to acquire the LaGuardia Airport Marriott contemporaneously with the completion of the Offering or shortly thereafter.

DESCRIPTIONS OF INITIAL HOTELS

 Radisson Hotel South and Plaza Tower--Bloomington (Minneapolis), Minnesota

  Radisson Hotel South and Plaza Tower is a 580 room upscale full service convention hotel located at the intersection of Interstate 494 and Highway 100, approximately 15 minutes from the Minneapolis/St. Paul International Airport, and five miles from the Mall of America. The property was acquired by the Contributors in December 1995.

                                                 YEAR ENDED DECEMBER 31,
                                             ----------------------------------
                                                1995        1996        1997
                                             ----------  ----------  ----------
Occupancy...................................       70.1%       71.5%       71.2%
ADR......................................... $    81.28  $    88.47  $    91.93
REVPAR...................................... $    57.01  $    63.21  $    65.48
Capital Expenditures........................ $1,986,000  $1,609,000  $1,736,000
Capital Expenditures (per room)............. $    3,400  $    2,800  $    3,000

  For the year ended December 31, 1993, average occupancy, ADR and REVPAR at the hotel were 68.5%, $70.07 and $48.00, respectively. For the year ended December 31, 1994, average occupancy, ADR and REVPAR at the hotel were 69.2%, $76.06 and $52.60, respectively.

  The hotel is leased to and operated by affiliates of Radisson. Minneapolis-based Radisson and its parent, Carlson Hospitality Worldwide, own, manage, lease or franchise 475 lodging operations located in 49 countries, plus four cruise ships.

  Constructed in 1969, the Radisson Hotel South, containing 408 original guestrooms, was the first hotel developed and built by Curtis L. Carlson, after purchasing the original Radisson Hotel in Minneapolis. In 1980, the Plaza Tower was constructed, adding 172 oversized guest rooms to the original 408 guest rooms. The hotel's meeting and convention facilities are the second largest of any hotel in the state of Minnesota. Hotel amenities include five food and beverage outlets, a business center, an indoor swimming pool, an exercise room, and 1,320 surface parking spaces.

  The highly successful Mall of America, located just five miles east of the hotel, is visited by approximately 40 million people annually, stimulating leisure business in the area and offering the hotel an attractive feature in competing for group business. In addition, the Metropolitan Airports Commission has announced an expansion of the Minneapolis-St. Paul International Airport, which will result in the closing and razing of three hotels and four other commercial properties. Construction is expected to commence in 1998. The Company believes that the Minneapolis market in general, and the Bloomington market specifically, will continue to be strong hotel markets with favorable local area economic growth, and that the hotel is well-positioned to continue to improve its position in the market and take advantage of demand growth in the area.

  Since January 1995, over $5.3 million in capital expenditures were made at the hotel to renovate 166 guest rooms, complete the conversion of over 11,000 square feet of retail space to upscale meeting space, renovate one food and beverage outlet and to enhance the main entrance. The Company expects the hotel to benefit from approximately $1.1 million of improvements in 1998.

  The aggregate undepreciated tax basis of depreciable real property at Radisson Hotel South and Plaza Tower for Federal income tax purposes was approximately $11.4 million as of December 31, 1997. Depreciation and amortization are computed on the straight-line method over 30 years.

  The current real estate tax rate applicable to this Initial Hotel is $5.31 per $100 of assessed value. The total annual tax for Radisson Hotel South and Plaza Tower at this rate for the current tax year is approximately $1.3 million.

  The Company believes that the hotel is adequately covered by insurance.

 Le Meridien New Orleans--New Orleans, Louisiana

  Le Meridien New Orleans is a 494 room luxury full service convention oriented hotel located in downtown New Orleans, a major convention city. The hotel is centrally located across the street from the French Quarter and near the central business district, the Ernest N. Morial Convention Center and the New Orleans Superdome. The hotel has received the AAA Four Diamond award for 13 consecutive years. The hotel was acquired by the Contributors in November 1996. The hotel is subject to a 99-year ground lease, which expires in May 2081.

                                                      YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                      1995    1996      1997
                                                     ------- ------- ----------
Occupancy...........................................   73.4%   74.3%      71.8%
ADR................................................. $122.81 $124.37 $   132.46
REVPAR.............................................. $ 90.17 $ 92.38 $    95.16
Capital Expenditures................................ $89,000 $     0 $2,760,000
Capital Expenditures (per room)..................... $   200 $     0 $    5,600

  For the year ended December 31, 1993, average occupancy, ADR and REVPAR at the hotel were 68.5%, $109.46 and $74.98, respectively. For the year ended December 31, 1994, average occupancy, ADR and REVPAR at the hotel were 74.3%, $120.43 and $89.51, respectively.

  The hotel is leased and managed by affiliates of Le Meridien Hotels & Resorts ("Meridien"). Meridien operates 78 hotels in 46 countries and is the brand name for the International Division of the Forte Group which is wholly owned by Granada Group PLC. Currently, Le Meridien hotels in the United States are located in Dallas, New York, Boston and New Orleans.

  Originally constructed in 1984, the 30-story hotel contains 11,715 square feet of meeting and conference space, a restaurant and lounge. Additional amenities include a business center, 3,000 square foot health club, outdoor swimming pool, state-of-the-art telephone system including voicemail and modem access and 174 enclosed parking spaces.

  The Company believes that the hotel's location near the city's largest convention facility and its access to the French Quarter should provide continuing sources of demand. According to the City of New Orleans, the number of meetings has grown from 1,454 in 1990 to 3,108 in 1996, an annual increase of 13.5%. During the same period, the number of convention delegates increased from 1,129,034 to 1,370,700, a 21.4% increase. The convention center is in the process of being expanded, with an additional 400,000 square feet of meeting/exhibit space expected to be completed in 1999.

  In 1997, the hotel began an extensive three-year $6.4 million renovation consisting of capital improvements throughout the property. Approximately $3.4 million was committed in 1997 to completely renovate 151 guest rooms and five executive suites. Additionally, improvements to function space, the lobby area, Le Jazz lounge, and repainting the building exterior were undertaken. Significant technological enhancements in 1997 included a new telephone switch and voicemail, front and back office computer systems, and an electronic fire panel. In 1998, approximately $2.0 million is anticipated to be committed to renovate an additional 240 guest rooms, including new case goods and soft goods, upgrade the garage fire life safety system, and computerize the sales and marketing department. In 1999, it is anticipated that $1.0 million will be committed to capital improvements, which is expected to include the renovation of the remaining 96 guest rooms.

  The aggregate undepreciated tax basis of depreciable real property at Le Meridien New Orleans for Federal income tax purposes was approximately $42.1 million as of December 31, 1997. Depreciation and amortization are computed on the straight-line method over 39 years.

  The current real estate tax rate applicable to this Initial Hotel is $165.04 per $1,000 of assessed value. The total annual tax for Le Meridien New Orleans at this rate for the current tax year is approximately $0.8 million.

  The Company believes that the hotel is adequately covered by insurance.

 LaGuardia Airport Marriott--New York, New York

  LaGuardia Airport Marriott is a 436 room upscale full service hotel located directly across from New York's LaGuardia Airport. The hotel is five minutes from Shea Stadium, home of the New York Mets, and the USTA National Tennis Center, home of the U.S. Open, and 20 minutes from Manhattan. The hotel's strategic location also provides convenient access to John F. Kennedy International Airport, Long Island, Westchester, Connecticut and New York's public transportation network. The hotel is expected to be acquired by the Company concurrently with the Offering or shortly thereafter.


                                                 YEAR ENDED DECEMBER 31,
                                             ----------------------------------
                                                1995        1996        1997
                                             ----------  ----------  ----------
Occupancy...................................       83.3%       82.4%       80.1%
ADR......................................... $   119.09  $   132.63  $   137.99
REVPAR...................................... $    99.18  $   109.31  $   110.53
Capital Expenditures........................ $1,816,000  $2,602,000  $1,117,000
Capital Expenditures (per room)............. $    4,200  $    6,000  $    2,600

  For the year ended December 31, 1993, average occupancy, ADR and REVPAR were 86.3%, $101.31 and $87.43, respectively. For the year ended December 31, 1994, average occupancy, ADR and REVPAR at the hotel were 86.9%, $109.88 and $95.53, respectively.

  The hotel is leased to the Affiliated Lessee and managed by Marriott pursuant to a long-term incentive based operating agreement. Marriott is one of the world's leading hospitality companies, with over 4,600 operating units in the United States and 53 other countries and territories.

  Originally constructed in 1981, the 10-story hotel contains 436 guest rooms, including two concierge floors, and J.W.'s Steakhouse, a full service 130-seat restaurant and The Empire Lounge, a 67-seat casual bar serving both food and beverages. The hotel provides approximately 15,750 square feet of flexible meeting space, including a 4,770 square foot ballroom. Additional guest amenities include a full service fitness center with indoor heated pool, whirlpool and sauna, free airport shuttle service, valet service and surface and covered parking totalling 427 spaces.

  The hotel was most recently renovated in 1996 when it underwent an extensive $2.6 million renovation, which encompassed guest room soft goods and bathrooms, corridors, conference, banquet and restaurant facilities, lobby areas and new windows throughout the hotel. Total capital expenditures made between 1995 and 1997, including this renovation, totalled $5.2 million.

  The aggregate undepreciated tax basis of depreciable real property at LaGuardia Airport Marriott for Federal income tax purposes was approximately $27.3 million as of December 31, 1997. Depreciation and amortization are computed on the straight-line method over 39 years.

  The current real estate tax rate applicable to the hotel is approximately $10.11 per $100 of assessed value. The total annual tax for LaGuardia Airport Marriott at this rate for the current tax year is approximately $1.4 million.

  The Company believes that the hotel is adequately covered by insurance.

 Le Meridien Dallas--Dallas, Texas

  Le Meridien Dallas is a 396 room upscale full service hotel located in downtown Dallas, approximately 25 minutes from Dallas/Fort Worth International Airport, in the heart of the city's arts and financial districts. The hotel is conveniently located near the City Convention Center, four stops away on the new Dallas light rail system, with a DART station adjacent to the hotel. The hotel was acquired by the Contributors in September 1997 and has received the AAA Three Diamond award.

                                                   YEAR ENDED DECEMBER 31,
                                                   ----------------------------
                                                    1995       1996      1997
                                                   ------    --------  --------
Occupancy.........................................   62.4%       65.0%     69.1%
ADR............................................... $92.90    $ 101.19  $ 107.97
REVPAR............................................ $57.97    $  65.79  $  74.64
Capital Expenditures.............................. $  N/A(1) $294,000  $523,000
Capital Expenditures (per room)................... $  N/A(1) $    700  $  1,300

--------
(1) Information is not available for periods prior to acquisition by the Contributors.

  The hotel is leased and managed by affiliates of Meridien.

  The hotel was constructed in 1980 as part of the Plaza of the Americas complex, a mixed use development which includes approximately 1.2 million square feet of office space, retail shops, restaurants, fast food outlets, a health and fitness club and an indoor skating rink. The hotel is a 16-story building with two additional floors under street level and includes a restaurant and bar. The hotel contains 23,215 square feet of meeting space, including an 8,600 square foot ballroom, and has access to 175 parking spaces located in a contiguous structured parking facility. In 1989, the owner converted the Plaza of the Americas to condominium ownership, pursuant to Texas law, by filing a Declaration of Covenants, Conditions and Restrictions for Plaza of the Americas (the "Condominium Declaration"). The condominium consists of five commercial units including the hotel unit, the north tower unit, the south tower unit, the retail unit and the parking garage unit (each, a "Condominium Unit"). The Condominium Declaration allows for individual ownership of each Condominium Unit with ownership of the balance of the property as tenants-in-common. The Condominium Declaration establishes an association (the "Association"), consisting of the Condominium Unit owners, for the operation and maintenance of the common elements and the overall governance of the Plaza of the Americas.

  Dallas is the ninth largest city in the United States by population and among the largest hubs for corporate headquarters and high tech companies in the country. During the period from 1992 to 1996, Dallas registered 6.7% annual growth in the number of convention visitors. The city has recently authorized a study to review a possible expansion of the convention center. As a result of both the economic growth of the region and the growth in the convention business, the downtown Dallas lodging market has experienced a significant increase in room demand. The 505 room Adam's Mark Hotel, located next door to the Le Meridien Dallas, is currently undergoing a renovation which will increase the size of the hotel by approximately 1,200 guestrooms, and add over 200,000 square feet of new convention facilities. The expansion is expected to be completed between the fall of 1998 and the spring of 1999. Although no assurance can be made, the Company believes that Le Meridien Dallas Hotel will continue to experience favorable operations during the foreseeable future, notwithstanding the expansion of the nearby hotel.

  Since acquisition of the hotel in September 1997, over $500,000 has been committed to convert 11 two bedroom suites to 22 guest rooms, computerize the sales office, add an exercise room and upgrade the physical plant. During 1998, the Company expects to spend approximately $2.7 million to renovate the remaining 317 guest rooms and suites, including new case goods and soft goods.

  The Company believes that the hotel is adequately covered by insurance.

 Omaha Marriott Hotel--Omaha, Nebraska

  Omaha Marriott Hotel is a 301 room upscale full service commercial hotel located in the western suburbs of Omaha at one of the city's busiest intersections (I-680 and West Dodge Road). The hotel is located in the Regency Office Park, a mixed use development containing over 865,000 square feet of office and retail space, and directly across West Dodge Road from Westroads Shopping Center, the largest shopping mall in Omaha. The hotel was acquired by the Contributors in December 1996.

                                                  YEAR ENDED DECEMBER 31,
                                                 ------------------------------
                                                  1995       1996       1997
                                                 ------    --------  ----------
Occupancy.......................................   80.0%       77.3%       77.7%
ADR............................................. $94.40    $  96.79  $   103.67
REVPAR.......................................... $75.51    $  74.80  $    80.61
Capital Expenditures............................ $  N/A(1) $798,000  $1,277,000
Capital Expenditures (per room)................. $  N/A(1) $  2,700  $    4,200

--------
(1) Information is not available for periods prior to acquisition by the Contributors.

  For the year ended December 31, 1993, average occupancy, ADR and REVPAR were 76.2%, $82.56 and $62.91, respectively. For the year ended December 31, 1994, average occupancy, ADR and REVPAR were 76.2%, $87.21 and $66.41, respectively.

  The hotel is leased to the Affiliated Lessee and managed by Marriott pursuant to a long-term incentive-based operating agreement.

  Originally constructed in 1982, the hotel contains two restaurants, a lounge, gift shop, exercise facility, heated indoor/outdoor swimming pool, 8,916 square feet of meeting and banquet space, and over 500 surface parking spaces. The hotel is one of only two AAA Four Diamond hotels in Omaha.

  The western suburbs of Omaha have demonstrated significant and steady growth throughout the past decade, a trend that continues today. Major commercial expansion is underway within close proximity of the Omaha Marriott Hotel, including a 290,000 square foot technology center under construction for First Data Resources at the former Ak-sar-ben Racetrack site and the First National Business Park near Boystown which will total approximately 1.3 million square feet of Class A office space when completed.

  In February 1997, a major renovation of the ballroom and meeting areas was completed. In November 1997, the 120-seat casual restaurant was renovated and converted to Marriott's Allies American Grille. A renovation of the lobby is expected to be completed by April 15, 1998.

  The hotel is situated on approximately 9.0 acres which will allow for a potential expansion of the hotel. The Company intends to complete plans for an expansion providing for an additional 100 guest rooms in a new six-story building, including a new concierge level, business center, expanded health club facilities and a new 9,800 square foot ballroom, divisible into eight meeting rooms. Subject to final pricing, the Company intends to move forward in the next 12 months with the construction of the expansion, currently budgeted at approximately $15.0 million.

  The aggregate undepreciated tax basis of depreciable real property at the Omaha Marriott Hotel for Federal income tax purposes was approximately $19.5 million as of December 31, 1997. Depreciation and amortization are computed on the straight-line method over 39 years.

  The current real estate tax rate applicable to the hotel is approximately $2.40 per $100 of assessed value. The total annual tax for the Omaha Marriott Hotel at this rate for the current tax year is approximately $0.4 million.

  The Company believes that the hotel is adequately covered by insurance.

 Marriott Seaview Resort--Galloway Township (Atlantic City), New Jersey

  Marriott Seaview Resort is a 300 room luxury golf and conference resort located on Brigantine Bay, approximately nine miles north of Atlantic City, New Jersey. The resort was acquired by the Contributors in November 1997.

                                                  YEAR ENDED DECEMBER 31,
                                               --------------------------------
                                                  1995       1996       1997
                                               ----------  --------  ----------
Occupancy.....................................       66.4%     67.5%       67.6%
ADR........................................... $   141.21  $ 146.71  $   151.91
REVPAR........................................ $    93.73  $  99.06  $   102.63
Capital Expenditures.......................... $2,285,000  $730,000  $1,399,000
Capital Expenditures (per room)............... $    7,600  $  2,400  $    4,700

  For the year ended December 31, 1993, average occupancy, ADR and REVPAR were 64.4%, $131.79 and $84.87, respectively. For the year ended December 31, 1994, average occupancy, ADR and REVPAR were 69.0%, $131.61 and $90.86, respectively.

  The hotel is leased to the Affiliated Lessee and managed by Marriott pursuant to a long-term incentive-based Operator Agreement.

  The hotel opened as a prestigious private country club in 1912 and was expanded in 1960 and again in 1986. The resort includes 300 guest rooms and suites, two 18 hole championship golf courses, an extensive golf learning center and practice facilities, driving range, golf pro shop, a 275-seat fine dining restaurant, 55-seat grill room, 30-seat lobby lounge, indoor and outdoor swimming pools, an exercise facility, eight tennis courts and 750 surface parking spaces.

  For a five year period beginning in 1998, the hotel will host the LPGA Shop Rite Classic on the hotel's historic Bay Course, one of the few classic links style courses designed by renowned Scottish designer Donald Ross. In addition, Marriott Ownership Resorts International has plans to develop a 270-unit timeshare community on a 40 acre site adjacent to one of the golf courses and close to the main hotel buildings. The project, which will include an 18,000 square foot full service health club and spa facility which will be available as an additional amenity to hotel guests, is expected to provide a new source of income to the hotel. The Company believes that the hotel will also benefit from significant new public investments in the Atlantic City area, including the newly opened $268 million Atlantic City Convention Center, road improvements, infrastructure improvements to the Atlantic City International Airport, and the proposed expansion and addition of nine hotel casinos in Atlantic City.

  During the period 1995 through 1997, $4.4 million was invested in capital improvements and upgrades, including renovations of the guest rooms and several golf course improvements. The Company anticipates expending approximately $8.0 million for additional capital improvements in 1998 and 1999. These improvements will include an extensive renovation of the historic Bay Course, which are intended to restore it to its original design. Renovations of the lobby lounge and ballroom/meeting areas were completed in the first quarter of 1998. In order to restore the resort to its turn-of-the-century charm and country club elegance, guest rooms and public areas will undergo renovation commencing in late 1998. Additionally, the Company plans to explore possible expansions to the ballroom and meeting areas as well as improvements to resort oriented amenities and services.

  The aggregate undepreciated tax basis of depreciable real property at Marriott Seaview Resort for Federal income tax purposes was approximately $27.5 million as of December 31, 1997. Depreciation and amortization are computed on the straight-line method over 30 years.

  The current real estate tax rate applicable to the hotel is approximately $2.64 per $100 of assessed value. The total annual tax for Marriott Seaview Resort at this rate for the current tax year is approximately $.8 million.

  The Company believes that the hotel is adequately covered by insurance.

 Radisson Tampa East Hotel--Tampa, Florida

  Prior to or upon completion of the Offering, the Camberley Plaza Sabal Park Hotel will be converted to a Radisson and leased to, and operated by Radisson. The hotel, which will be renamed the Radisson Tampa East Hotel, is a 265 room upscale full service hotel located in east suburban Tampa, Florida. The hotel is situated at the entrance to Sabal Business Park, a three million square foot office complex. There are approximately 250 companies in the park, with over 5,000 employees. Major tenants include GTE Data Services, Intermedia Communications Inc., Nationsbank, Coca-Cola, Time Inc., Pharmacy Corp. of America, National Insurance Services, National Rx Services, Progressive Insurance, PMSI, Warner Publishing Services and the State of Florida. In addition, Citibank is currently developing the first phase of a 450,000 square foot customer service center adjacent to the hotel. The hotel is near Busch Gardens and Houlihan's Stadium, 50 minutes from Walt Disney World in Orlando, and a 35 minute drive from Tampa International Airport. The hotel was purchased by the Contributors in June 1995.

                                                    YEAR ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1995      1996      1997
                                                   --------  --------  --------
Occupancy.........................................     73.1%     77.5%     76.1%
ADR............................................... $  85.13  $  84.85  $  89.25
REVPAR............................................ $  62.24  $  65.76  $  67.87
Capital Expenditures.............................. $260,000  $761,000  $324,000
Capital Expenditures (per room)................... $  1,000  $  2,900  $  1,200

  Originally constructed in 1986 and operated as a Camberley Plaza Hotel since 1995, the hotel offers extensive amenities, including 23,000 square feet of meeting space in 21 rooms, a restaurant and lobby lounge, heated outdoor swimming pool, lighted tennis court, business center, fitness center, retail shops and 442 surface parking spaces. During the period from 1995 through 1997, the hotel underwent approximately $1.3 million in renovations. The hotel also includes undeveloped land that may be available for a possible room expansion. In addition, the opportunity exists to convert four two-bedroom suites into eight guest rooms, thereby increasing the room count by four units. The hotel, a AAA Three Diamond facility, is the only upscale full service hotel in east suburban Tampa.

  The Company believes the diversified Tampa economy will continue to be one of the top growth markets in the United States, with job growth expected to exceed the national average. REVPAR in the Tampa market has exhibited solid growth, increasing an average of 6.3% annually from 1993 through 1996. With no full service hotels currently under construction in the area, the Company expects this growth trend to continue.

  The Company believes that the hotel is adequately covered by insurance.

 Holiday Inn Beachside Resort and Conference Center--Key West, Florida

  Holiday Inn Beachside Resort and Conference Center is an upscale full service resort comprised of several one, two and three-story buildings containing 222 guest rooms, including 29 suites, located on an approximately
7.8 acre parcel north of U.S. 1 on the beach facing the Gulf of Mexico. The resort is located on the island of Key West, considered to have the most consistent weather in Florida, and benefits from the island's reputation as a popular tourist destination. The hotel was acquired by the Contributors in July 1997.

                                                   YEAR ENDED DECEMBER 31,
                                                 ------------------------------
                                                   1995       1996       1997
                                                 --------  ----------  --------
Occupancy.......................................     74.7%       72.0%     76.5%
ADR............................................. $  98.40  $   108.27  $ 105.24
REVPAR.......................................... $  73.54  $    78.00  $  80.46
Capital Expenditures............................ $350,000  $1,167,000  $591,000
Capital Expenditures (per room)................. $  1,600  $    5,300  $  2,700

  The hotel is leased and managed by an affiliate of Durbin. Durbin was founded by James E. Durbin in 1985 after retiring as President of Marriott Hotels & Resorts. James E. Durbin, together with J.W. Marriott, Sr. and J.W. Marriott, Jr., directed the expansion of Marriott hotels from four properties in 1964 to more than 130 properties upon his retirement in 1984. Durbin Companies, Inc. presently owns and/or operates ten first class hotels.

  Originally constructed in three phases between 1960 and 1989, the hotel contains Key West's largest conference facilities, consisting of 6,220 square feet of meeting space, including a 5,250 square foot ballroom. The hotel includes a full service restaurant, 50-seat poolside lounge, two tennis courts, outdoor swimming pool and jacuzzi, 90 foot sunset pier stretching into the Gulf of Mexico, a concession offering sail boats, jet skis and other water sports equipment for guest rental and 230 surface parking spaces.

  The hotel completed an extensive refurbishment program in November 1996, which included painting the exterior of the building, enhancing the roof line, resurfacing the pool deck, adding new signage, supplying new case goods in all 29 suites, extensive landscaping and renovating the food and beverage outlets, meeting space and lobby. In December 1997, the remaining 193 guest rooms received new case goods and soft goods.

  The Company believes there are significant barriers to the development of new hotels in Key West, including extensive environmental and entitlement hurdles, limited land availability and the high cost of development in Key West.

  The Company believes that the hotel is adequately covered by insurance.

 Holiday Inn Plaza Park--Visalia, California

  Holiday Inn Plaza Park is a 257 room mid-price full service hotel located at the junction of Highways 99 and 198 in Visalia, California. The hotel is situated in the heart of central California, a major agri-business center and is also a popular tourist destination due to its central location and proximity to Yosemite, Sequoia and Kings Canyon National Parks. In addition, the hotel is utilized extensively by major corporate groups and social users due to the size and flexibility of its meeting space and ample parking.

                                                    YEAR ENDED DECEMBER 31,
                                                  -----------------------------
                                                     1995      1996      1997
                                                  ----------  -------  --------
Occupancy:.......................................       54.8%    58.5%     62.5%
ADR:............................................. $    63.49  $ 62.06  $  61.12
REVPAR:.......................................... $    34.82  $ 36.28  $  38.18
Capital Expenditures............................. $1,303,000  $53,000  $402,000
Capital Expenditures (per room).................. $    5,000  $   200  $  1,600

  The hotel was acquired by the Contributors in October 1994. The hotel is leased and operated by OLS.

  The hotel was constructed in 1976 and a second wing containing additional guest rooms and a conference center was built in 1978. The hotel contains approximately 17,000 square feet of meeting space, divisible into 11 rooms with two ballrooms. Additional amenities include a restaurant, nightclub, fitness center and both indoor and outdoor heated swimming pools.

  Since being acquired by the Contributors, the property has undergone a comprehensive renovation to the building exterior, guest rooms and public spaces. The renovations included new soft goods and case goods, public area and meeting room upgrades, repositioning of the restaurant and lounge, technological improvements, exterior painting, landscaping and the addition of a porte cochere.

  The Company believes that the hotel is adequately covered by insurance.

 Le Montrose All Suite Hotel De Gran Luxe--West Hollywood, California

  Le Montrose All Suite Hotel De Gran Luxe is a 128 suite, five-story, luxury full service hotel located in West Hollywood, California, two blocks east of Beverly Hills and one block south of the "Sunset Strip." The hotel is within walking distance of many of the area's finest restaurants, retail shops and night clubs. The hotel attracts short and long-term guests and small groups primarily from the recording, film and design industries. The hotel was acquired by the Contributors in October 1994.

                                                    YEAR ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1995      1996      1997
                                                   --------  --------  --------
Occupancy:........................................     77.1%     77.8%     81.5%
ADR:.............................................. $ 114.91  $ 124.22  $ 137.11
REVPAR:........................................... $  88.60  $  96.65  $ 111.76
Capital Expenditures.............................. $551,000  $508,000  $627,000
Capital Expenditures (per room)................... $  4,300  $  4,000  $  4,900

  The hotel is operated and leased by OLS which was founded in 1988 and currently manages over 25 hotel properties.

  The property was originally constructed as an apartment building in 1976 and converted into a luxury suite hotel in 1989. Each hotel suite features a sunken living room, fireplace, multiline telephone with private voicemail and data ports, fax machine, color television with built-in VCR, and individual stereo and CD systems. Eighty-five suites feature kitchenettes and most suites have private balconies. The hotel features a rooftop swimming facility with private cabanas, poolside phones and a heated spa. Additional amenities include a rooftop lighted tennis court, fitness center, full service restaurant and an 875 square foot meeting room. The hotel offers valet parking in a two-level underground parking structure with a capacity for 130 cars.

  During the past three years, the hotel has undergone major renovations totaling approximately $1.7 million, including a complete upgrade of 109 of the suites, corridors, public areas, restaurant and pool area. A new property management system was installed in 1995 and all suites received new televisions. The remaining 19 suites, along with four suites not previously available as hotel suites, are scheduled to be renovated in 1998.

  The Company believes there are significant barriers to entry due to the lack of developable sites, the cost of new construction and the lengthy entitlement process in West Hollywood.

  The Company believes that the hotel is adequately covered by insurance.

  The following table contains information regarding average occupancy, ADR and REVPAR at the Initial Hotels in the years ended December 31, 1994, 1995, 1996 and 1997.

                          YEAR ENDED DECEMBER 31,    YEAR ENDED DECEMBER 31,    YEAR ENDED DECEMBER 31,
                          -------------------------- -------------------------- --------------------------
     INITIAL HOTEL         1994     1995    % CHANGE  1995     1996    % CHANGE  1996     1997    % CHANGE
     -------------        -------  -------  -------- -------  -------  -------- -------  -------  --------
CONVENTION ORIENTED:
Radisson Hotel South and
 Plaza Tower
 Bloomington, MN
 Average occupancy......     69.2%    70.1%   1.3 %     70.1%    71.5%   2.0 %     71.5%    71.2%  (0.3)%
 ADR....................  $ 76.06  $ 81.28    6.9 %  $ 81.28  $ 88.47    8.8 %  $ 88.47  $ 91.93    3.9 %
 REVPAR.................  $ 52.60  $ 57.01    8.4 %  $ 57.01  $ 63.21   10.9 %  $ 63.21  $ 65.48    3.6 %
Le Meridien New Orleans
 New Orleans, LA
 Average occupancy......     74.3%    73.4%  (1.2)%     73.4%    74.3%   1.2 %     74.3%    71.8%  (3.4)%
 ADR....................  $120.43  $122.81    2.0 %  $122.81  $124.37    1.3 %  $124.37  $132.46    6.5 %
 REVPAR.................  $ 89.51  $ 90.17    0.7 %  $ 90.17  $ 92.38    2.5 %  $ 92.38  $ 95.16    3.0 %
Le Meridien Dallas
 Dallas, TX
 Average occupancy......     56.5%    62.4%  10.4 %     62.4%    65.0%   4.2 %     65.0%    69.1%   6.3 %
 ADR....................  $ 92.53  $ 92.90    0.4 %  $ 92.90  $101.19    8.9 %  $101.19  $107.97    6.7 %
 REVPAR.................  $ 52.26  $ 57.97   10.9 %  $ 57.97  $ 65.79   13.5 %  $ 65.79  $ 74.64   13.5 %
RESORT ORIENTED:
Marriott Seaview Resort
 Galloway Township, NJ
 Average occupancy......     69.0%    66.4%  (3.8)%     66.4%    67.5%   1.7 %     67.5%    67.6%   0.1 %
 ADR....................  $131.61  $141.21    7.3 %  $141.21  $146.71    3.9 %  $146.71  $151.91    3.5 %
 REVPAR.................  $ 90.86  $ 93.73    3.2 %  $ 93.73  $ 99.06    5.7 %  $ 99.06  $102.63    3.6 %
Holiday Inn Beachside
 Resort Key West, FL
 Average occupancy......     77.0%    74.7%  (2.9)%     74.7%    72.0%  (3.6)%     72.0%    76.5%   6.3 %
 ADR....................  $ 95.96  $ 98.40    2.5 %  $ 98.40  $108.27   10.0 %  $108.27  $105.24   (2.8)%
 REVPAR.................  $ 73.85  $ 73.54   (0.4)%  $ 73.54  $ 78.00    6.1 %  $ 78.00  $ 80.46    3.2 %
BUSINESS ORIENTED:
LaGuardia Airport
 Marriott New York, NY
 Average Occupancy......     86.9%    83.3%  (4.1)%     83.3%    82.4%  (1.1)%     82.4%    80.1%  (2.8)%
 ADR....................  $109.88  $119.09    8.4 %  $119.09  $132.63   11.4 %  $132.63  $137.99    4.0 %
 REVPAR.................  $ 95.53  $ 99.18    3.8 %  $ 99.18  $109.31   10.2 %  $109.31  $110.53    1.1 %
Omaha Marriott Hotel
 Omaha, NE
 Average occupancy......     76.2%    80.0%   5.0 %     80.0%    77.3%  (3.4)%     77.3%    77.7%   0.5 %
 ADR....................  $ 87.21  $ 94.40    8.2 %  $ 94.40  $ 96.79    2.5 %  $ 96.79  $103.67    7.1 %
 REVPAR.................  $ 66.41  $ 75.51   13.7 %  $ 75.51  $ 74.80   (0.9)%  $ 74.80  $ 80.61    7.8 %
Radisson Tampa East
 Hotel
 Tampa, FL
 Average occupancy......     74.2%    73.1%  (1.5)%     73.1%    77.5%   6.0 %     77.5%    76.1%  (1.8)%
 ADR....................  $ 81.51  $ 85.13    4.4 %  $ 85.13  $ 84.85   (0.3)%  $ 84.85  $ 89.25   (5.2)%
 REVPAR.................  $ 60.47  $ 62.24    2.9 %  $ 62.24  $ 65.76    5.7 %  $ 65.76  $ 67.87    3.2 %
Holiday Inn Plaza Park
 Visalia, CA
 Average occupancy......     58.8%    54.8%  (6.8)%     54.8%    58.5%   6.8 %     58.5%    62.5%   6.8 %
 ADR....................  $ 63.82  $ 63.49   (0.5)%  $ 63.49  $ 62.06   (2.3)%  $ 62.06  $ 61.12   (1.5)%
 REVPAR.................  $ 37.56  $ 34.82   (7.3)%  $ 34.82  $ 36.28    4.2 %  $ 36.28  $ 38.18    5.2 %
Le Montrose All Suite
 Hotel
 De Gran Luxe
 West Hollywood, CA
 Average occupancy......     81.3%    77.1%  (5.2)%     77.1%    77.8%   0.9 %     77.8%    81.5%   4.8 %
 ADR....................  $103.76  $114.91   10.7 %  $114.91  $124.22    8.1 %  $124.22  $137.11   10.4 %
 REVPAR.................  $ 84.38  $ 88.60    5.0 %  $ 88.60  $ 96.65    9.1 %  $ 96.65  $111.76   15.6 %
WEIGHTED AVERAGE FOR THE
 PORTFOLIO:
 Average occupancy......     71.9%    71.6%  (0.4)%     71.6%    72.5%   1.3 %     72.5%    72.9%   0.6 %
 ADR....................  $ 97.56  $102.34    4.9 %  $102.34  $108.14    5.7 %  $108.14  $112.72    4.2 %
 REVPAR.................  $ 70.11  $ 73.23    4.5 %  $ 73.23  $ 78.37    7.0 %  $ 78.37  $ 82.19    4.9 %

THE PARTICIPATING LEASES

  In order for the Company to qualify as a REIT, neither the Company nor the Operating Partnership may operate hotels or related properties. The Operating Partnership will generally lease the Initial Hotels to the Lessees for terms of between six and 11 years pursuant to separate Participating Leases that provide for rent equal to the greater of base rent ("Base Rent") or participating rent ("Participating Rent") and which will set forth the Lessees' required capitalization and certain other matters. Unless otherwise noted, each Participating Lease contains the provisions described below. The following summary is qualified by the Participating Leases, a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  Participating Lease Terms. The Participating Leases will have an average term of approximately 9.9 years, with expiration dates staggered between the years 2004 and 2009, subject to earlier termination upon the occurrence of certain contingencies described in the Participating Leases (including, particularly, the provisions described herein under "Damage to Initial Hotels," "Condemnation of Initial Hotels," "Termination of Participating Leases for Failure to Meet Performance Goals" and "Termination of Participating Leases upon Disposition of Initial Hotels"). The variation of the lease terms is intended to provide the Company protection from the risk inherent in simultaneous lease expirations and to align the expiration of certain of the Participating Leases with the expiration of the applicable franchise license.

  Base Rent; Participating Rent; Additional Charges. Each Participating Lease requires the applicable Lessee to pay (x) the greater of (i) Base Rent in a fixed amount (ii) Participating Rent based on certain percentages of room revenue, food and beverage revenue and telephone and other revenue at the applicable Initial Hotel, and (y) certain other amounts, including utility charges, certain impositions and insurance premiums, and interest accrued on any late payments or charges ("Additional Charges"). For each lease year beginning with the lease year commencing in January 1999, or January 2000, as applicable, the Base Rent and Participating Rent thresholds will be increased to reflect any increase in the applicable CPI (as defined in the Glossary). Lessees are required to pay Base Rent monthly in arrears by the first day of each calendar month, and Participating Rent is payable quarterly in arrears by the twentieth day or, with respect to the Initial Hotels operated by Marriott, the twenty-fifth day, of each fiscal quarter. Participating Rent is calculated based on the year-to-date departmental receipts as of the end of the preceding fiscal quarter, plus the prorated amount of each of the applicable departmental thresholds for the fiscal quarter, or portion thereof, minus the cumulative Participating Rent previously paid for such fiscal year and the cumulative Base Rent paid for such fiscal year as of the end of the preceding fiscal quarter. A final adjustment of the Participating Rent for each fiscal year will be made based on audited statements of revenue for each Initial Hotel.

  Other than real estate and personal property taxes, casualty insurance including loss of income insurance, ground lease payments, capital impositions and capital replacements and refurbishments (determined in accordance with GAAP), which are obligations of the Company, the Participating Leases require the Lessees to pay rent, condominium dues, certain insurance, all costs and expenses, and all utility and other charges incurred in the operation of the Initial Hotels. The Participating Leases also provide for rent reductions and abatements in the event of damage or destruction or a partial taking of any Initial Hotel as described under "Damage to Initial Hotels" and "Condemnation of Initial Hotels."

  The Company will sell certain furniture, fixtures, and equipment to the Lessees of Radisson Hotel South and Plaza Tower and Le Meridien Dallas at its book value in exchange for promissory notes receivable ("FF&E Notes") of approximately $953,000 and $630,000, respectively. The FF&E Notes will bear interest at 6.0% and 5.6% per annum, respectively, and will be payable in installments of interest only. These FF&E Notes will have an initial term of five years unless extended at the Company's option. Additionally, the Company will provide working capital to each of the Lessees in the aggregate amount of approximately $3.0 million in exchange for a note receivable (each, a "Working Capital Loan"). The Working Capital Loans will bear interest at 6.0% and 5.6% per annum, respectively, and will be payable in monthly installments of interest only. The term of each Working Capital Loan will be identical to the term of the related Participating Lease. Payments made under the Working Capital Loans will be used to reduce the related Participating Lease payments by an equal amount. The total of the interest income payments and Participating Lease payments will be equal to the amounts calculated by applying the rent provisions of the Participating Leases to the revenues of the Initial Hotels.

  Lessee Capitalization. Each Lessee (except the Affiliated Lessee) will be required to maintain a required minimum net worth (the "Required Minimum Net Worth"), which, for the First Lease Year must be equal to 25% of the annual rent the applicable Lessee would have paid for the prior fiscal year had the applicable Participating Lease been in effect for all hotels, and, thereafter must be equal to or greater than 25% of the prior fiscal year's lease payments for all hotels, determined annually, including the Initial Hotels, leased by the Company to that Lessee. Each Lessee will also be required to maintain adequate working capital for the term of the Participating Lease. Required Minimum Net Worth may be satisfied by the appropriate value in Units or Common Shares. Each Lessee (except the Affiliated Lessees) will not be permitted to make payments or distributions of any kind (other than Base Rent, Participating Rent and Additional Charges payable to the Company, hotel operating expenses, other payments and management fees) unless its tangible net worth is equal to or greater than 25% of the prior fiscal year's actual lease payments for hotels leased to the Lessee during all of such period. Except with respect to Radisson Hotel South and Plaza Tower, failure by a Lessee to maintain capitalization in an amount equal to or greater than the Required Minimum Net Worth for a period of 90 days will result in a cross-default of all Participating Leases of which the Lessee is a party. In the event that the Participating Lease for one or more of the Initial Hotels is terminated (other than as a result of a default by the Lessee), the Required Minimum Net Worth requirement will be reduced on a pro rata basis, provided that if the Lessee has leased additional hotels, such pro rata reduction shall be decreased by the pro rata amount of the Lessee's net worth requirement attributable to such additional hotels.

  Security Deposits. Each Lessee (except the Affiliated Lessee) will deliver security deposits (the "Security Deposits") to the Operating Partnership, which shall initially consist of Shares and/or Units with an aggregate value equal to 25% of the rent for the prior fiscal year (the "Required Amount"). For the 1998 lease year, the Security Deposits shall be equal to 25% of the annual rent the applicable Lessee would have paid for the prior fiscal year had the applicable Participating Leases been in effect. Thereafter, on an annual basis, the Operating Partnership will determine the current market value of the Security Deposit. If the current market value of the Security Deposit is less than 20% of the rent for the prior fiscal year, the applicable Lessee will deposit with the Operating Partnership an amount of Common Shares, Units, cash or a letter of credit which, together with the then existing Security Deposit, will have a current market value equal to 25% of the rent payable under the applicable Participating Lease for the prior lease year. The Affiliated Lessee shall deposit with the Operating Partnership an amount equal to 50% of Net Cash Flow (defined as gross revenues minus (x) Base Rent, Participating Rent and Additional Charges, (y) operating expenses incurred in the operating of Participating Hotel, and (z) income taxes on the Affiliated Lessee's income from the Participating Hotel) from each of the Participating Hotels until an amount equal to the Required Amount has been deposited with the Operating Partnership (the "Base Security Deposit"). From and after achieving the Base Security Deposit, on an annual basis, the Operating Partnership will determine the current market value of the Security Deposit. If the Affiliated Lessee's Security Deposit is less than 20% of the Base Rent, Participating Rent and Additional Charges for the prior lease year, the Affiliated Lessee shall deliver 50% of Net Cash Flow to the Operating Partnership until the Security Deposit is equal to the Required Amount. Throughout the term, irrespective of the then current market value of the Security Deposit, the applicable Lessee shall have no right to withdraw, substitute, or otherwise replace the Security Deposit; provided, however, if the amount of any applicable Security Deposit exceeds the Required Amount without consideration of any letter of credit, then the applicable Participating Lessee shall be entitled to reduce the amount of any letter of credit to an amount which, together with the then existing Security Deposit, will be equal to the Required Amount.

  Reserves. The Participating Leases for the Initial Hotels obligate the Company to establish annually a reserve for capital improvements at the Initial Hotels (including the periodic replacement or refurbishment of FF&E). The reserve requirements for three of the Initial Hotels operated by Marriott are contained in certain noncancelable operator agreements with respect to those hotels that will be assumed in connection with the Formation Transactions. At the commencement of the Participating Leases, the Company shall make an aggregate initial reserve deposit of approximately $9.9 million with respect to the Initial Hotels. Thereafter, the Company, or Marriott, on behalf of the Company as the case may be, will deposit into the capital expenditure reserves an amount ranging from 4.0% to 5.5% of total revenue for the Initial Hotels, with the amount of such reserve with respect to each Initial Hotel representing projected capital requirements of each hotel. Any unexpended amounts will remain the property of the Company upon termination of the Participating Leases. Otherwise, the Lessees will be required, at their expense, to maintain the Initial Hotels in good order and repair, subject to ordinary wear and tear, and to make all necessary and appropriate nonstructural, foreseen and unforeseen, and ordinary and extraordinary repairs (other than capital repairs) which may be necessary and appropriate to keep the Initial Hotels in good order and repair.

  The Lessees will not be obligated to bear the cost of any capital improvements or capital repairs to the Initial Hotels. With the consent of the Company, however, the Lessees may utilize funds from the capital expenditure reserves to make noncapital and capital additions, modifications or improvements to the Initial Hotels. All such alterations, replacements and improvements shall be subject to all the terms and provisions of the Participating Leases and will become the property of the Company upon termination of the Participating Leases. The Company will own substantially all personal property (other than inventory, linens and other nondepreciable personal property) not affixed to, or deemed a part of, the real estate or improvements on the Initial Hotels, except to the extent that ownership of such personal property would cause any portion of the rents under the Participating Leases not to qualify as "rents from real property" for REIT income test purposes. See "Federal Income Tax Considerations--Requirements for Qualification--Income Tests."

  Insurance and Property Taxes. The Company is responsible for paying (i) real estate and personal property taxes on the Initial Hotels (except to the extent that personal property associated with the Initial Hotels is owned by a Lessee), (ii) any ground lease payments on the Initial Hotels, (iii) casualty insurance on the Initial Hotels, and (iv) business interruption insurance on the Initial Hotels. The aggregate real estate and personal property tax obligations for the Initial Hotels during the year ended December 31, 1997 were approximately $5.9 million. The Lessees are required to pay for or reimburse the Company for all liability insurance on the Initial Hotels, with extended coverage, including comprehensive general public liability, workers' compensation and other insurance appropriate and customary for properties similar to the Initial Hotels and naming the Company as an additional insured, where permitted by law.

  Events of Default. Events of Default under the Participating Leases include, among others, the following:

    (i) the failure by a Lessee to pay Base or Participating Rent within ten days after same is due or, with respect to Radisson Hotel South and Plaza Tower, ten days after notice of non-payment;

    (ii) the failure of a Lessee to observe or perform any other term of a Participating Lease and the continuation of such failure beyond any applicable cure or grace period;

    (iii) the failure of a Lessee to pay for required insurance;

    (iv) the failure of a Lessee to maintain the Required Minimum Net Worth;

    (v) should a Lessee or Operator file a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or consent to the appointment of a custodian, receiver, trustee or other similar office with respect to it or any substantial part of its assets, or take corporate action for the purpose of any of the foregoing; or if a court or governmental authority of competent jurisdiction shall enter an order appointing, without consent by the Lessee or Operator, a custodian, receiver, trustee or other similar officer with respect to the Lessee or Operator or any substantial part of its assets, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of the Lessee or Operator, or if any petition for any such relief shall be filed against the Lessee or Operator and such petition shall not be dismissed within 120 days;

    (vi) should a Lessee or Operator cause a default beyond applicable grace periods, if any, under any Franchise Agreement or Operator Agreement relating to any Initial Hotel; or

    (vii) should a Lessee or Operator voluntarily cease operations of the Leased Property for more than three (3) days other than by reason of casualty, condemnation or force majeure.

  In addition, an Event of Default will result in a cross-default of all other Participating Leases, except with respect to the Radisson Hotel South and Plaza Tower, to which the Lessee is a party.

  Indemnification. Under each of the Participating Leases, the Lessees will indemnify, and will be obligated to hold harmless, the Company, the Advisor and their officers and trustees, from and against all liabilities, costs and expenses (including reasonable attorneys' fees and expenses) incurred by, imposed upon or asserted against the Company or any of them on account of, among other things, (i) any accident or injury to persons or property on or about the Initial Hotels, (ii) any misuse by the applicable Lessee or any of its agents of the leased property, (iii) any environmental liability caused or resulting from any action or negligence of the Lessee or Operator (see "The Initial Hotels--Environmental Matters"); (iv) taxes and assessments in respect of the Initial Hotels (other than real estate and personal property taxes and income taxes of the Company on income attributable to the Initial Hotels and capital impositions); (v) the sale or consumption of alcoholic beverages on or in the real property or improvements thereon; or (vi) any breach of the Participating Leases by the Lessee; provided, however, that such indemnification will not be construed to require the Lessee to indemnify the Company against the Company's own negligent acts or misconduct.

  Assignment and Subleasing. The Lessees will not be permitted to sublet all or any part of the Initial Hotels or assign their interest under any of the Participating Leases, other than to affiliates of certain of the applicable Lessees, without the prior written consent of the Company. No assignment or subletting will release a Lessee from any of its obligations under the Participating Leases unless the Company expressly agrees that the Lessee shall be released from any of its obligations under the Participating Leases.

  Participating Lease Modification. In the event that there is (i) a material increase in the number of rooms available at the Initial Hotel, (ii) a material increase in the facilities available at the Initial Hotel, (iii) a significant renovation to the Initial Hotel, (iv) a material change in any franchise agreement or change in franchise affiliation, or (v) a material repositioning of the Initial Hotel, the applicable Participating Lease provisions may be modified accordingly.

  Damage to Initial Hotels. In the event of damage to or destruction of any Initial Hotel covered by insurance which then renders the leased property unsuitable for its intended use and occupancy as a hotel, the Participating Lease shall terminate, and the Company shall generally be entitled to retain the proceeds of insurance. In the event that damage to or destruction of an Initial Hotel which is covered by insurance does not render the leased property unsuitable for its intended use and occupancy as a hotel, the Company generally will be obligated to repair or restore the hotel to substantially the same condition as existed immediately prior to such damage. In the event of damage to or destruction of any Initial Hotel that is not covered by insurance, the Company generally, may either repair, rebuild or restore the hotel (at the Company's expense) to substantially the same condition as existed immediately prior to such damage, or terminate the Participating Lease on the terms and conditions set forth in such Participating Lease.

  Condemnation of Initial Hotels. In the event of a total condemnation of an Initial Hotel, the relevant Participating Lease will terminate with respect to such Initial Hotel as of the date of taking, and the Company will be entitled to all of the condemnation award in accordance with the provisions of the Participating Lease. In the event of a partial taking which does not render the property unsuitable for its intended use as a hotel, then the Company generally will be obligated to restore the untaken portion of the property, and the Company shall contribute the condemnation award to the cost of such restoration.

  Termination of Participating Leases for Failure to Meet Performance
Goals. The Company will have the right to terminate the Participating Lease for an Initial Hotel if the Initial Hotel (x) in any two lease years during the term of the Participating Lease fails to generate 95% of the actual gross revenues generated in the preceding fiscal year and (y) in such lease year during the term of the Participating Lease the "REVPAR Yield Index" (defined as the percentage obtained by dividing the REVPAR of the applicable Initial Hotel by the REVPAR of a defined reference group of competitive hotels) of the Initial Hotel shall have declined by more than 5% from the Initial Hotel's REVPAR Yield Index at the end of the prior lease year, or (i) in any one lease year during the term of the Participating Lease fails to generate 90% of the actual gross revenues generated in the prior lease year and (ii) in such lease year during the term of the Participating Lease the REVPAR Yield Index of the Initial Hotel shall have declined by more than 5% from the Initial Hotel's REVPAR Yield Index at the end of the prior lease year (each a "Revenue Performance Shortfall"), unless such failures are caused by an act of God or other force majeure events, including material, extraordinary economic events which are not reasonably foreseeable. In the event that an Initial Hotel fails to meet this performance goal in any given year, the applicable Lessee may cure such failure by paying to the Company the Participating Rent payment that would have been payable had the Revenue Performance Shortfall not occurred; provided, however, that, except with respect to Radisson and Meridien, the opportunity to cure shall be available to a Lessee only once throughout the term of the applicable Participating Lease.

  Termination of Participating Leases upon Disposition of Initial Hotels. In the event the Company enters into an agreement to sell or otherwise transfer an Initial Hotel, the Company, at its option, may terminate the Participating Lease upon 30 days' notice to the applicable Lessee; provided that the Company either (i) pays to the applicable Lessee the present value of a stream of monthly payments of monthly cash flow (defined as the average, for each of the 12 complete months preceding the date of termination, of the excess of the gross revenues over the sum of the rent and gross operating expenses) for between 50% and 75% of the number of complete months remaining in the unexpired term of the Participating Lease as of the date of closing of the sale (such percentage varying among the Participating Leases), discounted at a rate of between 10% and 15% per annum (the "Termination Fee"), or (ii) offers to lease to the applicable Lessee, within the 12 month period following the closing of the sale, one or more substitute hotels pursuant to one or more leases that would create for the applicable Lessee leasehold estates with respect to hotels that (a) are (i) within the continental U.S., and (ii) reasonably comparable to the Initial Hotel's quality, service and amenities, and (b) have an aggregate fair market value of not less than the fair market value of the original leasehold estate; provided, however, with respect to the Participating Leases executed by Meridien, for the first three fiscal years the early termination fee shall be the greater of the Termination Fee or a percentage of gross revenues as determined in such Participating Leases.

  Termination of Participating Leases upon Change in Tax Laws. In the event that changes in Federal income tax laws allow the Company or a subsidiary or affiliate to directly operate hotels, the Company will have the right to terminate all, but not less than all, Participating Leases with the Lessees in which event the Company will enter into management contracts with affiliates of the applicable Lessee for the terminated hotels upon market terms and conditions to be mutually agreed upon; provided, however, with respect to Radisson and Durbin, the Company and the applicable Lessee will enter into a management contract substantially in the form that existed at the time of commencement of the applicable Participating Leases.

  Except as described above, in the event of a termination of seven of the Participating Leases, the related Operator Agreement also will terminate.

  Other Lease Covenants. Each Lessee has agreed that during the term of its Participating Lease, the Lessee will not engage in any unrelated business activities. The owners of each Lessee and their parent entities have agreed that, for the term of its Participating Lease, any sale of their interest in such Lessee, or of their hotel management businesses in general, will subject their interest in the Lessee to a limited fair market value acquisition right in favor of a designee of the Company. In the event that the Company exercises this right, any nonselling partner of the Lessee will have the right to put its interest in the Lessee to the Company's designee at a price equal to the fair market value of such interest. The Participating Leases require each Lessee to make available to the Company unaudited monthly and quarterly and audited annual operating information for each Initial Hotel leased by such Lessee.

  Inventory. All inventory required in the operation of the Initial Hotels will be owned by the applicable Lessee. Upon termination of a related Participating Lease, the Lessee shall surrender the related Initial Hotel together with all such inventory to the Company.

  Right of First Refusal. Pursuant to the Participating Lease between the Operating Partnership and Radisson with respect to the Radisson Hotel South and Plaza Tower, in the event of a sale by the Operating Partnership of the hotel to a third-party, Radisson is granted a limited right of first refusal to purchase the hotel on the same terms and conditions as those offered to the third-party.

PROPERTY LEASES

  Two of the Initial Hotels are subject to ground leases or air space leases with third parties with respect to the land or air space constituting all or a portion of the Initial Hotels. The ground leases are triple net leases which require the tenant to pay all expenses of owning and operating the property subject to the ground leases, including real estate taxes and structural maintenance and repair.

  Le Meridien New Orleans is subject to a ground lease with the successor to Richards Properties, Inc., which terminates in May 2081. The Operating Partnership will be substituted as tenant under the ground lease simultaneously with, or shortly after, the Offering. The lease requires a fixed rent payment equal to $425,000 per year until May 2002. Thereafter, the fixed rent payment shall be adjusted every ten years and shall be equal to the lesser of (i) 10% of the fair market value of the land or (ii) the greater of
(x) 2.5% of the room revenues or (y) 1.25% of gross revenues, but in no event shall fixed rent be less than $425,000. The lease also provides the Company with a right of first refusal to purchase the land after receipt by the landlord of a bona fide third party offer to purchase acceptable to the landlord. The Le Meridien New Orleans is also subject to an air space lease with the City of New Orleans with respect to the balconies located at the Initial Hotel and which terminates in June 2044. The Operating Partnership will be substituted as tenant under the air space lease simultaneously with, or shortly after, the Offering. The annual fixed rental payment is $3,740, subject to a 10% increase every five years, with the next rental increase to occur in 1999.

  Marriott Seaview Resort is subject to a ground lease with Marriott with respect to approximately 160 acres which are currently being utilized as an 18 hole golf course for the benefit of the resort. The Operating Partnership will be substituted as tenant under the ground lease simultaneously with, or shortly after, the Offering. The ground lease terminates in December 2012, with 15 successive renewal options, each for a ten-year term, totalling 150 years of renewals. The lease requires annual rental payments equal to $1.00 for all years, including all renewal years. The landlord, Marriott, has certain reserved rights of access for non-exclusive use of the golf course.

  Radisson South Hotel and Plaza Tower is subject to two ground leases for parking spaces. The first ground lease with Carlson Real Estate Company, which consists of approximately 273 parking spaces, terminates on December 31, 2005, subject to nine options to extend for consecutive periods of ten years each in favor of the Company. The Operating Partnership will be substituted as tenant under the ground lease simultaneously with, or shortly after, the Offering. The current annual rental is approximately $75,000, which is adjusted each year in accordance with the applicable Consumer Price Index. The lease also provides the Company with an option to purchase the property subject to such lease at any time during the term of the lease. The second ground lease with Noradale Liquor Inc., which consists of approximately 51 parking spaces, terminates on October 3, 2004 and is subject to two options which extend for consecutive periods of ten and seven years, respectively, each in favor of the Company. The current annual rental is $13,800 and will increase to $18,000 from and after October 4, 1999. If the Company exercises the option to extend, the rent for each subsequent year of the respective option periods will increase by five percent over the immediately preceding year.

CONDOMINIUM DECLARATION

  Le Meridien Dallas is subject to the Condominium Declaration. The Condominium Declaration provides for the Association to levy an annual operating assessment and capital assessment against the property. The annual operating assessment for 1998 is $500,000 and no capital assessments are currently pending against the Initial Hotel. Pursuant to a separate agreement, a limited right of first refusal to purchase the Initial Hotel in the event of any proposed third party sale exists in favor of KAB Plaza Partners, L.P. as the owner of the balance of the Condominium Units. The right of first refusal has expired with respect to the acquisition by the Company.

CERTAIN INFORMATION REGARDING THE PARTICIPATING LEASES

  The table below sets forth (i) the annual Base Rent, (ii) Participating Rent formulas and (iii) the pro forma rent and interest income that would have been paid for each Initial Hotel pursuant to the terms of the Participating Leases and Working Capital and FF&E Notes based on the historical operating revenues for the year ended December 31, 1997, as if the Company had owned the Initial Hotels, the Participating Leases were in effect and January 1, 1997 was the beginning of a Lease year. For each Initial Hotel, pro forma Participating Rent is greater than Base Rent.

                           PARTICIPATING LEASE TERMS

                                         LEASE
                                       EXPIRATION BASE RENT
    PROPERTY                           DATE YEAR  IN 000'S
    --------                           ---------- ---------
Predecessor(6):
Radisson Hotel South and Plaza Tower,
Bloomington,
MN..............                          2009     $ 5,300



Acquired
Hotels(6):
Le Meridien New
Orleans,
New Orleans,
LA(3)...........                          2008     $ 6,600



Le Meridien Dal-
las,
Dallas, TX(4)...                          2008     $ 2,655



Omaha Marriott
Hotel,
Omaha, NE.......                          2008     $ 2,615



Marriott Seaview
Resort,
Galloway Town-
ship, NJ........                          2008     $ 4,700



Radisson Tampa
East Hotel,
Tampa, FL(5)....                          2007     $ 2,200



Holiday Inn
Plaza Park,
Visalia, CA.....                          2004     $   975


Holiday Inn
Beachside,
Key West, FL....                          2007     $ 2,108


Le Montrose All
Suite Hotel De Gran Luxe,
West Hollywood,
CA..............                          2009     $ 2,300

LaGuardia Air-
port Marriott,                                     $ 4,730
New York, NY....                          2008     -------



Total...........                                   $34,183





                                                                      PARTICIPATING
                                                                       RENT FORMULA
    PROPERTY                                                         ($) IN THOUSANDS
    --------                                                         ----------------
Predecessor(6):
Radisson Hotel South and Plaza Tower,
Bloomington,
MN..............                             Rooms: 22.0% of first $10,300, 60.0% of next $3,450, 71.0% thereafter
                                               F&B: 20.0% of first $7,200,  34.0% of next $2,800, 45.0% thereafter
                                         Telephone: 20.0% of first $345,    30.0% of next $55,    50.0% thereafter
                                             Other: 20.0% of first $1,100,  30.0% of next $600,   50.0% thereafter
Acquired
Hotels(6):
Le Meridien New
Orleans,
New Orleans,
LA(3)...........                             Rooms: 24.0% of first $11,500, 70.0% of next $4,300, 73.0% thereafter
                                               F&B: 21.0% of first $2,900,  40.0% of next $1,725, 50.0% thereafter
                                         Telephone: 20.0% of first $550,    35.0% of next $280,   50.0% thereafter
                                             Other: 20.0% of first $750,    35.0% of next $390,   60.0% thereafter
Le Meridien Dal-
las,
Dallas, TX(4)...                             Rooms: 20.0% of first $9,515,  63.0% of next $1,720, 70.0% thereafter
                                               F&B: 10.0% of first $3,450,  25.0% of next $550,   35.0% thereafter
                                         Telephone: 25.0% of first $380,    45.0% of next $95,    50.0% thereafter
                                             Other: 20.0% of first $30,     45.0% of next $145,   55.0% thereafter
Omaha Marriott
Hotel,
Omaha, NE.......                             Rooms: 20.0% of first $7,000,  60.0% of next $1,970, 65.0% thereafter
                                               F&B: 20.0% of first $3,430,  35.0% of next $1,130, 45.0% thereafter
                                         Telephone: 20.0% of first $180,    30.0% of next $25,    35.0% thereafter
                                             Other: 20.0% of first $295,    30.0% of next $85,    35.0% thereafter
Marriott Seaview
Resort,
Galloway Town-
ship, NJ........                             Rooms: 11.0% of first $7,650   60.0% of next $6,350, 69.0% thereafter
                                               F&B: 10.0% of first $8,800,  40.0% of next $1,700, 45.0% thereafter
                                         Telephone: 20.0% of first $300,    25.0% of next $100,   50.0% thereafter
                                              Golf: 20.0% of first $4,200,  35.0% of next $800,   50.0% thereafter
                                             Other: 20.0% of first $510,    50.0% of next $90,    50.0% thereafter
Radisson Tampa
East Hotel,
Tampa, FL(5)....                             Rooms: 25.0% of first $5,700,  70.0% of next $975,   75.0% thereafter
                                               F&B: 21.0% of first $1,700,  30.0% of next $1,300, 37.0% thereafter
                                         Telephone: 25.0% of first $150,    40.0% of next $70,    50.0% thereafter
                                             Other: 30.0% of first $50,     45.0% of next $80,    60.0% thereafter
Holiday Inn
Plaza Park,
Visalia, CA.....                             Rooms: 20.0% of first $3,100   65.0% of next $500,   78.0% thereafter
                                               F&B: 10.0% of first $1,500,  20.0% of next $800,   35.0% thereafter
                                       Phone/Other: 15.0% of first $250,    35.0% of next $100,   40.0% thereafter
Holiday Inn
Beachside,
Key West, FL....                             Rooms: 26.0% of first $4,565   65.0% of next $2,185, 76.0% thereafter
                                               F&B: 20.0% of first $500,    30.0% of next $750,   40.0% thereafter
                                         Telephone: 20.0% of first $70,     35.0% of next $80,    40.0% thereafter
                                             Other: 20.0% of first $50,     40.0% of next $50,    45.0% thereafter
Le Montrose All
Suite Hotel De Gran Luxe,
West Hollywood,
CA..............                             Rooms: 25.0% of first $3,000,  68.0% of next $2,780, 75.0% thereafter
                                             Other: 37.0% of first $1,100,  45.0% of next $900,   55.0% thereafter
LaGuardia Air-
port Marriott,
New York, NY....                             Rooms: 20.0% of first $14,750, 68.0% of next $4,250, 70.0% thereafter--
                                               F&B: 15.0% of first $6,500,  20.0% of next $1,500, 25.0% thereafter
                                         Telephone: 15.0% of first $400,    20.0% of next $120,   25.0% thereafter
                                             Other: 15.0% of first $450,    20.0% of next $350,   25.0% thereafter


                                                                 YEAR ENDED DECEMBER 31, 1997
                                                                    (DOLLARS IN THOUSANDS)
                                       ---------------------------------------------------------------------------------
                                                                     PRO FORMA
                                                               PARTICIPATING RENT(7)
                                                  -----------------------------------------------
                                         TOTAL                                                    INTEREST PARTICIPATING
    PROPERTY                           REVENUE(1)  ROOM   F&B(2)  TELEPHONE OTHER   GOLF   TOTAL   INCOME      RENT
    --------                           ---------- ------- ------- --------- ------ ------ ------- -------- -------------
Predecessor(6):
Radisson Hotel South and Plaza Tower,
Bloomington,
MN..............                        $ 26,217  $ 4,416 $ 2,488   $131    $  385 $    0 $ 7,420   $ 84      $ 7,336



Acquired
Hotels(6):
Le Meridien New
Orleans,
New Orleans,
LA(3)...........                        $ 23,396  $ 6,762 $ 1,154   $183    $  332 $    0 $ 8,431   $ 25      $ 8,406



Le Meridien Dal-
las,
Dallas, TX(4)...                        $ 15,500  $ 2,705 $   527   $128    $   52 $    0 $ 3,412   $ 52      $ 3,360



Omaha Marriott
Hotel,
Omaha, NE.......                        $ 14,695  $ 2,499 $ 1,384   $ 46    $   98 $    0 $ 4,027   $ 17      $ 4,010



Marriott Seaview
Resort,
Galloway Town-
ship, NJ........                        $ 29,321  $ 2,976 $ 1,832   $ 79    $  150 $1,633 $ 6,670   $ 34      $ 6,636




Radisson Tampa
East Hotel,
Tampa, FL(5)....                        $ 10,327  $ 2,031 $   906   $ 56    $   55 $    0 $ 3,048   $ 12      $ 3,036



Holiday Inn
Plaza Park,
Visalia, CA.....                        $  5,982  $   933 $   271   $ 54    $    0 $    0 $ 1,258   $  6      $ 1,252


Holiday Inn
Beachside,
Key West, FL....                        $  7,916  $ 2,458 $   297   $ 38    $   30 $    0 $ 2,823   $  8      $ 2,815



Le Montrose All
Suite Hotel De Gran Luxe,
West Hollywood,
CA..............                        $  6,999  $ 2,259 $     0   $  0    $  713 $    0 $ 2,972   $  7      $ 2,965

LaGuardia Air-
port Marriott,                          $ 26,509  $ 4,849 $ 1,179   $122    $  132 $    0 $ 6,282   $ 17      $ 6,265
New York, NY....                       ---------- ------- ------- --------- ------ ------ ------- -------- -------------



Total...........                        $166,862  $31,888 $10,038   $837    $1,947 $1,633 $46,343   $262      $46,081

----

(1) Represents hotel
revenues (dollars in
thousands).
(2) Food and Beverage
Revenue.
(3) Le Meridien New Or-
leans participating rent
thresholds will be ad-
justed in 1999 as fol-
lows:                         Rooms: 24.0% of first $12,219, 70.0% of next $4,569, 73.0% thereafter
                                F&B: 21.0% of first $3,081,  40.0% of next $1,833, 50.0% thereafter
                          Telephone: 20.0% of first $584,    35.0% of next $298,   50.0% thereafter
                              Other: 20.0% of first $797,    35.0% of next $414,   60.0% thereafter
(4) Le Meridien Dallas'
participating rent
thresholds will be ad-
justed in 1999 as fol-
lows:                         Rooms: 20.0% of first $9,943,  63.0% of next $1,797, 70.0% thereafter
                                F&B: 10.0% of first $3,605,  25.0% of next $575,   35.0% thereafter
                          Telephone: 25.0% of first $391,    45.0% of next $98,    50.0% thereafter
                              Other: 20.0% of first $31,     45.0% of next $149,   55.0% thereafter
(5) Radisson Tampa East
Hotel's participating
rent thresholds will be
adjusted in 1999 as fol-
lows:                         Rooms: 25.0% of first $6,726,  70.0% of next $1,151, 75.0% thereafter
                                F&B: 21.0% of first $2,006,  30.0% of next $1,534, 37.0% thereafter
                          Telephone: 25.0% of first $177,    40.0% of next $83,    50.0% thereafter
                              Other: 30.0% of first $59,     45.0% of next $94,    60.0% thereafter

(6) The acquisition of the Acquired Hotels and the LaGuardia Airport Marriott from certain Existing Partnerships will be accounted for as a purchase transaction. The Existing Partnership that will retain the largest number and percentage of voting rights of the Company after the Formation Transactions will be designated as the acquirer or Predecessor for accounting purposes. The remaining Initial Hotels (excluding LaGuardia Airport Marriott) are referred to as the Acquired Hotels.
(7) Represents lease payments from Lessees calculated on a pro forma basis by applying the rent provisions of the Participating Leases to the historical operating revenues of the Initial Hotels, as though the hotels were acquired January 1, 1997 and leased pursuant to the Participating Leases since that date. See "The Initial Hotels--The Participating Leases" for the Participating Lease formulas.

FRANCHISE AND BRAND AGREEMENTS

  Two of the ten Initial Hotels are operated under franchise licenses with nationally recognized hotel companies and seven are operated pursuant to agreements that include the right to use a hotel brand name. The Company believes the public's perception of quality associated with a hotel brand is an important feature in the operation of a hotel. Franchisors and licensors of hotel brands provide a variety of benefits for licensees which include national advertising, publicity and other marketing programs designed to increase brand awareness, training of personnel, continuous review of quality standards and centralized reservation systems.

  The franchise licenses generally specify certain management, operational, recordkeeping, accounting, reporting and marketing standards and procedures with which the applicable Operator must comply. The franchise and brand licenses generally obligate the licensees to comply with standards and requirements with respect to training of operational personnel, safety, maintaining specified insurance, the types of services and products ancillary to guest room services that may be provided by the Operator, display of signage, and the type, quality and age of FF&E included in guest rooms, lobbies and other common areas.

  The franchise licenses with respect to Holiday Inn Plaza Park and Holiday Inn Beachside Resort expire in October 2004 and July 2007, respectively. The franchise licenses provide for termination at the franchisor's option upon the occurrence of certain events, including the applicable franchisee's failure to pay royalties and fees or perform its other covenants under the license agreement, bankruptcy, abandonment of the franchise, commission of a felony, assignment of the license without the consent of the franchisor, or failure to comply with applicable law in the operation of the relevant Initial Hotel. The franchise license agreements do not renew automatically upon expiration. The franchisee is responsible for making all payments under the franchise agreements to the franchisors. Under the franchise agreements the Company, which is the franchisee, pays franchise royalty fees, marketing fees, and reservation fees equal to 7.5% of room revenue.

  LE MERIDIEN(R) IS A REGISTERED TRADEMARK OF FORTE, INC., WHICH HAS NOT ENDORSED OR APPROVED THE OFFERING OR ANY OF THE FINANCIAL RESULTS OF THE INITIAL HOTELS SET FORTH IN THIS PROSPECTUS. THE GRANT OF A LICENSE TO USE THE LE MERIDIEN(R) BRAND NAME FOR CERTAIN OF THE INITIAL HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY FORTE, INC. (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY, THE OPERATING PARTNERSHIP OR THE COMMON SHARES OFFERED HEREBY.

  RADISSON(R) IS A REGISTERED TRADEMARK OF RADISSON HOTELS INTERNATIONAL, INC., WHICH HAS NOT ENDORSED OR APPROVED THE OFFERING OR ANY OF THE FINANCIAL RESULTS OF THE INITIAL HOTELS SET FORTH IN THIS PROSPECTUS. THE GRANT OF A LICENSE TO USE THE RADISSON(R) BRAND NAME FOR AN INITIAL HOTEL IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY RADISSON HOTELS INTERNATIONAL, INC. (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY, THE OPERATING PARTNERSHIP OR THE COMMON SHARES OFFERED HEREBY.

  MARRIOTT(R) IS A REGISTERED TRADEMARK OF MARRIOTT INTERNATIONAL, INC., WHICH HAS NOT ENDORSED OR APPROVED THE OFFERING OR ANY OF THE FINANCIAL RESULTS OF THE INITIAL HOTELS SET FORTH IN THIS PROSPECTUS. THE GRANT OF A LICENSE TO USE THE MARRIOTT(R) BRAND NAME FOR CERTAIN OF THE INITIAL HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY MARRIOTT INTERNATIONAL, INC. (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY, THE OPERATING PARTNERSHIP OR THE COMMON SHARES OFFERED HEREBY.

  HOLIDAY INN(R) IS A REGISTERED TRADEMARK OF HOLIDAY INNS FRANCHISING, INC. ("HOLIDAY INNS"). HOLIDAY INNS HAS NOT ENDORSED OR APPROVED THE OFFERING OR ANY OF THE FINANCIAL RESULTS OF THE INITIAL HOTELS SET FORTH IN THIS PROSPECTUS NOR DOES HOLIDAY INNS HAVE ANY INTEREST IN THE COMPANY OR THE COMMON SHARES OFFERED HEREBY, EXCEPT AS A FRANCHISOR. A GRANT OF A HOLIDAY INN(R) FRANCHISE LICENSE FOR CERTAIN OF THE INITIAL HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY HOLIDAY INNS (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY, THE OPERATING PARTNERSHIP OR THE COMMON SHARES OFFERED HEREBY.

AFFILIATED LESSEE

  LaSalle will form the Affiliated Lessee to serve as lessee for the three Initial Hotels for which the Operator has declined on account of internal policy reasons to serve as lessee. The three hotels are Marriott Seaview Resort, LaGuardia Airport Marriott and the Omaha Marriott Hotel.

OPERATOR AGREEMENTS

  In order for the Company to qualify as a REIT, neither the Company nor the Operating Partnership may operate hotels or related properties. The Lessees will engage the Operators to operate the Initial Hotels pursuant to operator agreements (the "Operator Agreements").

  The Operator Agreements for the Initial Hotels which are leased to unaffiliated Lessees and operated by affiliates of such unaffiliated Lessees provide that: (i) the payment of management fees by the applicable Lessee is subordinate to the applicable Lessee's obligations to the Company under the applicable Participating Lease; (ii) the Company will have the right to approve the initial Operator and the form of the Operator Agreement; (iii) the applicable Lessee may not, without the prior approval of the Company, change or terminate the Operator, modify or terminate the Operator Agreement, or permit the Operator Agreement to be assigned; and (iv) each Operator Agreement is coterminous with the applicable Participating Lease. The following summaries of the Operator Agreements with unaffiliated parties are qualified in their entirety by reference to the forms of Operator Agreements filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  Radisson Hotel South and Plaza Tower. Radisson Hotel South and Plaza Tower will be leased to and operated by affiliates of Radisson. The management fee under the applicable Operator Agreement is 4% of gross revenues, determined in accordance with the terms of the applicable Operator Agreement.

  Le Meridien New Orleans Hotel. Le Meridien New Orleans Hotel will be leased to and operated by affiliates of Meridien. The management fee under the applicable Operator Agreement is 2.5% of gross revenues, determined in accordance with the terms of the applicable Operator Agreement.

  Le Meridien Dallas Hotel. Le Meridien Dallas Hotel will be leased to and operated by affiliates of Meridien. The management fee under the applicable Operator Agreement is 2.5% of gross revenues, determined in accordance with the terms of the applicable Operator Agreement.

  Holiday Inn Beachside Resort. Holiday Inn Beachside Resort will be leased to and operated by an affiliate of Durbin. The management fee under the applicable Operator Agreement is 3% of gross revenues, determined in accordance with the terms of the applicable Operator Agreement.

  Radisson Tampa East Hotel. Prior to or contemporaneously with the completion of the Offering the Company anticipates that Radisson Tampa East Hotel will be operated by an affiliate of Radisson. The management fee under the applicable Operator Agreement will be 3% of gross revenues, determined in accordance with the terms of the applicable Operator Agreement.

  Holiday Inn Plaza Park. Holiday Inn Plaza Park Hotel will be leased to and operated by OLS. The management fee under the applicable Operator Agreement is 3% of gross revenues, determined in accordance with the terms of the applicable Operator Agreement.

  Le Montrose All Suite Hotel De Gran Luxe. The Le Montrose All Suite Hotel De Gran Luxe will be leased to and operated by OLS. The management fee under the applicable Operator Agreement is 3% of gross revenues, determined in accordance with the terms of the applicable Operator Agreement.

  The following summaries of the Operator Agreements for the Initial Hotels which are leased to the Affiliated Lessee and operated by Marriott are qualified by reference to the forms of Operator Agreements filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  LaGuardia Airport Marriott. LaGuardia Airport Marriott will be leased to the Affiliated Lessee and operated by Marriott pursuant to an Operator Agreement which has a term ending December 29, 2006, with five ten-year renewals by the Operator. The management fee under the applicable Operator Agreement is 3% of gross revenues plus an incentive fee of 20% of operating profit, determined in accordance with the terms of the applicable Operator Agreement. The applicable Operator Agreement provides the Operator a right of first refusal for the sale or lease of this Initial Hotel to a third party or the right to terminate the Operator Agreement upon such sale or lease.

  Omaha Marriott Hotel. Omaha Marriott Hotel will be leased to the Affiliated Lessee and operated by Marriott pursuant to an Operator Agreement which has a term ending December 1, 2016 with three ten-year renewals by the Operator. The management fee under the applicable Operator Agreement is 3% of gross revenues plus an incentive fee equal to 20% of operating profit, determined in accordance with the terms of the applicable Operator Agreement. The applicable Operator Agreement provides the Operator with the right to terminate the Operator Agreement upon any subsequent sale of this Initial Hotel.

  Marriott Seaview Resort. Marriott Seaview Resort will be leased to the Affiliated Lessee and operated by Marriott pursuant to an Operator Agreement which has a term ending May 30, 2008 with one five-year renewal by the tenant and five, five-year renewals by the Operator. The management fee under the applicable Operator Agreement is 3% of gross revenues plus an incentive fee of 20% of operating profit, determined in accordance with the terms of the applicable Operator Agreement. The applicable Operator Agreement provides the Operator a right of first refusal for the sale or lease of this Initial Hotel to a third party or the right to terminate the Operator Agreement upon such sale.

EXCLUDED PROPERTIES

  In addition to the interests of LaSalle in the Initial Hotels which are being acquired by the Company, LaSalle also owns interests in or participates in a limited number of other hotel properties that will not be acquired by the Company at the time of the completion of the Offering and the Formation Transactions (the "Excluded Properties"). These interests are (i) two hotels held by a private REIT advised by LaSalle that has invested the majority of its assets in office properties, (ii) a partnership interest in one hotel situated in a mixed-use complex currently held in a commingled fund for which LaSalle serves as advisor but is expected to be offered for sale in 1998,
(iii) one hotel that is owned principally by a partner with LaSalle for which LaSalle serves as advisor and is currently being marketed for sale, (iv) one hotel under construction in a mixed-use complex for which LaSalle is serving solely as development agent, without any ownership interest in the hotel, (v) one hotel in which LaSalle and its partners own a 50% interest for which LaSalle serves as advisor, and (vi) a partnership interest in one hotel owned by a client for whom LaSalle serves as an advisor.

EMPLOYEES

  The Company has no employees. The Advisor, whose sole activity, with the exception of the Excluded Properties, is advising the Company, manages the day-to-day operations of the Company. The Advisor has assembled a team of seven hotel acquisition and investment management professionals, collectively possessing extensive experience in hotel real estate, with access to additional personnel from LaSalle. These persons are employed directly by and dedicated to providing the required services to the Company by the Advisor, with the exception of activities related to the Excluded Properties.

ENVIRONMENTAL MATTERS

  Under various Federal, state, and local laws and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances. Furthermore, a person who arranges for the disposal or treatment of a hazardous or toxic substance at a property owned by another, or who transports such substances to such property, may be liable for the costs of removal or remediation of such substance released into the environment at that property. The costs of remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. In connection with the ownership and operation of the Initial Hotels, the Company, the Operating Partnership, or the Lessee, as the case may be, may be potentially liable for such costs.

  Phase I environmental site assessments ("ESAs") have been performed on all of the Initial Hotels by a qualified independent environmental engineer. The most recent Phase I reports for the Initial Hotels were prepared in 1997. The purpose of the Phase I ESAs is to identify potential sources of contamination for which the Initial Hotels may be responsible and to assess the status of environmental regulatory compliance. The Phase I ESAs include historical reviews of the Initial Hotels, reviews of certain public records, preliminary investigations of the sites and surrounding properties, screening for the presence of ACMs, polychlorinated biphenyls, underground storage tanks, and the preparation and issuance of a written report. The Phase I ESAs do not include invasive procedures, such as soil sampling or ground water analysis.

  The ESAs have not revealed any environmental liability or compliance concerns that the Company believes would have a material adverse effect on the Company's business, assets, results of operation, or liquidity, nor is the Company aware of any material environmental liability or concerns. Nevertheless, it is possible that the Phase I ESAs did not reveal all environmental liabilities or compliance concerns or that material environmental liabilities or compliance concerns exist of which the Company is currently unaware. Moreover, no assurance can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Initial Hotels will not be affected by the condition of the properties in the vicinity of the Initial Hotels (such as the presence of leaking underground storage tanks) or by third parties unrelated to the Operating Partnership or the Company.

  Neither the Company nor, to the knowledge of the Company, any of the current owners of the Initial Hotels has been notified by any governmental authority of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental substances in connection with any of its hotels.

COMPETITION

  The hotel industry is highly competitive. Each of the Initial Hotels is located in a developed area that includes other hotel properties. The number of competitive hotel properties in a particular area could have a material adverse effect on occupancy, ADR and REVPAR of the Initial Hotels or at hotel properties acquired in the future.

  The Company may be competing for investment opportunities with entities that have substantially greater financial resources than the Company. These entities may generally be able to accept more risk than the Company can prudently manage, including risks with respect to the creditworthiness of a hotel operator or the geographic proximity of its investments. Competition may generally reduce the number of suitable investment opportunities offered to the Company and increase the bargaining power of property owners seeking to sell.

INSURANCE

  The Company will carry comprehensive liability, fire, extended coverage and business interruption insurance with respect to the Initial Hotels, with policy specifications, insured limits and deductibles customarily carried for similar hotels. The Company will carry similar insurance with respect to any other hotels developed or acquired in the future. There are, however, certain types of losses (such as losses arising from wars, certain losses arising from hurricanes and earthquakes, and losses arising from other acts of nature) that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in the affected hotel, as well as the anticipated future revenues from such hotel, and would continue to be obligated on any mortgage indebtedness or other obligations related to the hotel. Any such loss could adversely affect the business of the Company. Management of the Company believes the Initial Hotels are adequately insured.

LEGAL PROCEEDINGS

  Neither the Company nor the Operating Partnership is currently involved in any material litigation nor, to the Company's knowledge, is any material litigation currently threatened against the Company or the Operating Partnership. LaSalle and the Lessees have advised the Company that they currently are not involved in any material litigation, other than routine litigation arising in the ordinary course of business, substantially all of which is expected to be covered by liability insurance. The current owners of the Initial Hotels have represented to the Operating Partnership that there is no material litigation threatened against or affecting the Initial Hotels.

                                REIT MANAGEMENT

  The Advisor is a New York based wholly owned subsidiary of LaSalle, a leading real estate service and investment firm that provides investment management services, management services and corporate and financial services to corporations and other real estate owners, users and investors worldwide. Founded in 1968, LaSalle is headquartered in Chicago, Illinois, and maintains corporate offices in ten United States cities including New York, and six international markets. LaSalle also maintains over 300 property management offices throughout the United States. In July 1997, LaSalle completed an initial public offering of its common stock, which is listed on the NYSE.

  Through its investment management arm, LaSalle provides investment management services to institutional, corporate and high net worth individuals investing in real estate. LaSalle believes it is the fourth largest manager of institutional equity capital invested in U.S. real estate properties and securities as well as the fourth largest manager of institutional real estate equity investments in the United Kingdom. As of December 31, 1997, LaSalle had approximately $15.0 billion of real estate assets under management, of which $12.7 billion represented direct investments in properties and $2.3 billion consisted of public real estate securities investments.

  LaSalle, through the Advisor, will conduct all of its future hotel investment activities in domestic hotel properties exclusively for the benefit of the Company. The Advisor is led by a dedicated team of experienced hotel investment professionals which has overseen numerous acquisitions, renovations, brand conversions, operator selections, management contract negotiations, lease and franchise negotiations, property repositionings and the successful disposition of hotel investments. Management of the Advisor also oversaw the completion of the development and opening of the 370 room super-luxury Four Seasons New York Hotel, and is currently responsible for the development of a 259 room luxury full service hotel in Philadelphia on behalf of the University of Pennsylvania.

  In order to provide incentives to the Advisor and align its interests with those of the shareholders of the Company, the Company has entered into an incentive based advisory agreement with the Advisor. For managing and advising the Company and providing resources and a scope of services not otherwise affordable to the Company, the Advisor will receive a base fee to be paid in cash, calculated as a percentage of the Company's NOI and an incentive fee to be paid in Common Shares or Units based on growth in the Company's FFO per share. In addition, upon completion of the Offering, LaSalle will own approximately 10.5% of the equity market capitalization of the Company, thereby further aligning the interests of LaSalle and the Advisor with those of the Company's shareholders. See "Risk Factors--Conflicts."

ADVISORY AGREEMENT

  The following is a summary of certain terms of the Advisory Agreement. The summary is qualified in its entirety by reference to the Advisory Agreement, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  The Advisor will provide acquisition, management, advisory and administrative services to the Company pursuant to an Advisory Agreement. The initial term of the Advisory Agreement extends through December 31, 1999, subject to successive, automatic one year renewals unless terminated according to the terms of the Advisory Agreement. The Company may terminate the Advisory Agreement without termination fees or penalties upon notice given at least 180 days prior to the then current term of the Advisory Agreement.

 Compensation

  For its services under the Advisory Agreement, the Advisor will receive an annual base fee, payable quarterly, to be paid in cash based upon the Company's net operating income ("NOI") as defined below, in accordance with the following schedule:

       INCREMENTAL NOI OF COMPANY
     ----------------------------------
                        UP TO BUT
         FROM           EXCLUDING                         BASE FEE %
     ------------     ----------------                    ----------
         (DOLLARS IN THOUSANDS)
     $      0               $100,000                       5.0%
     $100,000               $225,000         an additional 4.8% on such increment
     $225,000               $350,000         an additional 4.6% on such increment
     $350,000               $475,000         an additional 4.4% on such increment
     $475,000               $600,000         an additional 4.2% on such increment
     $600,000             any excess         an additional 4.0% on such increment

  In addition, an annual incentive advisory fee will be payable each year in arrears equal to 25% of the result of multiplying (A) the amount by which the actual increase in FFO per share, if any, for each calendar year (each a "Measurement Year") as compared to FFO per share for the previous year (the "Prior Year"), exceeds an increase of 7% per annum in FFO per share for the Prior Year by (B) weighted average Common Shares and Units outstanding for the Measurement Year. For example, if the Prior Year FFO per share equaled $0.60 and the FFO per share for the Measurement Year equals $0.68, the incentive advisory fee for the Measurement Year would be calculated as follows: 25% of
(A) the FFO per share growth rate above 7% for the Measurement Year, in this example, $0.68 minus the product of $0.60 multiplied by 1.07, multiplied by
(B) the weighted average of Common Shares and Units outstanding for the Measurement Year.

  Payment of the Incentive Fee shall be made in the Company's Common Shares and Units. The number of Common Shares and Units shall be the whole number of shares equal to the value of the Incentive Fee divided by the average closing price of the Common Shares on the NYSE during the Measurement Year. For the year ending December 31, 1998, the sum of the Base Fee and the Incentive Fee shall not exceed 6% of the Company's NOI. There shall be no limitation on fees earned by the Advisor under the Advisory Agreement for years ending after December 31, 1998. For purposes of the Advisory Agreement, NOI for any period means total revenues (excluding gains or losses from the sale of Company assets, or any refinancings thereof) applicable to such period, less the operating expenses applicable to such period (excluding advisory fees payable hereunder to the Advisor, and excluding amounts attributable to depreciation and amortization, or reserves for bad debts, or interest expense or other similar non-cash items or reserves) after adjustment for unconsolidated partnerships and joint ventures and before adjustment for minority interest in the Operating Partnership.

 Non-competition

  The Advisor and its Affiliates will not invest directly or indirectly or on behalf of others in any hotel properties in the United States (the "Competitive Hotels"), other than through the Company except for the Excluded Properties and except for hotels constituting part of a mixed-use property where less than 40% of the property's NOI is attributable to the hotel. Notwithstanding the foregoing, no Affiliate shall be restricted from acquiring interests, directly or indirectly, in Competitive Hotels or advising with respect to Competitive Hotels to the extent that such Affiliate (i) is a "registered investment adviser" under the Investment Advisers Act of 1940, as amended, and makes such acquisition or gives such advice in the ordinary course of management activities for securities investments, (ii) acquires a company or other entity which owns or provides asset management services with respect to Competitive Hotels, provided that is not a material activity of such company or entity and that such company or entity does not engage in activities relating to additional Competitive Hotels, (iii) invests in debt or debt securities, or (iv) is engaged in consulting, development, financing, disposition or facility related services with respect to Competitive Hotels.

 Termination

  The Advisory Agreement may be terminated for cause, by the mutual consent of the parties, or by notice from the Company given at least 180 days prior to the expiration of the term. The Advisor shall not be entitled to any termination fees or penalties, but shall be entitled to receive all accrued but unpaid compensation and expense reimbursement in cash within 30 days of any termination date. The Advisor has the right to assign the Advisory Agreement to an Affiliate subject to approval by the Independent Trustees of the Company. The Company has the right to assign the Advisory Agreement to any successor to all of its assets, rights and obligations.

 Indemnification

  The Company has agreed to indemnify and hold harmless the Advisor and its partners, directors, officers, stockholders, agents and employees and each other person or entity, if any, controlling the Advisor (an "Indemnified Party"), to the full extent lawful, from and against any and all losses, claims, damages or liabilities of any nature whatsoever with respect to or arising from any acts or omission of the Advisor (including ordinary negligence) in its capacity as such, except with respect to losses, claims, damages or liabilities with respect to or arising out of the Advisor's gross negligence, bad faith or willful misconduct and its affiliates and their respective officers, directors, partners and employees from and against any and all liabilities, claims, damages or losses in the performance of their duties in good faith hereunder, and related expenses which shall include reasonable attorney's fees, subject only to such limitations as may be imposed on such indemnification by Maryland law.

CONFLICTS BETWEEN THE COMPANY AND THE ADVISOR

  The interests of the Company and the Advisor potentially may conflict due to the ongoing relationships between the two entities. Because the timing and amount of incentive and other fees received by the Advisor may be affected by various determinations, including the sale or disposition of properties, the Advisor may have a conflict of interest with respect to such determinations. In addition, LaSalle is a significant shareholder of the Company and could influence decisions regarding the Advisory Agreement and fees relating to such agreement. The failure of the Advisor or the Company to enforce the material terms of the Advisory Agreement could result in a monetary loss to the Company, which loss could have a material adverse effect on the Company's financial condition or results of operations.

  In addition, Messrs. Scott and Bortz serve as Trustees of the Company and also serve as officers and directors of LaSalle and the Advisor. Messrs. Bortz and Barnello also serve as officers of the Company. Messrs. Scott, Bortz and Barnello, as well as certain other officers and Trustees of the Company and directors of the Advisor, also own shares (and/or options or other rights to acquire shares) in LaSalle, either directly or indirectly. With respect to the various contractual arrangements between the two entities, the potential exists for disagreement as to the quality of services provided by the Advisor and as to contractual compliance. In addition, certain situations could arise where actions taken by the Advisor in its capacity as manager or adviser of the Excluded Properties would not necessarily be in the best interests of the Company. Nevertheless, the Company believes that there is sufficient mutuality of interest between the Company and the Advisor to result in a mutually productive relationship.

 Policies and Procedures for Addressing Conflicts

  The Company has adopted certain policies designed to eliminate or minimize potential conflicts of interest. The Company's Board of Trustees is subject to certain provisions of Maryland law which are designed to eliminate or minimize certain potential conflicts of interest. However, there can be no assurance that these policies will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders.

  With a view toward protecting the interests of the Company's shareholders, the Bylaws of the Company provide that a majority of the Board of Trustees (and a majority of each committee of the Board of Trustees) must not be "affiliates" of the Advisor, as that term is defined in the Bylaws, and that the investment policies of the Company must be reviewed annually by a majority of these trustees. Moreover, the Company may terminate the Advisory Agreement without termination fees or penalties upon notice given at least 180 days prior to the expiration of the then current term of the Agreement and all decisions regarding conflicts with the Advisor and termination of the Advisory Agreement shall be made by vote of the independent trustees.

  The Company has adopted a policy that, without the approval of a majority of the independent trustees, it will not (i) acquire from or sell to any trustee, officer or employee of the Company or the Advisor, or any entity in which a trustee, officer or employee of the Company beneficially owns more than a 1% interest, or acquire from or sell to any affiliate of any of the foregoing, any of the assets or other property of the Company, (ii) make any loan to or borrow from any of the foregoing persons or (iii) engage in any other transaction with any of the foregoing persons, including arrangements for services beyond the scope of the Advisory Agreement.

  Pursuant to Maryland law, each trustee will be subject to restrictions on misappropriation of corporate opportunities to himself or his affiliates learned of solely as a result of his service as a member of the Board of Trustees of the Company. In addition, under Maryland law, a transaction effected by the Company or any entity controlled by the Company in which a trustee or certain related persons and entities of the trustees has a conflicting interest, as defined thereunder, of such financial significance that it would reasonably be expected to exert an influence on the trustee's judgment may not be enjoined, set aside or give rise to damages on the grounds of such interest if (a) the transaction is approved, after disclosure of the interest, by the affirmative vote of a majority of the disinterested trustees, or by the affirmative vote of a majority of the votes cast by disinterested shareholders, or (b) the transaction is established to have been fair to the Company.

TRUSTEES AND OFFICERS OF THE COMPANY, THE ADVISOR AND RELEVANT AFFILIATES

 Board of Trustees and Committees

  The Company will be managed by a seven member Board of Trustees, a majority of whom will be independent trustees. The four independent trustee nominees will become trustees of the Company immediately after the completion of the Offering. The Board of Trustees will initially have an Audit Committee, a Compensation Committee and an Investment Committee.

  Audit Committee. Promptly following the completion of the Offering, the Board of Trustees will establish an Audit Committee that will consist entirely of independent trustees. The Audit Committee will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees, and review the adequacy of the Company's and Advisor's internal accounting controls.

  Compensation Committee. The Board of Trustees will establish a Compensation Committee to annually review the performance of the Advisor under the Advisory Agreement, evaluate and determine the appropriateness of the compensation arrangement of the Advisor at the time of the renewal of the Advisory Agreement, determine the appropriateness of the renewal of the Advisory Agreement and administer the Share Option Plan. The members of the Compensation Committee will consist entirely of Independent Trustees.

  Investment Committee. The Board of Trustees will establish an Investment Committee to meet, as required, to review investments submitted by the Advisor for recommendation to the Board, and to approve investments within certain parameters as delegated to the Investment Committee by the Board.

  The Company may from time to time form other committees as circumstances warrant. Such committees will have authority and responsibility as delegated by the Board of Trustees.

 Compensation of Trustees

  Each trustee who is not an employee of LaSalle will be paid an annual fee of $20,000. In addition, each such trustee will be paid $1,000 for attendance at each meeting of the Company's Board of Trustees and $500 for attendance at each meeting of a committee of the Company's Board (at a time other than a Board meeting) of which such trustee is a member. In the event that special telephonic board meetings are held, a fee of $500 shall be payable for such meetings. The annual retainer fee will be paid to such trustees 50% in cash and 50% in shares of Common Stock. Meeting fees will be paid in cash. Each trustee may elect to receive, in lieu of the cash portion of the annual retainer, compensation in the form of grants of Common Shares. No other trustees will receive trustees' fees.

  In addition, the Company will reimburse trustees for their out-of-pocket expenses incurred in connection with their service on the Board of Trustees. In addition, each trustee who is not an employee of LaSalle elected to the Board of Trustees for the first time will receive upon such election an initial grant of options to purchase 5,000 Common Shares at fair market value on the date of grant. In addition, each trustee who is not an employee of LaSalle will receive an annual grant of options to purchase 1,000 Common Shares for each year during such trustee's term. Any trustee who ceases to be a trustee will forfeit the right to receive any options not previously vested.

 Trustees and Executive Officers

  Upon the effective date of this Prospectus, the Board of Trustees will consist of seven members, each of whom has been nominated for election and has consented to serve, four of whom will be independent trustees. The Board of Trustees will be divided into three classes serving staggered three year terms. Initially, the Company will have two executive officers, Messrs. Bortz and Barnello, who will be compensated by the Advisor and will receive no separate compensation from the Company. Certain information regarding the trustees and executive officers of the Company is set forth below.

                                                                         CLASS/TERM
  NAME                                   POSITION                  AGE   EXPIRATION
  ----                                   --------                  --- --------------
Stuart L. Scott......... Chairman of the Board of Trustees          59 Class III/2001
Jon E. Bortz............ President, Chief Executive Officer and
                          Trustee                                   41 Class I/1999
Michael D. Barnello..... Chief Operating Officer and Senior Vice    32
                          President of Acquisitions
Darryl Hartley-Leonard.. Trustee Nominee                            52 Class II/2000
George F. Little, II.... Independent Trustee Nominee                48 Class III/2001
Donald S. Perkins....... Independent Trustee Nominee                71 Class III/2001
Shimon Topor............ Independent Trustee Nominee                54 Class II/2000
Donald A. Washburn...... Independent Trustee Nominee                53 Class I/1999

  Stuart L. Scott. Mr. Scott has been Chairman of the Board of Trustees of the Company since its formation, a member of the Board of the Advisor since its incorporation and Chairman of the Board of Directors and Chief Executive Officer of LaSalle and its predecessor entities since December 1992. Mr. Scott is not an executive officer of the Company and will devote substantially all of his time and efforts to other activities of LaSalle. Prior to December 1992, Mr. Scott was President of LaSalle's predecessor entities for more than 15 years and Co-Chairman of its Management Committee from January 1990 to December 1992. Mr. Scott originally joined LaSalle in 1973. Mr. Scott is a member of the Board of Directors of Hartmarx Corporation, a clothing manufacturing company. Mr. Scott holds a B.A. from Hamilton College and a J.D. from Northwestern University.

  Jon E. Bortz. Mr. Bortz has been President, Chief Executive Officer and a Trustee of the Company since its formation, and Chairman of the Board and Chief Executive Officer of the Advisor since its incorporation. Mr. Bortz founded LaSalle's Hotel Group in 1993, and as President, has overseen all of LaSalle's hotel investment and development activities. Mr. Bortz will devote substantially all of his time and efforts to the activities of the Company. From January 1995 as Managing Director of LaSalle's Investment Advisory Division, Mr. Bortz has also been responsible for certain east coast development projects, including the redevelopment of Grand Central Terminal in New York City. From January 1990 to January 1995, he was a Senior Vice President of LaSalle's Investment Division, with responsibility for east coast development projects and workouts. Mr. Bortz originally joined LaSalle in 1981. He is a member of the Board of Directors of LaSalle Advisors Capital Management, Inc. and LaSalle Co-Investment, Inc., both subsidiaries of LaSalle Partners Incorporated. Mr. Bortz holds a B.S. in Economics from The Wharton School of the University of Pennsylvania and became a Certified Public Accountant in Maryland in 1979.

  Michael D. Barnello. Mr. Barnello has been Chief Operating Officer and Senior Vice President of Acquisitions of the Company since its formation, and President and Chief Operating Officer of the Advisor responsible for hotel acquisitions and advisory activities. Mr. Barnello will devote substantially all of his time and efforts to the activities of the Company. Mr. Barnello joined LaSalle Partners in April 1995 as a Vice President. Prior to April 1995, Mr. Barnello was a Vice President with Strategic Realty Advisors, formerly known as VMS Realty Partners, where he was responsible for hotel asset management since 1990. Concurrently, Mr. Barnello was a Vice President at Stone-Levy LLC, an affiliate of Strategic Realty Partners, where he was responsible for hotel acquisitions. Mr. Barnello holds a B.S. in Hotel Administration from the Cornell School of Hotel Administration.

  Darryl Hartley-Leonard. Mr. Hartley-Leonard is a private investor. Mr. Hartley-Leonard is Chairman and CEO of PGI, an event production agency, Chairman and Partner of Metropolitan Hotel Corporation, a hotel company in the long term stay/suite hotel business directed at the upscale market, a founding partner of H-LK Partners, a hotel development and management company and Chairman and Partner of Cohabaco Cigar Co., a nationwide cigar distribution company. Mr. Hartley-Leonard formerly worked for Hyatt Hotels Corporation ("Hyatt") for 32 years. From 1994 to 1996 he served as Chairman of the Board of Directors of Hyatt and from 1986 to 1994, he served as President and Chief Executive Officer/Chief Operating Officer of Hyatt. Mr. Hartley-Leonard also serves on the Board of Directors of LaSalle Partners, a worldwide real estate investment and services company, The United States Committee for UNICEF and Evanston Northwestern Healthcare. Mr. Hartley-Leonard holds a B.A. from Blackpool Lancashire College of Lancaster University and an honorary doctorate of business administration from Johnson and Wales University.

  George F. Little, II. Mr. Little has worked for George Little Management, Inc. ("GLM") since 1971. Currently he serves as the President and Chief Operating Officer of GLM, a privately owned trade show management company. Prior to that he served as Executive Vice President (1989 to 1992) and Vice President (1983 to 1989) of GLM. Mr. Little is a member of the New York State and National Chapters of the International Association of Exposition Managers, Society of Independent Show Organizers and currently serves on the Board of Trustees of Hamilton College and The Taft School. Mr. Little formerly was a member of the Finance Committee of The Town School Board of Trustees and the Chairman of the Finance Committee of All Souls Unitarian Church. Mr. Little holds a B.A. from Hamilton College.

  Donald S. Perkins. Mr. Perkins is the former Chairman of the Board of Directors of Jewel Companies, Inc. ("Jewel"). From 1970 to 1983 Mr. Perkins was the Chairman and Chief Executive Officer of Jewel. Prior to that he served as President (1965 to 1970), Executive Vice President (1963 to 1965) and Vice President (1960 to 1965) of Jewel. Prior to joining Jewel in 1953 Mr. Perkins served in the U.S. Merchant Marine and the United States Air Force. Mr. Perkins currently serves on the Board of Directors of the AON Corporation, Cummins Engine Company, Current Assets, LaSalle Street Fund, LaSalle U.S. Realty Income and Growth Fund Inc., Lucent Technologies Inc., The Putnam Funds, Ryerson Tull, Inc., Springs Industries, Inc. and Time Warner Incorporated. Mr. Perkins is an Honorary Trustee of the Brookings Institution and a Trustee and Vice Chairman of Northwestern University, Honorary Chairman of The Illinois Coalition and Protector of the Thyssen-Bornemiaza Continuity Trust. Mr. Perkins is also a member of the Business Council, the Civic Committee of The Commercial Club of Chicago, a Director of the Golden Apple Foundation, Leadership for Quality Education and a member of the SpencerStuart Advisory Board. Mr. Perkins graduated from Yale University and Harvard Business School.

  Shimon Topor. Mr. Topor is General Partner of Steinhardt Partners, L.P. and Managing Member of Steinhardt Management, LLC. Mr. Topor has been with the Steinhardt organization since 1983 and is responsible for the firm's corporate and real estate investments. Mr. Topor also serves as the Chairman of the Board of Maritime Bank of Israel. Prior to joining the Steinhardt organization, Mr. Topor held senior executive positions with the Bank Hapoalim Group and was Chairman and Chief Executive Officer of Israel Continental Bank, a commercial bank jointly owned by Bank Hapoalim and BFG of Germany. Mr. Topor had acted as Senior Vice President of Ampal American Israel Corporation, an investment company listed on the American Stock Exchange. Mr. Topor served on the Board of Directors of Sunbeam Corporation. Mr. Topor is a graduate of Hebrew University Law School.

  Donald A. Washburn. Mr. Washburn is the Executive Vice President-Flight Operations Northwest Airlines, Inc. ("Northwest") and President-Northwest Cargo, Inc. Mr. Washburn joined Northwest in 1990 and served in a number of capacities, including Executive Vice President-Customer Service and Operations. Prior to joining Northwest, Mr. Washburn was employed by Marriott, Quaker Oats Co. and Inland Steel Co. Mr. Washburn is a member of the Board of Directors of Princess House, Inc. and the Childrens' Cancer Research Fund.
Mr. Washburn is also a member of the Kellogg Graduate School of Management Alumni Advisory Board and the President's Visiting Committee of the Northwestern University School of Law. Mr. Washburn graduated from Loyola University of Chicago, J.L. Kellogg Graduate School of Management at Northwestern University and the Northwestern University School of Law.

SHARE OPTION AND INCENTIVE PLAN

  Prior to the Offering, the Board of Trustees will adopt, and the shareholders will approve the 1998 Share Option and Incentive Plan (the "Share Option Plan"). On and after the closing of the Offering, the Share Option Plan will be administered by the Compensation Committee of the Board of Trustees. The Advisor and its employees and operators of the Company's hotels and their employees generally will be eligible to participate in the Share Option Plan. Independent Trustees are eligible to receive options to purchase Common Shares under the Share Option Plan on a limited basis. See "--Compensation of Trustees."

  The following summary of the Share Option Plan is qualified in its entirety by reference to the full text of the Share Option Plan, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  The Share Option Plan authorizes (i) the grant of options to purchase Common Shares that qualify as incentive options under Section 422 of the Code ("ISOs"), (ii) the grant of options to purchase Common Shares that do not so qualify ("NQSOs"), (iii) the grant of options to purchase Common Shares in lieu of cash Trustees' fees, (iv) grants of Common Shares in lieu of cash compensation and (v) the making of loans to acquire Common Shares in lieu of compensation. The exercise price of options to purchase Common Shares will be determined by the Compensation Committee, but may not be less than 100% of the fair market value of the Common Shares on the date of grant in the case of ISOs; provided that, in the case of grants of NQSOs granted in lieu of cash Trustees' fees, the exercise price may not be less than 50% of the fair market value of the Common Shares of Common Stock on the date of grant. The Company has reserved 757,000 Common Shares for issuance under the Share Option Plan.

                    STRUCTURE AND FORMATION OF THE COMPANY

  The following Formation Transactions have occurred or will occur prior to or contemporaneously with the closing of the Offering:

  . The Company was formed as a Maryland real estate investment trust on January 15, 1998.

  . The Operating Partnership was formed as a Delaware limited partnership on January 13, 1998.

  .  The Advisor was formed as a Maryland corporation on January 23, 1998.

  . The partnerships which originally acquired three of the Initial Hotels (Radisson Tampa East Hotel in June 1995, Holiday Inn Plaza Park in October 1994 and Le Montrose All Suite Hotel De Gran Luxe in November
     1994) entered into the Bridge Loan on January 30, 1998 pursuant to which the three partnerships collectively borrowed an aggregate of $48.0 million, the proceeds of which were used to purchase the interest of Cargill in those three Initial Hotels which it did not wish to contribute to the Company and to repay outstanding mortgage and other indebtedness on such Initial Hotels and certain expenses in connection therewith. Cargill's interest in each hotel partnership was acquired as if each hotel had been separately sold with the proceeds distributed based upon the terms of the partnership agreements. Amounts outstanding under the Bridge Loan will be repaid with a portion of the net proceeds from the Offering.

  . The Company will use a portion of the net proceeds of the Offering to repay an affiliate of Prudential Securities Incorporated the $48.0 million outstanding under the Bridge Loan.

  . The Company will sell 14,200,000 Common Shares in the Offering. Approximately $237.7 million of the net proceeds to the Company from the Offering, 912,122 Common Shares and rights to purchase 823,223 Common Shares will be contributed to the Operating Partnership in exchange for an approximately 82.6% equity interest in the Operating Partnership (which will be accounted for as a purchase transaction). The Company will be the sole general partner of the Operating Partnership.

  . Each of the Initial Hotels, excluding the LaGuardia Airport Marriott, is owned by one or more Contributors consisting of: LaSalle, Steinhardt, Cargill, Radisson, OLS and Durbin. Pursuant to Contribution Agreements entered into in January 1998, the Operating Partnership will acquire a 100% interest in each of the Initial Hotels excluding the LaGuardia Airport Marriott, (which will be accounted for as a purchase transaction), for an aggregate of 3,181,723 Units, 912,122 Common Shares, rights to purchase 823,223 Common Shares, approximately $47.2 million in cash and the repayment of approximately $202.3 million of outstanding mortgage and other indebtedness on such Initial Hotels (including the $48.0 million outstanding under the Bridge Loan) and certain expenses in connection therewith.

  . Contemporaneously with the completion of the Offering, or shortly thereafter, the Company will acquire the LaGuardia Airport Marriott (which will be accounted for as a purchase transaction) for approximately $45.5 million.

  . LaSalle has formed the Affiliated Lessee to serve as lessee for the three Initial Hotels for which the Operator has declined on account of internal policy reasons to serve as lessee. The Affiliated Lessee is owned as follows: 9.0% by the Company, 45.5% by LaSalle and 45.5% by LPI Charities, a charitable corporation organized under the laws of the State of Illinois. For Federal tax purposes, the Company may not own 10% or more of the Affiliated Lessee. Rather than retaining 100% of its allocable portion of the Affiliated Lessee's net income, LaSalle has formed LPI Charities under Section 501(c)(3) of the Code, to enable it to make charitable contributions with a portion of this net income. LPI Charities will conduct fund raising activities and LaSalle will also contribute additional funds to LPI Charities as a conduit for LaSalle's charitable activities. The Company believes that the use of LPI Charities has no adverse consequences to it or the shareholders. The Affiliated Lessee has not entered into and will not enter into any leases of hotel properties except leases for hotels owned by the Company.

  . The Operating Partnership will lease the Initial Hotels to the Lessees for terms of between six and 11 years pursuant to separate Participating Leases, which provide for rent equal to the greater of Base

     Rent or Participating Rent. The Lessees will contract with the Operators to operate the Initial Hotels under separate Operator Agreements providing, with respect to seven of the Initial Hotels, for the subordination of the payment of all management fees to the Lessees' obligations to pay rent to the Operating Partnership. Each of the Lessees has not entered into and will not enter into any leases of hotel properties except leases for hotels owned by the Company.

  . As a result of the foregoing transactions, LaSalle will own 912,122 Common Shares, and the public shareholders (excluding LaSalle) will own 14,200,000 Common Shares, respectively, representing approximately a 6.0% and a 94.0% interest, respectively, in the Company. Additionally, LaSalle and the other Contributors will own 1,016,361, and 2,165,362 Units, respectively, representing an approximately 5.5% and 11.9% interest, respectively in the Operating Partnership. The Company will own the approximately 82.6% remaining interest in the Operating Partnership. LaSalle will have an approximate 10.5% economic interest in the Initial Hotels through its ownership of 912,122 Common Shares and 1,016,361 Units, and the remaining Contributors will collectively have an approximate 11.9% economic interest in the Initial Hotels, through their ownership of 2,165,362 Units. The Company will have an approximate 82.6% economic interest in the Initial Hotels through its ownership of 15,112,122 Units.

  . The Company entered into the unsecured $200 million Line of Credit and will initially borrow approximately $66.7 million thereunder.

  . Upon consummation of the Offering, the Advisor will receive options to acquire 457,346 Common Shares or, at the election of the Company, Units, as a structuring fee incurred in connection with the promotion and formation of the Company, and the consummation of the Formation Transactions, the Offering and Line of Credit.

BENEFITS TO RELATED PARTIES

  As a result of the Formation Transactions, LaSalle, the Advisor, the Contributors, certain trustees and Prudential Securities Incorporated will receive the following benefits:
  . The Advisor will enter into the Advisory Agreement pursuant to which the Advisor will receive annual base and incentive fees based upon the performance of the Company. See "REIT Management--Advisory Agreement."
  . The Advisor will have the right to appoint two members of the initial Board of Trustees of the Company (the Advisor has appointed Messrs. Scott and Bortz pursuant to this right).
  . The Advisor will receive options to acquire 457,346 Common Shares at the initial public offering price per share, or at the election of the Company, Units.
  .  LaSalle will own a 45.5% interest in the Affiliated Lessee.
  . In connection with the acquisition of Radisson Tampa East Hotel, Holiday Inn Plaza Park, Le Montrose All Suite Hotel De Gran Luxe and LaGuardia Airport Marriott, LaSalle will receive brokerage commissions and acquisition fees of approximately $0.6 million in the aggregate.
  . The Operating Partnership will acquire interests with an aggregate book value of $8.9 million in the Initial Hotels (excluding LaGuardia Airport Marriott) from LaSalle in exchange for 1,016,361 Units valued at approximately $18.3 million and 912,122 Common Shares valued at approximately $16.4 million, representing aggregate consideration of $34.7 million.
  . The Operating Partnership will acquire interests with an aggregate book value of $27.5 million in six of the Initial Hotels (excluding LaGuardia Airport Marriott) from Steinhardt in exchange for 1,565,983 Units valued at approximately $28.2 million, rights to purchase 662,237 Common Shares at the initial public offering price per share, the right to appoint one member of the initial Board of Trustees of the Company and $19.1 million in cash, representing aggregate consideration of $47.3 million.
  . The Operating Partnership will acquire interests with an aggregate book value of $32.3 million in five of the Initial Hotels (excluding LaGuardia Airport Marriott) from Cargill in exchange for 180,636 Units valued at approximately $3.3 million, rights to purchase 160,986 Common Shares at the initial public offering price per share and $28.1 million in cash, representing aggregate consideration of $31.4 million.
  . The Operating Partnership will acquire interests with an aggregate book value of $0.5 million in two of the Initial Hotels from OLS, the Operator and partial owner of such hotels, in exchange for 78,350 Units valued at approximately $1.4 million.
  . The Operating Partnership will acquire interests with a book value of $1.6 million in one of the Initial Hotels from Radisson, the Operator and partial owner of such hotel, in exchange for 332,893 Units valued at approximately $6.0 million.
  . The Operating Partnership will acquire interests with a book value of $0.1 million in one of the Initial Hotels from Durbin, the Operator and partial owner of such hotel, in exchange for 7,500 Units valued at approximately $0.1 million.
  . As a result of the foregoing transactions, Common Shares and Units will be owned as follows: LaSalle will own 912,122 Common Shares and 1,016,361 Units; the other Contributors will own 2,165,362 Units; and public shareholders will own 14,200,000 Common Shares. Consequently, LaSalle will have an approximate 10.5% economic interest in the Initial Hotels and the remaining Contributors and the public shareholders (excluding LaSalle) will have an approximate 11.9% and 77.6% economic interest in the Initial Hotels, respectively.
  . Certain tax consequences to the Contributors from the conveyance of their interests in the Initial Hotels to the Operating Partnership will be deferred.
  . Contributors receiving Units and/or rights to purchase Common Shares, and the Advisor which is receiving Common Shares or, at the election of the Company, Units in the Formation Transactions will have registration rights with respect to Common Shares issued in exchange for Units or upon exercise of such rights or options.
  . An affiliate of Prudential Securities Incorporated will receive a portion of the net proceeds from the Offering in repayment of the $48.0 million outstanding under the Bridge Loan.
  . Each non-employee trustee of the Company will receive options to acquire 5,000 Common Shares.

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

  The following is a discussion of the Company's policies with respect to investment, financing, conflict of interest and certain other activities. The policies with respect to these activities have been determined by the Board of Trustees of the Company and may be amended or revised from time to time at the discretion of the Board of Trustees without a vote of the shareholders of the Company, except that (i) changes in certain policies with respect to conflicts of interest must be consistent with legal requirements, (ii) certain policies with respect to competition are imposed pursuant to contracts that cannot be amended without the consent of all parties thereto and (iii) the Company cannot take any action intended to terminate its qualification as a REIT without the approval of the holders of a majority of the outstanding Common Shares. There can be no assurance that the Company will be able to acquire interests in hotels that meet its investment criteria.

INVESTMENT POLICIES

  The Company will conduct all of its investment activities through the Operating Partnership and its subsidiaries. The Company's investment objectives are to (i) preserve and protect the Company's capital, (ii) provide quarterly distributions to its shareholders and (iii) provide a benefit from potential appreciation in value of the Initial Hotels and any acquired or developed hotels, payable upon the sale or refinancing of the Initial Hotels or the additional hotels. There can be no assurance that the investment objectives described above will actually be attained.

  While the Company's current portfolio consists of, and the Company's business objectives emphasize, investments in hotels, in the discretion of the Board of Trustees, the Company may invest in real estate related equity securities and other real estate interests and properties. Future development or investment activities will not be limited to any geographic area or product type or to a specified percentage of the Company's assets. The Company does not intend to adopt a diversification policy with respect to property locations, size and market, and in this respect the Company does not have any limit on the amount or percentage of its assets that may be invested in any one property or any one market area.

  Subject to the percentage ownership limitations and gross income tests necessary for REIT qualification, the Company also may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. See "Federal Income Tax Consequences." The Company may enter into joint ventures or partnerships for the purpose of obtaining an interest in a particular property or properties in accordance with the Company's investment policies. Such investments may permit the Company to own interests in larger assets without unduly restricting diversification and, therefore, add flexibility in structuring its portfolio. The Company will not enter into a joint venture or partnership to make an investment that would not otherwise meet its investment policies. Investments in such securities are also subject to the Company's policy not to be treated as an investment company under the Investment Company Act.

FINANCING

  The Operating Partnership initially will acquire the interests in the Initial Hotels. Thereafter, the Company intends to make additional investments in hotel properties and may incur or cause the Operating Partnership to incur indebtedness to make such investments or to meet the distribution requirements imposed by the REIT provisions of the Code, to the extent that cash flow from the Company's investments and working capital is insufficient.

  To ensure that the Company has sufficient liquidity to conduct its operations, including making investments in additional hotel properties, renovations and expansions of the Initial Hotels and funding its anticipated distribution obligations and financing costs, the Company has entered into the $200 million unsecured Line of Credit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Subject to the terms of the Line of Credit, additional borrowings may be incurred through the Operating Partnership or the Company. Indebtedness incurred by the Company may be in the form of bank borrowings, secured and unsecured, and publicly and privately placed debt instruments. Indebtedness incurred by the Operating Partnership may be in the form of purchase money obligations to the sellers of properties, publicly or privately placed debt instruments, financing from banks, institutional investors or other lenders, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in the property owned by the Operating Partnership. Such indebtedness may be recourse to all or any part of the property of the Company or the Operating Partnership, or may be limited to the particular property to which the indebtedness relates. The proceeds from any borrowings by the Company or the Operating Partnership may be used for the payment of distributions or dividends, working capital, to refinance existing indebtedness or to finance acquisitions or expansions of properties. See "Federal Income Tax Considerations--Requirements for Qualification-- Distribution Requirements."

  If the Board of Trustees determines to raise additional equity capital, the Board has the authority, without shareholder approval, to issue additional Common Shares, preferred shares or other capital shares of the Company in any manner (and on such terms and for such consideration) as it deems appropriate, including in exchange for property. Existing shareholders have no preemptive right to purchase shares issued in any offering, and any such offering might cause a dilution of a shareholder's investment in the Company.

  The Company may make investments other than as previously described, although it does not currently intend to do so.

POLICIES AND PROCEDURES FOR ADDRESSING CONFLICTS

  The Company has adopted certain policies designed to eliminate or minimize potential conflicts of interest. The Company's Board of Trustees is subject to certain provisions of Maryland law which are designed to eliminate or minimize certain potential conflicts of interest. However, there can be no assurance that these policies always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders.

  With a view toward protecting the interests of the Company's shareholders, the Bylaws of the Company provide that a majority of the Board of Trustees (and a majority of each committee of the Board of Trustees) must not be "affiliates" of the Advisor, as that term is defined in the Bylaws, and that the investment policies of the Company must be reviewed annually by a majority of these independent trustees. Moreover, the Company may terminate the Advisory Agreement upon notice given at least 180 days prior to the expiration of the then current term of the agreement without termination fees or penalties and all decisions regarding conflicts with the Advisor and termination of the Advisory Agreement shall be made by vote of the Independent Trustees.

  The Company has adopted a policy that, without the approval of a majority of the independent trustees, it will not (i) acquire from or sell to LaSalle or the Advisor or any trustee, officer or employee of the Company or the Advisor, or any entity in which a trustee, officer or employee of the Company beneficially owns more than a 1% interest, or acquire from or sell to any affiliate of any of the foregoing, any of the assets or other property of the Company, (ii) make any loan to or borrow from any of the foregoing persons or
(iii) engage in any other transaction with any of the foregoing persons, including arrangements for services beyond the scope of the Advisory Agreement.

  Pursuant to Maryland law, each trustee will be subject to restrictions on misappropriation of corporate opportunities to himself or his affiliates learned of solely as a result of his service as a member of the Board of Trustees of the Company. In addition, under Maryland law, a transaction effected by the Company or any entity controlled by the Company in which a trustee or certain related persons and entities of the trustee has a conflicting interest, as defined thereunder, of such financial significance that it would reasonably be expected to exert an influence on the trustee's judgment may not be enjoined, set aside or give rise to damages on the grounds of such interest if (a) the transaction is approved, after disclosure of the interest, by the affirmative vote of a majority of the disinterested trustees, or by the affirmative vote of a majority of the votes cast by disinterested shareholders, or (b) the transaction is established to have been fair to the Company.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

  The Company has authority to offer its capital shares or other securities and to repurchase or otherwise reacquire its shares or any other securities and may engage in such activities in the future. As described under "The Operating Partnership Agreement--Redemption Rights," the Company expects to issue Common Shares to holders of limited partnership interests in the Operating Partnership upon exercise of their Redemption Rights. Except in connection with the formation of the Company, the Company has not issued Common Shares, interests or any other securities to date. The Company has no outstanding loans to other entities or persons, including its officers and trustees. The Company in the future may make loans to joint ventures and partnerships in which it participates in order to meet working capital needs. The Company has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers, nor has the Company invested in the securities of other issuers other than the Operating Partnership for the purpose of exercising control. The Company intends to make investments in a manner such that it will not be treated as an investment company under the Investment Company Act.

  At all times, the Company intends to make investments in a manner consistent with the requirements of the Code for the Company to qualify as a REIT unless, because of changing circumstances or changes in the Code (or in Treasury Regulations), the Company's Board of Trustees, with the consent of a majority of the shareholders, determines that it is no longer in the best interests of the Company to qualify as a REIT.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

  In addition to the transactions with affiliates described elsewhere in this Prospectus, the Company has entered into the following transactions (which the Company believes to be as beneficial to the Company as they would be with unrelated third parties):

ADVISORY AGREEMENT

  Pursuant to the Advisory Agreement, the Advisor will assume the day-to-day management of the Company. The Advisor is wholly-owned by LaSalle, which will beneficially own approximately 6.0% of the Common Shares. The Advisor's sole business and principal occupation since its formation in January 1998 is advising the Company. The services provided or coordinated by the Advisor include acquisition, management, advisory and administrative services. All such services are included in the based and incentive fees payable to the Advisor under the terms of the Advisory Agreement. The annual base fee will be paid quarterly and will not exceed 5% of the Company's NOI. See "REIT Management--REIT Advisory Agreement." In addition to the fees payable to the Advisor under the Advisory Agreement, the Company may retain affiliates of the Advisor to provide services beyond the scope of the Advisory Agreement. Should the Company retain an affiliate of the Advisor, the Company will pay fair market compensation for such services and the terms, conditions and pricing of these services will be subject to approval by a majority of the Independent Trustees of the Company.

THE AFFILIATED LESSEE

  Three of the Initial Hotels will be leased to the Affiliated Lessee. LaSalle will have a 45.5% ownership interest in the Affiliated Lessee.

RELATIONSHIPS AMONG OFFICERS, TRUSTEES AND CONTRIBUTORS

  Messrs. Scott and Bortz serve as Trustees of the Company and also serve as officers and directors of LaSalle and the Advisor. Messrs. Bortz and Barnello (who is also an officer and director of the Advisor) also serve as officers of the Company. Messrs. Scott, Bortz and Barnello, as well as certain other officers and Trustees of the Company and directors of the Advisor, also own shares (and/or options or other rights to acquire shares) in LaSalle, either directly or indirectly. In addition, the Advisor has the right to appoint two members of the initial Board of Trustees of the Company and Steinhardt has the right to appoint one member of the initial Board of Trustees.

ACQUISITION OF INTERESTS IN THE INITIAL HOTELS

  One or more of Messrs. Scott, Bortz and Barnello own equity interests in certain entities which own interests in certain of the Contributors contributing their interests in the Initial Hotels to the Company in exchange for Common Shares and Units. The Contributors will receive the benefits listed in "Structure and Formation of the Company--Benefits to Related Parties" in consideration for the contributions of their interests in the Initial Hotels.

THE PARTICIPATING LEASES

  The Company, the Affiliated Lessee and the Independent Lessees have entered into the Participating Leases, with terms from six to 11 years. See "The Initial Hotels--The Participating Leases." Pursuant to the terms of the Participating Leases, the Lessee is required to pay the greater of Base Rent or Percentage Rent and certain other additional charges and is entitled to all profits from the operation of the Hotels after the payment of operating and other expenses. See "Selected Financial Information."

THE OPERATOR AGREEMENTS

  The Affiliated Lessee and the Independent Lessees entered into the Operator Agreements, with terms from six to 11 years, relating to the management of the Initial Hotels. Pursuant to the Operator Agreements, each Operator is entitled to receive a management fee, based on the gross revenues of the applicable hotel. The payment of management fees to the Operators by the Lessees (except with respect to the Initial Hotels leased by the Affiliated Lessee) is subordinate to the Lessee's obligations to the Company under the Participating Leases. See "The Initial Hotels--The Operator Agreements."

                             PARTNERSHIP AGREEMENT

  The following summary of the Agreement of Limited Partnership of the Operating Partnership (the "Partnership Agreement"), including the descriptions of certain provisions set forth elsewhere in this Prospectus, is qualified by reference to the Partnership Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

OPERATIONAL MATTERS

  General. Holders of Units (other than the Company in its capacity as general partner) will hold a limited partnership interest in the Operating Partnership, and all holders of Units (including the Company in its capacity as general partner) will be entitled to share in cash distributions from, and in the profits and losses of, the Operating Partnership. Each Unit generally will receive distributions in the same amount paid on each Common Share. See "Distributions."

  Holders of Units will have the rights to which limited partners are entitled under the Partnership Agreement and, to the extent not limited by the Partnership Agreement, the Delaware Revised Uniform Limited Partnership Act (the "Act"). The Units have not been and are not expected to be registered pursuant to any Federal or state securities laws or listed on any exchange or quoted on any national market system. The Partnership Agreement imposes certain restrictions on the transfer of Units, as described below.

  Purposes, Business and Management. The purpose of the Operating Partnership includes the conduct of any business that may be lawfully conducted by a limited partnership formed under the Act, except that the Partnership Agreement requires the business of the Operating Partnership to be conducted in such a manner that will permit the Company to be classified as a REIT under
Section 856 of the Code, unless the Company ceases to qualify as a REIT for reasons other than the conduct of the business of the Operating Partnership. Subject to the foregoing limitation, the Operating Partnership may enter into partnerships, joint ventures or similar arrangements and may own interests directly or indirectly in any other entity.

  The Company, as the general partner of the Operating Partnership, has the exclusive power and authority to conduct the business of the Operating Partnership, subject to the consent of the limited partners in certain limited circumstances discussed below. No limited partner may take part in the operation, management or control of the business of the Operating Partnership by virtue of being a holder of Units.

  The Company may not conduct any business other than the business of the Operating Partnership without the consent of the holders of a majority of the limited partnership interests (not including the limited partnership interests held by the Company in its capacity as a limited partner in the Operating Partnership).

  Distributions. The Partnership Agreement provides for the quarterly distribution of Available Cash (as defined herein), as determined in the manner provided in the Partnership Agreement, to the Company and the limited partners in proportion to their percentage interests in the Operating Partnership. "Available Cash" is generally defined as net income plus any reduction in reserves and minus interest and principal payments on debt, capital expenditures, any additions to reserves and other adjustments. Neither the Company nor the limited partners are entitled to any preferential or disproportionate distributions of Available Cash.

  Borrowing by the Operating Partnership. The Company is authorized to cause the Operating Partnership to borrow money and to issue and guarantee debt as it deems necessary for the conduct of the activities of the Operating Partnership. Such debt may be secured by mortgages, deeds of trust, liens or encumbrances on properties of the Operating Partnership. The Company also may cause the Operating Partnership to borrow money to enable the Operating Partnership to make distributions, including distributions in an amount sufficient to permit the Company, as long as it qualifies as a REIT, to avoid the payment of any Federal income tax. See "Policies with Respect to Certain Activities--Financing Policies."

  Reimbursement of the Company; Transactions with the Company and its Affiliates. The Company will not receive any compensation for its services as general partner of the Operating Partnership. The Company, however, as a partner in the Operating Partnership, has the same right to allocations and distributions as other partners in the Operating Partnership. In addition, the Operating Partnership will reimburse the Company for substantially all expenses it incurs relating to the ongoing operation of the Company and offerings of Units or Common Shares (or rights, options, warrants or convertible or exchangeable securities).

  Except as expressly permitted by the Partnership Agreement, affiliates of the Company will not engage in any transactions with the Operating Partnership except on terms that are fair and reasonable and no less favorable to the Operating Partnership than would be obtained from an unaffiliated third party.

  Sales of Assets. Under the Partnership Agreement, the Company generally has the exclusive authority to determine whether, when and on what terms the assets of the Operating Partnership (including the Properties) will be sold. A sale of all or substantially all of the assets of the Operating Partnership (or a merger of the Operating Partnership with another entity) generally requires an affirmative vote of the holders of a majority of the outstanding Units (including Units held by the Company).

  No Removal of the General Partner. The Partnership Agreement provides that the limited partners may not remove the Company as general partner of the Operating Partnership with or without cause (unless neither the General Partner nor its parent entity is a "public company," in which case the General Partner may be removed for cause).

  Issuance of Limited Partnership Interests. The Company is authorized, without the consent of the limited partners, to cause the Operating Partnership to issue Units to the Company, to the limited partners or to other persons for such consideration and upon such terms and conditions as the Company deems appropriate. The Operating Partnership also may issue partnership interests in different series or classes, which may be senior to the Units. If Units are issued to the Company, then the Company must issue Common Shares and must contribute to the Operating Partnership the proceeds or other consideration received by the Company from such issuance. In addition, the Company may cause the Operating Partnership to issue to the Company partnership interests in different series or classes of equity securities, which may be senior to the Units, in connection with an offering of securities of the Company having substantially similar rights upon the contribution of the proceeds therefrom to the Operating Partnership. Consideration for partnership interests may be cash or any property or other assets permitted by the Act. No limited partner has preemptive, preferential or similar rights with respect to capital contributions to the Operating Partnership or the issuance or sale of any partnership interests therein.

  Amendment of the Partnership Agreement. Generally, the Partnership Agreement may be amended with the approval of the Company, as general partner, and limited partners (including the Company) holding a majority of the Units. Certain provisions regarding, among other things, the rights and duties of the Company as general partner or the dissolution of the Operating Partnership, may not be amended without the approval of a majority of the Units not held by the Company. Notwithstanding the foregoing, the Company, as general partner, has the power, without the consent of the limited partners, to amend the Partnership Agreement in certain circumstances. Certain amendments that would affect the fundamental rights of a limited partner must be approved by the Company and each limited partner that would be adversely affected by such amendment.

  Dissolution, Winding Up and Termination. The Operating Partnership will continue until December 31, 2095, unless sooner dissolved and terminated. The Operating Partnership will be dissolved prior to the expiration of its term, and its affairs wound up upon the occurrence of the earliest of: (i) the withdrawal of the Company as general partner without the permitted transfer of the Company's interest to a successor general partner (except in certain limited circumstances); (ii) the sale of all or substantially all of the Operating Partnership's assets and properties; (iii) the entry of a decree of judicial dissolution of the Operating Partnership pursuant to the provisions of the Act; (iv) the entry of a final non-appealable order for relief in a bankruptcy proceeding of the general partner, or the entry of a final non-appealable judgment ruling that the general partner is bankrupt or insolvent (except that, in either such case, in certain circumstances the limited partners (other than the Company) may vote to continue the Operating Partnership and substitute a new general partner in place of the Company); and (v) on or after January 1, 2046, at the option of the Company, in its sole and absolute discretion. Upon dissolution, the Company, as general partner, or any liquidator will proceed to liquidate the assets of the Operating Partnership and apply the proceeds therefrom in the order of priority set forth in the Partnership Agreement.

LIABILITY AND INDEMNIFICATION

  Liability of the Company and Limited Partners. The Company, as general partner of the Operating Partnership, is liable for all general recourse obligations of the Operating Partnership to the extent not paid by the Operating Partnership. The Company is not liable for the nonrecourse obligations of the Operating Partnership. Assuming that a limited partner does not take part in the control of the business of the Operating Partnership and otherwise acts in conformity with the provisions of the Partnership Agreement and the Act, the liability of a limited partner for obligations of the Operating Partnership under the Partnership Agreement and the Act will be limited, subject to certain exceptions, generally to the loss of such limited partner's investment in the Operating Partnership represented by his Units. The Operating Partnership will operate in a manner that the Company deems reasonable, necessary or appropriate to preserve the limited liability of the limited partners.

  Exculpation and Indemnification of the Company. The Partnership Agreement generally provides that the Company, as general partner of the Operating Partnership, will incur no liability to the Operating Partnership or any limited partner for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, if the Company carried out its duties in good faith. In addition, the Company is not responsible for any misconduct or negligence on the part of its agents, provided the Company appointed such agents in good faith.

  The Partnership Agreement also provides for indemnification (including, in certain circumstances, the advancement of expenses) of the Company, the trustees and officers of the Company and such other persons as the Company may from time to time designate against any judgments, penalties, fines, settlements and reasonable expenses that are actually (or will be) incurred by such person in connection with a proceeding in which any such person is involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission of the indemnified person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnified person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

TRANSFERS OF INTERESTS

  Restrictions on Transfer of the Company's Interest. The Company may not transfer any of its interests as general or limited partner in the Operating Partnership, except in connection with a merger or sale of all or substantially all of its assets, in which (i) the limited partners in the Operating Partnership either will receive, or will have the right to receive, substantially the same consideration as holders of Common Shares, and (ii) such transaction has been approved by the holders of a majority of the interests in the Operating Partnership (including interests held by the Company). See "--Operational Matters--Sales of Assets " above.

  Restrictions on Transfers of Units by Limited Partners. For one year after the completion of the Offering, a limited partner may not transfer any of his rights as a limited partner without the consent of the Company, which consent the Company may withhold in its sole discretion. Any attempted transfer in violation of this restriction will be void ab initio and without any force or effect. Beginning one year after the completion of the Offering, limited partners (other than the Company) will be permitted to transfer all or any portion of their Units without restriction as long as they satisfy certain requirements set forth in the Partnership Agreement. In addition, limited partners will be permitted to dispose of their Units following the expiration of up to a one year period following the completion of the Offering by exercising the redemption right described below. See "--Redemption of Units" below.

  The right of any permitted transferee of Units to become a substituted limited partner is subject to the consent of the Company, which consent the Company may withhold in its sole and absolute discretion. If the Company does not consent to the admission of a transferee of Units as a substituted limited partner, then the transferee will succeed to all economic rights and benefits attributable to such Units (including the redemption right described below), but will not become a limited partner or possess any other rights of limited partners (including the right to vote).

  Redemption of Units. Subject to certain limitations and exceptions, holders of Units (other than the Company) have the right to have each of their Units redeemed by the Operating Partnership at any time beginning one year after the completion of the Formation Transactions. Unless the Company elects to assume and perform the Operating Partnership's obligation with respect to the redemption right, as described below, the limited partner will receive cash from the Operating Partnership in an amount equal to the market value of the Units to be redeemed. The market value of a Unit for this purpose will be equal to the average of the closing trading price of a Common Share on the NYSE for the ten trading days before the day on which the redemption notice was given to the Operating Partnership of exercise of the redemption right. In lieu of the Operating Partnership's acquiring the Units for cash, the Company will have the right (except as described below, if the Common Shares are not publicly traded) to elect to acquire the Units directly from a limited partner exercising the redemption right, in exchange for either cash or Common Shares, and, upon such acquisition, the Company will become the owner of such Units. The redemption generally will occur on the tenth business day after the notice to the Operating Partnership, except that no redemption or exchange can occur if delivery of Common Shares would be prohibited either under the provisions of the Company's Declaration of Trust designed primarily to protect the Company's qualification as a REIT or under applicable Federal or state securities laws as long as the Common Shares are publicly traded. See "Capital Shares--Restrictions on Transfer--Ownership Limits."

  In the event that the Common Shares are not publicly traded but another entity whose stock is publicly traded owns more than 50% of the capital shares of the Company (referred to as the "Parent Entity"), the redemption right will be determined by reference to the publicly traded stock of the Parent Entity and the Company will have the right to elect to acquire the Units to be redeemed for publicly traded stock of the Parent Entity. In the event that the Common Shares are not publicly traded and there is no Parent Entity with publicly traded stock, the redemption right will be based upon the fair market value of the Operating Partnership's assets at the time the redemption right is exercised (as determined in good faith by the Company based upon a commercially reasonable estimate of the amount that would be realized by the Operating Partnership if each asset of the Operating Partnership were sold to an unaffiliated purchaser in an arm's length transaction where neither the purchaser nor the seller were under economic compulsion to enter into the transaction), and the Company and the Operating Partnership will be obligated to satisfy the redemption right in cash (unless the redeeming partner, in such partner's sole and absolute discretion, consents to the receipt of Common Shares), payable on the thirtieth business day after notice was given to the Operating Partnership of exercise of the redemption right.

EXTRAORDINARY TRANSACTIONS

  The Partnership Agreement provides that the Company may not generally engage in any merger, consolidation or other combination with or into another person or sale of all or substantially all of its assets, or any reclassification, or any recapitalization or change of outstanding Common Shares (a "Business Combination"), unless the holders of Units will receive, or have the opportunity to receive, the same consideration per Unit as holders of Common Shares receive per Common Share in the transaction; if holders of Units will not be treated in such manner in connection with a proposed Business Combination, the Company may not engage in such transaction unless Unitholders (other than the Company) holding more than 50% of the Units vote to approve the Business Combination. In addition, as provided in the Partnership Agreement, the Company will not consummate a Business Combination with respect to which the Company conducted a vote of the shareholders unless the matter would have been approved had holders of Units (other than the Company) been able to vote together with the shareholders on the transaction. The foregoing provisions of the Partnership Agreement would under no circumstances enable or require the Company to engage in a Business Combination which required the approval of the Company's shareholders if the Company's shareholders did not in fact give the requisite approval. Rather, if the Company's shareholders did approve a Business Combination, the Company would not consummate the transaction unless (i) the Company as general partner first conducts a vote of Unitholders (including the Company) on the matter, (ii) the Company votes the Units held by it in the same proportion as the shareholders of the Company voted on the matter at the shareholder vote and (iii) the result of such vote of the Unitholders (including the proportionate vote of the Company's Units) is that had such vote been a vote of shareholders, the Business Combination would have been approved by the shareholders. As a result of these provisions of the Partnership Agreement, a third party may be inhibited from making an acquisition proposal that it would otherwise make, or the Company, despite having the requisite authority under its Declaration of Trust, may not be authorized to engage in a proposed Business Combination.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of Common Shares (or Common Shares for which Units are exchangeable) by (i) each trustee (and trustee nominee) of the Company, (ii) each executive officer of the Company, (iii) all trustees (including trustee nominees) and executive officers of the Company as a group, and (iv) each person or entity which is expected to be the beneficial owner of 5% or more of the outstanding Common Shares immediately following the completion of the Offering. Except as indicated below, all of such Common Shares are owned directly, and the indicated person or entity has sole voting and investment power. The extent to which a person will hold Common Shares as opposed to Units is set forth in the footnotes below. The address of each party listed below is c/o LaSalle Hotel Properties, 220 East 42nd Street, New York, New York 10017.

                                          NUMBER OF                    PERCENT OF
                                      SHARES AND UNITS    PERCENT OF   ALL SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER  BENEFICIALLY OWNED ALL SHARES(1) AND UNITS(2)
------------------------------------  ------------------ ------------- ------------
LaSalle Partners Incorporated(3).         1,928,483          11.96%       10.54%
Michael Steinhardt(4)............         1,565,983           9.39         8.56
Shimon Topor(4)..................         1,565,983           9.39         8.56
Stuart L. Scott(5)...............               --             --           --
Jon E. Bortz.....................               --             --           --
Michael D. Barnello..............               --             --           --
Darryl Hartley-Leonard...........               --             --           --
George F. Little, II.............               --             --           --
Donald S. Perkins................               --             --           --
Donald A. Washburn...............               --             --           --
Trustees, trustee nominees and
 executive officers as a group
 (ten persons)...................         3,494,466          23.12%       19.10%

--------
(1) Assumes 15,112,122 Common Shares following the Offering. Assumes that all Units held by the person are redeemed for Common Shares. The total number of Common Shares outstanding used in calculating this percentage assumes that none of the Units held by other persons are redeemed for Common Shares.
(2) Assumes a total of 18,293,845 Common Shares and Units outstanding immediately following the Offering (15,112,122 Common Shares and 3,181,723 Units, which may be redeemed for cash or Common Shares under certain circumstances). Assumes that all Units held by the person are redeemed for Common Shares. The total number of Common Shares outstanding used in calculating this percentage assumes that all of the Units held by other persons are redeemed for Common Shares.
(3) Includes Common Shares and Units received by the LaSalle affiliated Contributors over which LaSalle has a direct or indirect interest but might be deemed to be the beneficial owner for purposes of Rule 13d-3 ("Rule 13d-3") promulgated pursuant to the Securities Exchange Act of 1934, as amended.
(4) Messrs. Steinhardt and Topor share the right to direct the voting and investment of Units by virtue of their direct and indirect common control of various entities holding the Units.
(5) Does not include an aggregate of 56,546 Common Shares and Units owned by the Contributors that are affiliates of LaSalle in which Mr. Scott has direct or indirect interest but might be deemed to be the beneficial owner for purposes of Rule 13d-3. The Company has been informed that the Contributors that are affiliates of LaSalle and over which Mr. Scott has no control regarding disposition of assets does not intend on distributing to holders of interests therein. Mr. Scott disclaims beneficial ownership of such Common Shares and Units.

                         SHARES OF BENEFICIAL INTEREST

  The summary of the terms of the shares of beneficial interest of the Company set forth below does not purport to be complete and is subject to and qualified by reference to the Declaration of Trust and Bylaws of the Company, copies of which are exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

  The Declaration of Trust of the Company provides that the Company may issue 100 million Common Shares and 20 million Preferred Shares. As of January 15, 1998, 100 Common Shares were issued and outstanding.

  Under the Maryland REIT Law, a shareholder is not personally liable for the obligations of the Company solely as a result of his status as a shareholder. The Declaration of Trust provides that no shareholder shall be liable for any debt or obligation of the Company by reason of being a shareholder nor shall any shareholder be subject to any personal liability in tort, contract or otherwise to any person in connection with the property or affairs of the Company by reason of being a shareholder. The Company's Bylaws further provide that the Company shall indemnify each present or former shareholder against any claim or liability to which the shareholder may become subject by reason of being or having been a shareholder and that the Company shall reimburse each shareholder for all reasonable expenses incurred by him or her in connection with any such claim or liability. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

COMMON SHARES

  All Common Shares offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares of beneficial interest and to the provisions of the Declaration of Trust regarding restrictions on transfers of shares of beneficial interest, holders of Common Shares are entitled to receive distributions if, as and when authorized and declared by the Board of Trustees out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities of the Company. The Company currently intends to pay regular quarterly distributions.

  Subject to the provisions of the Company's Declaration of Trust regarding restrictions on transfer of shares of beneficial interest, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of Common Shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election, and the holders of the remaining shares of beneficial interest, if any, will not be able to elect any trustees.

  Holders of Common Shares have no preferences, conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of the Company. Subject to the exchange provisions of the Company's Declaration of Trust regarding restrictions on transfer, Common Shares have equal distribution, liquidation and other rights.

  Pursuant to the Maryland REIT Law, a Maryland real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless approved by the affirmative vote or written consent of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust's declaration of trust. The Company's Declaration of Trust provides that the Board of Trustees, with the approval of a majority of the votes entitled to be cast at a meeting of shareholders, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of shares or the number of shares of any class that the Company has authority to issue. The Company's Declaration of Trust also provides that a merger transaction or termination of the trust must be approved, at a meeting of the shareholders called for that purpose, by the affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of all the votes entitled to be cast on the matter. Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the Declaration of Trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. The Company's Declaration of Trust permits such action by the Board of Trustees.

PREFERRED SHARES

  The Declaration of Trust authorizes the Board of Trustees to issue 20 million Preferred Shares and to classify any unissued Preferred Shares or to reclassify any previously classified but unissued Preferred Shares of any series from time to time, in one or more series. Prior to issuance of shares of each series, the Board of Trustees is required by the Maryland REIT Law and the Declaration of Trust of the Company to set, subject to the provisions of the Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, the Board could authorize the issuance of Preferred Shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for holders of Common Shares or otherwise be in their best interest. As of the date hereof, no Preferred Shares are outstanding and the Company has no present plans to issue any Preferred Shares.

POWER TO ISSUE ADDITIONAL COMMON SHARES AND PREFERRED SHARES

  The Company believes that the power of the Board of Trustees to issue additional authorized but unissued Common Shares or Preferred Shares in one or more series will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Authorized but unissued Common Shares or Preferred Shares will be available for issuance without further action by the Company's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

  For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of beneficial interest may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made) or during a proportionate part of a shorter taxable year. In addition, if the Company, or an owner of 10% or more of the Company, actually or constructively owns 10% or more of a tenant of the Company (or a tenant of any partnership in which the Company is a partner), the rent received by the Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. A REIT's shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

  Because the Board of Trustees believes it is desirable for the Company to qualify as a REIT, the Declaration of Trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than the Ownership Limit. The ownership attribution rules under the

Code are complex and may cause Common Shares owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of the Common Shares (or the acquisition of an interest in an entity that owns, actually or constructively, Common Shares) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the outstanding Common Shares and thus subject such Common Shares to the Ownership Limit. The Board of Trustees may grant an exemption from the Ownership Limit with respect to one or more persons who would not be treated as "individuals" for purposes of the Code if such person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that (i) such person is not an individual for purposes of the Code, (ii) such ownership will not cause a person who is an individual to be treated as owning Common Shares in excess of the Ownership Limit, applying the applicable constructive ownership rules, and (iii) such ownership will not otherwise jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Trustees may, in its reasonable discretion, require undertakings or representations from the applicant to ensure that the conditions in clauses (i), (ii) and (iii) of the preceding sentence are satisfied and will continue to be satisfied as long as such person owns shares in excess of the Ownership Limit. Under certain circumstances, the Board of Trustees may, in its sole and absolute discretion, grant an exemption for individuals or entities to acquire any series or class of Preferred Shares in excess of the Ownership Limit, provided that certain conditions are met and any representations and undertakings that may be required by the Board of Trustees are made. In either circumstance, prior to granting any exemption, the Board of Trustees must receive a ruling from the Internal Revenue Service or advice of counsel, in either case in form and substance satisfactory to the Board of Trustees, as it may deem necessary or advisable in order to determine or ensure the Company's status as a REIT.

  The Declaration of Trust further prohibits (a) any person from actually or constructively owning shares of beneficial interest of the Company that would result in the Company being "closely held" under Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT and (b) any person from transferring shares of beneficial interest of the Company if such transfer would result in shares of beneficial interest of the Company being owned by fewer than 100 persons.

  Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of beneficial interest of the Company that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company's status as a REIT.

  If any purported transfer of shares of beneficial interest of the Company or any other event would otherwise result in any person violating the Ownership Limit or the other restrictions in the Declaration of the Trust, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares that exceeds the Ownership Limit (referred to as "Excess Shares") and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the Ownership Limit (the "Prohibited Owner") shall cease to own any right or interest) in such Excess Shares. Any such Excess Shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by the Company (the "Beneficiary"). Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the Declaration of Trust) prior to the date of such violating transfer. Within 20 days of receiving notice from the Company of the transfer of shares to the trust, the trustee of the trust (who shall be designated by the Company and be unaffiliated with the Company and any Prohibited Transferee or Prohibited Owner) will be required to sell such Excess Shares to a person or entity who could own such shares without violating the Ownership Limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such Excess Shares or the sales proceeds received by the trust for such excess shares. In the case of any Excess Shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such Excess Shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such Excess Shares as of the date of such event or the sales proceeds received by the trust for such Excess Shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such Excess Shares by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by the Company with respect to such Excess Shares, and also will be entitled to exercise all voting rights with respect to such Excess Shares. Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion and subject to applicable law) (i) to rescind as void any vote cast by a Prohibited Transferee prior to the discovery by the Company that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. However, if the Company has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner (prior to the discovery by the Company that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. If the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the Ownership Limit, then the Declaration of Trust provides that the transfer of the Excess Shares will be void.

  In addition, shares of beneficial interest of the Company held in the trust shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market value at the time of such devise or gift) and (ii) the market value of such shares on the date of the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer for a period of 90 days after the transfer of Excess Shares to the Trust. Upon such a sale to the Company, the interest of the Beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

  The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

  All certificates representing shares of beneficial interest shall bear a legend referring to the restrictions described above.

  Each shareholder will, upon demand, be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares of beneficial interest as the Board of Trustees deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

  These Ownership Limitations could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of Common Shares might receive a premium for their Common Shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Shares is Harris Trust and Savings Bank.

 CERTAIN PROVISIONS OF MARYLAND LAW AND THE COMPANY'S DECLARATION OF TRUST AND
                                    BYLAWS

  The following summary of certain provisions of Maryland law and of the Declaration of Trust and Bylaws of the Company does not purport to be complete and is subject to and qualified by reference to Maryland law and the Declaration of Trust and Bylaws of the Company, copies of which are exhibits to the Registration Statement of which this Prospectus is a part.

  The Declaration of Trust and Bylaws of the Company contain certain provisions that could make more difficult an acquisition or change in control of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board of Trustees. The Company believes that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. See also "Shares of Beneficial Interest--Restrictions on Ownership and Transfer."

NUMBER OF TRUSTEES; CLASSIFICATION AND REMOVAL OF BOARD OF TRUSTEES; OTHER PROVISIONS

  Effective immediately following the closing of the Offering, the Declaration of Trust will provide that the Board of Trustees shall consist of seven members and may be thereafter increased or decreased in accordance with the Bylaws of the Company, provided that the total number of Trustees may not be fewer than three or more than nine. Pursuant to the Company's Bylaws, the number of trustees shall be fixed by the Board of Trustees within the limits set forth in the Declaration of Trust. Following the closing of the Offering, the Company's Declaration of Trust also will provide for the Board of Trustees to be divided into three classes of Trustees, with each class to consist as nearly as possible of an equal number of Trustees. The term of office of the first class of trustees will expire at the 1999 annual meeting of shareholders; the term of the second class of trustees will expire at the 2000 annual meeting of shareholders; and the term of the third class of trustees will expire at the 2001 annual meeting of shareholders. At each annual meeting of shareholders, the class of trustees to be elected at such meeting will be elected for a three year term, and the trustees in the other two classes will continue in office. Because shareholders will have no right to cumulative voting for the election of trustees, at each annual meeting of shareholders the holders of a majority of the Common Shares will be able to elect all of the successors to the class of trustees whose term expires at that meeting.

  The Company's Declaration of Trust also provides that, except for any trustees who may be elected by holders of a class or series of shares of beneficial interest other than the Common Shares, Trustees may be removed only for cause and only by the affirmative vote of shareholders holding at least a majority of the shares then outstanding and entitled to be cast for the election of trustees. Vacancies on the Board of Trustees may be filled by the concurring vote of a majority of the remaining trustees and, in the case of a vacancy resulting from the removal of a trustee by the shareholders, by a majority of the votes entitled to be cast for the election of trustees. Under Maryland law, trustees may fill any vacancy only until the next annual meeting of shareholders. A vote of shareholders holding at least two-thirds of all the votes entitled to be cast thereon is required to amend, alter, change, repeal or adopt any provisions inconsistent with the foregoing classified board and trustee removal provisions. These provisions may make it more difficult and time consuming to change majority control of the Board of Trustees of the Company and, thus, may reduce the vulnerability of the Company to an unsolicited proposal for the takeover of the Company or the removal of incumbent management.

  Because the Board of Trustees will have the power to establish the preferences and rights of additional series of shares of beneficial interest without a shareholder vote, the Board of Trustees may afford the holders of any series of senior shares of beneficial interest preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Shares. The issuance of any such senior shares of beneficial interest could have the effect of delaying, deferring or preventing a change in control of the Company. The Board of Trustees, however, currently does not contemplate the issuance of any shares of beneficial interest other than Common Shares. See

"Management--Limitation of Liability and Indemnification" for a description of the limitations on liability of trustees and officers of the Company and the provisions for indemnification of trustees and officers provided for under applicable Maryland law and the Declaration of Trust.

CHANGES IN CONTROL PURSUANT TO MARYLAND LAW

  Maryland Business Combination Law. Under the MGCL, as applicable to real estate investment trusts, certain "business combinations" (including certain issuances of equity securities) between a Maryland real estate investment trust and any interested shareholder or an affiliate of the interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such trust and approved by the affirmative vote of at least (i) 80% of all the votes entitled to be cast by holders of the outstanding shares of voting stock and (ii) two-thirds of the votes entitled to be cast by holders of voting stock held by the interested shareholder who is (or whose affiliate is) a party to the business combination unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its common shares.

  Maryland Control Share Acquisition Law. In addition, also under the MGCL, as applicable to real estate investments trusts, "control shares" acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by trustees who are employees of the trust. "Control shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

  A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

  The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust. As permitted by the MGCL, the Company's Bylaws provide that the control share provisions of the MGCL do not apply to the Company. However, the Board of Trustees, through its exclusive power to amend the Bylaws, may elect to adopt these provisions in the future.

AMENDMENTS TO THE DECLARATION OF TRUST AND BYLAWS

  The Declaration of Trust, including its provisions on classification of the Board of Trustees, restrictions on transferability of Common Shares and removal of trustees, may be amended only by a resolution adopted by the

Board of Trustees and approved at an annual or special meeting of the shareholders by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter. However, amendments relating to changes in the number of authorized shares of beneficial interest of the Company require the approval of holders of a majority of all votes entitled to be cast at a meeting of shareholders at which a quorum is present. Under the Maryland REIT law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration from time to time to qualify as a REIT under the Code or the Maryland REIT law without the affirmative vote or written consent of the shareholders. The Company's Declaration of Trust permits such action by the Board of Trustees.

  The Bylaws of the Company provide that the trustees have the exclusive right to amend the Bylaws.

ADVANCE NOTICE OF TRUSTEE NOMINATIONS AND NEW BUSINESS

  The Bylaws of the Company provide that (i) with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Trustees and the proposal of business to be considered by shareholders may be made only
(A) pursuant to the Company's notice of the meeting, (B) by the Board of Trustees or (C) by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and
(ii) with respect to special meetings of the shareholders, only the business specified in the Company's notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to the Board of Trustees may be made only (A) pursuant to the Company's notice of the meeting,
(B) by the Board of Trustees or (C) provided that the Board of Trustees has determined that trustees shall be elected at such meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

MEETINGS OF SHAREHOLDERS

  The Company's Bylaws provide that annual meetings of shareholders shall be held on a date and at the time set by the Board of Trustees during the month of May each year (commencing in May 1999). Special meetings of the shareholders may be called by (i) the Chairman of the Board of the Company,
(ii) the President or (iii) one-third of the Board of Trustees. As permitted by the MGCL, the Bylaws of the Company provide that special meetings must be called by the Secretary of the Company upon the written request of the holders of shares entitled to cast not less than a majority of all votes entitled to be cast at the meeting. Pursuant to the Declaration of Trust and Bylaws of the Company, any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing by shareholders, unless such consent is unanimous.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE DECLARATION OF TRUST AND BYLAWS

  The business combination provisions of the MGCL (and the control share acquisition provisions of the MGCL if they ever become applicable to the Company), the provisions of the Declaration of Trust on classification of the Board of Trustees and removal of Trustees, the provisions for amending the Declaration of Trust and Bylaws and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Shares or otherwise be in their best interests. The Declaration of Trust, as in effect, provides that a merger, consolidation or sale of all or substantially all of the assets of the Company must be approved, at a meeting called for that purpose, by the affirmative vote of the holders of not less than two-thirds of the then outstanding shares entitled to vote thereon.

MARYLAND ASSET REQUIREMENTS

  To maintain its qualification as a Maryland real estate investment trust, the Maryland REIT Law requires that the Company hold, either directly or indirectly, at least 75% of the value of its assets in real estate assets, mortgages or mortgage related securities, government securities, cash and cash equivalent items, including high grade short term securities and receivables. The Maryland REIT Law also prohibits using or applying land for farming, agricultural, horticultural or similar purposes.

                        SHARES ELIGIBLE FOR FUTURE SALE

GENERAL

  Upon the completion of the Offering, the Company will have outstanding 15,112,122 Common Shares (17,242,122 Common Shares if the Underwriters' over-allotment option is exercised in full). In addition, 3,181,723 Common Shares are reserved for issuance upon exchange of Units issued to the Contributors. None of the Contributors can exchange such Units for Common Shares for one year from the closing of the Offering. The Common Shares issued in the Offering will be freely tradable by persons other than "affiliates" of the Company without restriction under the Securities Act, subject to the limitations on ownership set forth in this Prospectus. See "Shares of Beneficial Interest." Any Common Shares issued to the Contributors or acquired in exchange for Units in connection with the Formation Transactions (collectively, the "Restricted Common Shares"), will be "restricted" securities under the meaning of Rule 144 promulgated under the Securities Act ("Rule 144") and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144. As described below under "--Registration Rights," the Company has granted certain holders registration rights with respect to their Restricted Common Shares.

  In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of Restricted Common Shares from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of the then outstanding Common Shares or the average weekly trading volume of the Common Shares during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 also are subject to certain manner of sales provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the date of acquisition of Restricted Common Shares from the Company or from any "affiliate" of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days immediately preceding a sale, such person is entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

  The Company, its officers and trustees, the Advisor and the Contributors have agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any Units or Common Shares of the Company, or any securities convertible or exercisable or exchangeable for any Units or Common Shares of the Company for the applicable holding period (other than pursuant to the Share Option Plan, the option grant to the Advisor and the share purchase rights granted to the Contributors), for a period of 180 days in the case of the Company, and one year in the case of the Company's officers and Trustees, the Adviser and the Contributors, from the closing of the Offering, without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, subject to certain limited exceptions. Prudential Securities Incorporated may, in its sole discretion, at any time and without notice, release all or any portion of the Common Shares or Units subject to the foregoing lock-up agreements.

  Prior to the Offering, there has been no public market for the Common Shares. Trading of the Common Shares on the NYSE is expected to commence immediately following completion of the Offering. No prediction can be made as to the effect, if any, that future sales of Common Shares or the availability of Common Shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Shares (including Common Shares issued upon the exercise of options or purchase rights or the exchange of Units), or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Shares. See "Risk Factors--Lack of a Prior Public Market" and "Partnership Agreement-- Restrictions on Transfer."

REGISTRATION RIGHTS

  The Company will grant demand registration rights to the Contributors with respect to Restricted Common Shares owned by them as of the closing of the Offering or upon the exercise of share purchase rights and to the

Advisor upon exercise of its options. The Company also will grant demand registration rights to any shareholder with respect to any Restricted Common Shares acquired by such shareholder in redemption of Units. The Company will bear all expenses incident to these registration requirements, except for any underwriting discounts or commissions or transfer taxes, if any, relating to such Restricted Common Shares.

  In addition, the Company will adopt the Share Option Plan for the purpose of attracting and retaining highly qualified trustees and providing incentives to the Advisor. See "REIT Management--Share Option and Incentive Plan" and "-- Compensation of the Board of Trustees." The Company intends to grant options to purchase approximately 25,000 Common Shares to trustees upon the completion of the Offering. Following the completion of the Offering, the Company expects to file a registration statement with the SEC with respect to the Common Shares issuable under the Share Option Plan, which shares may be resold without restriction, unless held by affiliates.

                        FEDERAL INCOME TAX CONSEQUENCES

GENERAL

  The following discussion summarizes the material Federal income tax consequences that are generally applicable to all prospective shareholders of the Company. The specific tax consequences of owning Common Shares will vary for shareholders because of the different circumstances of shareholders and the discussion contained herein does not purport to address all aspects of Federal income taxation that may be relevant to particular holders in light of their personal investment or tax circumstances.

  The information in this section and the opinions of Brown & Wood LLP are based on the Code, existing and proposed Treasury Regulations thereunder, current administrative interpretations and court decisions. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change current law or affect existing interpretations of current law in a manner which is adverse to shareholders. Any such change could apply retroactively to transactions preceding the date of change. The Company and the Operating Partnership do not plan to obtain any rulings from the IRS concerning any tax issue with respect to the Company. Thus, no assurance can be provided that the opinions and statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged. The following description does not constitute tax advice.

  This summary does not give a detailed discussion of state, local or foreign tax considerations. Except where indicated, the discussion below describes general Federal income tax considerations applicable to individuals who are citizens or residents of the United States. Accordingly, the following discussion has limited application to domestic corporations and persons subject to specialized Federal income tax treatment, such as foreign persons, trusts, estates, tax-exempt entities, regulated investment companies and insurance companies.

  As used in this section, the term "Company" refers solely to LaSalle Hotel Properties and the term "Operating Partnership" refers solely to LaSalle Hotel Operating Partnership, L.P.

  PROSPECTIVE SHAREHOLDERS ARE STRONGLY URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH SHAREHOLDERS' RESPECTIVE PERSONAL TAX SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

TAXATION OF THE COMPANY

  General. The Company will make an election to be taxed as a REIT under Sections 856 through 860 of the Code effective for its taxable year ending December 31, 1998. The Company believes that, commencing with such taxable year, it will be organized in conformity with and will operate in such a manner as to qualify for taxation as a REIT under the Code and the Company intends to continue to operate in such a manner. Although the Company has been structured so as to qualify to be treated as a REIT, no assurance can be given that the Company will operate in a manner so as to qualify or remain qualified as a REIT.

  In the opinion of Brown & Wood LLP, commencing with the Company's taxable year ending December 31, 1998, the Company will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code and the proposed method of operation of the Company will enable the Company to meet the requirements for qualification and taxation as a REIT. This opinion is based on various assumptions relating to the organization and operation of the Company, the Operating Partnership and the Lessees and upon certain representations made by the Company as to certain relevant factual matters, including matters related to the organization and expected manner of operation of the Company, the Operating Partnership and the Lessees. Brown & Wood LLP has not undertaken any obligation to update this opinion. Moreover, such qualification and taxation as a REIT will depend upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of share ownership, the various qualification tests imposed under the Code (discussed below). Brown & Wood LLP will not review compliance with these tests on a continuing basis. Accordingly, no assurance can be given that the Company will satisfy such tests on a continuing basis. See "--Failure to Qualify" below.

  The following is a general summary of the material Code provisions that govern the Federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex.

  If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income tax on net income that it distributes currently to shareholders. This treatment substantially eliminates the "double taxation" (taxation at both the corporate and shareholder levels) that generally results from investment in a regular corporation. However, the Company will be subject to Federal income and excise tax in certain circumstances, including the following. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, the Company will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company fails to satisfy either the 75% gross income test or the 95% gross income test (both of which are discussed below), but nonetheless maintains its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (other than capital gain that the Company elects to retain and pay tax on) and (iii) any undistributed taxable income from prior years, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation and the Company recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of such property's "built-in" gain (the excess of the fair market value of such property at the time of acquisition by the Company over the adjusted basis in such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable (the "Built-In Gain Rule") pursuant to Treasury Regulations that have not yet been promulgated. The total amount of gain on which the Company can be taxed is limited to its net built-in gain at the time it acquired the property; i.e., the excess of the aggregate fair market value of its assets at the time it acquired the property over the adjusted tax bases of those assets at that time. As provided in IRS Notice 88-19, the results described above with respect to the "built-in" gain assume that the Company would make an election under Treasury Regulations that have not yet been promulgated.

  Requirements for Qualification. The Code defines a REIT as a corporation, trust, or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi), however, will not apply until after the first taxable year for which an election is made to be taxed as a REIT. The Company anticipates issuing sufficient Common Shares in the Offering with sufficient diversity of ownership to allow the Company to satisfy conditions (v) and (vi) immediately following the Offering. In addition, the Company's Declaration of Trust will include restrictions regarding the transfer of its capital shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in
(v) and (vi) above. See "Capital Shares--Restrictions on Transfer."

  In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company's taxable year will be the calendar year.

  If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is disregarded for Federal income tax purposes and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of the REIT itself. (A qualified REIT subsidiary is any corporation wholly owned by a REIT.) Similarly, a single member limited liability company owned by the REIT or by the Operating Partnership is generally disregarded as a separate entity for Federal income tax purposes.

  In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that for purposes of the gross income tests and asset tests the REIT will be deemed to own its proportionate share (based on its interest in partnership capital) of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests, that they have in the hands of the Partnership. Thus, the Company's proportionate share of the assets, liabilities and items of gross income of the Operating Partnership will be treated as assets, liabilities and items of gross income of the Company for purposes of applying the requirements described herein.

  Income Tests. In order to maintain qualification as a REIT, three gross income tests must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

  The Company will derive the bulk of its income from the Participating Leases. Accordingly, in order to qualify as a REIT, substantially all of the income received by the Company pursuant to the Participating Leases must constitute "rents from real property." Pursuant to the Participating Leases, the Lessees will lease from the Operating Partnership the land (or ground lease interest therein), buildings, improvements and FF&E comprising the Initial Hotels, for periods ranging from six to 11 years. The Participating Leases provide that the Lessees will be obligated to pay to the Operating Partnership (i) the greater of Base Rent or Participating Rent (collectively, the "Rents") and (ii) Additional Charges or other expenses as defined in the Participating Lease Agreements. Participating Rent is calculated by multiplying fixed percentages by various revenue categories for each of the Initial Hotels. Both Base Rent and the thresholds in the Participating Rent formulas will be adjusted for inflation. Base Rent accrues and is required to be paid monthly. Participating Rent is payable quarterly in arrears on the twentieth day of each fiscal quarter, with annual adjustments based on actual results.

  In order for Base Rent, Participating Rent and Additional Charges to constitute "rents from real property," the Participating Leases must be respected as true leases for Federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Participating Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties, (ii) the form of the agreement, (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement), and (iv) the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property. In addition, Code Section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property, (ii) the service recipient controls the property, (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs or the recipient bears the risk of damage to or loss of the property), (iv) the service provider bears any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract, (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient and (vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

  Brown & Wood LLP is of the opinion that the Participating Leases will be treated as true leases for Federal income tax purposes. Such opinion is based, in part, on the following facts: (i) the Operating Partnership and each of the Lessees intend for their relationship to be that of a lessor and lessee and such relationship will be documented by lease agreements, (ii) the Lessees will have the right to exclusive possession and use and quiet enjoyment of the Initial Hotels during the term of the Participating Leases, (iii) the Lessees will bear the cost of, and be responsible for, day-to-day maintenance and repair of the Initial Hotels, other than the cost of capital expenditures that are classified as capital items under generally accepted accounting principles which are necessary for the continued operation of the Initial Hotels and will dictate how the Initial Hotels are operated and maintained, (iv) the Lessees will bear all of the costs and expenses of operating the Initial Hotels (including the cost of any inventory used in their operations) during the term of the Participating Leases (other than real and personal property taxes, property and casualty insurance, and the cost of replacement or refurbishment of furniture, fixtures and equipment, to the extent such costs do not exceed the allowance for such costs provided by the Operating Partnership under each Participating Lease), (v) the Lessees will benefit from any savings in the costs of operating the Initial Hotels during the term of the Participating Leases, (vi) the Lessees will indemnify the Operating Partnership against all liabilities imposed on the Operating Partnership during the term of the Participating Leases by reason of (A) injury to persons or damage to property occurring at the Initial Hotels or (B) the Lessee's use, management, maintenance or repair of the Initial Hotels, and (vii) the Lessees are obligated to pay substantial fixed rent for the period of use of the Initial Hotels, and (viii) the Lessees stand to incur substantial losses (or reap substantial gains) depending on how successfully they operate the Initial Hotels. In addition, in arriving at the foregoing opinion, Brown & Wood LLP has relied upon representations made by the Company as to, among other things, the commercial reasonableness of the Participating Leases and the intent and economic expectations of the parties to the Participating Leases and, taking into account all surrounding facts and circumstances, the allocation of economic risk between the parties to the Participating Leases.

  The Participating Leases have been structured with the intent to qualify as true leases for Federal income tax purposes. Investors should be aware that there are no controlling Treasury Regulations, published rulings or judicial decisions involving leases with terms substantially the same as the Participating Leases that discuss whether such leases constitute true leases for Federal income tax purposes. Therefore, there can be no complete assurance that the Service will not assert successfully a contrary position. If the Participating Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Operating Partnership receives from the Lessees would not be considered rent or would not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

  In order for the Rents to constitute "rents from real property," several other requirements also must be satisfied. One requirement is that the Rents attributable to personal property leased in connection with the lease of the real property comprising an Initial Hotel must not be greater than 15% of the Rents received under the Participating Lease. The Rents attributable to the personal property in an Initial Hotel is the amount that bears the same ratio to total Rents for the taxable year as the average of the adjusted bases of the personal property in an Initial Hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the Initial Hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). If a portion of the Rents from a particular hotel property does not qualify as "rents from real property" because the amount attributable to personal property exceeds 15% of the total Rents for a taxable year, the portion of the Rents that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income tests. Thus, if such Rents attributable to personal property, plus any other nonqualifying income, during a taxable year exceed 5% of the Company's gross income during the year, the Company could lose its REIT status. With respect to each Initial Hotel (or interest therein) that the Operating Partnership acquires in exchange for Units, the initial adjusted bases of both the real and personal property comprising such Initial Hotel generally will be the same as the adjusted bases of such property in the hands of the previous owner. With respect to each Initial Hotel (or interest therein) that the Operating Partnership acquires for cash, the aggregate initial adjusted bases of the real and personal property comprising such Initial Hotel generally will equal the cash consideration paid and such bases generally will be allocated among real and personal property based on relative fair market values. With respect to each Initial Hotel, the Company believes that the Adjusted Basis Ratio for the Initial Hotel is less than 15% or that any nonqualifying income attributable to excess personal property will not jeopardize the Company's ability to qualify as a REIT. The Participating Leases provide that the Adjusted Basis Ratio for each Initial Hotel shall not exceed 15%. The Participating Leases further provide that the Lessees will cooperate in good faith and use their best efforts to prevent the Adjusted Basis Ratio for any Initial Hotel from exceeding 15%, which cooperation may include the purchase by the Lessees at fair market value of enough personal property at such Initial Hotel so that the Adjusted Basis Ratio for such Initial Hotel is less than 15%. Finally, amounts in the Company's reserve for capital expenditures may not be expended to acquire additional personal property for an Initial Hotel to the extent that such acquisition would cause the Adjusted Basis Ratio for that Initial Hotel to exceed 15%. There can be no assurance, however, that the Service would not challenge the Company's calculation of an Adjusted Basis Ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, the Company could fail to satisfy the 95% or 75% gross income test and thus lose its REIT status.

  Another requirement for qualification of the Rents as "rents from real property" is that the Participating Rent must not be based in whole or in part on the income or profits of any person. The Participating Rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the Participating Leases are entered into, (ii) are not renegotiated during the term of the Participating Leases in a manner that has the effect of basing Participating Rent on income or profits and (iii) conform with normal business practice. More generally, the Participating Rent will not qualify as "rents from real property" if, considering the Participating Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Participating Rent on income or profits. Since the Participating Rent is based on fixed percentages of the gross revenues from the Hotels that are established in the Participating Leases, and the Company has represented that the percentages (i) will not be renegotiated during the terms of the Participating Leases in a manner that has the effect of basing the Participating Rent on income or profits and (ii) conform with normal business practice, the Participating Rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above).

  A third requirement for qualification of the Rents as "rents from real property" is that the Company must not own, actually or constructively, 10% or more of the stock of any Lessee that is a corporation or an interest in 10% or more of the assets or net profits of any Lessee that is not a corporation. Under the constructive ownership rules, if 10% or more in value of the shares of the Company is owned, directly or indirectly, by or for any person, the Company would be considered as owning the stock of corporations, and the interests in assets or net profits of noncorporate entities, owned, directly or indirectly, by or for such person. The Company initially will not own any stock of the Lessees. The Limited Partners of the Operating Partnership may acquire Common Shares (at the Company's option) by exercising their Redemption Rights. The Partnership Agreement, however, provides that a redeeming limited partner may not exercise its Redemption Right if and to the extent that the delivery of Common Shares upon the exercise of such right would cause the Company to own, actually or constructively, 10% or more of the ownership interests in a Lessee, within the meaning of Section 856(d)(2)(B) of the Code. The Declaration of Trust likewise prohibits a shareholder of the Company from owning Common Shares or Preferred Shares that would cause the Company to own, actually or constructively, 10% or more of the ownership interests in a Lessee, within the meaning of section 856(d)(2)(B) of the Code. Thus, the Company should never own, actually or constructively, 10% or more of a Lessee. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, it will not rent any property to a Related Party Tenant. However, because the Code's constructive ownership rules for purposes of the Related Party Tenant rules are broad and it is not possible to monitor continually direct and indirect transfers of Common Shares, no absolute assurance can be given that such transfers or other events of which the Company has no knowledge will not cause the Company to own constructively 10% or more of the Lessee or any future lessee at some future date.

  A fourth requirement for qualification of the Rents as "rents from real property" is that the Company cannot furnish or render noncustomary services to the tenants of the Initial Hotels, or manage or operate the Initial Hotels, other than through an independent contractor who is adequately compensated and from whom the Company does not derive or receive any income, subject to certain de minimis exceptions. Provided that the Participating Leases are respected as true leases, the Company should satisfy that requirement, because the Operating Partnership will not perform any services other than customary ones for the Lessees. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, it will not perform noncustomary services with respect to the tenant of the property.

  If the Rents from a particular hotel property do not qualify as "rents from real property" because either (i) the Participating Rent is considered based on income or profits of an Lessee, (ii) the Company owns, actually or constructively, 10% or more of a Lessee, or (iii) the Company furnishes noncustomary services to the tenants of the Initial Hotels or manages or operates the Initial Hotels, other than through a qualifying independent contractor, none of the Rents from that hotel property would qualify as "rents from real property." In that case, the Company likely would lose its REIT status because it would be unable to satisfy either the 75% or 95% gross income tests.

  In addition to the Rents, the Lessees are required to pay to the Operating Partnership Additional Charges. To the extent that Additional Charges represent either (i) reimbursements of amounts that the Operating Partnership is obligated to pay to third parties or (ii) penalties for nonpayment or late payment of such amounts, Additional Charges should qualify as "rents from real property." To the extent that Additional Charges represent interest that is accrued on the late payment of the Rents or Additional Charges, such Additional Charges may qualify as "rents from real property." To the extent such Additional Charges representing interest are not treated as "rents from real property," they should be treated as interest that qualifies for the 95% gross income test.

  The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from sale of the property securing the loan constitutes a "shared appreciation provision" (as defined in the Code), income attributable to such participation feature will be treated as gain from the sale of the secured property.

  The Company will be subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualified income under the 75% gross income test even if the property were not foreclosure property), less expenses directly connected with the production of such income. However, gross income from such foreclosure property will qualify under the 75% and 95% gross income tests. "Foreclosure property" is defined as any real property and any personal property incident to such real property (i) that is acquired by a REIT as the result of such REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on an indebtedness that such property secured and (ii) for which such REIT makes a proper election to treat such property as foreclosure property. Under the Code, property generally ceases to be foreclosure property with respect to a REIT as of the close of the third taxable year following the taxable year in which such REIT acquired such property (or longer if an extension is granted by the Secretary of the Treasury). The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day
(i) on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify under the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify under the 75% gross income test, (ii) on which any construction takes place on such property (other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent), or (iii) which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business which is conducted by the REIT (other than a trade or business conducted through an independent contractor from whom the REIT does not derive any income or a trade or business that generates qualifying rents from real property). As a result of the rules with respect to foreclosure property, if a Lessee defaults on its obligations under a Participating Lease for an Initial Hotel, the Operating Partnership terminates the Lessee's leasehold interest, and the Operating Partnership is unable to find a replacement lessee for such Initial Hotel within 90 days of such foreclosure, gross income from hotel operations conducted by the Operating Partnership from such Initial Hotel would cease to qualify for the 75% and 95% gross income tests unless the Operating Partnership employs an independent contractor to manage the Initial Hotel. In such event, the Company likely would be unable to satisfy the 75% and 95% gross income tests and, thus, would fail to qualify as a REIT.

  Relief Provisions. If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it nevertheless may qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet any such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its Federal corporate income tax return and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed in "--General" above, even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

  Asset Tests. The Company must also satisfy three tests relating to the nature of its assets at the closed of each quarter of its taxable year. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, including (i) its allocable share of real estate assets held by the Operating Partnership or any partnerships in which the Operating Partnership owns an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a share offering or long-term (i.e., at least five-year) public debt offering of the Company), cash, cash items and government securities. Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets. Third, of the investments not included in the 75% asset class, the Company may not own more than 10% of any one issuer's outstanding voting securities.

  After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance.

  Annual Distribution Requirements. In order to qualify as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (A) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid during the taxable year to which they relate (or during the following taxable year, if declared before the Company timely files its tax return for the preceding year and paid on or before the first regular dividend payment after such declaration). To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular corporate capital gains rates and ordinary income tax rates. Furthermore, if the Company fails to distribute during each calendar year at least the sum of
(i) 85% of its REIT ordinary income of such year, (ii) 95% of its REIT capital gain net income for such year (other than capital gain that the Company elects to retain and pay tax on) and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such amounts over the amounts actually distributed. In addition, if the Company disposes of any asset subject to the Built-In Gain Rule during its Recognition Period, the Company will be required to distribute at least 95% of the built-in gain (after tax), if any, recognized on the disposition.

  The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, it is expected that the Company's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other noncash charges in the computing of REIT taxable income. Moreover, the Partnership Agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to make distributions to its partners of amounts sufficient to permit the Company to meet these distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at REIT taxable income of the Company, or due to an excess of nondeductible expenses such as principal amortization or capital expenditures over noncash deductions such as depreciation. In the event that such circumstances do occur, then in order to meet the 95% distribution requirement, the Company may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends.

  Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year that may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. However, the Company would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

  Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost and will not be permitted to requalify unless it distributes any earnings and profits attributable to the period when it failed to qualify as a REIT. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. Such a failure to qualify for taxation as a

REIT would reduce the Cash Available for Distribution by the Company to shareholders and to pay debt service and could have an adverse effect on the market value and marketability of the Common Shares.

  In any year in which the Company fails to qualify as a REIT, distributions to shareholders will not be deductible by the Company, nor will the Company be required to make distributions. If the Company makes distributions, such distributions will be taxable as ordinary income to the extent of the Company's current and accumulated earnings and profits. Subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction.

TAXATION OF SHAREHOLDERS

  Taxation of Domestic Shareholders. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and corporate shareholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year). Depending upon the period of time that the Company held the assets to which such gains were attributable, and upon certain designations, if any, which may be made by the Company, such gains will be taxable to noncorporate domestic shareholders at a rate of either 20%, 25% or 28%. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of a shareholder's Common Shares. To the extent that such distributions exceed the shareholder's adjusted basis in its Common Shares, they will be included in income as capital gains (and in the case of a noncorporate domestic shareholder, long-term capital gains rates will apply if the shares have been held for more than 18 months, mid term capital gains rates will apply if the shares have been held for more than one year but not more than 18 months and short term capital gains rates will apply if the shares have been held for one year or less), assuming the Common Shares are a capital asset in the hands of the shareholder.

  If the Company elects to retain, rather than distribute as a capital gain dividend, its net long-term capital gains, the Company would pay tax on such retained net long-term capital gains at regular corporate tax rates. In addition, to the extent designated by the Company, a shareholder generally would (i) include its proportionate share of such undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of the Company's taxable year falls (subject to certain limitations as to the amount so includible), (ii) be deemed to have paid the capital gains tax imposed on the Company on the designated amounts included in such shareholder's long-term capital gains,
(iii) receive a credit or refund for such amount of tax deemed paid by it,
(iv) increase the adjusted basis of its Common Shares by the difference between the amount of such includible gains and the tax deemed to have been paid by it, and (v) in the case of a shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

  Any dividend declared by the Company in October, November or December of any year payable to a shareholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, if the dividend is actually paid by the Company during January of the following calendar year.

  Shareholders may not include in their individual income tax returns net operating losses or capital losses of the Company. In addition, distributions from the Company and gain from the disposition of Common Shares will not be treated as "passive activity" income and, therefore, shareholders will not be able to use passive losses to offset such income.

  Upon any sale, exchange or other disposition of Common Shares, a U.S. shareholder will generally recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any other property received on such sale or other disposition and (ii) the holder's adjusted tax basis in such Common Shares. Such gain or loss will be capital gain or loss if the shares have been held by the shareholder as a capital asset, and, in the case of a noncorporate domestic shareholder, mid term or long-term rates will apply to gain or loss if such shares have been held for more than one year or 18 months, respectively, and the rate of tax on such gains may be reduced for tax years beginning after December 31, 2000 in certain circumstances. In general, any loss recognized by a shareholder upon the sale or other disposition of Common Shares that have been held for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of capital gain dividends received by such shareholder with respect to such shares.

  Backup Withholding. The Company will report to its domestic shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholdings rules. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability.

  In addition, the Company may be required to withhold a portion of capital gain distributions made to any shareholders which fail to certify their non-foreign status to the Company. See "--Taxation of Foreign Shareholders" below.

  On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

  Taxation of Tax-Exempt Shareholders. The IRS has ruled that amounts distributed as dividends by a qualified REIT generally do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, the dividend income from the Common Shares will not be UBTI to a tax-exempt shareholder, provided that a tax-exempt shareholder has not held its Common Shares as "debt financed property" within the meaning of the Code and such shares are not otherwise used in a trade or business. Similarly, income from the sale of Common Shares will not constitute UBTI unless such tax-exempt shareholder has held such shares as "debt financed property" within the meaning of the Code or has used the shares in a trade or business.

  Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" will be treated as UBTI as to any trust which is described in Section 401(a) of the Code and is tax-exempt under Section 501(a) of the Code (a "qualified trust") and which holds more than 10% (by value) of the interests in the REIT. A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the application of a "look-through" exception to the "not closely held" requirement applicable to qualified trusts, and (ii) either (A) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or (B) one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the gross income (less direct expenses related thereto) of the REIT from unrelated trades or businesses (determined as if the REIT were a qualified trust) to (ii) the total gross income (less direct expenses related thereto) of the REIT. A de minimis exception applies where this percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts. As a result of certain limitations on transfer and ownership of Common Shares contained in the Declaration of Trust, the Company does not expect to be classified as a "pension held REIT."

  Taxation of Foreign Shareholders. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts and estates and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in Common Shares, including any reporting requirements.

  Ordinary Dividends. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by the Company of U.S. real property interests (discussed below) and other than distributions designated by the Company as capital gain dividends, will be treated as ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions to foreign shareholders will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax rate. However, if income from the investment in the Common Shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax if the shareholder is a foreign corporation). In general, a non-U.S. Shareholder will not be considered to be engaged in a U.S. trade or business solely as a result of its ownership of Common Shares. The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a Non-U.S. Shareholder, unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. Shareholder files an IRS Form 4224 (or its future equivalent) with the Company claiming that the distributions are "effectively connected" income.

  Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate.

  Return of Capital. Distributions in excess of current and accumulated earnings and profits of the Company, which are not treated as attributable to the gain from disposition by the Company of a U.S. real property interest, will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the Non-U.S. Shareholder's Common Shares, but rather will reduce the adjusted basis of such Common Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Common Shares, they will give rise to tax liability if the Non-U.S. Shareholder otherwise would be subject to tax on any gain from the sale or disposition of its Common Shares, as described below. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

  Capital Gain Dividends. For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Shareholders will be taxed on such distributions at the same capital gain rates applicable to U.S. shareholders (subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals), without regard to whether such distributions are designated by the Company as capital gain dividends. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. The Company is required by applicable Treasury Regulations under FIRPTA to withhold 35% of any distribution that could be designated by the Company as a capital gain dividend.

  Sales of Common Shares. Gain recognized by a Non-U.S. Shareholder upon a sale or exchange of Common Shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in respect of which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. It is currently anticipated that the Company will be a "domestically controlled REIT" and that therefore the sale of Common Shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Common Shares is treated as "effectively connected" with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. A similar rule will apply to capital gain dividends not subject to FIRPTA.

  Although the Company anticipates that it will qualify as a domestically controlled REIT, because the Common Shares will be publicly traded, no assurance can be given that the Company will continue to so qualify. If the Company were not a domestically controlled REIT, whether or not a Non-U.S. Shareholder's sale of Common Shares would be subject to tax under FIRPTA would depend on whether or not the Common Shares were regularly traded on an established securities market (such as the NYSE, on which the Company has applied for the listing of the Common Shares) and on the size of the selling Non-U.S. Shareholder's interest in the Company. If the gain on the sale of Common Shares were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of such Common Shares may be required to withhold 10% of the gross purchase price.

OTHER TAX CONSIDERATIONS

  Effect of Tax Status of Operating Partnership and Other Entities on REIT Qualification. All of the Company's significant investments are held through the Operating Partnership. There are special tax considerations with respect to the Operating Partnership. These tax considerations include: (i) allocations of income and expense items of the Operating Partnership, which could affect the computation of taxable income of the Company, (ii) the status of the Operating Partnership as a partnership or as an entity that is disregarded as an entity separate from its owners (as opposed to associations taxable as corporations) for income tax purposes, and (iii) the taking of actions by the Operating Partnership that could adversely affect the Company's qualification as REIT.

  In the opinion of Brown & Wood LLP, based on certain representations of the Company and the Operating Partnership, for Federal income tax purposes, the Operating Partnership will be treated as a partnership. If, however, the Operating Partnership were treated as an association taxable as a corporation, the Company would fail to qualify as a REIT for a number of reasons.

  The Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable the Company to satisfy the requirements for classification as a REIT. In this regard, the Company will control the operation of the Operating Partnership through its rights as the sole general partner of the Operating Partnership.

  Tax Allocations with Respect to the Properties. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes (i.e., the partnership's basis is equal to the adjusted basis of the contributing partner in the property), rather than a basis equal to the fair market value of the property at the time of contribution. Pursuant to Section 704(c) of the Code, income, gain, loss and deductions attributable to such contributed property must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership will be funded by way of contributions of appreciated property to the Operating Partnership. Consequently, the Partnership Agreement will require such allocations to be made in a manner consistent with Section 704(c) of the Code and the regulations thereunder (the "Section 704(c) Regulations").

  The Section 704(c) Regulations require partnerships to use a "reasonable method" for allocation of items affected by Section 704(c) of the Code and outline three methods which may be considered reasonable for these purposes. The Operating Partnership intends to use the "traditional method" of Section 704(c) allocations, which is the least favorable method from the Company's perspective because of certain technical limitations. Under the traditional method, depreciation with respect to a contributed property for which there is a Book-Tax Difference first will be allocated to the Company and other partners who did not have an interest in such property until they have been allocated an amount of depreciation equal to what they would have been allocated if the Operating Partnership had purchased such property for its fair market value at the time of contribution. In addition, if such a property is sold, gain equal to the Book-Tax Difference at the time of sale will be specially allocated to the partner who contributed the property. These allocations will tend to eliminate the Book-Tax Differences with respect to the contributed Initial Hotels over the life of the Operating Partnership. However, they may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. This could cause the Company (i) to be allocated lower amounts of depreciation deduction for tax purposes than would be allocated to the Company if each of the Initial Hotels were to have a tax basis equal to its fair market value at the time of contribution and (ii) to be allocated lower amounts of taxable loss in the event of a sale of such contributed interests in the Initial Hotels at a book loss, than the economic or book loss allocated to the Company as a result of such sale, with a corresponding benefit to the other partners in the Operating Partnership. These allocations possibly might adversely affect the Company's ability to comply with REIT distribution requirements, although the Company does not anticipate that this will occur. These allocations may also affect the earnings and profits of the Company for purposes of determining the portion of distributions taxable as a dividend income. See "--Taxation of U.S. Shareholders". The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had the Company purchased its interests in the Initial Hotels at their agreed values.

  Interests in the Properties purchased by the Operating Partnership for cash simultaneously with or subsequent to the admission of the Company to the Operating Partnership initially will have a tax basis equal to their fair market value. Thus, Section 704(c) of the Code will not apply to such interests.

STATE AND LOCAL TAX

  The Company and its shareholders may be subject to state and local tax in states and localities in which it does business or owns property. The tax treatment of the Company and the shareholders in such jurisdictions may differ from the Federal income tax treatment described above.

                                 UNDERWRITING

  The underwriters named below (the "Underwriters"), for whom Prudential Securities Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Legg Mason Wood Walker, Incorporated, Morgan Stanley & Co. Incorporated, NationsBanc Montgomery Securities LLC and Raymond James & Associates, Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions contained in the underwriting agreement (the "Underwriting Agreement"), to purchase from the Company the number of Common Shares set forth below opposite their respective names:

                                                                        NUMBER
     UNDERWRITER                                                      OF SHARES
     -----------                                                      ----------
     Prudential Securities Incorporated..............................  1,720,000
     Donaldson, Lufkin & Jenrette Securities Corporation.............  1,716,000
     Legg Mason Wood Walker, Incorporated............................  1,716,000
     Morgan Stanley & Co. Incorporated...............................  1,716,000
     NationsBanc Montgomery Securities LLC...........................  1,716,000
     Raymond James & Associates, Inc. ...............................  1,716,000
     Bear, Stearns & Co. Inc. .......................................    300,000
     BT Alex. Brown Incorporated.....................................    300,000
     Credit Suisse First Boston Corporation..........................    300,000
     A.G. Edwards & Sons, Inc. ......................................    300,000
     Goldman, Sachs & Co. ...........................................    300,000
     Lehman Brothers Inc. ...........................................    300,000
     Merrill Lynch, Pierce, Fenner & Smith Incorporated..............    300,000
     J.P. Morgan Securities Inc. ....................................    300,000
     Smith Barney Inc. ..............................................    300,000
     Societe Generale Securities Corporation.........................    300,000
     William Blair & Company, L.L.C. ................................    150,000
     Everen Securities, Inc. ........................................    150,000
     McDonald & Company Securities, Inc. ............................    150,000
     Sands Brothers & Co., Ltd. .....................................    150,000
     Sutro & Co. Incorporated........................................    150,000
     Tucker Anthony Incorporated.....................................    150,000
                                                                      ----------
     Total........................................................... 14,200,000
                                                                      ==========

  The Company is obligated to sell, and the Underwriters are obligated to purchase, all of the Common Shares offered hereby, if any are purchased.

  The Underwriters, through the Representatives, have advised the Company that they propose to offer the Common Shares to the public initially at the public offering price set forth on the cover page of this Prospectus, and that the Underwriters may allow to selected dealers a concession of $0.65 per share and that such dealers may reallow a concession of $0.10 per share to certain other dealers. After completion of the Offering, the initial public offering price, and the concessions may be changed by the Representatives.

  The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an additional 2,130,000 Common Shares at the initial public offering price, less the underwriting discounts and commissions as set forth on the cover page of this Prospectus. The Underwriters may exercise such option solely for the purpose of covering over-allotments incurred in the sale of the Common Shares offered hereby. To the extent that such option to purchase is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional Common Shares as the number set forth next to such Underwriter's name in the preceding table bears to 14,200,000.

  The Company and the Operating Partnership have agreed to indemnify the several Underwriters against and contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.

  The Representatives have informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  The Company, its officers and trustees, the Advisor and the Contributors have agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any Units or Common Shares of the Company, or any securities convertible or exercisable or exchangeable for any Units or Common Shares of the Company (other than pursuant to the Share Option Plan, the option grant to the Advisor and the share purchase rights granted to the Contributors), for a period of 180 days in the case of the Company, and one year in the case of the Company's officers and Trustees, the Advisor and the Contributors, from the closing of the Offering, without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, subject to certain limited exceptions. Prudential Securities Incorporated may, in its sole discretion, at any time and without notice, release all or any portion of the Common Shares or Units subject to the foregoing lock-up agreements.

  The Common Shares have been approved for listing on the NYSE under the symbol "LHO," subject to official notice of issuance. In order to meet one of the requirements for listing the Common Shares on the NYSE, the Underwriters have undertaken to sell (i) lots of 100 or more Common Shares to a minimum of 2,000 beneficial holders, (ii) a minimum of 1.1 million Common Shares and
(iii) Common Shares with a minimum aggregate market value of $40.0 million.

  Prior to the Offering, there has been no public market for the Common Shares. The initial public offering price has been determined through negotiations between the Company and the Representatives. Among the factors considered in such determination were prevailing market conditions, distribution yields and financial characteristics of publicly traded REITs that the Company and the Representatives believe to be comparable to the Company, the expected results of operations of the Company (which are based on the results of operations of the Initial Hotels in recent periods), estimates of future business potential and earnings prospects of the Company as a whole and the current state of the hotel industry and the economy as a whole.

  The Company will pay to Prudential Securities Incorporated advisory fees equal, in the aggregate, to 0.75% of the gross proceeds received by the Company in the Offering, for investment banking services related to, among other things, the structuring of the Formation Transactions.

  An affiliate of Prudential Securities Incorporated will receive a portion of the net proceeds from the Offering in repayment of the $48.0 million outstanding under the Bridge Loan.

  In connection with the Offering, certain Underwriters and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Shares. Such Transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the Commission pursuant to which such persons may bid for or purchase Common Shares for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Shares in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Common Shares in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 2,130,000 Common Shares, by exercising the Underwriters' over-allotment option referred to above. In addition, Prudential Securities Incorporated, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter for the account of the other Underwriters, the selling concession with respect to Common Shares that are distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the

Common Shares at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph are required and, if they are undertaken, they may be discontinued at any time.

                                    EXPERTS

  The balance sheet of LaSalle Hotel Properties as of January 15, 1998, the combined balance sheets of the Acquired Hotels as of December 31, 1996 and 1997 and related statements of operations, changes in partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1997, the balance sheets of LRP Bloomington Limited Partnership (Radisson Hotel South and Plaza Tower) as of December 31, 1996 and 1997 and the related statements of operations, changes in partners' capital and cash flows for the period from December 1, 1995 to December 31, 1995 and the years ended December 31, 1996 and 1997 the statements of revenues and expenses and cash flows of Omaha Marriott Hotel for the period from December 29, 1995 to December 19, 1996, the balance sheet of Rahn Key West Resort, Inc. as of December 31, 1996 and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 1996, the statements of revenues and expenses and cash flows of the Le Meridien Dallas for the year ended January 31, 1997 and the period from February 1, 1997 to September 4, 1997, the balance sheet of MSCC Limited Partnership as of December 29, 1995 and related statements of operations, changes in partners' capital (deficit), and cash flows for the fiscal year ended December 29, 1995, the statements of revenues and expenses and cash flows of Marriott's Seaview Resort for the period from January 4, 1997 to November 7, 1997, and the balance sheets of the LaGuardia Airport Marriott as of December 31, 1996 and 1997 and the related statements of operations, changes in owners' equity, and cash flows for each of the years in the three-year period ended December 31, 1997 have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Canal Street Hotels Limited Partnership as of and for the years ending December 31, 1995 and 1996, included in this Prospectus and elsewhere is the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

  The financial statements of Rahn Key West Resort, Inc. as of and for the year ended December 31, 1995, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The balance sheet of MSCC Limited Partnership as of January 3, 1997, and the related statements of income, changes in partners' capital (deficit) and cash flows for the fiscal year ended January 3, 1997, included in this registration statement, have been included herein in reliance on the report of Coopers & Lybrand LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the Common Shares and certain tax matters will be passed upon for the Company by Brown & Wood LLP. In addition, the description of Federal income tax consequences under the heading "Federal Income Tax Consequences" is based upon the opinion of Brown & Wood LLP. Certain legal matters will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP may rely on the opinion of Brown & Wood LLP as to certain matters of Maryland law.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-11 (of which this Prospectus is a part) under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by such reference and the exhibits and schedules hereto. For further information regarding the Company and the Common Shares offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be obtained from the Commission as its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. The Commission maintains a website at http:/www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. In addition, the Company intends to file an application to list the Common Shares on the New York Stock Exchange and, if the Common Shares are listed on the New York Stock Exchange, similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  The Company intends to furnish its shareholders with annual reports containing audited combined financial statements and a report thereon by independent certified public accountants.

                          GLOSSARY OF SELECTED TERMS

  Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this Prospectus:

  "ACMs" means asbestos containing materials.

  "Act" means the Delaware Revised Uniform Limited Partnership Act.

  "ADA" means the Americans with Disabilities Act, as amended.

  "Additional Charges" means certain unspecified amounts, including interest accrued on any late payments or charges.

  "ADR" means average daily room rate.

  "Adjusted Basis Ratio" means the average of the aggregate adjusted bases of both the real and personal property comprising the Initial Hotel at the beginning and at the end of such taxable year.

  "Advisor" means LaSalle Hotel Advisors Inc., a wholly owned subsidiary of LaSalle that will manage and advise the Company.

  "Available Cash" is generally defined as net income plus any reduction in reserves and minus interest and principal payments on debt, capital expenditures, any additions to reserves and other adjustments.

  "Book-Tax Difference" means the difference between the fair market value of a contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution.

  "Built-In Gain Rule" To the extent of a property's "built-in" gain (the excess of the fair market value of a property at the time of acquisition by the Company over the adjusted basis in such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable pursuant to Treasury Regulations that have not yet been promulgated.

  "Business Combination" means a merger, consolidation or other combination with or into another person or sale of all or substantially all of its assets, or any reclassification, or any recapitalization or change of outstanding Common Shares.

  "Bylaws" means the Company's bylaws, as supplemented or amended.

  "Cargill" means Cargill Financial Services Corporation and certain of its affiliates, collectively.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Commission" means the Securities and Exchange Commission.

  "Common Shares" means the Company's common shares of beneficial interest, $.01 par value per share.

  "Company" means LaSalle Hotel Properties, a Maryland real estate investment trust, and one or more of its subsidiaries (including the Operating Partnership), and the predecessors thereof or, as the context may require, LaSalle Hotel Properties only or the Operating Partnership only.

  "Contributors" means LaSalle, Steinhardt, Cargill, Durbin, OLS and Radisson.

  "CPI" means the "Consumer Price Index" published by the Bureau of Labor Statistics of the United States of America Department of Labor, U.S. City Average, All Items for Urban Wage Earners and Clerical Workers (1982-1984-
100).

  "Declaration of Trust" means the Company's declaration of trust as supplemented or amended.

  "Durbin" means Durbin Companies, Inc. and certain of its affiliates, collectively.

  "Excess Shares" means the separate class of shares of the Company into which shares of the Company owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit will automatically be converted.

  "FF&E" means furniture, fixtures and equipment.

  "FFO" means Funds from Operations as defined by the National Association of Real Estate Investment Trusts, represents net income applicable to common shareholders (computed in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring and sales of property (including furniture and equipment), plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures.

  "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980, as amended.

  "Formation Transactions" means the transactions described in "Structure and Formation of the Company."

  "Funds from Operations" has the same meaning as "FFO" above.

  "GAAP" means generally accepted accounting principles.

  "Initial Hotels" means the ten full service hotels owned by the Company upon completion of the Offering.

  "Interested Shareholder" means, with respect to the business combination provisions of the MGCL, any person who beneficially owns 10% or more of the voting power of a corporation's shares.

  "IRS" means the United States Internal Revenue Service.

  "LaSalle" means LaSalle Partners Incorporated, and certain of its affiliates, collectively.

  "Lessees" means the lessees of the Initial Hotels.

  "Line of Credit" means the revolving credit facility which the Company expects to enter into concurrently with the completion of the Offering with Societe Generale, Southwest Agency and The Bank of Montreal to facilitate acquisitions of properties and for working capital purposes.

  "Measurement Year" means each calendar year.

  "MGCL" means the Maryland General Corporation Law.

  "NAREIT" means the National Association of Real Estate Investment Trusts.

  "NOI" means net operating income of the Company calculated before the payment of any fees to the Advisor.

  "NYSE" means the New York Stock Exchange.

  "Non-U.S. Shareholders" means nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders.

  "Offering" means this offering of Common Shares of the Company pursuant to and as described in this Prospectus.

  "OLS" means Outrigger Lodging Services and certain of its affiliates, collectively.

  "Operating Partnership" means LaSalle Hotel Operating Partnership, L.P., a Delaware limited partnership.

  "Operators" means the independent operators managing the Initial Hotels.

  "Ownership Limit" means the restriction contained in the Company's Declaration of Trust providing that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provision of the Code, more than 9.8% of the aggregate number or value of Common Shares of the Company.

  "Parent Entity" means an entity whose stock is publicly traded and which owns more than 50% of the capital shares of the Company.

  "Participating Leases" mean the leases pursuant to which the Operating Partnership leases the Initial Hotels to the Lessees.

  "Partnership Agreement" means the Agreement of Limited Partnership of the Operating Partnership, as amended from time to time.

  "PCBs" means polychlorinated biphenyls.

  "Preferred Shares" means one or more classes of Preferred Shares of the Company as designated and issued by the Board of Trustees from time to time.

  "Radisson" means Radisson Group, Inc. and certain of its affiliates, collectively.

  "REIT" means a real estate investment trust as defined by Sections 856 through 860 of the Code and applicable Treasury Regulations.

  "Related Party Tenant" means, for purposes of determining whether rents received by the Company will qualify as "rents from real property" for satisfying the gross income requirements for a REIT, a tenant in which the Company, or an owner of 10% or more of the Company, directly or constructively has at least a 10% ownership interest.

  "REVPAR" means room revenue per available room.

  "Section 704(c) Regulations" means the regulations promulgated by the IRS under Section 704(c) of the Code.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Shares" means the Preferred Shares together with the Common Shares.

  "Steinhardt" means Steinhardt Group Inc. and certain of its affiliates, collectively.

  "Treasury Regulations" means the regulations promulgated by the IRS under the Code.

  "UBTI" means unrelated business taxable income.

  "Underwriters" means the underwriters of the Offering listed in "Underwriting."

  "Units" means units of partnership interest in the Operating Partnership.

  "UPREIT" means a REIT conducting business through a partnership.

                         INDEX TO FINANCIAL STATEMENTS

LASALLE HOTEL PROPERTIES
  Pro Forma (Unaudited)
    Condensed Consolidated Statement of Income for the year ended December
     31, 1997.............................................................  F-3
    Notes to Pro Forma Consolidated Condensed Statement of Income.........  F-5
    Condensed Consolidated Balance Sheet as of December 31, 1997..........  F-8
    Notes to Pro Forma Condensed Consolidated Balance Sheet............... F-10
  Historical
    Report of Independent Public Accountants--KPMG Peat Marwick LLP....... F-13
    Balance Sheet as of January 15, 1998.................................. F-14
    Notes to Balance Sheet................................................ F-15
AFFILIATED LESSEE
  Pro Forma (Unaudited)
    Condensed Statement of Operations for the year ended December 31,
     1997................................................................. F-17
    Notes to Pro Forma Condensed Statement of Operations.................. F-18
    Condensed Balance Sheet as of December 31, 1997....................... F-20
    Notes to Pro Forma Condensed Balance Sheet............................ F-21
LE MERIDIEN LESSEE
  Pro Forma (Unaudited)
    Condensed Statement of Operations for the year ended December 31,
     1997................................................................. F-22
    Notes to Pro Forma Condensed Statement of Operations ................. F-23
    Condensed Balance Sheet as of December 31, 1997....................... F-25
    Notes to Pro Forma Condensed Balance Sheet............................ F-26
INITIAL HOTELS
  Acquired Hotels
  Historical
    Report of Independent Public Accountants--KPMG Peat Marwick LLP....... F-27
    Combined Balance Sheets as of December 31, 1996 and 1997.............. F-28
    Combined Statements of Operations for the years ended December 31,
     1995, 1996 and 1997.................................................. F-29
    Combined Statements of Changes in Partners' Capital for the years ended December 31, 1995, 1996 and 1997............................... F-30
    Combined Statements of Cash Flows for the years ended December 31,
     1995, 1996 and 1997.................................................. F-31
    Notes to Combined Financial Statements................................ F-32
  LRP Bloomington Limited Partnership (Radisson Hotel South and Plaza
   Tower)--Predecessor
  Historical
    Report of Independent Public Accountants--KPMG Peat Marwick LLP....... F-41
    Balance Sheets as of December 31, 1996 and 1997....................... F-42
    Statements of Operations for the period from December 1, 1995 to
     December 31, 1995,
     and the years ended December 31, 1996 and 1997....................... F-43
    Statements of Changes in Partners' Capital for the period from
     December 1, 1995 to December 31, 1995
     and the years ended December 31, 1996 and 1997....................... F-44
    Statements of Cash Flows for the period from December 1, 1995 to
     December 31, 1995
     and the years ended December 31, 1996 and 1997....................... F-45
    Notes to Financial Statements......................................... F-46
OMAHA MARRIOTT HOTEL
  Historical
    Report of Independent Public Accountants--KPMG Peat Marwick LLP....... F-50
    Statement of Revenues and Expenses for the period from December 30,
     1995 to December 19, 1996............................................ F-51
    Statement of Cash Flows for the period from December 30, 1995 to
     December 19, 1996.................................................... F-52
    Notes to Financial Statements......................................... F-53
RAHN KEY WEST RESORT, INC.
  Historical
    Report of Independent Public Accountants--KPMG Peat Marwick LLP....... F-55
    Balance Sheet as of December 31, 1996................................. F-56
    Statements of Operations for the year ended December 31, 1996 and the six months ended June 30, 1997 (unaudited)........................... F-58

    Statements of Stockholders' Deficit for the year ended December 31,
     1996 and the six months ended June 30, 1997 (unaudited).............  F-59
    Statements of Cash Flows for the year ended December 31, 1996 and the six months ended June 30, 1997 (unaudited)..........................  F-60
    Notes to Financial Statements........................................  F-61
RAHN KEY WEST RESORT, INC.
  Historical
    Report of Independent Public Accountants--Deloitte & Touche LLP......  F-65
    Balance Sheet as of December 31, 1995................................  F-66
    Statement of Operations for the year ended December 31, 1995.........  F-68
    Statement of Stockholders' Deficit for the year ended December 31,
     1995................................................................  F-69
    Statement of Cash Flows for the year ended December 31, 1995.........  F-70
    Notes to Financial Statements........................................  F-71
LE MERIDIEN DALLAS
  Historical
    Report of Independent Public Accountants--KPMG Peat Marwick LLP......  F-74
    Statements of Revenues and Expenses for the year ended January 31,
     1997 and the period from February 1, 1997 to September 4, 1997......  F-75
    Statements of Cash Flows for the year ended January 31, 1997 and period from February 1, 1997 to September 4, 1997...................  F-76
    Notes to Financial Statements........................................  F-77
CANAL STREET HOTELS LIMITED PARTNERSHIP (LE MERIDIEN NEW ORLEANS)
  Historical
    Report of Independent Public Accountants--Arthur Andersen LLP........  F-78
    Balance Sheets as of December 31, 1996 and 1995......................  F-79
    Statements of Operations for the years ended December 31, 1996 and
     1995................................................................  F-80
    Statements of Changes in Partners' Equity (Deficit) for the years ended December 31, 1996 and 1995....................................  F-81
    Statements of Cash Flows for the years ended December 31, 1996 and
     1995................................................................  F-82
    Notes to Financial Statements........................................  F-83
MSCC LIMITED PARTNERSHIP (MARRIOTT'S SEAVIEW RESORT)
  Historical
    Report of Independent Public Accountants--KPMG Peat Marwick LLP......  F-87
    Report of Independent Public Accountants--Coopers & Lybrand LLP......  F-88
    Balance Sheets as of December 29, 1995 and January 3, 1997 ..........  F-89
    Statements of Operations for the years ended December 29, 1995 and
     January 3, 1997 ....................................................  F-90
    Statements of Partners' Capital (Deficit) for the years ended
     December 29, 1995 and January 3, 1997...............................  F-91
    Statements of Cash Flows for the years ended December 29, 1995 and
     January 3, 1997.....................................................  F-92
    Notes to Financial Statements........................................  F-93
MARRIOTT'S SEAVIEW RESORT
  Historical
    Report of Independent Public Accountants--KPMG Peat Marwick LLP......  F-97
    Statement of Revenues and Expenses for the period from January 4,
     1997 to November 7, 1997............................................  F-98
    Statement of Cash Flows for the period from January 4, 1997 to
     November 7, 1997....................................................  F-99
    Notes to Financial Statements........................................ F-100
LAGUARDIA AIRPORT MARRIOTT
  Historical
    Report of Independent Public Accountants--KPMG Peat Marwick LLP...... F-102
    Balance Sheets as of December 31, 1996 and 1997...................... F-103
    Statements of Operations for the years ended December 31, 1995, 1996, and 1997............................................................ F-104
    Statements of Owners' Equity for the years ended December 31, 1995,
     1996, and 1997...................................................... F-105
    Statements of Cash Flows for the years ended December 31, 1995, 1996, and 1997............................................................ F-106
    Notes to Financial Statements........................................ F-107

                           LASALLE HOTEL PROPERTIES

             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1997

        (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

  The Company's unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 1997 is presented as if (1) the consummation of the Offering, the related Formation Transactions and the funding of the Line of Credit (2) the acquisition of the Acquired Hotels, (3) the acquisition of the LaGuardia Airport Marriott, and (4) the application of the net proceeds of the Offering had occurred on January 1, 1997 and the Initial Hotels had been leased pursuant to the Participating Leases as of that date and carried forward through December 31, 1997. Information should be read in conjunction with the Pro Forma Statements of Income of the Affiliated Lessee and the Le Meridien Lessee, and the Combined Financial Statements of the Acquired Hotels listed in the Index to Financial Statements included in this Prospectus. In management's opinion, all adjustments necessary to reflect the effects of the Formation Transactions have been made.

  The following unaudited Pro Forma Condensed Consolidated Statements of Income are not necessarily indicative of what actual results of operations of the Company would have been assuming such transactions had been completed as of the beginning of the period presented, nor do they purport to represent the results of operations for future periods.

                            LASALLE HOTEL PROPERTIES

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997

         (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                           PRO FORMA ADJUSTMENTS
                                      -------------------------------
                                                      LAGUARDIA
                              (A)           (A)        AIRPORT
                          PREDECESSOR ACQUIRED HOTELS MARRIOTT  OTHER PRO FORMA
                          ----------- --------------- --------- ----- ---------
REVENUES:
Participating Lease
 revenue (A):
 Affiliated Lessee......    $  --         10,646        6,265     --   $16,911
 Other Lessees..........     7,336        21,834          --      --    29,170
Interest Income (H):
 Affiliated Lessee......       --             51           17     --        68
 Other Lessees..........        84           110          --      --       194
                            ------        ------        -----   -----  -------
  Total revenues........    $7,420        32,641        6,282     --   $46,343
                            ------        ------        -----   -----  -------
EXPENSES:
Depreciation............     2,057        12,174        1,897     --    16,128(B)
Real estate and personal
 property taxes,
 property and casualty
 insurance..............     1,281         3,499        1,403     --     6,183(C)
General and
 administrative.........       --            --           --      700      700(D)
Interest................       --            --           --    5,355    5,355(E)
Advisory Fees...........       --            --           --    2,343    2,343(F)
Other...................       --            --           --      414      414
                            ------        ------        -----   -----  -------
  Expenses before
   minority interest....    $3,338        15,673        3,300   8,812  $31,123
Minority interest.......                                                 2,648(G)
                                                                       -------
  Total expenses and
   minority interest....                                                33,771
                                                                       -------
Net income applicable to
 common shareholders....                                                12,572
                                                                       =======
Basic and diluted net
 income per common
 share..................                                               $   .83
                                                                       =======
Weighted average number
 of Common Shares
 outstanding............                                                15,112
                                                                       =======

       See Notes to Pro Forma Condensed Consolidated Statement of Income.

                           LASALLE HOTEL PROPERTIES

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

        (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

  (A) Represents lease payments from the Initial Lessees calculated by applying the rent provisions of the Participating Leases to the revenues of the Initial Hotels as follows:


                                 HISTORICAL REVENUES FOR               PRO FORMA REVENUES FOR
                              YEAR ENDED DECEMBER 31, 1997          YEAR ENDED DECEMBER 31, 1997
                          ------------------------------------- -------------------------------------
                             LASALLE     PRE-LASALLE            PARTICIPATING  INTEREST
                          OWNERSHIP (I) OWNERSHIP (II)  TOTAL       RENT      INCOME (IV) TOTAL (III)
                          ------------- -------------- -------- ------------- ----------- -----------
PREDECESSOR (V):
Radisson Hotel South and
 Plaza Tower............     $26,217       $   --      $ 26,217    $ 7,336       $ 84       $ 7,420
ACQUIRED HOTELS:
Le Meridien New Orleans.      23,396           --        23,396      8,406         25         8,431
Le Meridien Dallas......       5,416        10,084       15,500      3,360         52         3,412
Omaha Marriott Hotel....      14,695           --        14,695      4,010         17         4,027
Marriott Seaview Resort.       2,404        26,917       29,321      6,636         34         6,670
Radisson Tampa East Ho-
 tel....................      10,327           --        10,327      3,036         12         3,048
Holiday Inn Plaza Park..       5,982           --         5,982      1,252          6         1,258
Holiday Inn Beachside...       2,918         4,998        7,916      2,815          8         2,823
Le Montrose All Suite
 Hotel
 De Gran Luxe...........       6,999           --         6,999      2,965          7         2,972
                             -------       -------     --------    -------       ----       -------
Total Initial Hotels
 (excluding LaGuardia
 Airport Marriott)......      98,354        41,999      140,353     39,816        245        40,061
LaGuardia Marriott Ho-
 tel....................         --         26,509       26,509      6,265         17         6,282
                             -------       -------     --------    -------       ----       -------
Total Initial Hotels....     $98,354       $68,508     $166,862    $46,081       $262       $46,343
                             =======       =======     ========    =======       ====       =======

--------
(i) Represents historical revenues from date of acquisition through December 31, 1997 for those hotels acquired by LaSalle during 1997. The historical revenues for the pre-1997 acquisitions are presented for the period from January 1, 1997 to December 31, 1997.
(ii) Represents historical revenues from January 1, 1997 through the acquisition date by LaSalle except in the case of LaGuardia Airport Marriott which is presented through December 31, 1997.
(iii) Total pro forma participating rent is calculated using the historical operating revenues of the Initial Hotels as though the hotels were acquired January 1, 1997 and leased pursuant to the Participating Leases since that date. See "Initial Hotels--The Participating Leases" for the Participating Lease formulas and calculation of Participating Lease Revenue. The Company believes that the proposed changes in ownership of the Initial Hotels described in the Formation Transactions will not have a significant effect on the operations of the Initial Hotels since they will continue to be managed by the same operators or comparable operators (in the case of the Radisson Tampa East Hotel). The lease structure is not expected to impact the operations of the Initial Hotels.
(iv) Interest payments on the FF&E and Working Capital Notes (Note H) can be used to offset the related Participating Lease payments.
(v) The acquisitions of the Acquired Hotels and the LaGuardia Airport Marriott from certain Existing Partnerships will be accounted for as a purchase transaction. The Existing Partnership that will retain the largest number and percentage of voting rights of the Company after the Formation Transactions will be designated as the acquirer or Predecessor for accounting purposes.

  Revenue is recognized as carried on an accrual basis.

                           LASALLE HOTEL PROPERTIES

        (UNAUDITED, DOLLARS AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)


  (B) Represents depreciation of the Initial Hotels. Depreciation is computed using the straight-line method and is based upon the estimated useful lives of 25 to 39 years for buildings and improvements and five years for furniture and equipment. These estimated useful lives are based on management's knowledge of the properties and the hotel industry in general.

  The company's pro forma investment in hotel properties at cost consists of the following:

                                                 INITIAL HOTELS
                                         ------------------------------
                                                              LAGUARDIA
                                                     ACQUIRED  AIRPORT
                                         PREDECESSOR  HOTELS  MARRIOTT   TOTAL
                                         ----------- -------- --------- --------
     Land...............................   $ 8,532   $ 37,431  $11,385  $ 57,348
     Buildings and improvements.........    11,634    205,631   27,006   244,271
     Furniture and equipment............     8,346     24,432    7,150    39,928
                                           -------   --------  -------  --------
       TOTAL............................   $28,512   $267,494  $45,541  $341,547
                                           =======   ========  =======  ========

  (C) Represents real estate and personal property taxes, property and casualty insurance to be paid by the Company. Such amounts were derived from historical amounts paid by the Initial Hotels.

  (D) Represents annual general and administrative expenses to be paid or reimbursed to the Company by the operating partnership as follows:

                                                                          ANNUAL
                                                                          ------
     Professional fees...................................................  $230
     Directors and officers insurance....................................   205
     Directors' fees and expenses........................................   150
     Other expenses......................................................   115
                                                                           ----
       TOTAL.............................................................  $700
                                                                           ====

  (E) The Company has obtained a commitment for an unsecured $200 million revolving credit facility with a variable rate based on LIBOR. Interest expense is calculated based on (i) the terms of the agreement (7.2% at offering date) assuming $66,736 of pro forma borrowings against the Line of Credit in connection with the completion of the Formation Transactions, and
(ii) amortization of debt issuance costs associated with the Line of Credit over its term.

  (F) Represents Advisory Fees to be paid to the Advisor for management, advisory and administrative services to be provided to the Company. The Advisor will receive an annual base fee up to 5% of the Company's net operating income and an annual incentive fee which prior to January 1, 1999 will be limited to 1% of the Company's net operating income calculated as follows:

      Net Operating Income............................................ $39,046
                                                                             6%
                                                                       -------
                                                                         2,343
      Less: Base Advisory Fee calculated as 5% of net operating
       income.........................................................  (1,952)
                                                                       -------
      Incentive Advisory Fee.......................................... $   391
                                                                       =======

  See "REIT Management" for the terms of the Advisory Agreement subsequent to January 1, 1999.

                           LASALLE HOTEL PROPERTIES

        (UNAUDITED, DOLLARS AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

  (G) Minority interest represents the interest in the Operating Partnership that will not be owned by the Company and is calculated at 17.4% of the Pro Forma net income of the Operating Partnership.

  (H) The Company is expected to sell certain furniture, fixtures, and equipment to the Radisson South Lessee and the Le Meridien Lessee at its book value in exchange for promissory notes receivable (FF&E Notes) of $953 and $630, respectively. The notes are expected to bear interest at 6.0% and 5.6% per annum, respectively, and will be payable in installments of interest only. These FF&E Notes are expected to have an initial term of five years unless extended at the Company's option. Additionally, the Company is expected to provide working capital to each of the Lessees in the aggregate amount of $2,980 in exchange for a note receivable (Working Capital Loan). The Working Capital Loans are expected to bear interest at 6.0% and 5.6% per annum, respectively, and will be payable in monthly installments of interest only. The term of each note is expected to be identical to the term of the related Participating Lease. Payments of interest income made under both of these notes will be used to reduce the related Participating Lease payments by an equal amount. The total of the interest income payments and Participating Lease payments will be equal to the amounts calculated by applying the rent provisions of the Participating Leases to the revenues of the Initial Hotels. See "Initial Hotels--The Participating Leases".

                           LASALLE HOTEL PROPERTIES

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1997

                   (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS)

  The unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as if the (1) acquisition of the Acquired Hotels, (2) the acquisition of the LaGuardia Airport Marriott and (3) consummation of the Offering and the Formation Transactions and the application of the net proceeds therefrom had occurred on December 31, 1997. Such pro forma information is based in part upon the financial statements included in this Prospectus. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made.

  This unaudited Pro Forma Condensed Consolidated Balance Sheet is not necessarily indicative of what the actual financial position would have been assuming such transactions had been completed as of December 31, 1997, nor does it purport to represent the future financial position of the Company.

                            LASALLE HOTEL PROPERTIES

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF DECEMBER 31, 1997

                    (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS)

                      HISTORICAL (A)                   PRO FORMA ADJUSTMENTS
                   -------------------- ----------------------------------------------------
                                                                           (D)
                                          (B)       (B)         (C)      PURCHASE                   TOTAL
                               ACQUIRED BRIDGE    CARGILL    LAGUARDIA  ACCOUNTING                PRO FORMA
                   PREDECESSOR  HOTELS   LOAN   ACQUISITION ACQUISITION ADJUSTMENT   OTHER       ADJUSTMENTS    PRO FORMA
                   ----------- -------- ------- ----------- ----------- ---------- ---------     -----------    ---------
ASSETS
Investment in
 hotel
 properties, net.    $29,465   $192,801 $   --   $    --      $45,541    $75,323   $  (1,583)(O)  $ 119,281     $341,547 (D)
Investment in
 Affiliated
 Lessee..........        --         --      --        --          --         --           17 (E)         17           17 (E)
Cash and cash
 equivalents.....      1,744      5,130  48,000   (48,000)    (46,041)       --       40,167 (F)     (5,874)(F)    1,000
Notes receivable.        --         --      --        --          --         --        4,563 (O)      4,563 (O)    4,563
Accounts
 receivable, net.        976      4,324     --        --          --         --       (5,300)(G)     (5,300)(G)      --
Inventories,
 prepaid expenses
 and other
 assets..........        727      2,497     --        --          --         --       (3,224)(G)     (3,224)(G)      --
Deferred charges.        199      1,775     --        --          --         --         (324)(H)       (324)(H)    1,650
Restricted cash
 reserves........        489     11,395     --        --          500        --       (2,459)(P)     (1,959)       9,925 (P)
                     -------   -------- -------  --------     -------    -------   ---------      ---------     --------
 Total Assets....    $33,600   $217,922 $48,000  $(48,000)    $   --     $75,323   $  31,857      $ 107,180     $358,702
                     =======   ======== =======  ========     =======    =======   =========      =========     ========
LIABILITIES AND
 SHAREHOLDERS'
 EQUITY
Mortgage notes
 payable.........     24,529   $144,082 $48,000  $(17,151)    $   --     $   --    $(199,460)(I)  $(168,611)    $    --
Borrowings
 against Line of
 Credit..........        --         --      --        --          --         --       66,736 (J)     66,736 (J)   66,736 (J)
Accounts payable,
 accrued
 expenses and
 other
 liabilities.....      1,667      9,860     --        --          --         --      (11,527)(G)    (11,527)(G)      --
Minority interest
 in partnership..        --         --      --        --          --         --       50,802 (K)     50,802 (K)   50,802 (K)
                     -------   -------- -------  --------     -------    -------   ---------      ---------     --------
 Total
  Liabilities....     26,196    153,942  48,000   (17,151)        --         --      (93,449)       (62,600)     117,538
SHAREHOLDERS'
 EQUITY
Common shares....                   --      --        --          --         --          151 (L)        151 (L)      151 (L)
Additional paid-
 in capital......                   --      --        --          --      75,323     169,011 (Q)    244,334      244,334 (M)
Retained earnings
 (deficit).......      7,404     63,980     --    (30,849)        --         --      (43,856)(Q)    (74,705)      (3,321)(N)
                     -------   -------- -------  --------     -------    -------   ---------      ---------     --------
 Total
  Shareholders'
  Equity.........      7,404     63,980     --    (30,849)        --      75,323     125,306        169,780      241,164
                     -------   -------- -------  --------     -------    -------   ---------      ---------     --------
 Total
  Liabilities &
  Shareholders'
  Equity.........    $33,600   $217,922 $48,000  $(48,000)    $   --     $75,323   $  31,857      $ 107,180     $358,702
                     =======   ======== =======  ========     =======    =======   =========      =========     ========

          See Notes to Pro Forma Condensed Consolidated Balance Sheet.

                           LASALLE HOTEL PROPERTIES

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF DECEMBER 31, 1997
        (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

  (A) Reflects the historical balance sheets of the Predecessor and the Acquired Hotels, as of December 31, 1997. The acquisition of the Acquired Hotels and the LaGuardia Airport Marriott from certain Existing Partnerships will be accounted for as a purchase transaction. The Existing Partnership that will retain the largest number and percentage of voting rights of the Company after the Formation Transactions will be designated the acquirer or Predecessor for accounting purposes. The remaining Initial Hotels (excluding the LaGuardia Airport Marriott) are referred to as the Acquired Hotels.

  (B) Represents the proceeds of the Bridge Loan used to purchase the interests of Cargill in three of the Initial Hotels and to repay outstanding mortgage and other indebtedness on such hotels. Amounts outstanding under the Bridge Loan will be repaid with Offering Proceeds.

  (C) Represents the purchase of the LaGuardia Airport Marriott.

  (D) The purchase accounting adjustment was calculated as follows:

     Cash purchase price paid to contributors....               $ 47,232 (i)
     Fair value of approximately 3,182 units
      issued (1,016 to LaSalle, 1,566 to
      Steinhardt, 181 to Cargill, 78 to OLS, 333
      to Radisson, 8 to Durbin)..................                 57,271 (ii)
     Fair value of approximately 912 shares
      issued.....................................                 16,418 (iii)
     Fair value of approximately 1,280 rights and
      options issued to purchase Shares (457 to
      LaSalle, 662 to Steinhardt, 161 to
      Cargill)...................................                  2,997 (iv)
     Retirement of mortgage notes payable (See
      Note I)....................................                199,010 (v)
     Acquisition of LaGuardia Airport Marriott...                 45,541 (xiii)
     Adjustment required to reflect the
      accounting acquirer's basis at historical
      cost.......................................                (15,707)(xiv)
     Transfer taxes and other direct costs of
      acquisition................................                  1,173 (vi)
     Cash provided to Lessees in exchange for
      notes (Note O).............................                 (2,980)
     Restricted cash reserves required...........   (9,925)
     Transfer to restricted cash reserves from
      Offering Proceeds:
       Acquired Hotels and Predecessor...........    1,600 (vi)
       Marriott LaGuardia Airport................      500 (xv)
                                                   -------
     Restricted cash reserves acquired in
      Formation Transactions.....................                 (7,825)
                                                                --------
     Purchase price of Initial Hotels including
      the Predecessor at historical book value...                343,130
     Less: Historical book value.................  222,266
     Acquisition of LaGuardia Airport Marriott...   45,541       267,807
                                                   -------      --------
     Purchase accounting adjustment..............               $ 75,323
                                                                --------

  The purchase price of the Acquired Hotels and LaGuardia Airport Marriott has been allocated to specific hotels based upon the percentage of each hotel's 1997 net operating income as a percentage of the total net operating income as follows:

                                                         SALE OF
                                                        FURNITURE,  INVESTMENT
                                                       FIXTURES AND  IN HOTEL
                                              PURCHASE  EQUIPMENT   PROPERTIES,
                                               PRICE     (NOTE O)       NET
Acquired Hotels:                              -------- ------------ -----------
 Le Meridien New Orleans..................... $ 67,633   $    --     $ 67,633
 Le Meridien Dallas..........................   25,728      (630)      25,098
 Omaha Marriott Hotel........................   34,765        --       34,765
 Marriott Seaview Resort.....................   64,416        --       64,416
 Radisson Tampa East Hotel...................   18,511        --       18,511
 Holiday Inn Plaza Park......................    7,676        --        7,676
 Holiday Inn Beachside.......................   30,435        --       30,435
 Le Montrose All Suite Hotel De Gran Luxe....   18,960        --       18,960
Predecessor:
 Radisson Hotel South and Plaza Tower, at
  historical book value......................   29,465      (953)      28,512
LaGuardia Airport Marriott...................   45,541        --       45,541
                                              --------   -------     --------
                                              $343,130   $(1,583)    $341,547
                                              ========   =======     ========

                           LASALLE HOTEL PROPERTIES

                            AS OF DECEMBER 31, 1997
        (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)


  In connection with the Formation Transactions, the Company issued approximately 3,182 Units and approximately 1,281 rights and options to acquire Common Shares. The estimated fair value of the Units issued is $20 per unit. The estimated fair value of the rights and options issued is approximately $2.34 per right or option and was estimated using the Black-Scholes pricing model assuming a dividend yield of 7.5%, an anticipated life of 10 years, and an expected volatility of approximately 20%.

  (E) Represents a 9% investment in the Affiliated Lessee accounted for under the equity method.

  (F) Net decrease in cash reflects the following proposed transactions:

     Gross proceeds of the Offering........................... $ 255,600 (vii)
     Expenses of the Offering.................................   (17,892)(viii)
     Proceeds from borrowing against Line of Credit...........    66,736
     Debt issuance costs related to the Line of Credit (See
      Note H).................................................    (1,650)
     Retirement of mortgage notes payable (See note I)........  (199,010)(v)
     Prepayment penalties on retirement of mortgage notes
      payable (See Note N)....................................    (3,321)
     Cash purchase price of Initial Hotel acquisitions........   (47,232)(i)
     Other Offering costs.....................................    (3,400)(xii)
     Spin-off of cash to Lessees (See Note G).................    (2,980)
     Transfer to restricted cash reserves from Offering
      Proceeds (excluding Marriott LaGuardia Airport).........    (1,600)(vi)
     Partner distributions prior to Formation Transactions....    (3,444)
     Investment in Affiliated Lessee..........................       (17)
     Payment of transfer taxes and other direct costs of
      acquiring Initial Hotels................................    (1,173)(vi)
     Other....................................................      (450)(ix)
                                                               ---------
                                                                 (40,167)
     Acquisition of LaGuardia Airport Marriott................   (45,541)(xiii)
     Transfer to restricted cash reserves in conjunction with
      acquisition of LaGuardia Airport Marriott...............      (500)(xv)
                                                               ---------
     Net decrease to cash..................................... $  (5,874)
                                                               =========

  (G) Decrease reflects assets and liabilities of the Predecessor, Acquired Hotels, and LaGuardia Airport Marriott which are not being purchased.

  (H) Decrease reflects writeoff of deferred financing costs of $1,974 in conjunction with the repayment of mortgage notes secured by the Initial Hotels and $1,650 of debt issuance costs incurred related to the Line of Credit.

  (I) Decrease reflects the repayment of historical mortgage notes with proceeds from the Offering as follows:

     Mortgage notes payable--Acquired Hotels..................... $144,082
     Mortgage notes payable--Predecessor.........................   24,529
     Bridge Loan related to Cargill acquisition..................   48,000
     Less retirement of mortgage notes with proceeds from Bridge loan.......................................................  (17,151)
                                                                  --------
                                                                   199,460
     Less principal amortization of mortgage notes payable from
      January 1, 1998 to date of retirement......................     (450)(ix)
                                                                  --------
                                                                  $199,010(v)
                                                                  ========

                           LASALLE HOTEL PROPERTIES

                            AS OF DECEMBER 31, 1997
        (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

  (J) The Company has obtained a commitment for an unsecured $200 million revolving credit facility. The adjustment represents borrowings under the Line of Credit of $40,324.

  (K) Represents the recognition of minority interest in the Operating Partnership that will not be owned by the Company.

  The manner in which the value assigned to minority interest was determined is as follows:

     Total equity.................................................. $291,966
     Minority interest percentage..................................     17.4%
                                                                    --------
                                                                    $ 50,802(x)
                                                                    ========

  (L) Issuance of approximately 15,112,000 common shares at $0.01 par value.
                                                        151(xi)

  (M) Balance reflects the following:

     Gross proceeds of the Offering............................ $255,600 (vii)
     Expenses of the Offering..................................  (17,892)(viii)
     Other Offering costs......................................   (3,400)(xii)
     Transfer of balance of common shares......................     (151)(xi)
     Recognition of minority interest..........................  (50,802)(x)
     Fair value of approximately 912 shares issued.............   16,418 (iii)
     Fair value of approximately 3,182 units issued............   57,271 (ii)
     Fair value of approximately 1,281 rights and options is-
      sued.....................................................    2,997 (iv)
     Adjustment required to reflect the accounting acquirer's
      basis at historical cost.................................  (15,707)(xiv)
                                                                --------
                                                                $244,334
                                                                ========

  (N) Balance represents prepayment penalties of $3,321.

  (O) The Company is expected to sell certain furniture, fixtures, and equipment to the Radisson South Lessee and the Le Meridien Lessee at its book value in exchange for promissory notes receivable (FF&E Note) of $953, and $630, respectively. The notes are expected to bear interest at 6.0% and 5.6% per annum, respectively, and will be payable in installments of interest only. These FF&E Notes are expected to have an initial term of five years unless extended at the Company's option. Additionally, the Company is expected to provide working capital to each of the Lessees in the aggregate amount of $2,980 in exchange for a note receivable (Working Capital Loan). The Working Capital Loans are expected to bear interest at 6.0% and 5.6% per annum, respectively, and will be payable in monthly installments of interest only. The term of each note is expected to be identical to the term of the related Participating Lease. Payments of interest income made under both of these notes will be used to offset the related Participating Lease payments by an equal amount. The total of the interest income payments and Participating Lease payments will be equal to the amounts calculated by applying the rent provisions of the Participating Leases to the revenues of the Initial Hotels. See "Initial Hotels--The Participating Leases".

  (P) The net decrease in the restricted cash reserves reflects the following adjustments:

     Historical Acquired Hotels.......................              $11,395
     Historical Predecessor...........................                  489
     Transfer to restricted cash reserves from Offer-
      ing Proceeds (excluding LaGuardia Airport
      Marriott).......................................   1,600 (vi)
     Partner distributions prior to Formation Transac-
      tions...........................................  (4,059)      (2,459)
                                                        ------
     Transfer to restricted cash reserves in conjunc-
      tion with LaGuardia Airport Marriott acquisi-
      tion............................................                  500 (xv)
                                                                    -------
                                                                    $ 9,925
                                                                    =======

  (Q) Represents adjustments to historical retained earnings to reflect the Formation Transactions discussed in Note M.

                         INDEPENDENT AUDITORS' REPORT

Board of Trustees
LaSalle Hotel Properties:

  We have audited the accompanying balance sheet of LaSalle Hotel Properties (the Company) as of January 15, 1998 (date of formation). This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of LaSalle Hotel Properties as of January 15, 1998 (date of formation), in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Chicago, Illinois
January 16, 1998

                            LASALLE HOTEL PROPERTIES

                                 BALANCE SHEET

                                JANUARY 15, 1998

                                   ASSETS
Cash....................................................................  $1,000
                                                                          ======
                          SHAREHOLDERS' EQUITY
Preferred shares, $.01 par value; 20,000,000 shares authorized; no
 shares issued and outstanding..........................................     --
Common shares, $.01 par value; 100,000,000 shares authorized; 100 shares
 issued and outstanding.................................................       1
Additional paid-in capital..............................................     999
                                                                          ------
  Total shareholders' equity............................................  $1,000
                                                                          ======

                    See accompanying notes to balance sheet.

                           LASALLE HOTEL PROPERTIES

                            NOTES TO BALANCE SHEET

                               JANUARY 15, 1998

(1) ORGANIZATION

  LaSalle Hotel Properties (the Company) was formed on January 15, 1998 to own hotel properties and to continue and expand the hotel investment activities of LaSalle Partners Incorporated and certain of its affiliates (collectively LaSalle). The Company will be managed and advised by LaSalle Hotel Advisors Inc. (the Advisor), a wholly owned subsidiary of LaSalle. The Company intends to qualify as a real estate investment trust (REIT) and complete an initial public offering (the Offering). Upon completion of the Offering, the Company will own, through an approximate 82.6% interest in an Operating Partnership (the Operating Partnership), interests in ten upscale and luxury full service hotels (the Initial Hotels). All of the Initial Hotels will be leased under participating leases (Participating Leases) which provide for rent based on hotel revenues and will be managed by independent hotel operators (Hotel Operators).

  The Initial Hotels are currently owned by various limited and general partnerships (the Partnerships) in which LaSalle is the general partner. It is the intent of LaSalle and its limited and other general partners to contribute their respective interests in the Initial Hotels in exchange for shares of the REIT or units of the Operating Partnership.

  In the event the Offering is not completed, 40% of the offering costs incurred will be borne by LaSalle and the remaining amounts will be borne by LaSalle's partners or the Partnerships on behalf of the Company.

  The Initial Hotels consist of the following:

                                                                      NUMBER OF
                PROPERTY NAME                         LOCATION          ROOMS
                -------------                         --------        ---------
Predecessor:
  Radisson Hotel South and Conference Center.. Bloomington, MN           580
Acquired Hotels:
  Le Montrose All Suite De Gran Luxe.......... West Hollywood, CA        128
  Holiday Inn Plaza Park...................... Visalia, CA               257
  Radisson Tampa East (formerly the Camberly
   Plaza Sabal Park Hotel).................... Tampa, FL                 265
  Omaha Marriott Hotel........................ Omaha, NE                 301
  Le Meridien New Orleans Hotel............... New Orleans, LA           494
  Key West Holiday Inn Beachside Resort....... Key West, FL              222
  Le Meridien Dallas Hotel.................... Dallas, TX                396
  Marriott's Seaview Resort................... Galloway, NJ              300
LaGuardia Airport Marriott:

  The LaGuardia Airport Marriott is expected to be acquired contemporaneously with the closing of the Offering or shortly thereafter.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Acquisition of Initial Hotels

  The acquisitions of the Acquired Hotels from certain Existing Partnerships will be accounted for as a purchase transaction. The Existing Partnership that will retain the largest number and percentage of voting rights of the company after the Formation Transactions will be designated as the acquirer or Predecessor for accounting purposes. The remaining Initial Hotels (excluding the LaGuardia Airport Marriott) are referred to as the Acquired Hotels.

 Distributions

  The Company intends to pay regular quarterly distributions to its shareholders as directed by the Board of Trustees. The Company's ability to pay distributions will be dependent on the receipt of distributions from the Operating Partnership.

                           LASALLE HOTEL PROPERTIES

 Income Taxes

  The Company intends to qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986. A REIT will generally not be subject to federal income taxation on that portion of its income that qualifies as REIT taxable income to the extent that it distributes at least 95% of its taxable income to its shareholders and complies with certain other requirements.

(3) DESCRIPTION OF CAPITAL STRUCTURE

 Common Shares

  The Board of Trustees is authorized to reclassify any unissued Common Shares into other classes or series of classes and to establish the number of shares in each class and to set the preferences for each. At January 15, 1998, 100 Common Shares are issued and outstanding to LaSalle Partners, Inc., an affiliate of the Advisor.

 Preferred Shares

  The Board of Trustees is authorized to classify any unissued Preferred Shares and to reclassify any previously classified but unissued Preferred Shares of any series. No Preferred Shares are outstanding as of January 15, 1998.

(4) REVOLVING LINE OF CREDIT (UNAUDITED)

  The Company expects to obtain a commitment for an unsecured $200 million line of credit which is intended to fund future acquisitions, renovations, and expansions of hotel properties and for working capital.

(5) ADVISORY AGREEMENT (UNAUDITED)

  The Company expects to enter into an advisory agreement with the Advisor. The advisory agreement is expected to provide for payment of an annual base fee and an annual incentive advisory fee equal to 25% of the increase in funds from operations (as defined) up to 6% of net operating income (as defined).

(6) SHARE OPTION AND INCENTIVE PLAN (UNAUDITED)

  Prior to the Offering, the Board of Trustees will adopt, and the shareholders will approve the 1998 Share Option and Incentive Plan (the "Share Option Plan"). On and after the closing of the Offering, the Share Option Plan will be administered by the Compensation Committee of the Board of Trustees. The Advisor and its employees and operators of the Company's hotels and their employees generally will be eligible to participate in the Share Option Plan. Independent Trustees are eligible to receive options to purchase Common Shares under the Share Option Plan on a limited basis.

  Any options granted to the Advisor under the Share Option Plan are expected to be recorded at fair value in accordance with FASB Statement No. 123 Accounting for Stock-Based Compensation.

                               AFFILIATED LESSEE

                 PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997

        (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

  The Affiliated Lessee's unaudited Pro Forma Condensed Statement of Operations for the year ended December 31, 1997 are presented as if the formation of the Affiliated Lessee had occurred on January 1, 1997, and the related hotels had been leased by the Affiliated Lessee pursuant to the Participating Leases as of that date and carried forward through December 31, 1997. Information should be read in conjunction with the Pro Forma Statements of Income of LaSalle Hotel Properties and the Financial Statements listed in the Index to Financial Statements included in this Prospectus. In management's opinion, all adjustments necessary to reflect the effects of the Formation Transactions have been made.

  The following unaudited Pro Forma Condensed Statement of Operations are not necessarily indicative of what actual results of operations of the Affiliated Lessee would have been assuming such transactions had been completed as of the beginning of the period presented, nor do they purport to represent the results of operations for future periods.

                               AFFILIATED LESSEE

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997

                   (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS)

                                                        PRO FORMA
                                                       ADJUSTMENTS
                                                     ----------------
                                                     HOTELS(A) OTHER  PRO FORMA
                                                     --------- ------ ---------
REVENUES:
Room revenue........................................  $37,581     --   $37,581
Food and beverage revenue...........................   23,853     --    23,853
Other revenue.......................................    9,091     --     9,091
                                                      -------  ------  -------
  Total revenues....................................   70,525     --    70,525
                                                      -------  ------  -------
EXPENSES:
Departmental expenses:
  Rooms.............................................    9,821     --     9,821
  Food and beverage.................................   18,232     --    18,232
  Other.............................................    5,495     --     5,495
General and administrative..........................    6,139     --     6,139
Advertising and promotion...........................    3,878     --     3,878
Utilities...........................................    1,760     --     1,760
Management fees(B)..................................      --    5,115    5,115
Repairs and maintenance.............................    3,039     --     3,039
Other...............................................      243     --       243
Participating Lease payments(C).....................      --   16,911   16,911
Interest expense(C).................................      --       68       68
                                                      -------  ------  -------
  Total expenses....................................  $48,607  22,094   70,701
                                                      -------  ------  -------
NET LOSS............................................                   $  (176)
                                                                       =======

--------
   The Pro Forma condensed statement of operations includes the results of operations of the Marriott Seaview Resort Hotel, Omaha Marriott Hotel, and LaGuardia Airport Marriott (the Affiliated Lessee Hotels) expected to be leased from the Operating Partnership by the Affiliated Lessee. The Affiliated Lessee will have control over the operations of these Hotels during the terms of the related Participating Leases. The Lessee with the consent of the Company, has entered into or expects to enter into management agreements pursuant to which all the Hotels will be managed by Marriott International. The Lessee's results of operations are seasonal.
(A) Represents the Pro Forma statements of operations of the Affiliated Lessee Hotels based on actual operating results (excluding management fees) as though they were leased by the Affiliated Lessee pursuant to the Participating Leases commencing on January 1, 1997.
(B) Represents management fees (base and incentive) calculated on a Pro Forma basis by applying the provisions of the management contract to the Pro Forma revenues and net operating income of the leased hotels calculated as follows:

                                          MARRIOTT
                                          SEAVIEW    OMAHA    LAGUARDIA
                                           RESORT   MARRIOTT   AIRPORT
                                           HOTEL     HOTEL    MARRIOTT   TOTAL
                                          --------  --------  --------- -------
Base Fee:
Revenues................................. $29,321   $14,695    $26,509  $70,525
Base fee percentage......................       3%        3%         3%       3%
                                          -------   -------    -------  -------
Base Fee.................................     880       441        795    2,116
                                          -------   -------    -------  -------
Incentive Fee:
Net Operating Income, as defined.........   7,072     4,025      6,150   17,247
Capital expenditure reserve..............  (1,546)     (705)       --    (2,251)
                                          -------   -------    -------  -------
                                            5,526     3,320      6,150   14,996
Incentive fee percentage.................      20%       20%        20%      20%
                                          -------   -------    -------  -------
Incentive Fee............................   1,105       664      1,230    2,999
                                          -------   -------    -------  -------
Total Base and Incentive Fee............. $ 1,985   $ 1,105    $ 2,025  $ 5,115
                                          =======   =======    =======  =======

(C) Represents lease payments to the Company calculated on a Pro Forma basis by applying the rent provisions of the Participating Leases to the historical operating revenues of the related hotels as though the applicable hotels were acquired on January 1, 1997 and leased pursuant to the Participating Leases since that date as follows:

                             HISTORICAL REVENUES FOR YEAR    PRO FORMA FOR YEAR ENDED DECEMBER
                               ENDED DECEMBER 31, 1997                   31, 1997
                          ---------------------------------- ---------------------------------
                            LASALLE     PRE LASALLE          PARTICIPATING INTEREST
                          OWNERSHIP(I) OWNERSHIP(II)  TOTAL      RENT      EXPENSE  TOTAL(III)
                          ------------ ------------- ------- ------------- -------- ----------
Omaha Marriott Hotel....    $14,695       $   --     $14,695    $ 4,010      $17     $ 4,027
Marriott Seaview Resort.      2,404        26,917     29,321      6,636       34       6,670
LaGuardia Marriott Ho-
 tel....................        --         26,509     26,509      6,265       17       6,282
                            -------       -------    -------    -------      ---     -------
                            $17,099       $53,426    $70,525    $16,911      $68     $16,979
                            =======       =======    =======    =======      ===     =======

--------
(i) Represents historical revenues from the year ended December 31, 1997 for the Omaha Marriott Hotel and from the acquisition date by LaSalle through December 31, 1997 for the Marriott Seaview Resort.
(ii) Represents historical revenue of the aforementioned hotels from January 1, 1997 through the acquisition date by LaSalle except in the case of the LaGuardia Airport Marriott which is presented through December 31, 1997.
(iii) Represents lease payments to the Company calculated by applying the rent provisions of the Participating Leases to the revenues of the related hotels as though the applicable hotels were acquired on January 1, 1997 and leased pursuant to the Participating Leases since that date. See "Initial Hotels--The Participating Leases" for Participating Lease Formulas.
  Interest payments on the FF&E and Working Capital Notes can be used to reduce the related Participating Lease payments.

                               AFFILIATED LESSEE

                       PRO FORMA CONDENSED BALANCE SHEET
                            AS OF DECEMBER 31, 1997

                   (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS)

  The unaudited Pro Forma Condensed Balance Sheet is presented as if the formation of the Affiliated Lessee in conjunction with the other Formation Transactions had occurred on December 31, 1997. It should be read in conjunction with the financial statements included in this Prospectus. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made.

  This unaudited Pro Forma Condensed Balance Sheet is not necessarily indicative of what the actual financial position would have been assuming such transactions had been completed as of December 31, 1997, nor does it purport to represent the future financial position of the Affiliated Lessee.

                               AFFILIATED LESSEE

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF DECEMBER 31, 1997
                    (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS)

                                                         PRO FORMA
                                                        ADJUSTMENTS  PRO FORMA
                                                        -----------  ---------
                        ASSETS
Cash and cash equivalents..............................   $1,201(A)   $1,201
                                                          ------      ------
  Total Assets.........................................    1,201       1,201
                                                          ======      ======
         LIABILITIES AND STOCKHOLDERS' EQUITY
Note payable...........................................    1,200(A)    1,200
                                                          ------      ------
  Total Liabilities....................................    1,200       1,200
                                                          ======      ======
                 STOCKHOLDERS' EQUITY
Common stock...........................................        1(B)        1(B)
Additional paid-in capital.............................      -- (B)      --
Retained earnings......................................      --          --
                                                          ------      ------
  Total Stockholders' Equity...........................        1           1
                                                          ------      ------
    Total Liabilities & Stockholders' Equity...........   $1,201      $1,201
                                                          ======      ======

--------
(A) Represents the working capital acquired in conjunction with the leases of the Marriott Seaview Resort Hotel, Omaha Marriott Hotel, and La Guardia Airport Marriott leased by the Affiliated Lessee. This working capital will be acquired in exchange for a note payable. The note payable is expected to bear interest at 5.6% per annum and will be payable in monthly installments of interest only. The term of the note will be identical to the term of the related Participating Lease. Interest payments made under the note will be used to reduce the related Participating Lease payments.
(B) Represents issuance of 100 shares of common stock at $.01 par value. The Affiliated Lessee will also be capitalized with a $425,000 demand note receivable bearing interest at 5.62% per annum. Additional paid-in capital is presented net of this note receivable.

                              LE MERIDIEN LESSEE

                 PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997

        (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

  The Le Meridien Lessee's unaudited Pro Forma Condensed Statement of Operations for the year ended December 31, 1997 are presented as if the formation of the Le Meridien Lessee had occurred on January 1, 1997, and the related hotels had been leased by the Le Meridien Lessee pursuant to the Participating Leases as of that date and carried forward through December 31, 1997. Information should be read in conjunction with the Pro Forma Statements of Income of LaSalle Hotel Properties and the Financial Statements listed in the Index to Financial Statements included in this Prospectus. In management's opinion, all adjustments necessary to reflect the effects of the Formation Transactions have been made.

  The following unaudited Pro Forma Condensed Statement of Operations are not necessarily indicative of what actual results of operations of the Le Meridien Lessee would have been assuming such transactions had been completed as of the beginning of the period presented, nor do they purport to represent the results of operations for future periods.

                              LE MERIDIEN LESSEE

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997

                   (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS)

                                                          PRO FORMA
                                                         ADJUSTMENTS
                                                       ----------------   PRO
                                                       HOTELS(A) OTHER   FORMA
                                                       --------- ------ -------
REVENUES:
Room revenue..........................................  $27,948     --  $27,948
Food and beverage revenue.............................    8,390     --    8,390
Other revenue.........................................    2,558     --    2,558
                                                        -------  ------ -------
  Total revenues......................................   38,896     --   38,896
                                                        -------         -------
EXPENSES:
Departmental expenses:
Rooms.................................................    6,988     --    6,988
Food and beverage.....................................    6,943     --    6,943
Other.................................................    1,048     --    1,048
General and administrative............................    3,692     --    3,692
Advertising and promotion.............................    2,943     --    2,943
Utilities.............................................    1,537     --    1,537
Management fees(B)....................................      --      973     973
Repairs and maintenance...............................    2,066     --    2,066
Other.................................................      532     --      532
Participating Lease payments(C).......................      --   11,766  11,766
Interest expense(C)...................................      --       77      77
                                                        -------  ------ -------
  Total expenses......................................  $25,749  12,816  38,565
                                                        -------  ------ -------
NET INCOME............................................                  $   331
                                                                        =======

--------
   The Pro Forma condensed statement of operations includes the results of operations of the Le Meridien New Orleans Hotel and the Le Meridien Dallas Hotel (the Le Meridien Lessee Hotels) expected to be leased from the Operating Partnership by the Le Meridien Lessee. The Le Meridien Lessee will have control over the operations of these Hotels during the terms of the related Participating Leases. The Lessee with the consent of the Company, has entered into or expects to enter into management agreements pursuant to which all the Hotels will be managed by Meridien Hotels, Inc. The Lessee's results of operations are seasonal.
(A) Represents the Pro Forma statements of operations of the Le Meridien Lessee Hotels based on actual operating results (excluding management fees) as though leased by the Le Meridien Lessee pursuant to the Participating Leases commencing on January 1, 1997.
(B) Represents management fees calculated on a Pro Forma basis by applying the provisions of the management contract to the Pro Forma revenues of the leased hotels. Calculated as follows:

                                            LE MERIDIEN    LE MERIDIEN
                                         NEW ORLEANS HOTEL DALLAS HOTEL  TOTAL
                                         ----------------- ------------ -------
Management Fee:
 Revenues...............................      $23,396        $15,500    $38,896
 Management fee percentage..............          2.5%           2.5%       2.5%
                                              -------        -------    -------
Total Management Fee....................      $   585        $   388    $   973
                                              =======        =======    =======

(C) Represents lease payments to the Company calculated on a Pro Forma basis by applying the rent provisions of the Participating Leases to the historical operating revenues of the related hotels as though the applicable hotels were acquired on January 1, 1997 and leased pursuant to the Participating Leases since that date as follows:

                             HISTORICAL REVENUES FOR YEAR    PRO FORMA FOR YEAR ENDED DECEMBER
                               ENDED DECEMBER 31, 1997                   31, 1997
                          ---------------------------------- ---------------------------------
                            LASALLE     PRE LASALLE          PARTICIPATING INTEREST
                          OWNERSHIP(I) OWNERSHIP(II)  TOTAL      RENT      EXPENSE  TOTAL(III)
                          ------------ ------------- ------- ------------- -------- ----------
Le Meridien New Orleans.    $23,396       $   --     $23,396    $ 8,406      $25     $ 8,431
Le Meridien Dallas......      5,416        10,084     15,500      3,360       52       3,412
                            -------       -------    -------    -------      ---     -------
Total Initial Hotels....    $28,812       $10,084    $38,896    $11,766      $77     $11,843
                            =======       =======    =======    =======      ===     =======

--------
(i) Represents historical revenues for the year ended December 31, 1997 for the Le Meridien New Orleans and from the acquisition date by LaSalle through December 31, 1997 for the Le Meridien Dallas.
(ii) Represents historical revenue of the aforementioned hotels from January 1, 1997 through the respective acquisition date by LaSalle.
(iii) Represents lease payments to the Company calculated by applying the rent provisions of the Participating Leases to the revenues of the related hotels as though the applicable hotels were acquired on January 1, 1997 and leased pursuant to the Participating Leases since that date. See "Initial Hotels--The Participating Leases" for Participating Lease Formulas.
  Interest payments on the FF&E and Working Capital Notes can be used to reduce the related Participating Lease payments.

                              LE MERIDIEN LESSEE

                       PRO FORMA CONDENSED BALANCE SHEET
                            AS OF DECEMBER 31, 1997

                   (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS)

  The unaudited Pro Forma Condensed Balance Sheet is presented as if the formation of the Le Meridien Lessee in conjunction with the other Formation Transactions had occurred on December 31, 1997. It should be read in conjunction with the financial statements included in this Prospectus. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made.

  This unaudited Pro Forma Condensed Balance Sheet is not necessarily indicative of what the actual financial position would have been assuming such transactions had been completed as of December 31, 1997, nor does it purport to represent the future financial position of the Le Meridien Lessee.

                              LE MERIDIEN LESSEE

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF DECEMBER 31, 1997
                   (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS)

                                                           PRO FORMA
                                                          ADJUSTMENTS  PRO FORMA
                                                          -----------  ---------
                         ASSETS
Cash.....................................................   $  750(A)   $  750
Furniture, fixtures and equipment........................      630(C)      630
Investment in LaSalle Hotel Properties...................    2,961(C)    2,961
                                                            ------      ------
  Total Assets...........................................    4,341       4,341
                                                            ======      ======
          LIABILITIES AND STOCKHOLDERS' EQUITY
Note payable.............................................    1,380(A)    1,380
                                                            ------      ------
  Total Liabilities......................................    1,380       1,380
                                                            ======      ======
                  STOCKHOLDERS' EQUITY
Common stock.............................................        1(B)        1
Additional paid-in capital...............................    2,960(B)    2,960
Retained earnings........................................      --          --
                                                            ------      ------
  Total Stockholders' Equity.............................    2,961       2,961
                                                            ------      ------
    Total Liabilities & Stockholders' Equity.............   $4,540      $4,540
                                                            ======      ======

--------
(A) Represents working capital acquired in conjunction with the leases of the Le Meridien New Orleans Hotel and the Le Meridien Dallas Hotel leased by the Le Meridien Lessee. This working capital will be acquired in exchange for a note payable. The note payable is expected to bear interest at 5.6% per annum and is payable in monthly installments of interest only. The term of the note will be identical to the term of the related Participating Lease. Interest payments made under the note will be used to reduce the related Participating Lease payments.
(B) Represents issuance of 100 shares of common stock at $.01 par value.
(C) Represents a 164,500 share investment in LaSalle Hotel Properties required as a security deposit in accordance with the terms of the related Participating Lease, which represents an approximately 1.0% ownership in LaSalle Hotel Properties. See "The Initial Hotels--The Participating Leases" for the security deposit requirements.

                         INDEPENDENT AUDITORS' REPORT

The Board of Trustees
La Salle Hotel Properties:

  We have audited the accompanying combined balance sheets of the Acquired Hotels as of December 31, 1996 and 1997, and the related combined statements of operations, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1997. In connection with our audits of the combined financial statements, we also have audited the accompanying financial statement schedule. These combined financial statements and financial statement schedule are the responsibility of the management of the Acquired Hotels. Our responsibility is to express an opinion on these combined financial statements and financial statement schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Acquired Hotels as of December 31, 1996 and 1997, and the results of their operations, and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG PEAT MARWICK LLP

Chicago, Illinois
March 10, 1998

                                ACQUIRED HOTELS

                            COMBINED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1997

                                 (IN THOUSANDS)

                                                                 1996     1997
                                                               -------- --------
                           ASSETS
Current assets:
  Cash and cash equivalents..................................  $  2,038 $  5,130
  Guest and trade receivables, less allowance for doubtful
   accounts of $41 and $97, respectively.....................     1,804    4,324
  Inventories................................................       813    1,300
  Prepaid expenses and other current assets..................       306    1,197
                                                               -------- --------
    Total current assets.....................................     4,961   11,951
                                                               -------- --------
Investment in hotel properties, at cost (note 2).............   105,615  202,716
Less accumulated depreciation................................     3,294    9,915
                                                               -------- --------
  Net investment in hotel properties.........................   102,321  192,801
                                                               -------- --------
Deferred charges, net of accumulated amortization of $288 and
 $751, respectively..........................................     1,409    1,775
Restricted cash reserves (note 2)............................     3,726   11,395
                                                               -------- --------
    Total assets.............................................  $112,417 $217,922
                                                               ======== ========
              LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable...........................................  $  1,904 $  2,888
  Accrued expenses and other liabilities.....................     2,479    6,972
  Current installments of long-term debt (note 3)............       445      806
                                                               -------- --------
    Total current liabilities................................     4,828   10,666
                                                               -------- --------
Long-term debt, excluding current installments (note 3)......    69,936  143,276
                                                               -------- --------
Commitments and contingencies (notes 3, 4, and 6)
    Total liabilities........................................    74,764  153,942
                                                               -------- --------
Partners' capital............................................    37,653   63,980
                                                               -------- --------
    Total liabilities and partners' capital..................  $112,417 $217,922
                                                               ======== ========

            See accompanying notes to combined financial statements.

                                ACQUIRED HOTELS

                       COMBINED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                 (IN THOUSANDS)

                                                          1995   1996    1997
                                                         ------ ------- -------
Revenues:
  Rooms................................................. $9,808 $15,539 $48,145
  Food and beverage.....................................  3,957   6,277  18,620
  Golf..................................................    --      --      276
  Telephone.............................................    555     735   2,242
  Other.................................................    735   1,001   2,854
                                                         ------ ------- -------
    Total revenue....................................... 15,055  23,552  72,137
                                                         ------ ------- -------
Operating expenses:
  Rooms.................................................  2,738   3,749  11,859
  Food and beverage.....................................  3,346   5,342  15,055
  Golf..................................................    --      --      335
  Telephone.............................................    278     400     927
  Other operating departments...........................    210     361   1,444
  General and administrative............................  1,523   2,074   7,040
  Sales and marketing...................................  1,016   1,506   4,536
  Real estate and personal property taxes...............    307     635   2,184
  Property operations and management....................    811   1,194   3,486
  Management fees (note 7)..............................    407     808   3,390
  Energy................................................    822   1,028   2,694
  Insurance.............................................    228     271     343
  Other fixed expenses..................................    236     382   1,074
  Interest expense (note 3).............................  1,369   2,101   8,088
  Depreciation and amortization.........................  1,143   2,307   7,084
  Advisory fees (note 6)................................    218     292     747
                                                         ------ ------- -------
    Total expenses...................................... 14,652  22,450  70,286
                                                         ------ ------- -------
Net income.............................................. $  403 $ 1,102 $ 1,851
                                                         ====== ======= =======

            See accompanying notes to combined financial statements.

                                ACQUIRED HOTELS

              COMBINED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                 (IN THOUSANDS)

                                                                         TOTAL
                                                                        -------
Balance December 31, 1994.............................................. $ 7,256
  Distributions........................................................  (1,235)
  Contributions........................................................   5,850
  Net income...........................................................     403
                                                                        -------
Balance December 31, 1995.............................................. $12,274
  Distributions........................................................  (2,335)
  Contributions........................................................  26,612
  Net income...........................................................   1,102
                                                                        -------
Balance December 31, 1996.............................................. $37,653
  Distributions........................................................  (5,915)
  Contributions........................................................  30,391
  Net income...........................................................   1,851
                                                                        -------
Balance December 31, 1997.............................................. $63,980
                                                                        =======

            See accompanying notes to combined financial statements.

                                ACQUIRED HOTELS

                       COMBINED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                 (IN THOUSANDS)

                                                   1995      1996      1997
                                                 --------  --------  ---------
Cash flows from operating activities:
 Net income..................................... $    403  $  1,102  $   1,851
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization.................    1,143     2,307      7,084
  Changes in assets and liabilities:
   Guest and trade receivables, net.............     (328)   (1,067)       597
   Inventories..................................     (444)     (562)       (46)
   Prepaid expenses and other current assets....     (442)      (38)      (533)
   Accounts payable.............................    1,115     1,445        362
   Accrued expenses and other liabilities.......    1,293     1,546      2,631
                                                 --------  --------  ---------
    Net cash provided by operating activities...    2,740     4,733     11,946
                                                 --------  --------  ---------
Cash flows from investing activities:
 Acquisition of hotels including working
  capital.......................................  (13,948)  (74,300)   (96,850)
 Funding of restricted cash reserves............      691    (3,019)    (2,748)
 Capital improvement expenditures...............   (2,711)   (1,449)    (6,597)
                                                 --------  --------  ---------
    Net cash used in investing activities.......  (15,968)  (78,768)  (106,195)
                                                 --------  --------  ---------
Cash flows from financing activities:
 Payment of deferred loan costs.................     (368)     (950)      (836)
 Proceeds from issuance of long-term debt.......    9,250    52,870     74,462
 Partners' contributions........................    5,850    26,612     30,391
 Partners' distributions........................   (1,235)   (2,335)    (5,915)
 Principal payments on long-term debt...........     (163)     (494)      (761)
                                                 --------  --------  ---------
    Net cash provided by financing activities...   13,334    75,703     97,341
                                                 --------  --------  ---------
Increase in cash and cash equivalents...........      106     1,668      3,092
Cash and cash equivalents at beginning of year..      264       370      2,038
                                                 --------  --------  ---------
Cash and cash equivalents at end of year........ $    370  $  2,038  $   5,130
                                                 --------  --------  ---------
Cash paid for interest.......................... $  1,369  $  2,101  $   7,848
                                                 ========  ========  =========

            See accompanying notes to combined financial statements.

                                ACQUIRED HOTELS

                    NOTES TO COMBINED FINANCIAL STATEMENTS

(1) ORGANIZATION AND PROPOSED INITIAL PUBLIC OFFERING

  LaSalle Hotel Properties (together with its subsidiary, the Company), a newly organized Maryland corporation, has been formed to own hotel properties and to continue and expand the hotel investment activities of LaSalle Partners Incorporated and certain of its affiliates (collectively LaSalle). The Company will be managed and advised by LaSalle Hotel Advisors, Inc. (the Advisor), a wholly owned subsidiary of LaSalle. The Company intends to qualify as a real estate investment trust (REIT) and complete an initial public offering (the Offering). Upon completion of the Offering, the Company will own interests in 10 full service hotels (the Initial Hotels), through an approximate 82.6% general partner equity interest in an Operating Partnership (the Operating Partnership). All of the Initial Hotels will be leased under leases that provide for rent based on the revenues of the Initial Hotels and will be managed by independent hotel operators (Hotel Operators).

  The Initial Hotels are currently owned by various limited and general partnerships (the Partnerships) in which LaSalle is the general partner. It is the intent of LaSalle and its limited and other general partners to contribute their respective interests in the Initial Hotels in exchange for shares of the REIT or partnership units of the Operating Partnership.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying combined financial statements of the Acquired Hotels have been presented on a combined basis due to their current common ownership and the anticipated ongoing common ownership of these hotels upon consummation of the proposed initial public offering. The acquisition of each of the Acquired Hotels has been accounted for as a purchase and accordingly, the results of operations for each Acquired Hotel has been included in the combined statements of operations from the respective dates of acquisition. All significant intercompany balances and transactions have been eliminated. The Acquired Hotels included in the accompanying presentation are as follows:

                                                           NUMBER OF   DATE OF
               PROPERTY NAME                 LOCATION        ROOMS   ACQUISITION
               -------------                 --------      --------- -----------
     Le Montrose All Suite De Gran
      Luxe............................  West Hollywood, CA    128     10/28/94
     Holiday Inn Plaza Park...........  Visalia, CA           257      10/4/94
     Radisson Tampa East (formerly the
      Camberly Plaza Sabal Park
      Hotel)..........................  Tampa, FL             265      6/16/95
     Omaha Marriott Hotel.............  Omaha, NE             301     12/19/96
     Le Meridien New Orleans Hotel....  New Orleans, LA       494     11/25/96
     Key West Holiday Inn Beachside
      Resort..........................  Key West, FL          222      7/22/97
     Le Meridien Dallas Hotel.........  Dallas, TX            396       9/5/97
     Marriott's Seaview Resort........  Galloway, NJ          300      11/6/97

 Cash and Cash Equivalents

  For purposes of the combined statement of cash flows, all highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

 Inventories

  Inventories, which consist of linens, food and beverage, golf pro shop merchandise, and china, glass and silverware, are valued at the lower of cost (first-in, first-out) or market.

                                ACQUIRED HOTELS

 Investment in hotel properties

  Investment in hotel properties consists of:

                                                                  1996    1997
                                                                 ------- -------
                                                                 (IN THOUSANDS)
     Land.......................................................   8,699  28,144
     Buildings and equipment....................................  96,916 174,572
                                                                 ------- -------
                                                                 105,615 202,716
                                                                 ======= =======

  Depreciation is calculated using the straight-line basis over the estimated useful lives of the related assets, as follows:

     Building and improvements................................... 25 to 39 years
     Furniture and equipment.....................................  5 to  7 years

  Effective January 1, 1996, the Partnerships adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This statement requires that the majority of long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. Implementation of this statement had no impact on the accompanying combined financial statements.

 Deferred Charges

  Loan costs are capitalized and are amortized on the straight-line basis over the life of the respective loan.

  Franchise fees paid in connection with obtaining a franchise agreement are capitalized and amortized on a straight-line basis over the term of the related franchise agreement. Monthly franchise fees are expensed as incurred.

 Restricted Cash Reserves

  In accordance with the respective loan and management agreements, restricted cash accounts have been established, certain of which are to be used for replacements and renewals of furniture, fixtures, and equipment and certain repairs, as defined. The restricted cash accounts are funded in amounts that range from 3% to 6% of the gross revenues of the Acquired Hotels, as defined.

 Income Taxes

  The Acquired Hotels are not directly subject to income taxes because the results of their operations are includable in the tax returns of the partners of the Partnerships. The Company intends to qualify as a REIT under the Internal Revenue Code, and will therefore not be subject to corporate income taxes. Accordingly, no provision for income taxes has been included in the accompanying combined financial statements.

 Membership Fees

  Golf course membership fees are recognized as revenue using the straight-line method over the membership period.

                                ACQUIRED HOTELS

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

 Derivative Financial Instruments

  The Acquired Hotels may enter into interest rate cap agreements which they designate as hedges in order to mitigate the interest rate risk inherent in the related debt instruments. Any gains or losses related to these agreements are deferred and amortized over the terms of the respective agreements.

 Comparative Figures

  Certain 1996 and 1995 amounts were reclassified to conform to the current year presentation.

(3) LONG-TERM DEBT

 Mortgages and Notes Payable

  Mortgages and notes payable, which are secured substantially by all the hotel properties, consist of the following:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1996    1997
                                                                ------- -------
                                                                (IN THOUSANDS)
First mortgage loan payable for up to $9,250. The interest is payable monthly at either the adjusted base rate plus 1% or
 LIBOR plus 3%, at the borrower's option (approximately 9.00%
 at December 31, 1997). The adjusted base rate is equal to the higher of the prime rate or the federal funds rate plus 0.5%.
 Principal is payable quarterly based on the payment schedule set forth in the loan agreement. The loan matures June 15,
 2000. .......................................................  $ 9,018 $ 8,845
First mortgage loan payable in the amount of $16,570. Interest is payable monthly at LIBOR plus 2.5% or the Adjusted Base
 Rate (as defined) plus .75%, at the borrower's option
 (approximately 8.1875% at December 31, 1997). Principal is
 payable quarterly based on the payment schedule set forth in
 the loan agreement. The loan matures December 19, 2001. .....   16,492  16,175
First mortgage loan payable in the amount of up to $5,000.
 Interest is payable monthly at the three-month Eurodollar
 rate plus 4% (approximately 9.75% at December 31, 1997).
 Principal is payable monthly based on a 15-year amortization schedule assuming an 11% interest rate. The loan matures on
 November 3, 1999 and may be extended until November 3, 2000 and then to November 3, 2001 by satisfying certain
 conditions. The loan is subject to a prepayment penalty, as
 defined......................................................    4,810   4,707

First mortgage loan payable with interest payable monthly at the three-month Eurodollar rate plus 4.4% (approximately
 10.15% at December 31, 1997). Principal is payable monthly
 based on a 15-year amortization schedule assuming an 11%
 interest rate. The loan matures on October 6, 1999 and may be extended until October 6, 2000 and then to October 6, 2001 by satisfying certain conditions. The loan is subject to a
 prepayment penalty, as defined...............................    3,761   3,593

                                ACQUIRED HOTELS

                                                                DECEMBER 31,
                                                              -----------------
                                                                1996     1997
                                                              -------- --------
First mortgage loan payable in the amount of $38,300.
 Interest is payable monthly at LIBOR plus 3.5% through
 December 1, 2000 then LIBOR plus 3.75% (approximately 9.22%
 at December 31, 1997). Principal is payable quarterly based on the payment schedule set forth in the loan agreement
 starting February 1, 1999. The loan matures December 1,
 2000........................................................   36,300   38,300
First mortgage loan payable in the amount of $17,950.
 Interest is payable monthly at LIBOR as of one month prior
 to reset date (as defined) plus 3.25% (approximately 8.97%
 at December 31, 1997). Loan is interest only through August
 1, 1999 with principal and interest due thereafter till
 August 1, 2000 with an option to extend to August 1, 2001 ..      --    17,950
First mortgage loan payable in the amount of $12,012.
 Interest is payable monthly at LIBOR plus 3.25%
 (approximately 8.97% at December 31, 1997) and is due
 October 1, 2000 with an option to extend through October 1,
 2001 .......................................................      --    12,012
First mortgage loan payable in the amount of $42,500.
 Interest is payable monthly at LIBOR plus 3% (approximately
 9.00% at December 31, 1997) and is due December 1, 2000 with
 an option to extend through December 1, 2001 ...............      --    42,500
                                                              -------- --------
Total long-term mortgages and notes payable..................   70,381  144,082
Less current installments....................................      445      806
                                                              -------- --------
Long-term mortgages and notes payable excluding current
 installments................................................ $ 69,936 $143,276
                                                              ======== ========

  Aggregate principal payments due for the years ended December 31, (in thousands) are as follows:

     1998.............................................................. $    805
     1999..............................................................    9,235
     2000..............................................................  119,008
     2001..............................................................   15,034
                                                                        --------
                                                                        $144,082
                                                                        ========

  Subsequent to December 31, 1997, approximately $17,145,000 of long-term mortgages were refinanced (note 12).

 Interest Rate Cap Agreements

  Interest rate cap agreements are used to reduce the potential impact of increases in interests rates on floating-rate long-term debt. At December 31, 1997, the Acquired Hotels were parties to various interest rate cap agreements with terms ranging from 3 to 5 years. The agreements entitle the Acquired Hotels to receive from a counterparty (major banks and other institutions), the amounts, if any, by which the Acquired Hotels' interest payments on an aggregate notational amount of approximately $33,000,000 of long-term debt exceeds rates ranging from 10.0% to 14.0%. No amounts have been received by the Acquired Hotels under these agreements since their commencement.

  The Acquired Hotels are exposed to credit losses in the event of nonperformance by the counterparties to its interest rate cap agreements. The Acquired Hotels anticipate, however, that the counterparties will be able to

                                ACQUIRED HOTELS
fully satisfy their obligations under the contracts. The Acquired Hotels do not obtain collateral to support these obligations but monitor the credit standing of the counterparties.

(4) LEASES

  The Acquired Hotels lease several suites to tenants under operating leases with terms of less than one year.

  The Acquired Hotels lease certain equipment under noncancelable operating leases with terms of three years or less. In addition, one hotel is subject to a ground lease. Total lease expense for the years ended December 31, 1995, 1996 and 1997 was approximately $60,000, $160,000 and $658,000, respectively. Future minimum lease payments (in thousands) for the years ended December 31, are as follows:

                                                         HOTEL
                                                     GROUND LEASES OTHER  TOTAL
                                                     ------------- ----- -------
     1998...........................................    $   425    $403  $   828
     1999...........................................        425     294      719
     2000...........................................        425     160      585
     2001...........................................        425     116      541
     2002...........................................        425      23      448
     Thereafter.....................................     33,575      --   33,575

(5) FAIR VALUE OF FINANCIAL INSTRUMENTS

  Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures of Fair Value of Financial Instruments requires all entities to disclose the fair value of certain financial instruments in their financial statements. Accordingly, the carrying amount of cash and cash equivalents, restricted cash reserves, guest and trade accounts receivables, accounts payable, accrued expenses and other liabilities are stated at cost which approximates their fair value due to the short maturity of these instruments.

  The carrying amount of debt approximates fair value due to the ability to obtain such borrowings at comparable interest rates. The aggregate fair value of the interest rate cap agreements was $0 at December 31, 1997 and 1996 and is based on amounts expected to be received or paid under the respective agreements.

(6) ADVISORY AGREEMENTS

  The Acquired Hotels have entered into separate advisory agreements (Advisory Agreements) with LaSalle for each of the Acquired Hotels. The Advisory Agreements call for the payment of acquisition, asset management, and incentive advisory fees.

  Amounts incurred (in thousands) under the Advisory Agreements are as follows:

                                                            FOR THE YEARS ENDING
                                                                DECEMBER 31,
                                                            --------------------
                                                             1995   1996   1997
                                                            ------ ------ ------
     Acquisition fees...................................... $  150 $  561 $  681
     Asset management fees.................................    218    292    747

  Acquisition fees of $360,000 and $0 were payable at December 31, 1996 and 1997, respectively. Asset management fees of approximately $76,000 and $181,000 were payable at December 31, 1996 and 1997, respectively.

                                ACQUIRED HOTELS

  In addition, an incentive advisory fee may be payable upon the achievement of certain internal rates of return on Partnership contributions and is generally calculated based on a percentage of cash distributions after the achievement of the aforementioned internal rates of returns. No incentive advisory fees were due or incurred for any of the years in the three-year period ended December 31, 1997.

  In conjunction with the Offering and the related asset transfers (note 1), certain incentive advisory fees may be due under these agreements. The amounts due under these incentive advisory agreements cannot currently be estimated.

(7) MANAGEMENT AGREEMENTS

  The Acquired Hotels have entered into separate management agreements (Operator Agreements) for each of the Acquired Hotels with the Hotel Operators. Pursuant to the terms of the Operator Agreements, the Hotel Operators are to manage the Hotels for a base management fee equal to a percentage of gross revenue (as defined), plus an incentive fee equal to a percentage of certain measures of profitability (as defined). In addition, certain Operating Agreements call for the payment of Corporate Fees, as defined, equal to a percentage of gross operating income, as defined, contingent upon the achievement of certain return hurdles (as defined). The Operator Agreements are for varying terms which expire at dates from 1998 through 2008.

  Fees incurred under the Operator Agreements (in thousands) are as follows:

                                                          FOR THE YEARS ENDING
                                                              DECEMBER 31,
                                                         ----------------------
                                                          1995   1996    1997
                                                         ------ ------ --------
     Base management fees............................... $  352 $  538 $  1,798
     Incentive management fees..........................     55    270    1,592

  Base management fees of approximately $78,000 and $135,000 were payable at December 31, 1996 and 1997, respectively. Incentive management fees of approximately $131,000 and $634,000 were payable at December 31, 1996 and 1997, respectively.

  One of the Acquired hotels is subject to a franchise agreement which expires in July, 2007. The franchise agreement requires that the related Partnership maintain certain quality standards, including making significant renovations of guest rooms, corridors, and other public areas. In addition, the Partnership is required to replace certain furniture, fixtures and equipment. The Partnership is obligated to pay monthly fees based on gross room revenue. These fees are included in the operator fees discussed below.

  In addition, pursuant to the terms of the Operator Agreements, the Hotel Operators provide the Acquired Hotels with various services and supplies, including marketing, reservations, and insurance. Costs incurred by the Acquired Hotels under these arrangements, including Corporate Fees, as defined, totaled approximately $178,000, $233,000 and $1,365,000, for the years ending December 31, 1995, 1996 and 1997, respectively.

  Subsequent to the Offering (note 1), certain Operator Agreements are expected to cease or be modified.

(8) EMPLOYEE BENEFIT PLANS

  A majority of the employees of the Acquired Hotels participate in defined contribution and other benefit plans, which are administered by the respective operators in accordance with the provisions of the related labor contracts and are generally based on hours worked. The Acquired Hotels contribution to these plans totaled approximately $12,000, $53,000 and $192,000, for the years ending December 31, 1995, 1996 and 1997, respectively.

                                ACQUIRED HOTELS

(9) PRO FORMA INFORMATION (UNAUDITED)

  Affiliates of LaSalle acquired the Acquired Hotels at various times through November 6, 1997 as described in note 1. The following table sets forth certain summary unaudited pro forma operating data as if the acquisitions had been consummated as of the beginning of the previous respective period.

                                                          FOR THE YEARS ENDING
                                                              DECEMBER 31,
                                                        ------------------------
                                                         1995    1996     1997
                                                        ------- ------- --------
                                                             (IN THOUSANDS)
     Total revenues.................................... $57,204 $80,155 $114,136
     Total interest....................................   6,486  10,127   13,218
     Total depreciation................................   5,702   7,641   11,635
     Total expenses....................................  55,418  78,665  111,935
     Net income........................................   1,786   1,490    2,201

  The unaudited pro forma operating data are presented for comparative purposes only and are not necessarily indicative of what the actual results of operations would have been for each of the periods presented, nor does such data purport to represent the results to be achieved in future periods.

(10) COMMITMENTS AND CONTINGENCIES

  The nature of the operations of the Acquired Hotels exposes them to the risk of claims and litigation in the normal course of its business. Although the outcome of these matters cannot be determined, management believes that the ultimate resolution of these matters will not have a material adverse effect on the financial position or operations of the Acquired Hotels.

  The terms of the debt agreement secured by the LeMeridien New Orleans requires the related Partnership to commit to certain capital expenditures and maintenance totaling approximately $1,709,000 and $900,000 for the years ended December 31, 1998 and 1999, respectively.

(11) CONCENTRATION OF RISK

  The profitability of the Acquired Hotels is dependent upon business and leisure travelers and in certain circumstances, golf tourism. Consequently demand may fluctuate and be seasonal. Unfavorable economic or weather conditions could adversely affect the results of operations.

(12) SUBSEQUENT EVENTS

  Affiliates of LaSalle have entered into a letter of intent to acquire the LaGuardia Airport Marriott, a 436 room hotel in New York, NY, on behalf of the Company.

  The partnerships owning three of the Initial Hotels (Radisson Tampa East Hotel, Holiday Inn Plaza Park and Le Montrose All Suite Hotel De Gran Luxe) entered into a loan agreement on January 30, 1998 with an affiliate of Prudential Securities Incorporated pursuant to which the three partnerships borrowed an aggregate of $48,000,000, the proceeds of which were used to purchase certain limited and general partnership interests in those three Initial Hotels and to repay outstanding mortgage and other indebtedness on such Initial Hotels and certain expenses in connection therewith.

                                ACQUIRED HOTELS
            SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION
                            AS OF DECEMBER 31, 1997

                                (IN THOUSANDS)

                                                     COSTS CAPITALIZED
                                                       SUBSEQUENT TO     GROSS AMOUNTS AT WHICH
                                                        ACQUISITION    CARRIED AT CLOSE OF PERIOD
                                                     ----------------- ---------------------------
                                                                                                   ACCUMULATED
                                                                                                   DEPRECIATION  NET BOOK
                                                                                  (C)               PROPERTY &    VALUE
                                        PROPERTY AND      PROPERTY AND   (A)   PROPERTY &  TOTAL    EQUIPMENT   PROPERTY &
   DESCRIPTION     ENCUMBRANCES  LAND    EQUIPMENT   LAND  EQUIPMENT    LAND   EQUIPMENT  (A) (C)      (B)      EQUIPMENT
   -----------     ------------ ------- ------------ ---- ------------ ------- ---------- -------- ------------ ----------
Omaha Marriott,
Omaha, Nebraska..    $ 16,175   $ 3,800    $22,077   $ 0    $ 1,480    $ 3,800  $ 23,557  $ 27,357    $1,228     $ 26,129
LeMeridien New
Orleans
New Orleans,
Louisiana........      38,300         0     48,422     0      2,726          0    51,148    51,148     2,558       48,590
LeMeridien
Dallas,
Dallas, Texas....      12,012     1,700     15,378     0        655      1,700    16,033    17,733       168       17,565
Holiday Inn
Beachside,
Key West,
Florida..........      17,950     6,033     17,940     0        504      6,033    18,444    24,477       368       24,109
Holiday Inn Plaza
Park,
Visalia,
California.......       3,593     1,342      4,622     0      1,922      1,342     6,544     7,886     1,056        6,830
LeMontrose All
Suite Hotel
De Gran Luxe,
West Hollywood,
California.......       4,707     1,430      6,487     0      1,800      1,430     8,287     9,717     1,635        8,082
Camberley Plaza
Sabal Park,
Tampa, Florida...       8,845     2,128     11,501     0      1,186      2,128    12,820    14,948     2,302       12,646
Marriott's
Seaview Resort,
Galloway, New
Jersey...........      42,500    11,711     37,484     0        255     11,711    37,739    49,450       600       48,850
                     --------   -------   --------   ---    -------    -------  --------  --------    ------     --------
 Total...........    $144,082   $28,144   $163,911   $ 0    $10,528    $28,144  $174,572  $202,716    $9,915     $192,801
                     ========   =======   ========   ===    =======    =======  ========  ========    ======     ========
                                            LIFE ON WHICH
                                            DEPRECIATION
                                              IN INCOME
                     DATE OF      DATE OF   STATEMENT IS
   DESCRIPTION     CONSTRUCTION ACQUISITION   COMPUTED
   -----------     ------------ ----------- -------------
Omaha Marriott,
Omaha, Nebraska..      1982       Dec-96    5 - 39 years
LeMeridien New
Orleans
New Orleans,
Louisiana........      1984       Nov-96    5 - 39 years
LeMeridien
Dallas,
Dallas, Texas....      1980       Sep-97    5 - 39 years
Holiday Inn
Beachside,
Key West,
Florida..........      1960       Jul-97    5 - 39 years
Holiday Inn Plaza
Park,
Visalia,
California.......      1976       Oct-94    5 - 25 years
LeMontrose All
Suite Hotel
De Gran Luxe,
West Hollywood,
California.......      1976       Oct-94    5 - 25 years
Camberley Plaza
Sabal Park,
Tampa, Florida...      1987       Jun-95    5 - 39 years
Marriott's
Seaview Resort,
Galloway, New
Jersey...........      1912       Nov-97    5 - 30 years
 Total...........

--------
(a) Reconciliation of Investment in hotel properties:

                                YEARS ENDED DECEMBER
                                        31,
                               ----------------------
                                1995   1996    1997
                               ------ ------- -------
      Balance at beginning of
       period................. 14,216  29,865 105,615
      Additions--improvements
       and property
       acquisitions........... 15,649  75,750  97,101
                               ------ ------- -------
      Balance at end of
       period................. 29,865 105,615 202,716
                               ------ ------- -------

(b) Reconciliation of accumulated depreciation:

      Balance at beginning of
       period.................    133   1,136   3,294
      Depreciation expense....  1,003   2,158   6,621
                               ------ ------- -------
      Balance at end of
       period.................  1,136   3,294   9,915
                               ------ ------- -------

(c) Aggregate cost for Federal income tax reporting purposes at December 31, 1997 is as follows:

      Land............................................................. $ 28,144
      Property & equipment.............................................  174,572
                                                                        --------
                                                                        $202,716
                                                                        ========

                         INDEPENDENT AUDITORS' REPORT

The Board of Trustees
LaSalle Hotel Properties:

  We have audited the accompanying balance sheets of LRP Bloomington Limited Partnership (Radisson Hotel South & Plaza Tower) as of December 31, 1996 and 1997, and the related statements of operations, changes in partners' capital, and cash flows for the period from December 1, 1995 (date of formation) to December 31, 1995 and the years ended December 31, 1996 and 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of LRP Bloomington Limited Partnership (Radisson Hotel South & Plaza Tower) as of December 31, 1996 and 1997 and the results of its operations and its cash flows for the period from December 1, 1995 (date of formation) to December 31, 1995 and the years ended December 31, 1996 and 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Minneapolis, Minnesota
January 30, 1998

                      LRP BLOOMINGTON LIMITED PARTNERSHIP
                     (RADISSON HOTEL SOUTH AND PLAZA TOWER)

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1997

                                                             1996        1997
                                                          ----------- ----------
Current assets:
 Cash and cash equivalents..............................  $   345,868  1,743,928
 Guest and trade receivable less allowance for doubtful
  accounts of $40,878 and $34,386, respectively.........    1,151,734    975,840
 Inventories............................................      332,965    287,982
 Prepaid expenses and other current assets..............      797,410    439,367
                                                          ----------- ----------
  Total current assets..................................    2,627,977  3,447,117
                                                          ----------- ----------
Investment in hotel, at cost............................   33,802,738 35,538,336
Less accumulated depreciation...........................    3,019,534  6,073,766
                                                          ----------- ----------
  Net investment in hotel property......................   30,783,204 29,464,570
                                                          ----------- ----------
Deferred charge, net of accumulated amortization of
 $74,002 and $142,294, respectively.....................      267,477    199,185
Restricted cash reserves (note 2).......................    1,215,130    489,547
                                                          ----------- ----------
  Total assets..........................................  $34,893,788 33,600,419
                                                          =========== ==========
           LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
 Accounts payable.......................................  $   493,770    497,478
 Accrued expenses and other liabilities.................    1,079,036  1,169,129
 Current installments of long-term debt (note 3)........      758,333    862,500
                                                          ----------- ----------
  Total current liabilities.............................    2,331,139  2,529,107
                                                          ----------- ----------
Long-term debt, excluding current installments (note 3).   24,529,168 23,666,667
                                                          ----------- ----------
Commitments and contingencies (note 3, 4, and 8)
  Total liabilities.....................................   26,860,307 26,195,774
                                                          ----------- ----------
Partners' capital.......................................    8,033,481  7,404,645
                                                          ----------- ----------
  Total liabilities and partners' capital...............  $34,893,788 33,600,419
                                                          =========== ==========

                See accompanying notes to financial statements.

                      LRP BLOOMINGTON LIMITED PARTNERSHIP
                     (RADISSON HOTEL SOUTH AND PLAZA TOWER)

                            STATEMENTS OF OPERATIONS

 FOR THE PERIOD FROM DECEMBER 1, 1995 (DATE OF FORMATION) TO DECEMBER 31, 1995
                 AND THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                 1995        1996        1997
                                              ----------  ----------- ----------
Revenues:
 Rooms....................................... $  587,510  $13,418,794 13,862,485
 Food and beverage...........................    682,253    9,275,706 10,214,294
 Telephone...................................     25,631      522,776    491,385
 Other.......................................     76,032    1,399,603  1,648,970
                                              ----------  ----------- ----------
  Total revenue..............................  1,371,426   24,616,879 26,217,134
                                              ==========  =========== ==========
Operation expenses:
 Rooms.......................................    209,941    3,231,457  3,523,594
 Food and beverage...........................    523,725    6,515,017  7,197,750
 Telephones..................................     23,748      316,818    298,589
 Other operating departments.................     31,862      887,300  1,016,900
 General and administrative..................    151,539    1,717,682  1,674,289
 Sales and marketing.........................     86,708    1,292,632  1,352,154
 Property taxes..............................     96,845    1,191,392  1,240,226
 Property operations and management..........    120,034    1,084,583  1,154,108
 Management fees (note 6)....................     55,180    1,052,582  1,111,209
 Energy......................................     60,375      832,112    807,692
 Insurance...................................     (2,090)     310,083    131,853
 Other fixed expenses........................     12,638      274,424    247,523
 Interest expense............................    211,619    2,600,831  2,657,560
 Depreciation and amortization...............    375,431    2,718,106  3,122,523
 Advisory fees (note 5)......................     13,250      159,000    159,000
                                              ----------  ----------- ----------
  Total expenses.............................  1,970,805   24,184,019 25,694,970
                                              ----------  ----------- ----------
Net income (loss)............................ $ (599,379) $   432,860    522,164
                                              ==========  =========== ==========

                See accompanying notes to financial statements.

                      LRP BLOOMINGTON LIMITED PARTNERSHIP
                     (RADISSON HOTEL SOUTH AND PLAZA TOWER)

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

 FOR THE PERIOD FROM DECEMBER 1, 1995 (DATE OF FORMATION) TO DECEMBER 31, 1995
                 AND THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                   LASALLE
                                     LRP
                                 BLOOMINGTON
                                   LIMITED     RADISSON       RAD
                                 PARTNERSHIP  GROUP, INC. BLOOM, L.P.   TOTAL
                                 -----------  ----------- ----------- ----------
Initial contributions, December
 1, 1995.......................  $2,000,000    2,000,000   5,100,000   9,100,000
 Net loss......................    (131,732)    (131,732)   (335,915)   (599,379)
                                 ----------    ---------   ---------  ----------
Balances, December 31, 1995....   1,868,268    1,868,268   4,764,085   8,500,621
 Distributions.................    (197,802)    (197,802)   (504,396)   (900,000)
 Net income....................      95,134       95,134     242,592     432,860
                                 ----------    ---------   ---------  ----------
Balances, December 31, 1996....   1,765,600    1,765,600   4,502,281   8,033,481
 Distributions.................    (252,967)    (252,967)   (645,066) (1,151,000)
 Net Income....................     114,761      114,761     292,642     522,164
                                 ----------    ---------   ---------  ----------
Balances, December 31, 1997....  $1,627,394    1,627,394   4,149,857   7,404,645
                                 ==========    =========   =========  ==========




                See accompanying notes to financial statements.

                      LRP BLOOMINGTON LIMITED PARTNERSHIP
                     (RADISSON HOTEL SOUTH AND PLAZA TOWER)

                            STATEMENTS OF CASH FLOWS

 FOR THE PERIOD FROM DECEMBER 1, 1995 (DATE OF FORMATION) TO DECEMBER 31, 1995
                 AND THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                              1995         1996        1997
                                           -----------  ----------  -----------
Cash flows from operating activities:
 Net income (loss).......................  $  (599,379)    432,860      522,164
 Adjustment to reconcile net income
  (loss) to net cash
  provided by operating activities:
  Depreciation and amortization..........      375,431   2,718,106    3,122,523
  Changes in assets and liabilities:
   Guest and trade receivables, net......     (497,418)   (604,265)     175,894
   Inventories...........................       (1,774)    (90,481)      44,983
   Prepaid expenses......................     (125,570)   (372,243)     358,043
   Accounts payable......................     (111,145)    (54,476)       3,708
   Accrued expenses and other
    liabilities..........................      (47,464)    186,487       90,093
                                           -----------  ----------  -----------
    Net cash provided by (used in)
     operating activities................   (1,007,319)  2,215,988    4,317,408
                                           -----------  ----------  -----------
Cash flows from investing activities:
 Funding of restricted cash reserves.....   (1,879,574) (1,020,167)  (1,010,014)
 Payments received from restricted cash
  reserves...............................       75,926   1,608,685    1,735,598
 Acquisition of hotel property...........  (31,109,082)        --           --
 Capital expenditures....................      (75,926) (1,608,685)  (1,735,598)
                                           -----------  ----------  -----------
    Net cash used in investing
     activities..........................  (32,988,656) (1,020,167)  (1,010,014)
                                           -----------  ----------  -----------
Cash flow from financing activities:
 Payment of loan costs...................     (341,479)        --           --
 Proceeds from issuance of long-term
  debt...................................   26,000,000         --           --
 Partners' contributions.................    9,100,000         --           --
 Partners' distributions.................          --     (900,000)  (1,151,000)
 Principal payments on long-term debt....      (54,167)   (658,332)    (758,334)
                                           -----------  ----------  -----------
    Net cash provided by (used in)
     financing activities................   34,704,354  (1,558,332)  (1,909,334)
                                           -----------  ----------  -----------
Increase (decrease) in cash and cash
 equivalents.............................      708,379    (362,511)   1,398,060
Cash and cash equivalents at beginning of
 period..................................          --      708,379      345,868
                                           -----------  ----------  -----------
Cash and cash equivalents at end of
 period..................................  $   708,379     345,868    1,743,928
                                           ===========  ==========  ===========
Cash paid for interest...................  $   211,619   2,600,831    2,657,560
                                           ===========  ==========  ===========

                See accompanying notes to financial statements.

                      LRP BLOOMINGTON LIMITED PARTNERSHIP
                    (RADISSON HOTEL SOUTH AND PLAZA TOWER)

                         NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION, OPERATIONS, AND BASIS OF PRESENTATION

  LRP Bloomington Limited Partnership, a Delaware limited partnership (the Partnership), was formed on December 1, 1995 by LaSalle LRP Bloomington Limited Partnership (LaSalle) as general partner, and Rad Bloom, L.P., a Delaware limited partnership (Steinhardt) and Radisson Group, Inc., a Minnesota corporation (Radisson) as limited partners, each having ownership interests of 21.978%, 56.044%, and 21.978%, respectively. The Partnership was formed for the purpose of acquiring and operating the Radisson Hotel South and Plaza Tower (the Hotel), which was acquired by the Partnership on December 1, 1995. The Hotel, which is located in Bloomington, Minnesota, has 580 guest rooms and 68,000 square feet of meeting space.

  Income and losses are allocated pro rata among the partners based on their respective partnership interests. The Partnership shall terminate on December 31, 2015, unless certain events occur as specified in the Partnership agreement.

  LaSalle, as managing partner, may call for additional capital contributions. The limited partners are not obligated to make additional capital contributions, however, their interests in the Partnership will decline if another partner elects to make such contributions instead.

  "Net Operating Cash Flow" and "Net Capital Proceeds," as defined in the Partnership Agreement, shall be distributed to the partners in accordance with their respective percentage interest, not less often than quarterly.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash and Cash Equivalents

  For purposes of the statement of cash flows, all highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

 Inventories

  Inventories are valued at the lower of cost (first-in, first-out) or market. Silver, china, linens, and glassware inventories are recorded at amortized cost.

 Investment in Hotel

  Depreciation of property and equipment for financial statement purposes is calculated using the straight-line method over the estimated useful lives of the related assets as follows:

      Building......................................................... 30 years
      Furniture and equipment..........................................  5 years

  On January 1, 1996, the Partnership adopted the provisions of SFAS No. 121, it Accounting for the Impairment of Long-lived Assets and for long-lived Assets to Be Disposed Of. The Partnership records a provision for impairment of the carrying value of its Hotel whenever the estimated future cash flows from operations and projected sale are less than the net carrying value. Management believes that the estimates and assumptions used are appropriate in evaluating the carrying value of the Partnership's Hotel presented in the accompanying balance sheet, however, changes in market conditions and circumstances could occur that would cause these estimates to change. No adjustment of the carrying value of the Partnership's hotel was required at December 31, 1996 and 1997.

                      LRP BLOOMINGTON LIMITED PARTNERSHIP
                    (RADISSON HOTEL SOUTH AND PLAZA TOWER)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 Deferred Loan Costs

  Deferred loan costs of $341,479 related to the debt incurred in connection with the acquisition of the Hotel were capitalized and will be amortized over the life of the mortgage loans using a method which approximates a level yield.

 Restricted Cash Reserves

  At December 31, 1996 and 1997, the Partnership had $728,148 and $325,910, respectively, in escrow related to the hold-back provisions of its loan agreements. At December 31, 1996 and 1997, the Partnership also had $486,982 and $163,637 respectively, in a restricted cash account pursuant to provisions of the management agreement, which can be used only to purchase furniture and equipment for the Hotel. The Partnership is required to reserve four percent of gross revenue on an annual basis for capital expenditures.

 Income Taxes

  The Partnership is not directly subject to income taxes because the results of its operations are includable in the tax returns of its partners. Accordingly, no provision for income taxes has been included in the accompanying financial statements.

 Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Comparative Figures

  Certain 1995 and 1996 amounts were reclassified to conform to the current year presentation.

(3) LONG-TERM DEBT

  Outstanding long-term debt at December 31, 1996 and 1997, which is secured by the hotel, is summarized as follows

                                                              1996       1997
                                                           ---------- ----------
First mortgage note payable, interest rate of LIBOR plus
 4.25%, (approximately 9.97% at December 31, 1997)
 principal and interest payable in monthly installments,
 matures December 2000...................................  19,451,924 18,868,590
Second mortgage note payable, interest rate of LIBOR plus
 4.25%, (approximately 9.97% at December 31, 1997)
 principal and interest payable in monthly installments,
 matures December 2000...................................   5,835,577  5,660,577
                                                           ---------- ----------
Total....................................................  25,287,501 24,529,167
Less current maturities..................................     758,333    862,500
                                                           ---------- ----------
                                                           24,529,168 23,666,667
                                                           ========== ==========

                      LRP BLOOMINGTON LIMITED PARTNERSHIP
                    (RADISSON HOTEL SOUTH AND PLAZA TOWER)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  Total maturities of long-term debt due in each of the next three years are as follows:

      1998..........................................................   $ 862,500
      1999..........................................................   1,008,318
      2000..........................................................  22,658,349
                                                                     -----------
                                                                     $24,529,167
                                                                     ===========

(4) LEASES

  The Partnership leases certain equipment under noncancelable operating leases. In addition, the Partnership is subject to two ground leases under which the Partnership leases two parking lots. Total rental expense for the period from December 1, 1995 to December 31, 1995 and for the years ended December 31, 1996 and 1997 was $25,890, $257,557 and $219,528, respectively.
Future minimum lease payments for the years ended December 31 are as follows

                                                     GROUND
                                                     LEASE   EQUIPMENT   TOTAL
                                                    -------- --------- ---------
1998............................................... $105,895   82,026    187,921
1999...............................................  108,652   79,147    187,799
2000...............................................  112,545   48,105    160,650
2001...............................................  118,625      --     118,625
2002...............................................  121,642      --     121,642
Thereafter.........................................  339,496      --     339,496
                                                    --------  -------  ---------
                                                    $906,855  209,278  1,116,133
                                                    ========  =======  =========

(5) ADVISORY AGREEMENT

  The Partnership has entered into an advisory agreement (Advisory Agreement) with LaSalle Advisors Limited Partnership. The Advisory Agreement calls for the payment of acquisition, asset management, and incentive advisory fees, as defined.

  Asset management fees incurred pursuant to the Advisory Agreement were $13,250, $159,000 and $159,000 for the period from December 1, 1995 to
December 31, 1995 and for the years ended December 31, 1996 and 1997, respectively. The Partnership incurred no acquisition of incentive advisory fees in either period.

  In addition, an incentive advisory fee may be payable upon the achievement of certain internal rates of return on Partnership contributions and is generally calculated based on a percentage of cash distributions after the achievement of the aforementioned internal rates of return. No incentive advisory fees were due or incurred for the period from December 1, 1995 to December 31, 1995 and for the years ended December 31, 1996 and 1997.

(6) MANAGEMENT AGREEMENT

  The Partnership has entered into a separate management agreement (Operator Agreement) with the Radisson Hotel Corporation (Hotel Operator). Pursuant to the terms of the Operator Agreement, the Hotel Operator is to manage the Hotel for a base management fee equal to a percentage of gross revenue (as defined), plus an incentive fee equal to a percentage of certain measures of profitability (as defined). In addition, certain provisions of the Operator Agreement call for the payment of Corporate Fees, as defined, equal to a percentage of gross

                      LRP BLOOMINGTON LIMITED PARTNERSHIP
                     (RADISSON HOTEL SOUTH & PLAZA TOWER)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

operating income, as defined, contingent upon the achievement of certain return hurdles,as defined. The Operator Agreement is for a period commencing December 1, 1995 and ending on December 31, 2005.

  Fees incurred under the Operator Agreement is as follows:

                                            FOR THE PERIODS ENDING   PAYABLE AT
                                                  DECEMBER 31        DECEMBER 31
                                           ------------------------- -----------
                                            1995    1996     1997    1996  1997
                                           ------- ------- --------- ---- ------
   Basic Management fees.................. $55,180 984,675 1,048,685 --   42,054
   Incentive management fees..............     --   67,907    62,524 --      --

  In addition, pursuant to the terms of the Operator Agreement, the Hotel Operator provided the Hotel with various services and supplies, including marketing, reservations and insurance. Costs incurred by the Hotel under these arrangements totaled approximately $118,000, $1,237,000, and $721,000 and for the period from December 1, 1995 to December 31, 1995 and for the years ending December 31, 1996 and 1997, respectively.

(7)EMPLOYEE BENEFITS

 Profit Sharing Plan

  The Partnership participates in the Radisson Hotels Employees' Savings and Investment Plan (the Plan), which is administered by an affiliate of Radisson. All full-time, nonunion employees who have attained the age of 21 and one full year of service can participate in the Plan. Contributions to the Plan are authorized by Radisson on December 31 of each year. Approximately $6,000, $79,000, and $74,000 were charged to operations for the period from December 1, 1995 to December 31, 1995 and the years ended December 31, 1996 and 1997, respectively, based upon the estimated contributions for the respective periods.

 Pension Plan

  Certain employees of the Hotel participate in union-sponsored, multiple employer pension and health and welfare plans, which are administered by an affiliate of Radisson. Contributions to these plans are determined in accordance with the provisions of the negotiated labor contracts and are generally based on hours worked. The plan does not aggregate the assets, liabilities or costs by participating employer. As a result, disclosures required by the SFAS No. 87, Employers' Accounting for Pensions, cannot be made. The Partnership's contribution to these plans totaled approximately $43,000, $632,000, and $610,000 for the period from December 1, 1995 to
December 31, 1995 and the years ended December 31, 1996 and 1997, respectively.

(8) COMMITMENTS AND CONTINGENCIES

  The nature of the operations of the Hotel exposes them to the risk of claims and litigation in the normal course of its business. Although the outcome of these matters cannot be determined, management believes that the ultimate resolution of these matters will not have a material adverse effect on the financial position or operations of the Hotel.

                         INDEPENDENT AUDITORS' REPORT

The Board of Trustees
LaSalle Hotel Properties:

  We have audited the accompanying statements of revenues and expenses and cash flows of the Omaha Marriott Hotel for the period from December 30, 1995 to December 19, 1996. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying statements of revenues and expenses and cash flows were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the Registration Statement on Form S-11 of LaSalle Hotel Properties as described in note 1. The presentation is not intended to be a complete presentation of the revenues and expenses of the Omaha Marriott Hotel.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the revenues and expenses and cash flows, described in note 1, of the Omaha Marriott Hotel for the period from December 30, 1995 to December 19, 1996 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Omaha, Nebraska
January 9, 1998

                              OMAHA MARRIOTT HOTEL

                  STATEMENT OF REVENUES AND EXPENSES (NOTE 1)

               PERIOD FROM DECEMBER 30, 1995 TO DECEMBER 19, 1996

REVENUES:
 Rooms............................................................. $ 8,218,842
 Food and beverage.................................................   5,705,950
 Telephone.........................................................     225,470
 Other.............................................................     368,765
                                                                    -----------
Total revenues.....................................................  14,519,027
                                                                    -----------
EXPENSES:
 Rooms.............................................................   1,986,971
 Food and beverage.................................................   4,323,251
 Telephone.........................................................     118,517
 Other operating departments.......................................     330,135
 Property maintenance and operations...............................     494,325
 Utilities.........................................................     315,531
 General and administrative........................................   1,308,409
 Sales and marketing...............................................     571,243
 National advertising, sales and training..........................     246,726
 Property taxes....................................................     253,202
 Management fees (note 1)..........................................   1,130,249
                                                                    -----------
Total expenses.....................................................  11,078,559
                                                                    -----------
Excess of revenues over expenses................................... $ 3,440,468
                                                                    -----------



                See accompanying notes to financial statements.

                              OMAHA MARRIOTT HOTEL

                        STATEMENT OF CASH FLOWS (NOTE 1)

               PERIOD FROM DECEMBER 30, 1995 TO DECEMBER 19, 1996

Cash flows from operating activities:
 Excess of revenues over expenses................................. $ 3,440,468
 Adjustments to reconcile to net cash provided by operating activ-
  ities:
  Decrease in guest and trade receivables, net....................     324,866
  Decrease in due from Marriott...................................      79,880
  Increase in prepaid expenses and other current assets...........        (502)
  Increase in accounts payable....................................     190,723
  Decrease in accrued expenses and other liabilities..............     (10,819)
                                                                   -----------
Net cash provided by operating activities.........................   4,024,616
                                                                   -----------
Cash flows from investing activities:
 Capital expenditures.............................................    (797,782)
 Increase in restricted cash......................................    (387,742)
                                                                   -----------
Net cash used in investing activities.............................  (1,185,524)
                                                                   -----------
Cash flows used in financing activities--distributions to owners..  (2,776,028)
                                                                   -----------
Net increase in cash..............................................      63,064
Cash and cash equivalents at beginning of period..................     235,404
                                                                   -----------
Cash and cash equivalents at end of period........................ $   298,468
                                                                   -----------



                See accompanying notes to financial statements.

                             OMAHA MARRIOTT HOTEL

                         NOTES TO FINANCIAL STATEMENTS

              PERIOD FROM DECEMBER 30, 1995 TO DECEMBER 19, 1996

(1) ORGANIZATION, OPERATIONS AND BASIS OF PRESENTATION

  The Omaha Marriott Hotel (the Hotel) is a 301-room hotel constructed in 1982. The Hotel was owned by Starwood Lodging Trust (the Owner) through December 19, 1996, when it was sold to an affiliate of LaSalle Hotel Properties. The accompanying financial statements include the revenues and expenses and associated cash flows for the Omaha Marriott Hotel for the period December 30, 1995 through December 19, 1996. Certain revenues and expenses related to the ownership of the Hotel including but not limited to depreciation, interest expense, and gains or losses on assets, have been excluded from the accompanying presentation since the related records were not available.

  These financial statements have been presented for the purpose of complying with the rules and regulations of the Securities and Exchange Commission Regulation S-X and for inclusion in the Registration Statement on Form S-11 of LaSalle Hotel Properties. The presentation is not intended to be a complete presentation of the revenues and expenses of the Omaha Marriott Hotel.

 Management Agreement

  The Hotel is subject to a management agreement (Management Agreement) with Marriott Corporation (Marriott) dated August 9, 1979. Pursuant to the terms of the Management Agreement, Marriott is to manage the Hotel operations through 2007. Marriott may renew the Management Agreement on the same terms for each of three successive periods of ten fiscal years each. Marriott receives a base management fee equal to 3% of the gross revenue, as defined, for each year, paid monthly based on adjusted gross revenue of the preceding month. Marriott also receives an incentive fee calculated based on 20% of net operating profit, as defined. Base management fees and management incentive fees incurred were $486,242 and $694,007, respectively, for the period December 30, 1995 to December 19, 1996.

  Under the Management Agreement, Marriott also provides the hotel with various national services reimbursable up to 2.75% of gross revenue, as defined annually. These services cover national sales support, national and local advertising and certain training services which amounted to $246,726 for the period December 30, 1995 through December 19, 1996. The Hotel is also charged a national reservation system fee of $5 per booked reservation and a payroll/accounting services fee of .53% of gross revenue.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash and Cash Equivalents

  For purposes of the statement of cash flows, all highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

 Inventories

  Inventories are valued at the lower of cost (first-in, first-out) or market.

 Restricted Cash

  In accordance with the Management Agreement, a restricted cash account has been established to be used only for replacements and renewals of furniture, fixtures and equipment and certain routine and non-routine repair, as defined. The restricted cash accounts are based on monthly gross revenues, as defined, of the Hotel and off-site banquet operations, respectively.

 Income Taxes

  The Owner of the Hotel, a partnership, was not directly subject to income taxes as any liability for Federal income taxes would be that of the Partners of the Owner.

                             OMAHA MARRIOTT HOTEL

              PERIOD FROM DECEMBER 30, 1995 TO DECEMBER 19, 1996


 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3) BENEFIT PLAN

  A defined contribution plan was established by Marriott for all eligible employees, as defined, of the Hotel. The monthly benefit is calculated as 2.5% of eligible gross salaries and wages, as defined, and amounted to $86,439 for the period from December 30, 1995 through December 19, 1996.

(4) COMMITMENTS AND CONTINGENCIES

  The nature of the Hotel's operations exposes the Owner to the risk of claims and litigation in the normal course of business. Management believes that the ultimate resolution of any outstanding matters will not have a material adverse effect on the financial position of operations of the Hotel.

                         INDEPENDENT AUDITORS' REPORT

The Board of Trustees
  LaSalle Hotel Properties:

  We have audited the accompanying balance sheet of Rahn Key West Resort, Inc. as of December 31, 1996, and the related statements of operations, stockholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rahn Key West Resort, Inc. at December 31, 1996 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Miami, Florida
January 9, 1998

                           RAHN KEY WEST RESORT, INC.

                                 BALANCE SHEET

                DECEMBER 31, 1996 AND JUNE 30, 1997 (UNAUDITED)

                                                        1996      JUNE 30, 1997
                       ASSETS                        -----------  -------------
                                                                   (UNAUDITED)
Current Assets:
 Cash............................................... $   182,785   $  984,009
 Trade receivables (less allowance for doubtful
  accounts of $10,400)..............................     283,429      148,462
 Other receivables..................................       4,228          --
 Inventories (Note 1)...............................      49,326       50,289
 Prepaid expenses...................................      20,367          --
                                                     -----------   ----------
   Total current assets.............................     540,135    1,182,760
                                                     -----------   ----------
Property and Equipment:
 At cost (Notes 1, 2, 3, 4, and 7):
 Land and land improvements.........................     608,754          --
 Buildings and improvements.........................   7,183,550          --
 Furniture and equipment............................   2,125,387          --
 China, glass, silver, and linen....................      25,275          --
                                                     -----------   ----------
   Total............................................   9,942,966          --
 Less accumulated depreciation......................  (2,761,866)         --
                                                     -----------   ----------
   Net property and equipment.......................   7,181,100          --
                                                     -----------   ----------
Property held for sale (Notes 2 and 7)..............         --     7,227,405
Other Assets (Notes 1, 4, 5):
 Deferred loan costs and franchise fees (net of
  accumulated amortization of $125,864).............     172,411      137,929
 Restricted cash--property improvement fund.........       1,407        1,425
 Restricted cash--property tax fund.................         778          786
 Other..............................................      45,722       47,532
                                                     -----------   ----------
   Total other assets...............................     220,318      187,672
                                                     -----------   ----------
                                                     $ 7,941,553   $8,597,837
                                                     ===========   ==========


                See accompanying notes to financial statements.

                           RAHN KEY WEST RESORT, INC.

                                 BALANCE SHEET

                DECEMBER 31, 1996 AND JUNE 30, 1997 (UNAUDITED)

                                                        1996      JUNE 30, 1997
       LIABILITIES AND STOCKHOLDERS' DEFICIT         -----------  -------------
                                                                   (UNAUDITED)
Current Liabilities:
 Current portion of long-term debt and note payable. $   523,809      523,809
 Note payable--related party........................   1,800,125    1,800,125
 Accounts payable...................................      83,082       38,492
 Accrued expenses:
  Franchise fees (Note 4)...........................      41,894       45,143
  Payroll and payroll related items.................      42,533       38,536
  Utilities.........................................      52,747       42,541
  Vacation..........................................      31,891       31,891
  Interest (Notes 2, 3).............................     174,025      124,811
  Advance guest deposits............................       7,877        3,812
  Other.............................................      94,539       48,231
                                                     -----------   ----------
    Total accrued expenses..........................     445,506      334,965
                                                     -----------   ----------
 Due to affiliate (Note 5)..........................      16,565       15,094
                                                     -----------   ----------
    Total current liabilities.......................   2,869,087    2,712,485
                                                     -----------   ----------
Long-Term Debt, Net of current portion (Note 3).....  14,870,262   14,619,867
                                                     -----------   ----------
Stockholders' Deficit:
 Common stock--par value $10 per share; authorized
  and issued 100 shares of which 85 are held as
  treasury stock....................................       1,000        1,000
 Additional paid-in capital.........................     435,849      435,849
 Accumulated deficit................................  (3,264,645)  (2,201,364)
                                                     -----------   ----------
    Total...........................................  (2,827,796)  (1,764,515)
 Less treasury stock, 85 shares at cost.............  (6,970,000)  (6,970,000)
                                                     -----------   ----------
    Total stockholders' deficit.....................  (9,797,796)  (8,734,515)
                                                     -----------   ----------
                                                     $ 7,941,553    8,597,837
                                                     ===========   ==========


                See accompanying notes to financial statements.

                           RAHN KEY WEST RESORT, INC.

                            STATEMENTS OF OPERATIONS

  YEAR ENDED DECEMBER 31, 1996 AND SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)

                                                                   SIX MONTHS
                                                                      ENDED
                                                         1996     JUNE 30, 1997
                                                      ----------  -------------
                                                                   (UNAUDITED)
REVENUES:
 Rooms............................................... $6,337,333   $3,863,593
 Food and beverage...................................  1,131,850      622,776
 Other, primarily telephone..........................    247,352      126,556
                                                      ----------   ----------
   Total revenues....................................  7,716,535    4,612,925
                                                      ----------   ----------
EXPENSES:
 Rooms...............................................  1,260,485      652,152
 Food and beverage...................................  1,018,877      534,253
 Other, primarily telephone..........................     60,951       34,406
 General and administrative expenses.................    560,920      299,825
 Marketing expenses..................................    368,167      196,125
 Property maintenance and operations ................    348,096      192,358
 Utilities...........................................    627,543      317,269
 Management fees.....................................    231,480      138,389
 Franchise fees (Note 4).............................    257,110      143,668
 Property taxes......................................    309,458      150,498
 Professional fees...................................     33,830       18,904
 Insurance--property, general liability and other....     99,106       55,369
 Loss on asset disposals.............................     42,707       47,749
 Depreciation and amortization.......................    470,319       34,482
 Interest expense, net of interest income of $4,542
  in 1996............................................  1,553,993      748,873
 Loss on sale of land parcel.........................     64,444          --
 Miscellaneous (income) expense......................    (26,280)     (14,676)
                                                      ----------   ----------
   Total expenses....................................  7,281,206    3,549,644
                                                      ==========   ==========
Net income........................................... $  435,329   $1,063,281
                                                      ==========   ==========



                See accompanying notes to financial statements.

                           RAHN KEY WEST RESORT, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

  YEAR ENDED DECEMBER 31, 1996 AND SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)

                         COMMON STOCK  ADDITIONAL                TREASURY STOCK
                         -------------  PAID-IN   ACCUMULATED  ------------------
                         SHARES AMOUNT  CAPITAL     DEFICIT    SHARES   AMOUNT        TOTAL
                         ------ ------ ---------- -----------  ------ -----------  ------------
Balance, December 31,
 1995...................  100   $1,000  $435,849  $(3,699,974)   85   $(6,970,000) $(10,233,125)
 Net income.............  --       --        --       435,329   --            --        435,329
                          ---   ------  --------  -----------   ---   -----------  ------------
Balance, December 31,
 1996...................  100   $1,000  $435,849  $(3,264,645)   85   $(6,970,000) $ (9,797,796)
 Net income (unaudited).  100      --        --     1,063,281   --            --      1,063,281
                          ---   ------  --------  -----------   ---   -----------  ------------
Balance, June 30, 1997
 (unaudited)............  100   $1,000  $435,849  $(2,201,364)   85   $(6,970,000) $ (8,734,515)
                          ===   ======  ========  ===========   ===   ===========  ============



                See accompanying notes to financial statements.

                           RAHN KEY WEST RESORT, INC.

                            STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31, 1996 AND THE SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)

                                                                   SIX MONTHS
                                                                      ENDED
                                                        1996      JUNE 30, 1997
                                                     -----------  -------------
                                                                   (UNAUDITED)
Cash flows from operating activities:
 Net income......................................... $   435,329   $1,063,281
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization.....................     470,319       34,482
  Loss on asset disposal............................      42,707          --
  Loss on sale of land parcel.......................      64,444          --
  Changes in assets and liabilities:
  Trade receivables.................................     (85,535)     134,965
  Other receivables.................................       2,319        4,228
  Inventories.......................................      (1,853)        (963)
  Prepaid expenses..................................      33,472       20,367
  Other assets......................................     (53,066)      (1,800)
  Accounts payable..................................      33,414      (44,590)
  Accrued expenses..................................      11,167     (110,541)
  Due to affiliate..................................      (1,755)      (1,471)
                                                     -----------   ----------
  Net cash provided by operating activities.........     950,962    1,097,958
                                                     -----------   ----------
Cash flows from investing activities:
 Acquisition of property and equipment..............  (1,167,495)     (46,339)
 Proceeds from asset disposals and sale of land par-
  cel...............................................   2,003,316          --
                                                     -----------   ----------
  Net cash provided by (used in) investing activi-
   ties.............................................     835,821      (46,339)
                                                     -----------   ----------
Cash flows from financing activities:
 Repayments of long-term debt.......................  (2,500,000)    (250,395)
 Repayments of note payable.........................     (23,019)         --
 Proceeds from note payable to related party........   1,287,409          --
 Repayments on note payable to related party........    (492,459)         --
                                                     -----------   ----------
  Net cash used in financing activities.............  (1,728,069)    (250,395)
Increase in cash and cash equivalents...............      58,714      801,224
Cash and cash equivalents, at beginning of period...     124,071      182,785
                                                     -----------   ----------
Cash and cash equivalents, at end of period......... $   182,785   $  984,009
                                                     ===========   ==========
Supplemental Disclosure
 Cash paid for interest............................. $ 1,540,719   $  748,873
                                                     ===========   ==========


                See accompanying notes to financial statements.

                          RAHN KEY WEST RESORT, INC.

                         NOTES TO FINANCIAL STATEMENTS

      YEAR ENDED DECEMBER 31, 1996 AND THE SIX MONTHS ENDED JUNE 30, 1997
                       (UNAUDITED AS TO INTERIM PERIOD)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization, Operations and Basis of Presentation--Rahn Key West Resort, Inc. (the "Company") is principally engaged in the operation of the Holiday Inn Key West, a 222 room hotel and restaurant facility in Key West, Florida. The hotel was owned by the Company through July 22, 1997, when it was sold to an affiliate of LaSalle Hotel Properties.

  These financial statements have been presented for the purpose of complying with the rules and regulations of the Securities and Exchange Commission Regulation S-X and for inclusion in the Registration Statement on Form S-11 of LaSalle Hotel Properties.

  Cash & Cash Equivalents

    For purposes of the statement of cash flows, all highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

  Inventories

    Inventories are stated at the lower of cost (first-in, first-out method) or market.

  Property and Equipment

    Depreciation of property and equipment is provided using straight-line and accelerated methods over the estimated useful lives of the assets as follows:

      Land improvements..............................................   20 years
      Buildings and improvements..................................... 5-40 years
      Furniture and equipment........................................  3-8 years

  Depreciation expense was $421,934 for 1996.

    Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This statement requires that the majority of long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell.

  Property Held for Sale

    Property held for sale is expected to be sold in the near term (note 7) and is carried at the lower of cost or fair value less costs to sell. Depreciation and amortization is suspended during the period the property is held for sale.

  Amortization

    Deferred loan costs are amortized using the straight-line method over the term of the loan. The initial franchise fee of $51,600 with Holiday Inns Franchising, Inc. and the additional franchise fee of $15,000 for the 50-room addition during fiscal year ended 1989 are amortized using the straight-line method over the remaining term of the agreement, which expired in February 1997. Amortization expense was $48,385 for 1996.

  Income Taxes

    The Company and its stockholders elected to be treated as an S Corporation for income tax purposes. Under this election, all profits and losses are directly attributable to the stockholders.

                          RAHN KEY WEST RESORT, INC.

      YEAR ENDED DECEMBER 31, 1996 AND THE SIX MONTHS ENDED JUNE 30, 1997
                       (UNAUDITED AS TO INTERIM PERIOD)


  Business Risk

    Any substantial change in economic conditions or any significant price fluctuations related to the travel and tourism industry could affect discretionary consumer spending and have a material impact on the Company's business. In addition, the Company is subject to competition from other entities engaged in the business of resort development and operation, including interval ownership, condominiums, hotels and motels.

  Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. NOTE PAYABLE

  On January 6, 1995, the Company purchased $69,713 in equipment which was financed by a note payable to a bank. The note accrues interest at 10.69% and is payable in 36 monthly installments.

3. LONG-TERM DEBT

  In July 1988, a loan agreement was entered into for $15.5 million, the proceeds of which were used to pay off all the existing debt at that date. The loan was collateralized by a first mortgage on the real property, assignment of the leases and rents of the hotel, and all present and future furniture and equipment, inventories, accounts, and general intangibles. In addition, the two majority stockholders guaranteed the payment of all interest and operating deficits. Distributions to stockholders were subject to certain limitations under the terms of the loan agreement.

  In August 1989, an agreement was entered into to increase the original loan by an amount not to exceed $3,450,000. In July 1993, the Company extended the maturity of this loan for two years. The provisions of the related amended promissory note require monthly payments of interest plus $25,000 of principal, increasing to $41,667 on August 1, 1994. In addition, the amended promissory note requires additional principal payments in amounts equal to the excess of the immediately preceding fiscal year's cash flow, as defined, over $900,000 on April 1, 1994 and 1995. A payment of $71,395 was made on April 1, 1994 for the 1993 fiscal year's cash flows.

  In October 1995, the maturity of this loan was again extended for three years effective as of July 1995 with the remaining principal balance due on the maturity date in June 1998. The provisions of the second amended promissory note in the amount of $17,953,600 (remaining principal balance at date of second promissory note) require monthly payments of interest plus $41,667 of principal. In addition, the second amended promissory note requires additional principal payments in amounts equal to the excess cash flow, as defined, for the immediately preceding fiscal year (or for the period from August 1, 1995 to December 31, 1996 for the first application date) on each application date (February 15, 1997 and February 15th of each calendar year thereafter).

  At the Company's election, the interest rate on the loan may be either 1.75% above the prime rate or 3.0% above a LIBOR rate. The effective interest rate as of December 31, 1996 was 8.56%.

                          RAHN KEY WEST RESORT, INC.

      YEAR ENDED DECEMBER 31, 1996 AND THE SIX MONTHS ENDED JUNE 30, 1997
                       (UNAUDITED AS TO INTERIM PERIOD)


4. COMMITMENTS AND CONTINGENCIES

  As part of the franchise agreement with Holiday Inns Franchising Inc., the Company is obligated to pay monthly fees based on gross room revenues. These fees include royalty fees at 4% (5% effective February 1997), marketing fees at 1.5%, reservation fees at 1% and a monthly reservation system fee of approximately $6 per guest room. The franchise agreement expires in February, 2007.

5. RELATED PARTY TRANSACTIONS

  Management Agreement

    During 1987, the Company entered into a management agreement with Rahn Venture 1, Inc. which is affiliated through common ownership with the Company's two majority stockholders. The agreement provides for payment of an amount equal to 3% of gross revenues and 10% of net operating profit, as defined. As of August 1, 1995, the management incentive fee (10% of net operating profit) was eliminated. Management fee expense was $231,480 for the year ended December 31, 1996, of which $16,565 was unpaid at December 31, 1996.

  Other Related Party Transactions

    Legal services are rendered by a minority stockholder and fees paid in 1996 were $12,064.

  Note payable

    Related party at December 31, 1996 is payable on demand. The interest rate on the note is 1.75% above prime with an effective rate of 10% at December 31, 1996.

6. DISCLOSURE REGARDING FINANCIAL INSTRUMENTS

  The carrying amounts of cash and cash equivalents, trade and other receivables, accounts payable, and accrued expenses approximate fair value due to the relatively short maturity of the respective instruments. The carrying amounts of the notes payable and long-term debt to banks and affiliates approximate fair value because the interest rates on these instruments change with market interest rates and are commensurate with the risk involved.

7. SUBSEQUENT EVENTS

  In May of 1997, the Company agreed to sell their interest in the hotel property and related operating equipment, licenses and permits to an affiliate of LaSalle Hotel Properties for a purchase price of $23.5 million subject to an adjustment to reflect changes in the closing date and certain prorations. Pursuant to the purchase agreement the Company consummated the sale on July 22, 1997.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
   Rahn Key West Resort, Inc.:

  We have audited the accompanying balance sheet of Rahn Key West Resort, Inc. (the "Company") as of December 31, 1995, and the related statements of operations, changes in stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1995, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Certified Public Accountants
Fort Lauderdale, Florida
April 19, 1996

                           RAHN KEY WEST RESORT, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1995

                              ASSETS
CURRENT ASSETS:
 Cash............................................................. $   124,071
 Trade receivables (less allowance for doubtful accounts of
  $5,000).........................................................     197,894
 Other receivables................................................       6,547
 Inventories (Note 1).............................................      47,473
 Prepaid expenses.................................................      53,839
                                                                   -----------
   Total current assets...........................................     429,824
                                                                   -----------
PROPERTY AND EQUIPMENT--
 At cost (Notes 1,2,3,4):
 Land and land improvements.......................................   2,550,340
 Buildings and improvements.......................................   6,957,113
 Furniture and equipment..........................................   1,857,677
 China, glass, silver, and linen..................................      25,274
                                                                   -----------
   Total..........................................................  11,390,404
 Less accumulated depreciation....................................  (2,844,398)
                                                                   -----------
   Net property, plant and equipment..............................   8,546,006
                                                                   -----------
OTHER ASSETS (Notes 1,4,5):
 Deferred loan costs and franchise fees (net of accumulated
  amortization of $77,479)........................................     168,296
 Restricted cash--property improvement fund                              1,354
 Restricted cash--property tax fund...............................         665
 Other............................................................      45,322
                                                                   -----------
   Total other assets.............................................     215,637
                                                                   -----------
TOTAL............................................................. $ 9,191,467
                                                                   ===========


                       See notes to financial statements.

                           RAHN KEY WEST RESORT, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1995

              LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
 Current portion of long-term debt (Notes 3,4)................... $    522,949
 Note payable--related party (Note 6)............................    1,005,175
 Accounts payable................................................       49,668
 Accrued expenses:
  Property taxes.................................................
  Franchise fees (Note 5)........................................       43,557
  Payroll and payroll related items..............................       41,915
  Utilities......................................................       58,072
  Vacation.......................................................       37,314
  Interest (Notes 3,4)...........................................      156,209
  Advance guest deposits.........................................        8,321
  Other..........................................................       88,951
                                                                  ------------
    Total accrued expenses.......................................      434,339
                                                                  ------------
 Due to affiliate (Note 6).......................................       18,320
                                                                  ------------
    Total current liabilities....................................    2,030,451
                                                                  ------------
NOTE PAYABLE, Net of current portion (Note 3)....................       23,879
                                                                  ------------
LONG-TERM DEBT, Net of current portion (Note 4)..................   17,370,262
                                                                  ------------
STOCKHOLDERS' DEFICIT (Note 4):
 Common stock--par value $10 per share; authorized and issued 100
  shares of which 85 are held as treasury stock..................        1,000
 Additional paid-in capital......................................      435,849
 Accumulated deficit.............................................   (3,699,974)
                                                                  ------------
    Total........................................................   (3,263,125)
 Less treasury stock, 85 shares at cost..........................   (6,970,000)
                                                                  ------------
    Total stockholders' deficit..................................  (10,233,125)
                                                                  ------------
TOTAL............................................................ $  9,191,467
                                                                  ============


                       See notes to financial statements.

                           RAHN KEY WEST RESORT, INC.

                            STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1995

REVENUES (Note 5):
 Rooms............................................................. $5,958,614
 Food and beverage.................................................  1,289,089
 Other, primarily telephone........................................    265,346
                                                                    ----------
  Total revenues...................................................  7,513,049
                                                                    ----------
EXPENSES:
 Rooms.............................................................  1,179,675
 Food and beverage.................................................  1,069,690
 Other, primarily telephone........................................     60,707
 General and administrative expenses...............................    580,916
 Marketing expenses................................................    383,557
 Property operations and maintenance...............................    400,534
 Utilities.........................................................    599,652
 Management fees (Note 6)..........................................    405,533
 Royalty fees (Note 5).............................................    242,488
 Property taxes....................................................    325,713
 Professional fees.................................................     33,981
 Insurance--property, general liability and other..................     95,053
 Loss on asset disposals...........................................     28,506
 Depreciation and amortization (Note 1)............................    488,075
 Interest expense, net of interest income of $7,120 (Notes 1, 3,
  4)...............................................................  1,686,811
 Write-down of land held for sale (Note 2).........................    400,000
 Miscellaneous income..............................................    (48,330)
                                                                    ----------
  Total expenses...................................................  7,932,561
                                                                    ----------
Net loss........................................................... $ (419,512)
                                                                    ==========


                       See notes to financial statements.

                           RAHN KEY WEST RESORT, INC.

                 STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

                          YEAR ENDED DECEMBER 31, 1995

                         COMMON STOCK  ADDITIONAL                TREASURY STOCK
                         -------------  PAID-IN   ACCUMULATED  ------------------
                         SHARES AMOUNT  CAPITAL     DEFICIT    SHARES   AMOUNT        TOTAL
                         ------ ------ ---------- -----------  ------ -----------  ------------
BALANCE, DECEMBER 31,
 1994...................  100   $1,000  $435,849  $(3,280,462)   85   $(6,970,000) $ (9,813,613)
Net loss................  --       --        --      (419,512)  --            --       (419,512)
                          ---   ------  --------  -----------   ---   -----------  ------------
BALANCE, DECEMBER 31,
 1995...................  100   $1,000  $435,849  $(3,699,974)   85   $(6,970,000) $(10,233,125)
                          ===   ======  ========  ===========   ===   ===========  ============





                       See notes to financial statements.

                           RAHN KEY WEST RESORT, INC.

                            STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1995

OPERATING ACTIVITIES
  Net loss......................................................... $ (419,512)
 Adjustments to reconcile net loss to net
  cash provided by operating activities:
  Depreciation and amortization....................................    488,075
  Loss on asset disposals..........................................     28,506
  Write-down of land held for sale.................................    400,000
  Changes in assets and liabilities:
   Trade receivables...............................................     (5,668)
   Other receivables...............................................      3,865
   Inventories.....................................................        183
   Prepaid expenses................................................    (36,241)
   Other assets....................................................   (166,038)
   Accounts payable................................................    (32,997)
   Accrued expenses................................................     87,028
   Due to affiliate................................................    (37,891)
                                                                    ----------
   Net cash provided by operating activities.......................    309,310
                                                                    ----------
INVESTING ACTIVITIES:
 Acquisition of property and equipment.............................   (349,847)
 Proceeds from asset disposal......................................        750
                                                                    ----------
  Net cash used in investing activities............................   (349,097)
                                                                    ----------
FINANCING ACTIVITIES:
 Repayments of long-term debt......................................   (500,004)
 Repayment of note payable.........................................    (22,889)
 Loans from related parties........................................  1,005,175
 Repayment of loans from related parties...........................   (431,000)
                                                                    ----------
  Net cash provided by financing activities........................     51,282
                                                                    ----------
NET INCREASE IN CASH...............................................     11,495
CASH, BEGINNING OF YEAR............................................    112,576
                                                                    ----------
CASH, END OF YEAR.................................................. $  124,071
                                                                    ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for interest........................... $1,681,297
                                                                    ==========


                       See notes to financial statements.

                          RAHN KEY WEST RESORT, INC.

                         NOTES TO FINANCIAL STATEMENTS

                         YEAR ENDED DECEMBER 31, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The following is a summary of the significant accounting policies followed by Rahn Key West Resort, Inc. (the "Company") in the preparation of the accompanying financial statements.

  Organization and Operations

    Rahn Key West Resort, Inc. is principally engaged in the operation of the Holiday Inn-Beachside, a 222-room hotel and restaurant facility in Key West, Florida, under a licensing agreement with Holiday Inns, Inc. The Company also owns an adjacent 4.5-acre parcel of land that is undeveloped.

  Inventories

    Inventories consisting primarily of food and beverages are stated at the lower of cost (first-in, first-out method) or market.

  Property and Equipment

    Depreciation of property and equipment is provided using straight-line and accelerated methods over the estimated useful lives of the assets as follows:

     Land improvements...............................................   20 years
     Buildings and improvements...................................... 5-40 years
     Furniture and equipment.........................................  3-8 years

  Depreciation expense was $425,660 for 1995.

  Amortization

    Loan costs are amortized using the straight-line method over the term of the loan. The initial franchise fee of $51,600 with Holiday Inns Franchising, Inc. and the additional franchise fee of $15,000 for the 50-room addition during fiscal year ended 1989 are amortized using the straight-line method over the remaining term of the agreement, which expires in February 1997. Amortization expense was $62,415 for 1995.

  Income Taxes

    The Company and its stockholders have elected to be treated as an S Corporation for income tax purposes. Under this election, all profits and losses are directly attributable to the stockholders with no resulting tax effect to the corporation and stockholder distributions are reductions of retained earnings. Accordingly, there is no income tax provision recorded in the accompanying financial statements.

  Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Disclosure Regarding Financial Instruments

    The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value due to the relatively short maturity of the respective instruments. The carrying amounts of the loans payable and long-term debt to banks and affiliates approximate fair value because the interest rates on these instruments change with market interest rates.

                          RAHN KEY WEST RESORT, INC.

                         YEAR ENDED DECEMBER 31, 1995


2. LAND HELD FOR SALE

  The Company determined that the parcel of undeveloped land adjacent to the hotel, included in land and land improvements, would not be developed but would be held for sale. Property held for sale is stated at the lower of cost or estimated fair value.

  As of December 31, 1995, the estimated fair value of the land held for sale was estimated to be $2,000,000 which resulted in a $400,000 write-down of such land.

3. NOTE PAYABLE

  On January 6, 1995, the Company purchased $69,713 in equipment which was financed by a note payable to a bank. The note accrues interest at 10.69% and is payable in 36 monthly installments, including interest, of $2,272.

4. LONG-TERM DEBT

  In July 1988, a loan agreement was entered into for $15.5 million, the proceeds of which were used to pay off all the existing debt at that date. The loan is collateralized by a first mortgage on the real property, assignment of the leases and rents of the hotel, and all present and future furniture and equipment, inventories, accounts, and general intangibles. In addition, the two majority stockholders have guaranteed the payment of all interest and operating deficits. Distributions to stockholders are subject to certain limitations under the terms of the loan agreement.

  In August 1989, an agreement was entered into to increase the original loan by an amount not to exceed $3,450,000. In July 1993, the Company extended the maturity of this loan for two years. The provisions of the related amended promissory note require monthly payments of interest plus $25,000 of principal, increasing to $41,667 on August 1, 1994. In addition, the amended promissory note requires additional principal payments in amounts equal to the excess of the immediately preceding fiscal year's cash flow, as defined, over $900,000 on April 1, 1994 and 1995. A payment of $71,395 was made on April 1, 1994 for the 1993 fiscal year's cash flows.

  In October 1995, the maturity of this loan was again extended for three years effective as of July 1995. The provisions of the second amended promissory note in the amount of $17,953,600 (remaining principal balance at date of second promissory note) require monthly payments of interest plus $41,667 of principal. In addition, the second amended promissory note requires additional principal payments in amounts equal to the excess cash flow, as defined, for the immediately preceding fiscal year (or for the period from August 1, 1995 to December 31, 1996 for the first application date) on each application date (February 15, 1997 and February 15th of each calendar year thereafter).

  At the Company's election, the interest rate on the loan may be either 1.75% above the prime rate or 3.0% above a LIBOR rate. The effective interest rate as of December 31, 1995 was 8.8%.

5. COMMITMENTS AND CONTINGENCIES

  As part of the franchise agreement with Holiday Inns Franchising, Inc., the Company is obligated to pay monthly fees based on gross room revenues. These fees include royalty fees at 4% (5% effective February 1997), marketing fees at 1.5%, reservation fees at 1% and a monthly Holiday reservation system fee of approximately $6 per guest room. The franchise agreement expires in February, 2007.

                          RAHN KEY WEST RESORT, INC.

                         YEAR ENDED DECEMBER 31, 1995


  As an additional condition of the franchise agreement, the Company is also required to complete a Property Improvement Plan by January 1, 1997 at an estimated cost to the Company of $800,000. If such plan is not completed on time, Holiday Inn may terminate the franchise agreement.

6. RELATED PARTY TRANSACTIONS

  During 1987, the Company entered into a management agreement with Rahn Venture 1, Inc. which is affiliated through common ownership with the Company's two majority stockholders. The agreement provides for payment of an amount equal to 3% of gross revenues and 10% of net operating profit, as defined. As of August 1, 1995, the management incentive fee (10% of net operating profit) was eliminated. Management fee expense was $405,533 for the year ended December 31, 1995 of which $18,320 was unpaid at December 31, 1995.

  Legal services are rendered by a minority stockholder and fees paid in 1995 were $12,349.

  Note payable with related party at December 31, 1995 is payable on demand. The interest rate on the note is 1.75% above prime with an effective rate of 10.25% at December 31, 1995.

7. SUPPLEMENTAL CASH FLOW INFORMATION

  During 1995, the Company purchased $69,713 in equipment through the issuance of a note payable to a bank.

                         INDEPENDENT AUDITORS' REPORT

The Board of Trustees
LaSalle Hotel Properties:

  We have audited the accompanying statements of revenues and expenses and cash flows of the Le Meridien Dallas for the year ended January 31, 1997 and for the period from February 1, 1997 to September 4, 1997. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  The accompanying statements of revenues and expenses and cash flows were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the Registration Statement on Form S-11 of LaSalle Hotel Properties as described in note 1. The presentation is not intended to be a complete presentation of the revenues and expenses of the Le Meridien Dallas.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the revenues and expenses and cash flows described in note 1 of the Le Meridien Dallas for the year ended January 31, 1997 and for the period from February 1, 1997 to September 4, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Dallas, Texas
January 18, 1998

                               LE MERIDIEN DALLAS

                  STATEMENTS OF REVENUES AND EXPENSES (NOTE 1)

  YEAR ENDED JANUARY 31, 1997 AND PERIOD FROM FEBRUARY 1, 1997 TO SEPTEMBER 4,
                                      1997

                                                                  PERIOD FROM
                                                               FEBRUARY 1, 1997
                                                 YEAR ENDED         THROUGH
                                              JANUARY 31, 1997 SEPTEMBER 4, 1997
                                              ---------------- -----------------
REVENUES:
  Rooms......................................   $ 9,748,417       $6,190,815
  Food and beverage..........................     3,230,877        2,318,810
  Other......................................       577,535          341,836
                                                -----------       ----------
Total revenues...............................    13,556,829        8,851,461
                                                -----------       ----------
EXPENSES:
  Rooms......................................     2,731,882        1,595,819
  Food and beverage..........................     2,927,239        1,980,448
  Other operating departments................       280,470          154,603
  Property maintenance and operations........     1,284,334          845,890
  Utilities..................................       787,022          443,322
  General and administrative.................     1,468,712          925,486
  Sales and marketing........................     1,142,036          753,479
  Insurance..................................        55,818           21,381
  Property taxes.............................       409,395          263,503
                                                -----------       ----------
Total expenses...............................    11,086,908        6,983,931
                                                -----------       ----------
Excess of revenues over expenses.............   $ 2,469,921       $1,867,530
                                                ===========       ==========


                See accompanying notes to financial statements.

                               LE MERIDIEN DALLAS

                       STATEMENTS OF CASH FLOWS (NOTE 1)

  YEAR ENDED JANUARY 31, 1997 AND PERIOD FROM FEBRUARY 1, 1997 TO SEPTEMBER 4,
                                      1997

                                                               FOR THE PERIOD
                                                              FEBRUARY 1, 1997
                                                YEAR ENDED         THROUGH
                                             JANUARY 31, 1997 SEPTEMBER 4, 1997
                                             ---------------- -----------------
Cash flows from operating activities:
  Excess of revenues over expenses..........   $ 2,469,921       $ 1,867,530
  Adjustments to reconcile excess of reve-
   nues and expenses to net cash provided by
   operating activities:
    Decrease in guest and trade receivables,
     net....................................       142,233           127,810
    Decrease in inventories.................        16,616             3,508
    Decrease in prepaid expenses and other
     current assets.........................        39,944            18,772
    Decrease (increase) in accounts payable.      (238,242)          211,558
    Increase in accrued expenses............        (4,956)         (235,745)
                                               -----------       -----------
Net cash provided by operating activities...     2,425,516         1,993,433
                                               -----------       -----------
Cash flows from investing activities--pur-
 chase of fixed assets......................      (293,955)          (84,153)
Cash flows from financing activities--
  Net distributions to owner................    (2,187,209)       (2,171,183)
  Cash overdraft............................           --            218,258
                                               -----------       -----------
  Net cash used in financing activities.....    (2,187,209)       (1,952,925)
                                               -----------       -----------
Net decrease in cash........................       (55,648)          (43,645)
Cash at beginning of period.................        99,293            43,645
                                               -----------       -----------
Cash at end of period.......................   $    43,645       $       --
                                               ===========       ===========


                See accompanying notes to financial statements.

                              LE MERIDIEN DALLAS

                         NOTES TO FINANCIAL STATEMENTS

 YEAR ENDED JANUARY 31, 1997 AND THE PERIOD FROM FEBRUARY 1, 1997 TO SEPTEMBER
                                    4, 1997

(1) ORGANIZATION, OPERATIONS, AND BASIS OF PRESENTATION

  Le Meridien Dallas (the Hotel) is a 396 room hotel located in downtown Dallas, Texas. The Hotel was owned by Forte USA, Inc. (the Owner) through September 4, 1997, when it was sold to an affiliate of LaSalle Hotel Properties. The accompanying financial statements include the revenues and expenses and associated cash flows for the Le Meridien Dallas for the year ended January 31, 1997 and the period February 1, 1997 through September 4, 1997. Certain revenues and expenses related to the ownership of the Hotel including but not limited to depreciation, interest expense, and gains or losses on disposition of assets, have been excluded from the accompanying presentation since the related records were not available.

  These financial statements have been presented for the purpose of complying with the rules and regulations of the Securities and Exchange Commission Regulation S-X and for inclusion in the Registration Statement on Form S-11 of LaSalle Hotel Properties. The presentation is not intended to be a complete presentation of the revenues and expenses of the Le Meridien Dallas.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash and Cash Equivalents

  For purposes of the statement of cash flows, all highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

 Inventories

  Inventories are valued at the lower of cost (first-in, first-out) or market.

 Income Taxes

  The Owner is not directly subject to income taxes because the results of its operations are includable in the tax returns of its owners.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3) COMMITMENTS AND CONTINGENCIES

  The Hotel is a member of a property association and has an ongoing commitment to pay for common area maintenance expenses. These expenses are included in the accompanying statements of revenues and expenses. The monthly required payments are variable based on the monthly expenses of the association. The Hotel's contributions to common area maintenance were $503,260 for the year ended January 31, 1997 and $289,337 for the period from February 1, 1997 through September 4, 1997.

  The nature of the Hotel's operations exposes them to the risk of claims and litigation in the normal course of business. Management believes that the ultimate resolution of any outstanding matters will not have a material adverse effect on the financial position or operations of the Hotel.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To New Orleans Meridien Inc.,
 in its capacity as general partner of Canal Street Hotels Limited
 Partnership:

  We have audited the accompanying balance sheets of Canal Street Hotels Limited Partnership (a California limited partnership) as of December 31, 1996 and 1995, and the related statements of operations, changes in partners' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Canal Street Hotels Limited Partnership as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming the Partnership will continue as a going concern. As discussed in Notes 3 and 7, on November 24, 1996, the Partnership sold the hotel it operates and has no remaining revenue generating assets. At December 31, 1996, the Partnership's liabilities exceeded its assets by $8,080,227. Management currently expects that the unpaid balance of its mortgage loan will be settled in future years, although there can be no assurance that this will be the case. The above facts raise substantial doubt about the Partnership's ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

                                          Arthur Andersen LLP

New Orleans, Louisiana,
May 14, 1997

                    CANAL STREET HOTELS LIMITED PARTNERSHIP

                                 BALANCE SHEETS

                        AS OF DECEMBER 31, 1996 AND 1995

                                                        1996          1995
                                                     -----------  ------------
                       ASSETS
CURRENT ASSETS:
  Cash and temporary investments.................... $ 3,116,834  $ 14,331,967
  Restricted funds (Note 5).........................         --        179,321
  Accounts receivable, net of allowance of $106,543
   in 1996 and $34,621 in 1995......................     637,405     1,055,696
  Inventories.......................................         --        222,240
  Prepaid expenses..................................         --         59,382
  Due from general partner..........................      68,655           --
                                                     -----------  ------------
    Total current assets............................   3,822,894    15,848,606
                                                     -----------  ------------
BUILDING AND EQUIPMENT:
  Building and improvements.........................         --     41,314,746
  Furniture and equipment...........................         --     14,238,913
                                                     -----------  ------------
                                                             --     55,553,659
  Less-accumulated depreciation.....................         --    (23,964,801)
                                                     -----------  ------------
                                                             --     31,588,858
                                                     -----------  ------------
OTHER ASSETS........................................         --        168,040
                                                     -----------  ------------
    Total assets.................................... $ 3,822,894  $ 47,605,504
                                                     ===========  ============
         LIABILITIES AND PARTNERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable.................................. $ 1,270,258  $  1,218,915
  Accrued expenses and other........................         --        915,434
  Accrued interest (Note 7).........................      12,943     6,825,146
  Accrued management fees...........................         --        629,596
                                                     -----------  ------------
    Total current liabilities.......................   1,283,201     9,589,091
MORTGAGE LOAN AND ACCRUED INTEREST (Note 7).........  10,619,920    54,893,261
DUE TO MERIDIEN HOTELS, INC. (Note 7)...............         --      1,508,908
LOANS FROM GENERAL PARTNER (Note 4).................         --      1,487,102
LOANS FROM FORMER PARTNERS (Note 4).................         --        364,013
NOTE PAYABLE TO AFFILIATE OF GENERAL PARTNER (Note
 7).................................................         --      1,578,466
                                                     -----------  ------------
    Total liabilities...............................  11,903,121    69,420,841
                                                     -----------  ------------
PARTNERS' DEFICIT (Note 4)..........................  (8,080,227)  (21,815,337)
                                                     -----------  ------------
                                                     $ 3,822,894  $ 47,605,504
                                                     ===========  ============

   The accompanying notes are an integral part of these financial statements.

                    CANAL STREET HOTELS LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                  PAYROLL AND                 1996          1995
                                        COST OF     RELATED    OPERATING   OPERATING     OPERATING
                            REVENUE      SALES     EXPENSES    EXPENSES   INCOME(LOSS)  INCOME(LOSS)
                          ------------ ---------- ----------- ----------- ------------  ------------
OPERATING DEPARTMENTS:
 Rooms..................  $ 15,511,556 $      --  $ 2,019,012 $ 1,730,145 $11,762,399   $11,986,166
 Food and beverage......     3,700,396    999,068   1,730,140     482,310     488,878       374,526
 Telephone..............       618,734     90,425     178,388      45,087     304,834       369,989
 Other..................     1,224,501     82,998     240,451      38,414     862,638       794,313
                          ------------ ---------- ----------- ----------- -----------   -----------
   Total operating
    departments.........    21,055,187  1,172,491   4,167,991   2,295,956  13,418,749    13,524,994
                          ------------ ---------- ----------- ----------- -----------   -----------
UNDISTRIBUTED OPERATING
 EXPENSES:
 Administrative and
  general...............           --         --    1,185,613     774,281   1,959,894     2,092,624
 Marketing..............           --         --      717,234     774,545   1,491,779     1,477,550
 Energy costs...........           --         --          --      707,781     707,781       698,560
 Property operation and
  maintenance...........           --         --      489,315     575,641   1,064,956     1,187,968
                          ------------ ---------- ----------- ----------- -----------   -----------
   Total undistributed
    operating expenses..           --         --    2,392,162   2,832,248   5,224,410     5,456,702
                          ------------ ---------- ----------- ----------- -----------   -----------
GROSS OPERATING PROFIT    $ 21,055,187 $1,172,491 $ 6,560,153 $ 5,128,204   8,194,339     8,068,292
                          ============ ========== =========== =========== -----------   -----------
OTHER INCOME (EXPENSES):
 Interest expense (Note
  7)....................                                                   (3,436,768)   (4,034,140)
 Depreciation and
  amortization..........                                                   (1,172,909)   (1,372,001)
 Lease expense..........                                                      ( 9,592)     (110,070)
 Property taxes (Note
  6)....................                                                     (848,851)     (531,352)
 Ground rents...........                                                     (371,976)     (414,398)
 Management fees (Note
  6)....................                                                   (1,906,440)   (1,169,074)
 Professional fees......                                                     (716,380)     (118,455)
 Insurance expense......                                                      (40,451)      (46,000)
 Interest income........                                                      725,528       611,294
 Gain on sale of hotel
  (Note 3)..............                                                   15,494,885           --
 Miscellaneous income
  (expense).............                                                      (86,490)          --
                                                                          -----------   -----------
                                                                            7,630,556   (7,184,196)
                                                                          -----------   -----------
NET INCOME .............                                                  $15,824,895   $   884,096
                                                                          ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                    CANAL STREET HOTELS LIMITED PARTNERSHIP

              STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                          LOUISIANA
                             AND           NEW
                          CALIFORNIA    ORLEANS/        CMS      NEW ORLEANS  NEW ORLEANS
                            HOTELS       NEWPORT     INVESTORS    MERIDIEN,     GRANDE,
                         PARTNERSHIP      BEACH       LIMITED       INC.         INC.         TOTAL
                         ------------  -----------  -----------  -----------  -----------  ------------
DECEMBER 31, 1994....... $(13,099,699) $(5,960,142) $(1,179,052) $(1,230,270) $(1,230,270) $(22,699,433)
 Net Loss...............      457,962      209,531       40,669       87,967       87,967       884,096
                         ------------  -----------  -----------  -----------  -----------  ------------
DECEMBER 31, 1995.......  (12,641,737)  (5,750,611)  (1,138,383)  (1,142,303)  (1,142,303)  (21,815,337)
 Net income from January
  1, 1996 to August 27,
  1996..................       53,793       24,612        4,777       10,333       10,332       103,847
 Transfer of general
  partner interest
  (Note 8)..............          --           --           --    (1,131,971)   1,131,971           --
 Net income from August
  28, 1996 to December
  31, 1996..............    8,143,503    3,725,888      723,168    3,128,489          --     15,721,048
 Distributions..........     (950,772)    (433,842)     (85,049)    (620,122)         --     (2,089,785)
                         ------------  -----------  -----------  -----------  -----------  ------------
DECEMBER 31, 1996....... $ (5,395,213) $(2,433,953) $  (495,487) $   244,426  $       --   $ (8,080,227)
                         ============  ===========  ===========  ===========  ===========  ============



   The accompanying notes are an integral part of these financial statements.

                    CANAL STREET HOTELS LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                         1996         1995
                                                     ------------  -----------
OPERATING CASH FLOWS:
 Net income......................................... $ 15,824,895  $   884,096
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Gain on sale of hotel.............................  (15,494,885)         --
  Depreciation and amortization                         1,172,909    1,372,001
  Interest accretion................................          --       106,999
  Changes in assets and liabilities--
    Accounts receivable.............................      418,291     (404,740)
    Inventories.....................................      (11,165)      48,144
    Prepaid expenses................................       59,382       59,249
    Due from general partners.......................      (68,655)         --
    Other assets....................................      168,040       22,354
    Restricted funds................................      179,321     (131,173)
    Accounts payable................................       51,343      174,004
    Accrued expenses................................     (915,434)     115,325
    Accrued interest................................   (6,812,203)   2,072,359
    Accrued management fees.........................     (629,596)     459,013
                                                     ------------  -----------
     Net cash provided by (used in) operating
      activities....................................   (6,057,757)   4,777,631
                                                     ------------  -----------
INVESTING ACTIVITY CASH FLOWS:
 Net proceeds from sale of hotel....................   46,144,239          --
 Capital expenditures...............................          --      ( 89,091)
                                                     ------------  -----------
     Net cash provided by (used in) investing
      activities....................................   46,144 239      (89,091)
                                                     ------------  -----------
FINANCING ACTIVITY CASH FLOWS:
  Payments on debt..................................  (49,211,830)         --
  Distributions to partners.........................   (2,089,785)         --
                                                     ------------  -----------
     Net cash used in financing activities..........  (51,301,615)         --
                                                     ------------  -----------
NET INCREASE (DECREASE) IN CASH.....................  (11,215,133)   4,688,540
CASH, beginning of year.............................   14,331,967    9,643,427
                                                     ------------  -----------
CASH, end of year................................... $  3,116,834  $14,331,967
                                                     ============  ===========
SUPPLEMENTAL DISCLOSURES:
 Cash paid for interest............................. $ 10,248,971  $ 1,914,591
                                                     ============  ===========

   The accompanying notes are an integral part of these financial statements.

                    CANAL STREET HOTELS LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1996 AND 1995

1. ORGANIZATION:

  Canal Street Hotels Limited Partnership (the Partnership) was formed May 10, 1982, to develop and operate a hotel located in New Orleans, Louisiana. The financial statements include assets, liabilities and results of operations that relate to the Partnership as well as the hotel operating accounts.

  On July 16, 1991, the Partnership filed a voluntary petition for relief from its creditors under Chapter 11 of the U.S. Bankruptcy Code. Under Chapter 11, certain claims against the Partnership in existence prior to the filing of the petition for relief are stayed while the Partnership continues business operations as Debtor-in-Possession, subject to the jurisdiction of the Bankruptcy Court (the Court). On February 27, 1992, after satisfying all of the major provisions of its confirmed plan of reorganization, the Partnership emerged from bankruptcy.

  In connection with the plan of reorganization, the partners amended and restated the partnership agreement in its entirety to reflect, among other things, a revision of the partners' ownership interests. In addition, upon confirmation of the Partnership's plan of reorganization, New Orleans Meridien Inc. (NOMI) sold 50% of its general partner interest to an unrelated third party, New Orleans Grande, Inc. (NOGI), an affiliate of The Grande International Hotel Holdings, Ltd. (The Grande), effective February 27, 1992. Pursuant to the new partnership agreement and the agreement with The Grande, NOMI and NOGI served as general partners each holding a 9.95% interest until August 27, 1996, at which time NOMI acquired NOGI's general partner interest resulting in NOMI serving as the sole general partner with a 19.9% interest (see Note 8). The limited partners, CMS Investors Limited (CMS), Louisiana and California Hotels Partnership (L&C), and New Orleans and Newport Beach Hotels Partnership (NONB), hold 4.6%, 51.8% and 23.7% interests, respectively.

  On November 24, 1996, the Partnership sold the hotel (see Note 3).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Inventories

  Inventories of food, beverage and operating supplies are stated at the lower of cost (first-in, first-out method) or market.

 Building and Equipment

  Building and equipment are stated at cost including all construction and preopening costs. Depreciation on the building and equipment is provided on the straight-line basis over 40 and 10 years, respectively.

 Income Taxes

  No provision is made for Federal or state income taxes since these taxes are the responsibility of the partners. The tax returns, qualification of the Partnership as such for tax purposes and the amount of distributable partnership income or loss are subject to examination by the Federal and state taxing authorities. If examinations result in changes, the tax liabilities of the partners could be changed accordingly.

 Pervasiveness of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

                    CANAL STREET HOTELS LIMITED PARTNERSHIP

                          DECEMBER 31, 1996 AND 1995

3. SALE OF HOTEL:

  On November 24, 1996, the Partnership sold the hotel assets for $48,000,000 to an unrelated third party (the Purchaser). Upon closing, the Partnership transferred its interests in the ground lease, the building and related furniture, fixtures and equipment, inventories, permits and other intangibles comprising the hotel to the Purchaser. The Partnership incurred expenses of $1,105,762 for brokerage fees and other costs relating to the sale, and recognized a gain on the sale of hotel assets of $15,494,885. Proceeds from the sale along with other available funds, were used to repay a portion of the Partnership debt obligations. The remaining balance of the Partnership's debt obligations is expected to be settled in future years.

4. DISTRIBUTIONS AND ALLOCATIONS TO PARTNERS:

  In accordance with the partnership agreement as amended and restated, the $1,487,102 noninterest-bearing loan is payable to NOMI (on August 27, 1996, NOMI purchased NOGI's 50% interest in this loan, see Note 7) is to be repaid out of the net operating cash flow or net capital proceeds before distributions can be made to the partners. Additionally, pursuant to an agreement among the partners and certain former partners, noninterest-bearing loans totalling $364,013 payable to these former partners are to be repaid on a basis equal to the loan from NOMI. During 1996, both of these loans were repaid with the proceeds from the sale of the hotel (see Note 3).

  Upon satisfaction of the above requirements, net operating cash flow and net capital proceeds are to be distributed first to NOMI, on an equal basis, up to an aggregate of $255,000, and then to all the partners in proportion to their respective ownership interests. Net operating cash flow is defined as net operating income or loss for tax purposes, increased by noncash expenses and reductions in required reserves, and decreased by loan principal and interest repayments, capital expenditures, and increases in required reserves. Subject to retention of reserves in accordance with the partnership agreement, distributions of net operating cash are to be made no less frequently than quarterly.

  For Federal and state income tax purposes, all income, gains, losses, deductions and credits are to be allocated to the partners in accordance with their respective percentage ownership interests, except for certain partner nonrecourse deductions, which are to be allocated to the partners who bear the related economic risk of loss.

5. RESTRICTED FUNDS:

  Under the revised hotel management agreement, 3% of revenues are to be reserved annually in restricted funds for the replacement of furniture, fixtures and equipment; however, the practice of the Partnership and Meridien was to accrue this obligation at 2% of revenues. At December 31, 1995, $179,321 calculated using 2% of revenues, was restricted for this purpose. No amounts were restricted at December 31, 1996, due to the sale of the hotel during 1996 (see Note 3).

6. COMMITMENTS AND CONTINGENCIES:

 Ground Lease

  The Partnership leased the land under the hotel for 99 years beginning March 28, 1982 for $425,000 annually, for each of the first 10 years following the construction term. During the subsequent 10 years, the annual rentals are to be lesser of (i) 10% of the fair market value or (ii) the greater of 2 1/2% of total room revenues or 1 1/4% of total revenues, but in no event will be less than $425,000. In connection with the sale of the hotel during 1996, the rights and obligations under the land lease were assigned to the Purchaser (see Note 3).

                    CANAL STREET HOTELS LIMITED PARTNERSHIP

                          DECEMBER 31, 1996 AND 1995


 Operating Leases

  The Partnership leases various equipment under long-term operating lease arrangements. All existing operating leases expired during 1995. Rental expense for operating leases for the year ended December 31, 1995, was $110,070.

 Hotel Management

  On February 27, 1992, the Partnership signed a revised management agreement with Meridien Hotels, Inc. (Meridien, an affiliate of NOMI) which is to expire on December 31, 2012. Meridien has the right to extend the term of the agreement for up to three successive 20-year periods. A basic monthly management fee amounting to 3.5% of hotel revenues and an incentive fee based on net operating profits, as defined per the agreement, are payable to Meridien. In addition to the basic and incentive management fees, Meridien is entitled, subject to certain provisions, to a supplemental fee of 13.5% of the Hotel's available cash from all sources, as defined. The management agreement also calls for the Partnership to contribute a monthly commercial fee of 1% of total room revenue to a global advertising and promotions fund managed by Meridien, assuming certain conditions are met.

  The management agreement calls for Meridien to earn basic management fees of 3.5% of revenues. The Partnership has accrued basic management fees of $630,004 and $668,538 (calculated using 3% of revenues), incentive fees of $467,471 and $450,532, and commercial fees of $155,116 and $162,588, during the years ended December 31, 1996 and 1995, respectively. During 1996, the Partnership recalculated the basic management fee for the period from February 27, 1992 to November 24, 1996, using 3.5% of revenues and paid Meridien an additional $516,872 for basic management fees relating to this period. At December 31, 1995, $629,596 was payable to Meridien for these fees. No amounts were owed to Meridien at December 31, 1996.

  In connection with the sale of the Hotel, the Partnership paid Meridien Hotels Investment Group, Inc. a fee of $750,000 to facilitate the termination of the management agreement. This amount is included with the gain on the sale of the Hotel in the accompanying statement of operations.

 Partnership Management Expenses

  NOMI and NOGI together charged the Partnership a total of $50,000 in 1995. During 1996, the Partnership paid $293,486 of management expenses to NOMI.

 Property Tax Protest

  The Partnership paid its 1989, 1990 and a portion of 1991 and 1992 billed property taxes under protest. The Partnership has filed suit against the Louisiana Tax Commission and the Director of Finance for the City of New Orleans because the Partnership believes that the assessor incorrectly determined the fair market and assessed values of its property. It is not possible to determine what, if any, recovery may be obtained from this suit and therefore property taxes have been recorded as billed for all years.

7. PARTNERSHIP DEBT:

  On February 27, 1992, the Partnership's mortgage lender sold all of its rights and interests in its loan to the Partnership, which was then in default, to Universal Hotel Finance Company, Inc. (Universal, an affiliate of
NOMI). Upon the confirmation of the Partnership's plan of reorganization, Universal sold 50% of its interest in the mortgage loan to Grande Hotel Finance Company, Inc. (GHFC), an affiliate of The Grande, effective

                    CANAL STREET HOTELS LIMITED PARTNERSHIP

                          DECEMBER 31, 1996 AND 1995

February 27, 1992. Consequently, the Partnership was indebted to Universal and GHFC for $40,999,000 principal and $13,894,261 interest which were outstanding under the mortgage loan. The Partnership advanced funds for Universal and GHFC to pay closing costs of $767,437 and offset this advance against pre-petition interest accrued. The loan bears interest at the original mortgage lender's prime plus .5% (8.75% at December 31, 1995), and is due on demand by Universal and GHFC. On August 27, 1996, Universal purchased GHFC's 50% interest in the mortgage loan (see Note 8).

  Concurrent with Universal's acquisition of the mortgage loan, it executed a cash flow agreement with the Partnership which, among other things, stipulates repayment terms of the loan. Under the cash flow agreement and the agreement between Universal and GHFC, the Partnership continued to accrue interest on the principal amount at the stated interest rate and made quarterly payments, to be applied to interest, of approximately $350,000. On February 26, 1997, a $5,000,000 principal reduction was to be required. After February 26, 1997, the Partnership was to make quarterly payments to cover interest and annual principal reductions (totalling $21,500,000) through February 26, 2007. The remainder of the principal and interest owed was to be repaid through an additional stipulation in the cash flow agreement which requires the Partnership to pay 90.64% of its net available cash to Universal and GHFC, beginning on February 27, 1992, as defined in the cash flow agreement.

  During 1996, the Partnership repaid $26,500,000 of principal on the mortgage loan. Under the cash flow agreement an additional $25,926,103 was paid to Universal which was first applied to accrued interest then to principal. The remaining unpaid principal balance of $10,619,920 is expected to be settled in future years.

  Under a cash shortfall agreement dated May 21, 1982, Meridien agreed to provide up to $1,200,000 to fund operating losses occurring in the first six years of operations. As of December 31, 1995, Meridien had advanced $1,200,000 under the terms of this funding arrangement. Interest of $308,908 was accrued on this advance, at the prime rate, through the July 16, 1991 bankruptcy filing. In December 1992, interest accruals were reinstated on this advance. During 1996 and 1995, $89,975 and $106,999, respectively, was accrued at a rate based on Meridien's cost of funds. During 1996, the cash shortfall loan plus accrued interest was repaid with proceeds from the sale of the hotel (see
Note 3).

  On February 27, 1992, the Partnership issued a $3,100,000 zero coupon note to Worldwide Hotel Finance Company, Inc. (Worldwide, an affiliate of NOMI) for $1,251,000. During the years ended December 31, 1996 and 1995, the Partnership accreted $88,436 and $92,611, respectively, of discount on the note using the effective interest rate of 6.25%. The note had an original maturity of February 28, 2007; however, any portion of it could have been converted, at any time, at the sole discretion of Worldwide, into a limited partner interest in the Partnership of up to 59.1%. During 1996, the balance outstanding on the zero coupon note was repaid with proceeds from the sale of the hotel (see
Note 3).

8. GENERAL PARTNER TRANSACTIONS:

  On August 27, 1996, NOMI and NOGI, and their respective affiliates entered into a transfer coordination agreement whereby the Meridien affiliates acquired all of the outstanding equity, debt, and other interests in the Partnership held by the Grande affiliates, in exchange for cash. In connection with the transfer of such interests, release agreements were executed between the Grande affiliates and the Meridien affiliates and between the Grand affiliates and the Partnership for any potential claims against one another.

                         INDEPENDENT AUDITORS' REPORT

The Board of Trustees LaSalle Hotel Properties:

  We have audited the accompanying balance sheet of MSCC Limited Partnership as of December 29, 1995, and the related statements of operations, changes in partners' capital (deficit), and cash flows for the fiscal year ended December 29, 1995. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MSCC Limited Partnership as of December 29, 1995, and the results of its operations and its cash flows for the fiscal year ended December 29, 1995, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Hartford, Connecticut
January 30, 1998

                         INDEPENDENT AUDITORS' REPORT

To the Partners of
MSCC Limited Partnership:

  We have audited the accompanying balance sheet of MSCC Limited Partnership (the "Partnership," a Connecticut limited partnership) as of January 3, 1997, and the related statements of operations, changes in partners' capital (deficit) and cash flows for the fiscal year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MSCC Limited Partnership as of January 3, 1997, and the results of its operations and its cash flows for the fiscal year then ended, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

New York, New York
March 6, 1997.

                            MSCC LIMITED PARTNERSHIP
                      (A CONNECTICUT LIMITED PARTNERSHIP)

                                 BALANCE SHEETS

                     DECEMBER 29, 1995 AND JANUARY 3, 1997

                                                       DECEMBER    JANUARY 3,
                                                       29, 1995       1997
                       ASSETS                         -----------  -----------
Investment in real estate, net of accumulated
 depreciation (Note 3)............................... $32,266,353  $31,332,767
Other assets:
  Cash and cash equivalents..........................   1,615,421    1,391,361
  Property improvement fund (Note 4).................     877,438    1,450,636
  Accounts receivable................................     831,993    1,454,474
  Inventories........................................     695,031      763,198
  Deferred loan costs, net of accumulated
   amortization of $40,461 and $113,478 in fiscal
   1995 and 1996, respectively.......................     288,117      215,100
  Prepaids and other assets..........................      13,149          --
                                                      -----------  -----------
                                                        4,321,149    5,274,769
                                                      -----------  -----------
    Total assets..................................... $36,587,502  $36,607,536
                                                      ===========  ===========
          LIABILITIES AND PARTNERS' CAPITAL
Mortgage payable (Note 4)............................ $31,082,734  $29,790,180
Note payable (Note 4)................................     326,903      356,324
Advances from SGRA...................................     254,671      259,171
Accounts payable and accrued expenses................   1,088,543    1,371,398
Deferred revenue.....................................     625,370      665,788
Due to Marriott International (Note 5)...............     602,683      630,768
                                                      -----------  -----------
    Total liabilities................................  33,980,904   33,073,629
General Partner......................................   4,473,156    5,384,751
Limited Partner......................................  (1,866,558)  (1,850,844)
                                                      -----------  -----------
    Total Partners' capital..........................   2,606,598    3,533,907
                                                      -----------  -----------
    Total liabilities and partners' capital.......... $36,587,502  $36,607,536
                                                      ===========  ===========


              See accompanying notes to the financial statements.

                            MSCC LIMITED PARTNERSHIP
                      (A CONNECTICUT LIMITED PARTNERSHIP)

                            STATEMENTS OF OPERATIONS

        FOR THE FISCAL YEARS ENDED DECEMBER 29, 1995 AND JANUARY 3, 1997

                                                        FISCAL 1995 FISCAL 1996
                                                        ----------- -----------
  REVENUES
    Rooms ............................................. $10,200,792 $10,988,386
    Food and beverage .................................   9,709,530  10,757,275
    Golf ..............................................   5,102,874   5,430,490
    Miscellaneous .....................................     891,510   1,000,716
                                                        ----------- -----------
      Total revenues...................................  25,904,706  28,176,867
                                                        ----------- -----------
  EXPENSES
    Departmental expenses..............................  12,960,553  14,214,171
    General and administrative.........................   1,251,258   1,349,963
    Advertising and sales..............................   1,383,465   1,470,970
    Utilities..........................................     740,345     779,963
    Repairs and maintenance............................   1,070,713   1,143,476
    Management fees (Note 5)...........................   1,781,845   1,951,987
    Other expenses.....................................     762,371     802,255
    Real estate and personal property taxes............     785,114     738,011
    Miscellaneous......................................      12,621      14,394
    Depreciation and amortization......................   1,833,005   1,737,052
    Interest expense net of interest income of $43,127
     and $39,958 in fiscal 1995 and 1996, respectively.   2,567,788   2,379,881
    General and administrative expenses................         --       23,313
                                                        ----------- -----------
      Total expenses...................................  25,149,078  26,605,436
                                                        ----------- -----------
  Net income........................................... $   755,628 $ 1,571,431
                                                        =========== ===========


              See accompanying notes to the financial statements.

                            MSCC LIMITED PARTNERSHIP
                      (A CONNECTICUT LIMITED PARTNERSHIP)

              STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (DEFICIT)

       FOR THE FISCAL YEARS ENDED DECEMBER 29, 1995, AND JANUARY 3, 1997

                                            GENERAL      LIMITED
                                            PARTNER      PARTNER       TOTAL
                                          -----------  -----------  -----------
Balance, December 30, 1994............... $ 3,999,968  $(1,859,297) $ 2,140,671
  Distributions to partners..............  (1,626,020)     (14,817)  (1,640,837)
  Contributions from partners............   1,351,136          --     1,351,136
  Net income.............................     748,072        7,556      755,628
                                          -----------  -----------  -----------
Balance, December 29, 1995...............   4,473,156   (1,866,558)   2,606,598
  Distributions to partners..............  (1,936,676)         --    (1,936,676)
  Contributions from partners............   1,292,554          --     1,292,554
  Net income.............................   1,555,717       15,714    1,571,431
                                          -----------  -----------  -----------
Balance, January 3, 1997................. $ 5,384,751  $(1,850,844) $ 3,533,907
                                          ===========  ===========  ===========



              See accompanying notes to the financial statements.

                            MSCC LIMITED PARTNERSHIP
                      (A CONNECTICUT LIMITED PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS

        FOR THE FISCAL YEARS ENDED DECEMBER 29, 1995 AND JANUARY 3, 1997

                                                      FISCAL 1995  FISCAL 1996
                                                      -----------  -----------
Cash flows from operating activities:
 Net income.......................................... $   755,628  $ 1,571,431
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization......................   1,833,005    1,737,052
  Amortization of discount on note payable...........      26,992       29,421
  Changes in operating assets and liabilities:
   Accounts receivable...............................     146,387     (622,481)
   Inventories.......................................       1,992      (68,167)
   Prepaid expenses..................................       3,126       13,149
   Accounts payable and accrued expenses.............     274,028      282,855
   Other liabilities.................................     331,291       32,585
   Deferred revenue..................................     298,420       40,418
                                                      -----------  -----------
     Net cash provided by operating activities.......   3,670,869    3,016,263
                                                      -----------  -----------
Cash flows from investing activities:
 Withdrawal from (funding of) property improvement
  fund...............................................     841,275     (573,198)
 Capital improvement expenditures....................  (2,284,825)    (730,449)
                                                      -----------  -----------
     Net cash used in investing activities...........  (1,443,550)  (1,303,647)
                                                      -----------  -----------
Cash flows from financing activities:
 Payment of deferred loan costs......................    (336,003)         --
 Partners' contributions.............................   1,351,136    1,292,554
 Partners' distributions.............................  (1,640,837)  (1,936,676)
 Principal payments on mortgage loan.................  (1,057,559)  (1,292,554)
                                                      -----------  -----------
     Net cash used in financing activities...........  (1,683,263)  (1,936,676)
                                                      -----------  -----------
Increase (decrease) in cash and cash equivalents.....     544,056     (224,060)
Cash and cash equivalents at beginning of fiscal
 year................................................   1,071,365    1,615,421
                                                      -----------  -----------
Cash and cash equivalents at end of fiscal year...... $ 1,615,421  $ 1,391,361
                                                      ===========  ===========
Supplemental disclosure of cash flow information:
 Cash paid for interest.............................. $ 2,544,965  $ 2,407,777
                                                      ===========  ===========

              See accompanying notes to the financial statements.

                           MSCC LIMITED PARTNERSHIP
                      (A CONNECTICUT LIMITED PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS

           FISCAL YEARS ENDED DECEMBER 29, 1995 AND JANUARY 3, 1997

1. THE PARTNERSHIP:

 General

  MSCC Limited Partnership, a Connecticut limited partnership (the "Partnership"), was formed on May 4, 1988, for the purpose of acquiring, owning and operating a 300-room resort hotel, Marriott's Seaview Resort (the "Resort") located in New Jersey.

  The Partnership is 99 percent owned by Seaview Golf Resort Associates Limited Partnership ("SGRA") and 1 percent owned by Host Marriott Corporation ("Host Marriott"). The general partner is SGRA and the limited partner is Host Marriott.

 Capital Contributions

  The general and limited partners have made capital contributions to the Partnership in the following amounts:

                                                             GENERAL   LIMITED
                                                             PARTNER   PARTNER
                                                           ----------- -------
   Aggregate capital contributions through January 3,
    1997.................................................. $10,563,690 $80,000

  Pursuant to the partnership agreement, there are no additional capital contributions required.

 Allocations of Profits and Losses

  In accordance with the partnership agreement, SGRA is generally allocated 99 percent of the profits and 35 percent of the losses, with the balance allocated to Host Marriott. Upon an extraordinary event such as the sale, exchange, refinancing, or condemnation of the property, profits are allocated 35 percent to SGRA and 65 percent to Host Marriott, until each partner has been allocated profits from such an event equal to the sum of all prior losses incurred by the Partnership, reduced by allocations of profits from any prior extraordinary events. Any remaining profits are then allocated 99 percent to SGRA and 1 percent to Host Marriott.

 Distributions of Available Cash

  Positive net cash flow of the Partnership resulting from normal operations is distributed 99 percent to SGRA and 1 percent to Host Marriott. Any cash from an extraordinary event, as described above, is used for the repayment of debts and liabilities of the Partnership, other than debts and liabilities owed to the partners, and for the establishment of any reserves that the Partnership may deem reasonably necessary for any contingent or unforeseen liabilities or obligations. Any remaining cash from such events is distributed 99 percent to SGRA and 1 percent to Host Marriott.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Cash and Cash Equivalents

  For purposes of the statements of cash flows, all highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

 Income Taxes

  No provision for income taxes is made in the financial statements of the Partnership because, as a partnership, it is not subject to income taxes. The tax effect of its activities accrues to the partners.

 Investment in Real Estate

  Investment in real estate is stated at cost less accumulated depreciation. Depreciation is computed primarily using the straight-line method for building, building improvements and leasehold improvements and double declining balance methods for furniture, fixtures, and equipment. The building and building improvements are depreciated over periods ranging from 31.5 to 39 years. The leasehold improvements are primarily depreciated over 15 years. The lives used in computing depreciation for furniture, fixtures, and equipment range from five to seven years.

                           MSCC LIMITED PARTNERSHIP
                      (A CONNECTICUT LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  Effective January 1, 1996, the Partnership adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This statement requires that the majority of long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. Implementation of this statement had no impact on the accompanying financial statements.

 Inventories

  Inventories include food, beverage, china, silverware, linen and glassware used for operations and are carried at cost, using a method which approximates the first-in, first-out (FIFO) basis. Gift shop inventory is valued at the lower of cost or market, determined by the retail inventory method.

 Deferred Loan Costs

  The Partnership capitalized certain costs in connection with obtaining and extending the financing for the property. These costs are being amortized using the straight-line method over the life of the loan and extension.

 Deferred Revenue

  Deferred revenue includes billed membership and locker dues that have not been earned.

 Fiscal Year

  The Partnership's fiscal year comprises 52 or 53 weeks, ending on the Friday closest to December 31. Fiscal 1995 was a 52-week year ended on December 29, 1995 and fiscal 1996 was a 53-week year ended on January 3, 1997.

 Concentration of Risk

  The Partnership's sole hotel property is located in Absecon, New Jersey. The Partnership's profitability is highly dependent on golf tourism as a source of operating revenues. The golf tourism business is concentrated during the summer months. Unfavorable weather or economic conditions could adversely affect the results of operations.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

3. INVESTMENT IN REAL ESTATE

Investment in real estate as of December 29, 1995, and January 3, 1997 is as follows:

                                                     FISCAL 1995   FISCAL 1996
                                                     ------------  ------------
      Land.......................................... $  4,951,230  $  4,951,230
      Building......................................   27,817,278    27,817,278
      Furniture and fixtures........................    9,134,274    10,319,047
      Building and leasehold improvements...........    4,875,610     5,189,687
      Construction in progress......................      899,552       114,061
                                                     ------------  ------------
                                                       47,677,944    48,391,303
          Less accumulated depreciation.............  (15,411,591)  (17,058,536)
                                                     ------------  ------------
                                                     $ 32,266,353  $ 31,332,767
                                                     ============  ============

                           MSCC LIMITED PARTNERSHIP
                      (A CONNECTICUT LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


4. LONG-TERM DEBT:

 Mortgage Payable

  The Partnership is liable under a mortgage loan to a bank in the original principal amount of $33,000,000.

  The maturity date of the loan is August 1, 1999. The interest rate options as elected in advance by the Partnership effective May 3, 1995, are the LIBOR rate, as defined, plus 200 basis points or the bank's prime rate, as defined, plus 100 basis points. The interest rate at January 3, 1997 was 7.625%. The agreement also requires that net cash flow, as defined, be deposited in a working capital/interest reserve account to the extent necessary to maintain a balance of $2,000,000 and from May 1, 1995, through April 30, 1997, or until the principal balance has been reduced to $26,000,000, the Partnership is also required to remit 75 percent of net cash flow to the lender to curtail the loan. After the outstanding principal balance has been reduced to $26,000,000, the Partnership is required to remit 50 percent of net cash flow to the lender to curtail the loan. Principal payments on the loan amounted to $1,292,554 and $1,057,559, in fiscal 1996 and 1995, respectively.

  The working capital/interest reserve account, containing $2,132,854 at January 3, 1997 is held by SGRA. The accompanying financial statements do not reflect the working capital interest reserve account of SGRA as it is an obligation of SGRA. In the event of a foreclosure, Host Marriott has guaranteed up to $5,000,000 of the mortgage. The real estate of the Partnership, the working capital/interest reserve account, and the property improvement fund have been pledged as collateral for the mortgage loan.

  The Partnership is required to contribute funds equal to 5.5 percent of gross revenues to the property improvement fund, as specified by the mortgage loan agreement. These funds are held in escrow, as required by the lender, to be used for renovation and refurbishment of the property. The required contributions for fiscal years ended 1996 and 1995, were approximately $1,550,000 and $1,425,000, respectively.

  Based on the borrowing rates currently available to the Partnership for mortgages with similar terms and maturities, the management of the Partnership believes that the mortgage payable is stated at fair value.

 Note Payable

  In connection with the purchase of the property from Marriott, the Partnership issued a note payable to the seller. The note has no stated interest rate. This note is recorded at its net present value, based on a discount rate of approximately 9 percent, of $326,903, and $356,324 at December 29, 1995 and January 3, 1997, respectively. The note matures in 2003, when the principal amount of $652,537 is due in full. It was not practicable to estimate the fair value of the note payable, due to the nature of the note, the circumstances surrounding its issuance, and the absence of quoted market prices for similar instruments.

5. COMMITMENTS:

 Management Agreement

  Marriott International ("Marriott") is appointed under the management agreement, which expires in 2008, with one five-year renewal option held by the Partnership and/or five, ten year renewal options held by Marriott as the agent to maintain, operate, manage, supervise, rent and lease the hotel on the Partnership's behalf. In consideration of Marriott's responsibilities under the management agreement, the Partnership pays a base management fee of 3 percent of gross revenues of the property. The base management fee is paid in full each year.

  In addition, the management agreement requires the Partnership to pay Marriott an incentive management fee based on 20 percent of operating profit, as defined in the management agreement. For the fiscal years ended December 29, 1995 and January 3, 1997, Marriott earned $1,781,845 and $1,951,987, respectively, in base and incentive management fees. Payment of the incentive management fee is based upon available cash flow after debt service, as defined in the partnership agreement.

                           MSCC LIMITED PARTNERSHIP
                      (A CONNECTICUT LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  Pursuant to the terms of the Management Agreement, Marriott provides the Resort with various services and supplies, including marketing, reservations, and insurance.

  The management agreement also provides Marriott a right of first refusal for the sale or lease of the property or the right to terminate the management agreement upon sale.

6. GROUND LEASE:

  The Partnership is a lessee with respect to a ground lease of approximately 160 acres which are currently being utilized as a golf course for the benefit of the Resort. The ground lease terminates in December 2012, with fifteen successive renewal options, each for a ten-year term. The lease requires annual rental payments equal to $1. The landlord, an affiliate of Marriott, has certain rights for access for non-exclusive use of the golf course. Under the terms of the ground lease, the Resort pays all operating costs of the golf course including maintenance, insurance and real estate and personal property taxes.

                         INDEPENDENT AUDITORS' REPORT

The Board of Trustees LaSalle Hotel Properties:

  We have audited the accompanying statements of revenues and expenses and cash flows of Marriott's Seaview Resort for the period from January 4, 1997 to November 7, 1997. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying statements of revenues and expenses and cash flows were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the Registration Statement on Form S-11 of LaSalle Hotel Properties as described in note 1. The presentation is not intended to be a complete presentation of the revenues and expenses of Marriott's Seaview Resort.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the revenues and expenses and cash flows described in note 1 of Marriott's Seaview Resort for the period from January 4, 1997 to November 7, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Hartford, Connecticut
January 30, 1998

                           MARRIOTT'S SEAVIEW RESORT

                  STATEMENT OF REVENUES AND EXPENSES (NOTE 1)

                PERIOD FROM JANUARY 4, 1997 TO NOVEMBER 7, 1997

REVENUES
 Rooms............................................................. $10,416,122
 Food and beverage.................................................   9,962,325
 Golf..............................................................   5,749,499
 Miscellaneous.....................................................     890,684
                                                                    -----------
    Total revenues.................................................  27,018,630
                                                                    -----------
EXPENSES:
 Rooms.............................................................   2,161,552
 Food and beverage.................................................   7,245,599
 Golf..............................................................   3,007,507
 Other operating departments.......................................     636,680
 Repairs and maintenance...........................................   1,002,621
 Utilities.........................................................     610,148
 General and administrative........................................   1,249,387
 Sales and marketing...............................................   1,366,861
 Real estate and personal property taxes (Note 4)..................     638,475
 Management fees...................................................   2,044,994
 Other expenses....................................................     849,330
                                                                    -----------
    Total expenses.................................................  20,813,154
                                                                    -----------
Excess of revenues over expenses................................... $ 6,205,476
                                                                    -----------


                See accompanying notes to financial statements.

                           MARRIOTT'S SEAVIEW RESORT

                        STATEMENT OF CASH FLOWS (NOTE 1)

                PERIOD FROM JANUARY 4, 1997 TO NOVEMBER 7, 1997

Cash flows from operating activities:
 Excess of revenues over expenses................................. $ 6,205,476
 Adjustments to reconcile excess of revenues over expenses to net cash provided by operating activities:
   Increase in receivables, net...................................  (1,941,578)
   Increase in inventories........................................     (69,326)
   Increase in prepaid expenses and other assets..................      (7,055)
   Increase in accounts payable...................................   1,930,847
   Increase in advance deposits...................................     135,497
   Increase in gift certificates..................................      50,432
   Decrease in unearned revenue...................................    (589,770)
   Decrease in accrued expenses...................................    (247,799)
                                                                   -----------
 Net cash provided by operating activities........................   5,466,724
                                                                   -----------
Cash flows from investing activity--purchase of fixed assets......  (1,176,879)
                                                                   -----------
Cash flows from financing activity--net distributions to owner....  (5,028,600)
                                                                   -----------
Net decrease in cash..............................................    (738,755)
Cash at beginning of period.......................................   2,821,832
                                                                   -----------
Cash at end of period............................................. $ 2,083,077
                                                                   -----------




                See accompanying notes to financial statements.

                           MARRIOTT'S SEAVIEW RESORT

                         NOTES TO FINANCIAL STATEMENTS

                  PERIOD JANUARY 4, 1997 TO NOVEMBER 7, 1997

(1) ORGANIZATION, OPERATIONS AND BASIS OF PRESENTATION

  Marriott's Seaview Resort (the "Resort") is a 300 room hotel located in New Jersey. The Resort was owned by MSCC Limited Partnership (the "Partnership") through November 7, 1997, when it was sold to an affiliate of LaSalle Hotel Properties. The accompanying financial statements include the revenues and expenses and associated cash flows for the Resort for the period from January 4, 1997 to November 7, 1997. Certain revenues and expenses related to the ownership of the Resort including but not limited to depreciation, interest expense, interest income and gains or losses on disposition of assets, have been excluded from the accompanying presentation since such amounts pertain to the Partnership and not resort operations and the related records were not available.

  These financial statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission Regulation S-X and for inclusion in the Registration Statement on Form S-11 of LaSalle Hotel Properties. The presentation is not intended to be a complete presentation of the revenues and expenses and cash flows of the Marriott's Seaview Resort.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash and Cash Equivalents

  For the purpose of the statement of cash flows, all highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

 Inventories

  Inventories include food and beverage and golf pro shop merchandise which are valued at the lower of cost (first-in, first-out) or market.

 Income Taxes

  The Resort is not directly subject to income taxes because the results of its operations are included in the tax returns of its owners.

 Membership Fees

  Golf course membership fees are recognized as revenue using the straight-line method over the membership period.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3) MANAGEMENT AGREEMENT

  Marriott International ("Marriott") is appointed under the management agreement, which expires in 2008, with one five-year renewal option held by the Partnership and/or five, ten-year renewal options held by Marriott as the agent to maintain, operate, manage, supervise, rent and lease the resort on the Partnership's behalf. In

                           MARRIOTT'S SEAVIEW RESORT
consideration of Marriott's responsibilities under the management agreement, the Partnership pays a base management fee of 3% of gross revenues of the Resort.

  In addition, the management agreement requires the Partnership to pay Marriott an incentive management fee based on 20% of operating profit, as defined in the management agreement. For 1997, Marriott earned $2,044,994 in base and incentive fees. Payment of the incentive fee is based upon available cash flow after debt service, as defined in the partnership agreement of MSCC Limited Partnership.

  Pursuant to the terms of the management agreement, Marriott provides the Resort with various services and supplies, including marketing, reservations, and insurance. The costs incurred relating to these arrangements may have been significantly different had they been provided by an independent third party.

(4) GROUND LEASE

  The Partnership is a lessee with respect to a ground lease of approximately 160 acres which are currently being utilized as a golf course for the benefit of the Resort. The ground lease terminates in December 2012, with fifteen successive renewal options, each for a ten-year term. The lease requires annual rental payments equal to $1. The landlord, an affiliate of Marriott, has certain rights for access for non-exclusive use of the golf course. Under the terms of the ground lease, the Resort pays all operating costs of the golf course including maintenance, insurance and real estate and personal property taxes.

(5) CONCENTRATION OF RISK

  The profitability of the Resort is highly dependent on golf tourism as a source of operating revenues. The source of such business is concentrated during the summer months. Unfavorable weather conditions or economic conditions could adversely affect the results of operations.

                         INDEPENDENT AUDITORS' REPORT

The Board of Trustees  LaSalle Hotel Properties

  We have audited the accompanying balance sheets of the LaGuardia Airport Marriott Managed by ERE Yarmouth, Inc. as of December 31, 1996 and 1997, and the related statements of operations, owners' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the LaGuardia Airport Marriott Managed by ERE Yarmouth, Inc. as of December 31, 1996 and 1997, and the results of its operations, and its cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Atlanta, Georgia
April 17, 1998

                           LAGUARDIA AIRPORT MARRIOTT
                         MANAGED BY ERE YARMOUTH, INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1997

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1996        1997
                                                        ----------- -----------
                        ASSETS
Real estate, at cost
 Land.................................................. $ 4,623,000         --
 Buildings and improvements............................  44,223,582         --
 Equipment.............................................  11,140,442         --
                                                        ----------- -----------
                                                         59,987,024         --
 Less: accumulated depreciation........................  21,227,823
                                                        ----------- -----------
   Net property and equipment..........................  38,759,201         --
                                                        ----------- -----------
Property held for sale (note 3)........................         --   39,876,190
Cash and cash equivalents..............................   1,350,812     713,967
Escrow deposits (note 6)...............................     826,819   1,217,248
Accounts and other receivables.........................   1,032,825     942,674
Other assets (note 4)..................................     755,220     765,683
                                                        ----------- -----------
   Total assets........................................ $42,724,877 $43,515,762
                                                        =========== ===========
             LIABILITIES AND OWNERS' EQUITY
Accounts payable and accrued expenses..................     850,818     743,222
Other liabilities......................................     305,593     248,772
                                                        ----------- -----------
   Total liabilities...................................   1,156,411     991,994
                                                        ----------- -----------
Owners' equity.........................................  41,568,466  42,523,768
                                                        ----------- -----------
   Total liabilities and owners' equity................ $42,724,877 $43,515,762
                                                        =========== ===========


                See accompanying notes to financial statements.

                           LAGUARDIA AIRPORT MARRIOTT
                         MANAGED BY ERE YARMOUTH, INC.

                            STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                         YEARS ENDED
                                                        DECEMBER 31,
                                             -----------------------------------
                                                1995        1996        1997
                                             ----------- ----------- -----------
REVENUE:
  Rooms..................................... $15,741,198 $17,681,031 $17,542,188
  Food and beverage.........................   6,786,850   7,386,261   7,519,429
  Other operating departments...............   1,444,318   1,571,775   1,447,326
  Other.....................................     101,425      46,743      52,122
                                             ----------- ----------- -----------
    Total revenue...........................  24,073,791  26,685,810  26,561,065
                                             ----------- ----------- -----------
EXPENSES:
  Rooms.....................................   4,876,864   5,133,341   5,192,305
  Food and beverage.........................   5,334,483   5,768,527   5,818,622
  Other operating departments...............     982,654   1,048,591   1,049,644
  Real estate taxes.........................   1,441,397   1,112,317   1,424,894
  Utilities and repairs and maintenance.....   1,889,277   2,006,902   2,056,537
  Administrative............................   2,200,360   2,554,131   2,453,281
  Insurance.................................      29,120      23,422      16,282
  Hotel management fees (note 6)............   1,743,938   2,088,653   1,993,498
  Depreciation (note 3).....................   1,613,055   1,731,825         --
  Interest on mortgage payable..............     977,778         --          --
  Other.....................................   1,623,279   1,798,616   1,783,905
  Advisor fees (note 5).....................     115,375     140,000     140,000
                                             ----------- ----------- -----------
    Total expenses..........................  22,827,580  23,406,325  21,928,968
                                             ----------- ----------- -----------
Net income.................................. $ 1,246,211 $ 3,279,485 $ 4,632,097
                                             =========== =========== ===========


                See accompanying notes to financial statements.

                           LAGUARDIA AIRPORT MARRIOTT
                         MANAGED BY ERE YARMOUTH, INC.

                          STATEMENTS OF OWNERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

Balance at December 31, 1994....................................... $16,830,611
Contributions......................................................  24,977,777
Distributions......................................................  (1,547,424)
Net income.........................................................   1,246,211
                                                                    -----------
Balance at December 31, 1995.......................................  41,507,175
Contributions......................................................     140,000
Distributions......................................................  (3,358,194)
Net income.........................................................   3,279,485
                                                                    -----------
Balance at December 31, 1996.......................................  41,568,466
Contributions......................................................     140,000
Distributions......................................................  (3,816,795)
Net income.........................................................   4,632,097
                                                                    -----------
Balance at December 31, 1997....................................... $42,523,768
                                                                    ===========



                See accompanying notes to financial statements.

                           LAGUARDIA AIRPORT MARRIOTT
                         MANAGED BY ERE YARMOUTH, INC.

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                         YEARS ENDED
                                                        DECEMBER 31,
                                             -------------------------------------
                                                 1995         1996        1997
                                             ------------  ----------  -----------
Cash flows from operating activities:
 Net income................................  $  1,246,211  $3,279,485  $ 4,632,097
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Depreciation.............................     1,613,055   1,731,825          --
  Changes in:
   Accounts and other receivables..........        64,772    (352,282)      90,151
   Escrow deposits.........................       411,474     426,658     (390,429)
   Other assets............................       133,695     (19,616)     (10,463)
   Accounts payable and accrued expenses...       412,609     136,047     (107,596)
   Other liabilities.......................        59,724     200,495      (56,821)
                                             ------------  ----------  -----------
    Net cash provided by operating
     activities............................     3,941,540   5,402,612    4,156,939
                                             ------------  ----------  -----------
Cash flows used in investing activities--
 additions and improvements to real estate.    (1,816,293) (2,596,763)  (1,116,989)
                                             ------------  ----------  -----------
Cash flows from financing activities:
 Repayment of mortgage note payable........   (25,000,000)        --           --
 Contributions.............................    24,977,777     140,000      140,000
 Distributions.............................    (1,547,424) (3,358,194)  (3,816,795)
                                             ------------  ----------  -----------
    Net cash used in financing activities..    (1,569,647) (3,218,194)  (3,676,795)
                                             ------------  ----------  -----------
    Net increase (decrease) in cash and
     cash equivalents......................       555,600    (412,345)    (636,845)
Cash and cash equivalents--beginning of
 period....................................  $  1,207,557  $1,763,157  $ 1,350,812
                                             ------------  ----------  -----------
Cash and cash equivalents--end of period...  $  1,763,157  $1,350,812  $   713,967
                                             ============  ==========  ===========


                See accompanying notes to financial statements.

                          LAGUARDIA AIRPORT MARRIOTT
                         MANAGED BY ERE YARMOUTH, INC.

                         NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1996 AND 1997

(1) ORGANIZATION, OPERATIONS AND BASIS OF PRESENTATION

  The accompanying financial statements include the accounts of the LaGuardia Airport Marriott located in East Elmhurst, New York which is owned by the Pennsylvania Public School Employes' Retirement System Real Estate Portfolio (Portfolio) and is managed by ERE Yarmouth, Inc. formerly known as Equitable Real Estate Investment Management, Inc. (Advisor) for Pennsylvania Public School Employes' Retirement System (PSERS). Subsequent to December 31, 1996, PSERS entered into discussions with affiliates of LaSalle Hotel Properties and its partners relative to a sale of the LaGuardia Airport Marriott.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Real Estate

  Real estate is stated at cost. Repairs, maintenance, and minor refurbishments are charged to expense as incurred. Depreciation of building and equipment is calculated using the straight-line method over the useful lives of the respective assets.

 Property Held for Sale

  Property held for sale is expected to be sold in the near term and is carried at the lower of cost or fair value less costs to sell. Depreciation and amortization is suspended during the period the property is held for sale.

 Cash and Cash Equivalents

  For purposes of the statement of cash flows, all highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

 Inventories

  Inventories are valued at the lower of cost (first-in, first-out) or market.

 Distributions

  Distributions are reflected in the financial statements when paid.

 Income Taxes

  Pennsylvania Public School Employes' Retirement System is exempt from taxes and, accordingly, no income tax provision is required.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          LAGUARDIA AIRPORT MARRIOTT
                         MANAGED BY ERE YARMOUTH, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

(3) PROPERTY HELD FOR SALE

  During 1997, the Portfolio began actively marketing the LaGuardia Airport Marriott for sale. In December 1997, the Portfolio entered into a letter of intent to sell the LaGuardia Airport Marriott to an affiliate of LaSalle Partners and its partners for a sales price of $44.5 million. The carrying amount of the LaGuardia Airport Marriott has been classified as property held for sale in the accompanying balance sheet.

(4) OTHER ASSETS

  Other assets at December 31, 1996 and 1997 consist of the following:

                                                                1996     1997
                                                              -------- --------
   Prepaid real estate taxes................................. $630,297 $679,943
   Inventory.................................................   68,385   58,602
   Prepaid other expenses....................................   56,538   27,138
                                                              -------- --------
                                                              $755,220 $765,683
                                                              ======== ========

(5) ADVISOR'S FEES

  In accordance with the Service Purchase contract between PSERS and the Advisor, investment management fees are charged to the Portfolio based on a fixed annual contract which is then allocated to each of the Portfolio's properties.

  The Advisor's annual investment management fee allocated to the LaGuardia Airport Marriott was $115,375, $140,000, and $140,000 for the years ended December 31, 1995, 1996, and 1997, respectively.

(6) COMMITMENTS

 Hotel Management Agreement

  PSERS has retained the Marriott Corporation to manage the hotel operations. The management agreement provides for a management fee of 3% of total revenues and an incentive management fee of 20% of operating profits, as defined. These fees are included in hotel operating expenses. The management fee for the years ended December 31, 1995, 1996 and 1997 were $719,171, $799,173, and
$795,268, respectively. The incentive management fees for the years ended December 31, 1995, 1996 and 1997 were $1,024,767, $1,289,480, and $1,198,230, respectively.

  Payments to the Marriott Corporation and certain of its affiliates for payroll reimbursement and purchases of operating supplies, marketing and advertising services, insurance, and other miscellaneous services and the above management fees for the years ended December 31, 1995, 1996, and 1997 were approximately $15,000,000, $13,500,000, and $16,350,000, respectively.

 Escrow Deposits

  In accordance with the hotel management agreement, 5% of the Hotel's gross revenues, as defined, is segregated for future capital expenditures to refurbish the property as well as refurbish and replace the operating equipment. This cash is segregated in an interest-bearing escrow account to be used for the specific purposes as defined.

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NO DEALER, SALESPERSON OR ANY OTHER PERSON INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY OF ANY SECURITY OTHER THAN THE COMMON SHARES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE COMMON SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

UNTIL MAY 18, 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE SECURITIES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Summary Financial Information.............................................   17
Risk Factors..............................................................   21
The Company...............................................................   33
Business and Growth Strategies............................................   34
Use of Proceeds...........................................................   39
Distribution Policy.......................................................   40
Capitalization............................................................   42
Dilution..................................................................   43
Selected Financial Information............................................   44
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   47
The Hotel Industry........................................................   55
The Initial Hotels........................................................   56
REIT Management...........................................................   79
Structure and Formation of the Company....................................   86
Policies with Respect to Certain Activities...............................   89
Certain Relationships and Transactions....................................   92
Partnership Agreement.....................................................   93
Principal Shareholders....................................................   98
Shares of Beneficial Interest.............................................   99
Certain Provisions of Maryland Law and the Company's Declaration of Trust
 and Bylaws...............................................................  103
Shares Eligible for Future Sale...........................................  106
Federal Income Tax Consequences...........................................  108
Underwriting..............................................................  121
Experts...................................................................  123
Legal Matters.............................................................  123
Additional Information....................................................  124
Glossary of Selected Terms................................................  G-1
Index to Financial Statements.............................................  F-1

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                               14,200,000 Shares

                                      [LOGO]
                                  LA SALLE HOTEL
                                     PROPERTIES


                      Common Shares of Beneficial Interest

                                --------------
                                   PROSPECTUS
                                --------------

                       PRUDENTIAL SECURITIES INCORPORATED
                          DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION
                             LEGG MASON WOOD WALKER
                                 INCORPORATED
                           MORGAN STANLEY DEAN WITTER
                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC
                                RAYMOND JAMES &
                                ASSOCIATES, INC.

                                 April 23, 1998


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